    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM F-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         GERDAU AMERISTEEL CORPORATION
             (Exact name of Registrant as specified in its charter)

         ONTARIO, CANADA                          3312                               N/A
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                              HOPKINS STREET SOUTH
                                WHITBY, ONTARIO
                                 L1N 5T1 CANADA
                                 (905) 668-3535
               (Address, including zip code, and telephone number
       including area code, of Registrant's principal executive offices)
                             ---------------------

                   PHILLIP E. CASEY, CHIEF EXECUTIVE OFFICER
                         GERDAU AMERISTEEL CORPORATION
                              5100 W. LEMON STREET
                                   SUITE 312
                              TAMPA, FLORIDA 33609
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)

                          COPIES OF COMMUNICATIONS TO:

              ALBERT C. O'NEILL, JR,                                 PETER BALLANTYNE,
               NELSON T. CASTELLANO                                 KARRIN POWYS-LYBBE
          TRENAM, KEMKER, SCHARF, BARKIN                                 TORYS LLP
              FRYE, O'NEILL & MULLIS                         SUITE 3000, 79 WELLINGTON ST., W.
                P.O. BOX 1102-2400                                TORONTO-DOMINION CENTRE
             TAMPA, FLORIDA 33601-1102                           TORONTO, ONTARIO M5K 1N2

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO BE      AGGREGATE OFFERING   AGGREGATE OFFERING       AMOUNT OF
      SECURITIES TO BE REGISTERED          REGISTERED(1)      PRICE PER UNIT(2)         PRICE(2)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock...........................      15,860,396             $23.75            $33,130,941           $3,048.05
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Based upon an assumed maximum number of shares that may be issued in the Merger described herein.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, on the basis of the book value of the securities to be received by the Registrant in exchange for the securities to be issued in connection with the Merger described herein.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            [GERDAU AMERISTEEL LOGO]

    PROSPECTUS FOR UP TO 15,860,396 SHARES OF GERDAU AMERISTEEL CORPORATION

                                NOTICE OF MERGER

     We hereby give you notice that the following merger will happen on or about
   --   , 2003 in accordance with section 607.1104 (2) of the Florida Business
Corporation Act.

     Gerdau USA Inc. ("Gerdau USA"), who holds approximately 87% of the outstanding shares of common stock of AmeriSteel Corporation ("AmeriSteel") has approved a Plan of Merger whereby AmeriSteel and Gerdau Florida, Inc. ("Gerdau Florida"), a wholly-owned subsidiary of Gerdau USA, will merge. As a result of this merger, each common share of AmeriSteel, other than the common shares owned by Gerdau USA, will be converted into the right to receive 9.4617 common shares of Gerdau AmeriSteel Corporation, the parent company of Gerdau USA. After the merger, the shares of Gerdau Florida will be cancelled and AmeriSteel will be the surviving corporation. AmeriSteel will be a wholly-owned indirect subsidiary of Gerdau AmeriSteel.

     The merger should generally be tax-free for AmeriSteel shareholders resident in the United States with respect to the Gerdau AmeriSteel common shares they receive in the merger except with respect to cash received for fractional shares. See pages 19 to 24 for a more detailed discussion regarding the U.S. tax consequences of the merger for AmeriSteel shareholders.

     Based on the closing price of Gerdau AmeriSteel common shares on the Toronto Stock Exchange of Cdn$2.36 on November 28, 2002, the agreed upon 9.4617 exchange ratio represented approximately Cdn$22.33 ($14.20) in value for each share of AmeriSteel common stock. The Gerdau AmeriSteel common shares are traded on the Toronto Stock Exchange under the symbol "GNA.TO".

     THE EXCHANGE RATIO IS FIXED, MEANING THAT IT WILL NOT BE ADJUSTED BASED ON CHANGES IN THE PRICES OF THE COMMON STOCK OF GERDAU AMERISTEEL PRIOR TO THE CLOSING. Therefore, the value of the Gerdau AmeriSteel common shares that you will receive in the merger may increase or decrease before the merger based on fluctuations in currency exchange rates and in the price of Gerdau AmeriSteel common shares on the Toronto Stock Exchange.

/s/ Frederico C.G. Johannpeter            /s/ Phillip E. Casey
----------------------------------        ----------------------------------
Frederico C.G. Johannpeter                Phillip E. Casey
President                                 President and Chief Executive
                                          Officer
Gerdau USA Inc.                           Gerdau AmeriSteel Corporation

     FOR A DISCUSSION OF CERTAIN RISK FACTORS REGARDING GERDAU AMERISTEEL, SEE "RISK FACTORS" BEGINNING ON PAGE 10.

     NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 This prospectus is dated    --   , 2002 and is being first mailed on or about
                                   --   , 2002.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

                               TABLE OF CONTENTS

REFERENCES TO ADDITIONAL
  INFORMATION........................  ii
QUESTIONS AND ANSWERS ABOUT THE
  MERGER.............................  iii
SUMMARY..............................  1
RISK FACTORS.........................  10
FORWARD-LOOKING STATEMENTS...........  17
THE MERGER...........................  18
  General............................  18
  Background of the Merger...........  18
  Exchange of Shares.................  18
  Treatment of Fractional Shares.....  19
  Accounting Treatment...............  19
  Material U.S. Federal Income Tax
     Consequences....................  19
  Passive Foreign Investment Company
     Considerations..................  23
  Discussion of Canadian Withholding
     Taxes for U.S. Holders of Gerdau
     AmeriSteel Common Shares........  23
  Stock Exchange Listings............  24
  Regulatory Matters.................  24
  Fees and Expenses..................  24
  Dissenters' Rights of Appraisal....  24
GERDAU AMERISTEEL CORPORATION
  SELECTED COMBINED FINANCIAL DATA...  25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................  25
Quantitative and Qualitative
  Disclosures About Market Risk......  34
UNAUDITED GERDAU AMERISTEEL PRO FORMA
  SELECTED COMBINED FINANCIAL DATA...  35
AMERISTEEL SELECTED CONSOLIDATED
  FINANCIAL INFORMATION..............  37
COMPARATIVE MARKET PRICE DATA........  38
DESCRIPTION OF GERDAU AMERISTEEL
  SHARE CAPITAL......................  39
BUSINESS OF GERDAU AMERISTEEL
  CORPORATION........................  40
  General............................  40
  Competitive Strengths..............  42
  Business of Gerdau North America...  43
  Business of Co-Steel...............  54
  Environmental and Regulatory
     Matters.........................  57
  Foreign Operations Risk............  58
  Competition........................  58
  Legal Proceedings..................  59
MANAGEMENT OF GERDAU AMERISTEEL......  60
PRINCIPAL HOLDERS OF SHARES OF GERDAU
  AMERISTEEL.........................  62
TRANSFER AGENT AND REGISTRAR.........  63
STOCK EXCHANGE LISTING...............  63
AMERISTEEL CORPORATION...............  64
COMPARISON OF SHAREHOLDER RIGHTS.....  65
  Florida Law Compared to Ontario
     Law.............................  65
LEGAL MATTERS........................  74
EXPERTS..............................  74
WHERE YOU CAN FIND MORE
  INFORMATION........................  75
APPENDIX A PLAN OF MERGER............  A-1
APPENDIX B PRO FORMA COMBINED
  CONDENSED FINANCIAL STATEMENTS FOR
  GERDAU AMERISTEEL CORPORATION......  B-1
APPENDIX C HISTORICAL COMBINED
  FINANCIAL STATEMENTS FOR GERDAU
  AMERISTEEL CORPORATION.............  C-1
APPENDIX D HISTORICAL FINANCIAL
  STATEMENTS FOR CO-STEEL INC........  D-1

                      REFERENCES TO ADDITIONAL INFORMATION

     This document gives you detailed information about the merger of AmeriSteel and Gerdau Florida. Gerdau AmeriSteel has provided the information concerning Gerdau AmeriSteel and its predecessors and Gerdau Florida, and AmeriSteel has provided the information concerning AmeriSteel. Please see "Where You Can Find More Information" on page 75 for additional information about Gerdau AmeriSteel and its predecessors and AmeriSteel on file with the Canadian securities commissions and the United States Securities and Exchange Commission, respectively.

     In addition to this prospectus, you are being provided with a copy of AmeriSteel's Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. These documents provide additional business and financial information about AmeriSteel and should be reviewed together with this prospectus.

     This document incorporates important business and financial information about AmeriSteel that is not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to AmeriSteel that are incorporated by reference in this document by requesting them in writing or by telephone from:

        George Beck
        AmeriSteel Corporation
        5100 W. Lemon Street
        Tampa, Florida 33609
        Phone: (813) 286-8383

     In order to receive timely delivery of the documents, you should make your
request no later than    --   , 2002.

    IN THIS PROSPECTUS, $ REFERS TO U.S. DOLLARS AND CDN$ REFERS TO CANADIAN
                                    DOLLARS.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers highlight the most important aspects of the merger, but do not cover all of the information in this prospectus. You should read this entire prospectus carefully.

Q:   WHAT WILL HAPPEN IN THE MERGER?

A:   A wholly-owned subsidiary of Gerdau USA,
     Gerdau Florida, will merge with and into AmeriSteel and AmeriSteel will continue as the surviving corporation.

Q:   WHAT HAPPENS TO MY AMERISTEEL SHARES AFTER
     THE MERGER?

A: As a result of the merger, each common share of AmeriSteel, other than the shares owned by Gerdau USA, will be converted into the right to receive 9.4617 common shares of Gerdau AmeriSteel. Cash will be paid in lieu of any fractional shares.

Q:   WHY HAS GERDAU USA APPROVED THE MERGER?

A:   On October 23, 2002, Gerdau S.A. and
     Co-Steel Inc. combined their North American operations. As part of the agreement relating to the combination, the companies agreed to cause Gerdau USA to complete the merger.

Q:   WHY HAVE I RECEIVED THIS DOCUMENT?

A: You are receiving this document because you own shares of AmeriSteel. The U.S. Securities and Exchange Commission requires us to provide you with this document so that you will have information about AmeriSteel and Gerdau AmeriSteel and the merger.

Q:   WHAT WILL HAPPEN NEXT?

A:   On    --   , 2003, Articles of Merger will be
     filed with the Florida Secretary of State. Upon the filing of these Articles of Merger, the merger will be completed and your AmeriSteel shares will automatically be converted into shares of Gerdau AmeriSteel. You do not need to take any action in connection with the merger.

Q:   WHAT DO I NEED TO DO TO RECEIVE SHARES OF
     GERDAU AMERISTEEL?

A:   You do not need to do anything at this time.
     As was the case with your AmeriSteel shares, your Gerdau AmeriSteel shares will be reflected on the books and records of Gerdau AmeriSteel. Following the merger, you can contact Gerdau AmeriSteel or its transfer agent for instructions explaining how you can obtain a certificate representing your shares.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A:   The merger is intended to qualify as
     a "reorganization" under U.S. federal income tax laws. As a result, you generally should not recognize any gain or loss under U.S. federal income tax laws upon the receipt of Gerdau AmeriSteel common shares solely in exchange for AmeriSteel common shares in the merger, except to the extent of cash received in lieu of a fractional common share of Gerdau AmeriSteel. However, there may be circumstances, provided by Section 367 of the Code and the Regulations, where you may recognize a gain or loss as a result of this exchange. These circumstances are discussed under "Discussion of U.S. Federal Income Tax Consequences under Section 367 of the Code" on page 21. For a more detailed description of the tax consequences of the merger, please see "Material U.S. Federal Income Tax Consequences" beginning on page 19.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the matters addressed in this prospectus or if you need additional copies of this prospectus, you should contact:

     AmeriSteel Corporation

     5100 West Lemon Street, Suite 312
     Tampa, Florida 33609
     Attention: Investor Relations Department
     Telephone: (813) 286-8383

Q:   WHAT WILL HAPPEN WITH MY OPTIONS TO
     PURCHASE AMERISTEEL SHARES?

A:   Your options will now cover shares of Gerdau
     AmeriSteel adjusted based on the exchange ratio of 9.4617.

                                    SUMMARY

     This summary highlights selected information about the merger from this document and may not contain all of the information that is important to you. This summary should be read together with the more detailed information and financial statements and related notes and other financial information contained elsewhere or incorporated by reference in this prospectus. Many items in this summary include a page reference directing you to a more complete description of that item. All references in this prospectus to "Gerdau AmeriSteel" shall be deemed Gerdau AmeriSteel Corporation; "Co-Steel" shall be deemed Co-Steel Inc.; "AmeriSteel" shall be deemed AmeriSteel Corporation; and "Gerdau North America" shall be deemed the "Gerdau Canada Group" consisting of the combined Gerdau Courtice Steel Inc. and Gerdau MRM Holdings Inc. businesses and the "Gerdau USA businesses" consisting of Gerdau USA Inc. ("Gerdau USA") and AmeriSteel and its subsidiaries.

THE COMPANIES
(PAGES 40 TO 59)


  GERDAU AMERISTEEL CORPORATION        On October 23, 2002, Brazilian steelmaker Gerdau S.A.
  HOPKINS STREET SOUTH                 and Canadian steelmaker Co-Steel, an Ontario, Canada
  WHITBY, ONTARIO                      corporation, combined their North American operations.
  L1N 5T1                              In the transaction, Co-Steel acquired all of the issued
  (905) 668-3535                       and outstanding shares of the operating companies
                                       comprising Gerdau North America, including its indirect
                                       87% interest in AmeriSteel. In connection with the
                                       transaction, Co-Steel was renamed Gerdau AmeriSteel
                                       Corporation. This transaction was accounted for using
                                       the reverse-take-over method of purchase accounting.
                                       Gerdau North America is deemed to be the acquirer and
                                       is assumed to be purchasing the assets and liabilities
                                       of Co-Steel, since the original shareholders of Gerdau
                                       North America, as a group, became owners of more than
                                       50 percent of the voting shares of Co-Steel (Gerdau
                                       AmeriSteel) on a fully-diluted basis following the
                                       transaction. Gerdau AmeriSteel is the second largest
                                       North America minimill steel producer with a combined
                                       network of 11 minimills (eight in the U.S. and three in
                                       Canada) and an annual manufacturing capacity in excess
                                       of 6.8 million tons of finished steel products. Gerdau
                                       AmeriSteel also owns and operates 29 downstream steel
                                       fabricating and specialty product facilities, 13 scrap
                                       recycling facilities and four distribution warehouses.

  AMERISTEEL CORPORATION               AmeriSteel, a Florida corporation, is headquartered in
  5100 WEST LEMON STREET, SUITE 312    Tampa, Florida. AmeriSteel operates five minimills and
  TAMPA, FLORIDA 33609                 18 rebar fabricating and epoxy coating plants. The
  (813) 286-8383                       mills produce steel concrete reinforcing bars
                                       ("rebar"), merchant bars (angles, channels, flats,
                                       rounds and squares), structural shapes, (which are
                                       generally greater than 3 inches by dimension), and to a
                                       lesser extent, rods. Additionally, AmeriSteel operates
                                       two rail spike manufacturing facilities, two cold drawn
                                       bar facilities and a wire mesh and collated nail
                                       manufacturing facility. Approximately 87% of the
                                       outstanding common stock of AmeriSteel is owned by
                                       Gerdau USA, an indirect wholly-owned subsidiary of
                                       Gerdau AmeriSteel.

  GERDAU FLORIDA, INC.                 Gerdau Florida, Inc. ("Gerdau Florida"), a wholly-owned
  5100 WEST LEMON STREET, SUITE 312    subsidiary of Gerdau USA, was formed on November 1,
  TAMPA, FLORIDA 33609                 2002 for the sole purpose of merging with AmeriSteel.
  (813) 286-8383


  AMERISTEEL SHAREHOLDERS WILL         In the merger, Gerdau Florida, a 100% wholly-owned
  RECEIVE 9.4617 GERDAU AMERISTEEL     subsidiary of Gerdau USA will be merged into AmeriSteel
  SHARES FOR EACH AMERISTEEL SHARE     and AmeriSteel will be the surviving corporation. As a
  (PAGES 18 TO 19)                     result of this merger, each share of common stock of
                                       AmeriSteel held by you will be exchanged into 9.4617
                                       common shares of Gerdau AmeriSteel. In addition, each
                                       option to purchase a share of AmeriSteel common stock
                                       held by you will be exchanged for an option to purchase
                                       9.4617 common shares of Gerdau AmeriSteel. Upon
                                       completion of the plan of merger, AmeriSteel will be a
                                       wholly-owned subsidiary of Gerdau USA and you will be a
                                       stockholder of Gerdau AmeriSteel. The merger does not
                                       require any approval by you, or any other stockholder
                                       of Gerdau AmeriSteel, Gerdau USA, or AmeriSteel.
                                       WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                                       NOT TO SEND A PROXY.

  THERE ARE RISK FACTORS RELATING      There are risk factors relating to Gerdau AmeriSteel
  TO GERDAU AMERISTEEL TO CONSIDER     that may have an adverse effect on our business,
  (PAGES 10 TO 16)                     financial condition, and results of operation. See
                                       "Risk Factors" for a more complete discussion of these
                                       risk factors.

  THE MERGER WAS AGREED TO BY          Approximately 87% of the outstanding common stock of
  GERDAU S.A. AND CO-STEEL INC.        AmeriSteel is owned by Gerdau USA, which is indirectly
  (PAGE 18)                            owned 100% by us. In connection with the combination of
                                       Co-Steel's and Gerdau's North American operations, the
                                       companies agreed to the merger of AmeriSteel and Gerdau
                                       Florida. Pursuant to the merger, Gerdau Florida, a
                                       wholly-owned subsidiary of Gerdau USA, will be merged
                                       into AmeriSteel, with AmeriSteel being the surviving
                                       corporation. The Plan of Merger is attached as Appendix
                                       A to this prospectus. Upon completion of the Plan of
                                       Merger, all of the issued and outstanding shares of
                                       AmeriSteel will be held by Gerdau USA and the current
                                       minority stockholders of AmeriSteel will hold shares of
                                       our common stock. The merger does not require any
                                       approval by shareholders of Gerdau AmeriSteel, Gerdau
                                       USA, or AmeriSteel.

  WE EXPECT TO ACCOUNT FOR THE         The acquisition of the 13% minority interest in
  MERGER UNDER THE PURCHASE METHOD     AmeriSteel will be accounted for as a step acquisition
  (PAGE 19)                            under the purchase method of accounting whereby the
                                       purchase price of the shares will be allocated to the
                                       net assets acquired based upon their relative fair
                                       values.

  OUR SHARES WILL BE LISTED ON THE     We have received conditional approval from the Toronto
  TORONTO STOCK EXCHANGE (PAGE 24)     Stock Exchange for the listing of our common shares to
                                       be issued to you in the merger.


  THE MERGER WILL GENERALLY BE         For U.S. federal income tax purposes, the exchange of
  TAX-FREE TO AMERISTEEL               your shares of AmeriSteel common stock for our common
  SHAREHOLDERS (PAGE 21)               shares in the merger should generally not cause you to
                                       recognize any gain or loss. You will, however, have to
                                       recognize income or gain in connection with any cash
                                       received instead of fractional shares. In addition,
                                       there may be circumstances, provided by Section 367 of
                                       the Code and the Regulations, where you may recognize a
                                       gain or loss as a result of this exchange. We have
                                       received an opinion from Ernst & Young LLP regarding
                                       these material U.S. federal income tax consequences of
                                       the merger. This tax treatment may not apply to every
                                       AmeriSteel shareholder. Determining the actual tax
                                       consequences of the merger to you can be complicated.
                                       They will depend on your specific situation and on
                                       variables not within our control. You should consult
                                       your own tax advisor for a full understanding of the
                                       tax consequences of the merger of AmeriSteel and Gerdau
                                       Florida.

  CERTIFICATES WILL NOT BE ISSUED      Upon completion of the merger of AmeriSteel and Gerdau
  FOR GERDAU AMERISTEEL SHARES         Florida, your ownership of Gerdau AmeriSteel shares
  (PAGES 18 TO 19)                     will be reflected on the books and records of Gerdau
                                       AmeriSteel. Following this merger, you can contact us
                                       or our transfer agent for instructions explaining how
                                       you can obtain a certificate representing your shares

  THERE ARE NO REGULATORY APPROVALS    There are no material approvals or other actions that
  REQUIRED TO COMPLETE THE MERGER      are required by any federal, provincial, state, or
                                       foreign government or any regulatory or administrative
                                       in order to proceed with the AmeriSteel and Gerdau
                                       Florida merger described herein.

  YOU DO NOT HAVE DISSENTERS'          The Board of Directors of Gerdau USA has approved the
  RIGHTS OF APPRAISAL                  merger of AmeriSteel and Gerdau Florida. In the merger,
  (PAGE 24)                            you are not required to vote to approve the merger and
                                       you do not have dissenters' appraisal rights with
                                       respect to your AmeriSteel shares under Florida law.

                         COMPARATIVE MARKET PRICE DATA
                                   (PAGE 38)

     Gerdau AmeriSteel common shares are traded on the Toronto Stock Exchange under the symbol "GNA.TO". The information shown in the table below presents the closing price per share on the Toronto Stock Exchange for Co-Steel common shares on August 12, 2002, the last full trading day prior to the public announcement of the Gerdau and Co-Steel combination, and for Gerdau AmeriSteel on November 28, 2002, the last full trading day prior to the date of this prospectus, and the equivalent value per share of AmeriSteel common stock based upon a conversion number of 9.4617 Gerdau AmeriSteel shares for each share of AmeriSteel common stock.

     Because the market price of Gerdau AmeriSteel common shares is subject to fluctuation due to numerous market forces, the market value of the Gerdau AmeriSteel common shares that holders of shares of AmeriSteel common stock will receive in the merger may increase or decrease prior to the effective time of the merger. Historical market prices are not indicative of future market prices. AmeriSteel's common shares are not publicly traded and the per share price was determined by independent appraisal as of December 31, 2001.

                                                    GERDAU        EQUIVALENT
                                       CO-STEEL   AMERISTEEL      VALUE PER
                                        (TSX)       (TSX)      AMERISTEEL SHARE   AMERISTEEL
                                       --------   ----------   ----------------   ----------
Price as of August 12, 2002..........  Cdn$4.08          --       Cdn$38.60         $17.00
Price as of November 28, 2002........        --    Cdn$2.36       Cdn$22.33         $17.00

     The following table sets forth the high and low sale prices per share of Co-Steel common shares as reported on the Toronto Stock Exchange for the periods indicated. After October 25, 2002, the trading prices represent the value of the common shares of Gerdau AmeriSteel.

                                                              PRICE RANGE TSX (GNA.TO)
                                                              -------------------------
                                                                 HIGH           LOW
                                                              -----------   -----------
QUARTER ENDED
March 31, 2000..............................................   Cdn$17.05     Cdn$11.00
June 30, 2000...............................................       15.00         11.75
September 30, 2000..........................................       13.60          9.75
December 31, 2000...........................................       10.45          5.25
March 31, 2001..............................................   Cdn$ 7.95     Cdn$ 5.55
June 30, 2001...............................................        7.75          5.60
September 30, 2001..........................................        6.95          2.60
December 31, 2001...........................................        3.00          1.25
March 31, 2002..............................................   Cdn$ 4.75     Cdn$ 1.70
June 30, 2002...............................................        6.50          4.50
September 30, 2002..........................................        5.51          2.60
October 1, 2002 to November 28, 2002........................   Cdn$ 3.60     Cdn$ 2.05

                                 EXCHANGE RATES

     The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar expressed in Canadian dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period, based upon the Bank of Canada Noon Rate and generally reflecting the exchange rates for transactions of Cdn$1 million or more:

                                  NINE MONTHS             YEAR ENDED DECEMBER 31,
                                     ENDED          ------------------------------------
                               SEPTEMBER 30, 2002      2001         2000         1999
                               ------------------   ----------   ----------   ----------
High.........................      Cdn$1.6132       Cdn$1.6021   Cdn$1.5593   Cdn$1.5298
Low..........................          1.5110           1.4936       1.4341       1.4433
Average......................          1.5705           1.5484       1.4852       1.4858
Period End...................          1.5858           1.5926       1.5002       1.4433

     The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar expressed in U.S. dollars, the average of such exchange rates during such period, and the exchange rate at the end of such period, based upon the Bank of Canada Noon Rate and generally reflecting the exchange rates for transactions of $1 million or more:

                                             NINE MONTHS         YEAR ENDED DECEMBER 31,
                                                ENDED          ---------------------------
                                          SEPTEMBER 30, 2002    2001      2000      1999
                                          ------------------   -------   -------   -------
High....................................       $0.6199         $0.6695   $0.6973   $0.6929
Low.....................................        0.6618          0.6242    0.6413    0.6537
Average.................................        0.6367          0.6460    0.6736    0.6731
Period End..............................        0.6306          0.6279    0.6666    0.6929

         GERDAU AMERISTEEL CORPORATION SELECTED COMBINED FINANCIAL DATA

     The following selected financial data as of and for each of the five years in the period ended December 31, 2001 and for the six month periods ended June 30, 2002 and 2001 represents the historical financial data of Gerdau S.A.'s North American operating companies, as successor to Co-Steel Inc.

     The selected historical financial data has been prepared in accordance with U.S. generally accepted accounting principles and is presented in U.S. dollars.

     You should read this financial information in conjunction with our pro forma consolidated financial data and Co-Steel's historical financial statements set out in Appendix B and D, respectively, to this prospectus.

                                           SIX MONTHS ENDED
                                               US$(000S)                        YEARS ENDED
                                         EXCEPT PER SHARE DATA         US$(000S) EXCEPT PER SHARE DATA
                                     -----------------------------     -----------------------------
                                       JUNE 30,         JUNE 30,       DECEMBER 31,     DECEMBER 31,
                                         2002             2001             2001             2000
                                     ------------     ------------     ------------     ------------
Sales.............................   $    488,591     $    460,295     $   885,031      $   929,948
Income from Operations............         27,588           23,806          41,614           57,809
Income from Continuing
 Operations.......................         27,588           23,806          41,614           57,809
Net (loss) Income.................          3,385             (976)         (6,380)           3,604
Net (loss) Income from Continuing
 Operations per Share.............   $       0.02     $      (0.01)    $     (0.04)     $      0.02
Total Assets......................      1,092,824        1,061,109       1,058,556        1,072,089
Invested Capital..................         52,629           54,263          49,382           56,162
Number of Common Shares
 Outstanding -- Pro forma.........    146,588,194      146,588,194     146,588,194      146,588,194


                                                     YEARS ENDED
                                         US$(000S) EXCEPT PER SHARE DATA
                                    ----------------------------------------------
                                    DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                        1999             1998             1997
                                    ------------     ------------     ------------
Sales.............................  $   408,684      $   263,972      $    259,993
Income from Operations............       60,320           48,203            40,751
Income from Continuing
 Operations.......................       60,320           48,203            40,751
Net (loss) Income.................       21,928           18,510            18,684
Net (loss) Income from Continuing
 Operations per Share.............  $      0.15      $      0.13      $       0.13
Total Assets......................    1,246,823          249,231           228,316
Invested Capital..................       69,485          (11,478)           48,492
Number of Common Shares
 Outstanding -- Pro forma.........  146,588,194      146,588,194       146,588,194

                               GERDAU AMERISTEEL
                       PRO FORMA SELECTED FINANCIAL DATA

     This summary of unaudited pro forma combined condensed financial information for Gerdau AmeriSteel is a summary of, is derived from and should be read in conjunction with the unaudited pro forma combined condensed financial statements of Gerdau AmeriSteel and the notes thereto set out in Appendix B to this prospectus. The unaudited pro forma combined condensed financial information for Gerdau AmeriSteel, after giving effect to the transaction, was derived by combining the historical consolidated financial information for Co-Steel and Gerdau AmeriSteel. The unaudited pro forma combined condensed financial information is for illustrative purposes only and you should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Gerdau AmeriSteel will experience upon completion of the transaction.

                                                             FOR THE
                                                           SIX MONTHS          FOR THE
                                                              ENDED          YEAR ENDED
                                                          JUNE 30, 2002   DECEMBER 31, 2001
                                                          -------------   -----------------
                                                                     (UNAUDITED)
                                                               (IN MILLIONS OF DOLLARS
                                                            EXCEPT PER SHARE INFORMATION)
STATEMENT OF EARNINGS (LOSS)
Sales...................................................     $787.4           $1,454.1
Operating earnings......................................       37.8                2.0
Net earnings (loss).....................................        4.4              (65.4)
Net earnings (loss) per share ($).......................       0.02              (0.33)

                                                              AS AT
                                                          JUNE 30, 2002
                                                         ---------------
                                                           (UNAUDITED)
                                                         (IN MILLIONS OF
                                                            DOLLARS)
BALANCE SHEET
Total assets...........................................     $1,603.8
Total debt, net(1).....................................        630.4
Invested Capital.......................................        549.4

---------------

(1) Bank indebtedness, long-term debt (including current portion of long-term debt), and Co-Steel convertible debentures.

                       AMERISTEEL SELECTED FINANCIAL DATA

     Selected historical consolidated financial information for AmeriSteel, including balance sheet data and statement of operations data as of and for the three years in the period ended December 31, 2001 can be found in AmeriSteel's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which accompanies this prospectus and is incorporated by reference in this prospectus. AmeriSteel's balance sheet data as of September 30, 2002 and income statement data for the nine months ended September 30, 2002 and 2001 can be found in AmeriSteel's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which accompanies this prospectus and is incorporated by reference in this prospectus. This unaudited data includes all adjustments that are, in the opinion of AmeriSteel's management, necessary for a fair presentation and of a normal recurring nature. Results for the nine months ended September 30, 2002 do not necessarily indicate results for the entire fiscal year ending December 31, 2002.

                  UNAUDITED COMPARATIVE PER SHARE INFORMATION

     The following table presents historical per share information of Gerdau AmeriSteel and AmeriSteel, as well as unaudited pro forma combined per share information that reflects the combination of Gerdau North America and Co-Steel using the purchase method of accounting for business combinations. This information should be read in conjunction with Gerdau AmeriSteel's and AmeriSteel's financial statements and related notes, included or incorporated by reference in this prospectus, as the case may be.

AMERISTEEL CORPORATION

                                                              SIX MONTHS           YEAR            NINE MONTHS*
                                                                 ENDED             ENDED               ENDED
                                                             JUNE 30, 2002   DECEMBER 31, 2001   DECEMBER 31, 2000
                                                             -------------   -----------------   -----------------
Net Income from Continuing Operations Applicable to Common
  Stock US$(000s)..........................................     $8,294           $  9,449             $2,285
Earnings Per Common Share -- Basic.........................     $ 0.80           $   0.87             $ 0.22
Earnings Per Common Share -- Diluted.......................     $ 0.80           $   0.87             $ 0.01

---------------

* AmeriSteel's fiscal year end was changed from March 31 to December 31 in 2000.

GERDAU AMERISTEEL CORPORATION

                                                              SIX MONTHS           YEAR                YEAR
                                                                 ENDED             ENDED               ENDED
                                                             JUNE 30, 2002   DECEMBER 31, 2001   DECEMBER 31, 2000
                                                             -------------   -----------------   -----------------
Net Income (Loss) from Continuing Operations US$(000s).....     $3,385           $ (6,380)            $3,604
Earnings (Loss) Per Common Share -- Basic..................     $ 0.02           $  (0.04)            $ 0.02
Earnings (Loss) Per Common Share -- Diluted................     $ 0.02           $  (0.04)            $ 0.02

GERDAU AMERISTEEL CORPORATION PRO FORMA

                                                              SIX MONTHS           YEAR
                                                                 ENDED             ENDED
                                                             JUNE 30, 2002   DECEMBER 31, 2001
                                                             -------------   -----------------
Net Income (Loss) from Continuing Operations US$(000s).....     $4,425           $(65,377)
Earnings (Loss) Per Common Share -- Basic..................     $ 0.02           $  (0.33)
Earnings (Loss) Per Common Share -- Diluted................     $ 0.02           $  (0.33)

                                  RISK FACTORS

     The following risk factors relate to Gerdau AmeriSteel. In addition, this prospectus also contains forward-looking statements that involve risks and uncertainties as described below under "Forward-Looking Statements." You should also review the other information included in this prospectus.

THE GLOBAL STEEL INDUSTRY IS HIGHLY COMPETITIVE AND CAPITAL INTENSIVE.

     We compete with numerous foreign and domestic producers, including both integrated and minimill producers. Some of our competitors have greater financial and capital resources than we do, and some continue to invest heavily to achieve increased production efficiencies and improved product quality. Competition is based on price, quality, and the ability to meet customers' product specifications and delivery schedules. In addition, in the case of certain product applications, steel competes with a number of other materials such as plastic, aluminium, and composite materials. We may be adversely affected by excess industry capacity, the potential for currently idled facilities to be restarted, and excess supply of some products and a number of potential steel substitutes. The highly competitive nature of the industry may in the future exert downward pressure on prices for certain of our products, which could adversely affect our revenues.

     All of our production facilities are minimills -- production facilities that produce steel by melting scrap metal in electric arc furnaces. The competitiveness of minimills relative to integrated mills (production facilities that produce steel from coke and iron ore) is influenced somewhat by the cost of scrap, which represents a significant production cost for minimills. If scrap prices were to increase significantly without a commensurate increase in finished steel selling prices, the competitive position of minimills compared to integrated mills could be materially adversely affected. Future increases in the prices paid for scrap and other inputs could materially adversely affect our results of operations.

     The North American steel industry has historically faced significant competition from foreign steel producers. Some non-market economy foreign steel producers are owned, controlled, or subsidized by their governments. Their decisions with respect to production, sales, and exports may be influenced more by political and economic policy considerations than by prevailing market conditions. In addition, foreign steel producers may be subject to less restrictive regulatory and environmental regimes that could provide a cost advantage relative to North American producers. Some foreign steel producers have continued to sell steel in the North American markets despite decreasing profit margins or losses. If current and future trade cases do not provide relief from such trade practices, relevant United States or Canadian trade laws weaken, world demand for steel decreases, or the U.S. or Canadian dollars fail to compete against foreign currencies, an increase in the market share of imports into the United States or Canada may occur, which could materially adversely affect our results of operations. We cannot be sure that we will be able to compete effectively in the future.

     At this time the most significant challenge facing the steel industry in Canada and the United States is the continued entry of unfairly priced steel products into the market. The international oversupply of steel has resulted in a significant reduction in steel prices in Canada and the United States in recent years. Although U.S. and Canadian steel producers have responded by exercising remedies available under trade laws, unfairly priced imports continue to be a significant challenge. Unfairly priced imports may result in price depressions, which would adversely affect our ability to compete and our sales levels.

DESPITE RECENT INDUSTRY DEVELOPMENTS AND TRADE REGULATION EFFORTS, WE MAY NOT BE ABLE TO SUCCESSFULLY REDUCE IMPORTS OF STEEL OR IMPROVE STEEL PRICES.

     The World Trade Organization ("WTO") Agreement on Safeguards and the General Agreement on Tariffs and Trade ("GATT") permit a WTO member country to initiate a safeguard action if substantial surges of imports, unfairly traded or not, cause or threaten serious injury to a domestic industry. A WTO member country also may legally impose tariffs or quotas to give the injured domestic producers time to adjust. During 2001 an investigation was initiated in the United States under the safeguard provisions of section 201 of the United States Trade Act of 1974 (the "201 case"). During the fourth quarter of 2001, the U.S. International Trade Commission ("ITC") made positive findings respecting certain products including hot rolled sheet, rebar, and merchant bar/light shapes. The ITC recommended various remedies, including quotas and tariffs of varying severity. Canadian trade law also provides for safeguard actions.

     In March, 2002, President Bush imposed tariffs and quotas on certain steel products imported into the United States. Duties were imposed for three years and will decline over that period. The following table summarizes the duties for certain steel products:

                                        SECTION 201 IMPORT TARIFFS BY PRODUCT
                                  --------------------------------------------------
TYPE                                   YEAR 1           YEAR 2           YEAR 3
----                              ----------------  ---------------  ---------------
Slab............................      5.4-min.         5.9-min.         6.4-min.
                                  Short-Ton Quota   Short-Ton Quota  Short-Ton Quota
                                  With Over-Quota   With Over-Quota  With Over-Quota
                                   Tariff of 30%     Tariff of 24%    Tariff of 18%
Finished Flat Products (plate,          30%               24%              18%
  hot-rolled sheet, cold-rolled
  sheet, coated sheet)..........
Hot-Rolled Bar..................        30                24               18
Cold-Finished Bar...............        30                24               18
Rebar...........................        15                12                9

---------------

Source: Office of The United States Trade Representative, Bloomberg.

     Canada and Mexico have been excluded from section 201 tariffs as parties to NAFTA. Canada and Mexico are now concerned that steel imports initially destined to the U.S. may now be rerouted to Canada and Mexico. Such rerouting could result in a substantial surge of imports into Canada and Mexico, causing a further price depression in these countries. In March 2002, the government of Canada initiated a safeguard investigation. In July 2002, the Canadian International Trade Tribunal (the "CITT") made a finding of serious injury in respect of rebar and structural shapes. On August 20, 2002, the CITT recommended that Canada impose a 15% declining tariff on rebar and a tariff rate quota on structural shapes. Although the recommendations are not binding on the federal government of Canada, Canadian authorities stated in a press release on August 20, 2002 that they will respond to the recommendations "soon."

     The section 201 remedy and CITT findings may not reduce imports or result in improved prices. In addition, the U.S. and Canadian safeguard remedies have limited time horizons. It therefore is possible that unfairly priced imports could enter into the North American markets at a future date, resulting in further price depressions, which would adversely affect our ability to compete and our sales levels.

     One of our subsidiaries, Co-Steel Raritan, is party to a United States wire rod anti-dumping and countervailing duty case against a number of countries and steel producers. The U.S. Department of Commerce ("DOC") has made a preliminary determination of injury against certain countries and producers with respect to both anti-dumping and countervailing duties. The DOC has made preliminary determinations of countervailing and anti-dumping duties against certain countries and producers that range from 7% to 369%. Although there have been recent increases in rod pricing as a result of these duties a considerable amount of imported rod continues to enter U.S. markets.

     The Organization for Economic Cooperation and Development ("OECD") recently initiated a process to deal with worldwide overcapacity in the steel industry. Although meetings have been held by the OECD Steel Committee to discuss methods to reduce this steel surplus, there is no certainty that such efforts will lead to a satisfactory resolution of this issue. Continuing overcapacity in the steel industry would adversely affect our ability to compete and our sales levels.

THE CYCLICAL NATURE OF THE STEEL INDUSTRY AND NEGATIVE ECONOMIC CONDITIONS IN NORTH AMERICA AND WORLDWIDE MAY CAUSE FLUCTUATIONS IN OUR REVENUE AND PROFITABILITY.

     The steel industry is highly cyclical in nature and is affected significantly by prevailing economic conditions in the major world economies. We are particularly sensitive to trends in cyclical industries such as the construction, appliance, machinery and equipment, and transportation industries, which are significant markets for our products. In addition, certain of our customers have been adversely affected by the recent North American and worldwide recession, particularly following the events of September 11, 2001, which has resulted in and which may in the future result in defaults in the payment of accounts receivable owing to us.

     Market conditions for steel products in the North American market have fluctuated over the years and have been difficult since the third quarter of 2000. A significant portion of our products is destined for the construction industry and the steel service industry. Both of these markets have experienced lower demand in recent periods. Demand for our finished steel products, notably rebar, light structural shapes, and flat rolled steel, will be significantly affected by the relative strength of the construction sector in North America. Events or conditions having an adverse effect on the steel industry generally or on our markets in particular could occur or continue. Such events or conditions could include, for example, a further economic downturn, an increase in steel imports, an increase in production resulting in over-supply in the markets in which we will operate, an increase in the strength of the U.S. dollar or Canadian dollar relative to other currencies, or an increase in North American or international competition, or other events or conditions that we cannot predict. Any such event or condition could have a material adverse effect on our business, financial condition or results of operations.

THE INTEGRATION OF GERDAU NORTH AMERICA AND CO-STEEL MAY NOT BE SUCCESSFUL.

     The execution of the combination of the business and opportunities of Gerdau North America and Co-Steel involves risks. These risks include the difficulty of integrating the business, operations, products, and services of Gerdau North America and Co-Steel and any unanticipated expenses related to such integration. Completion of the transaction required, and the subsequent integration of Gerdau North America with Co-Steel will require, a substantial amount of management's time. Diversion of management's attention from the existing businesses, as well as problems that may arise in connection with the integration of the operations, may have a material adverse impact on our revenues and results of operations. Integration may result in additional expenses, which could negatively affect our results of operations.

     We may not succeed in addressing these risks or any other problems encountered in connection with the transaction. We may not successfully integrate the businesses, operations, or product lines of Co-Steel and Gerdau North America, or realize any of the anticipated benefits of the transaction. Additionally, our growth rate may not equal the growth rate that has been experienced by Co-Steel or Gerdau North America in the past.

OUR PROFIT MARGINS COULD BE ADVERSELY AFFECTED BY A SIGNIFICANT INCREASE IN OUR RAW MATERIAL AND ENERGY COSTS.

     All of our production facilities are minimills -- production facilities that produce steel by melting scrap metal in electric arc furnaces. Our operating results are strongly linked to the cost of steel scrap and scrap substitutes, which are the primary input for our minimill facilities. Steel scrap prices are relatively higher during the winter months due to the impact of weather on collection and supply efforts. Realized selling prices for our end products cannot always be adjusted in the short-term to recover the cost of increases in steel scrap prices, but generally tend to reflect increases or decreases in these prices.

     Approximately half of all steel products in North America currently are made in electric arc furnaces that utilize steel scrap. The increasing rate of steel scrap consumption has placed upward pressure on the price of steel scrap. The availability of and prices for scrap are subject to market forces and governmental regulation largely beyond our control, including demand by North American and international steel producers, freight costs, and speculation. If scrap prices were to increase significantly without a commensurate increase in finished steel selling prices, profit margins could be materially adversely affected. Future increases in the prices paid for scrap and other inputs could materially adversely affect our operating margins and our results of operations.

     We have long term contracts for natural gas and oxygen at fixed prices. Upon expiration of these agreements, we may be unable to enter into new agreements with our suppliers or others on price and other terms that would enable us to compete effectively.

     Most of our operations have long-term electricity supply contracts with either major utilities or energy suppliers. These contracts typically have two components to them: a firm portion and an interruptible portion. The firm portion supplies a base load for each plant's rolling mill and auxiliary services. The interruptible portion supplies the electric arc furnace load. The interruptible portion of the contract represents up to 60% to 70% of the total load and, for the most part, is based on a spot market price of electricity at the time it is being used. We therefore have significant exposure to the variances of the electricity spot market. We may not be able to pass on increases in the price of steel scrap or other raw materials and, consequently, any such increases may adversely impact our profitability.

     Although each of our plants can use oil as an alternate fuel when natural gas has been interrupted, any interruption in the supply of energy, whether scheduled or unscheduled, could materially adversely affect our costs, revenues and earnings.

COMPLIANCE WITH ENVIRONMENTAL LAWS IS COSTLY AND ONEROUS.

     Our business units are required to comply with an evolving body of environmental laws and regulations. These laws and regulations concern, among other things, emissions into air, discharges to surface groundwater, noise control, the generation, handling, storage, transportation, and disposal of toxic and hazardous substances, and the cleanup of contamination. These laws and regulations vary depending on the location of the facility and can fall within federal, provincial, state, or municipal jurisdictions.

     We generate certain wastes, such as electric arc furnace dust, that are classified as hazardous wastes and must be properly disposed of under applicable environmental laws and regulations. In the United States and Canada, certain environmental laws and regulations impose joint and several liability on certain classes of persons for the costs of investigation and cleanup of contaminated properties. Liability may attach regardless of fault or the legality of the original disposal. Some of our present and former facilities have been in operation for many years and, over such time, the facilities have used substances and disposed of wastes that may require cleanup. We could be liable for the costs of such cleanups. The costs of such cleanups or the cleanup of any potential contamination not yet discovered could be substantial and could materially adversely affect our results of operations.

     Unforeseen changes, such as new laws or enforcement policies, or a crisis at one of our properties or operations, could have a material adverse effect on our business, financial condition, or results of operations. Our business units are required to have governmental permits and approvals. Any of these permits or approvals may be subject to denial, revocation, or modification under various circumstances. Failure to obtain or comply with the conditions of permits and approvals may adversely affect our operations and may subject us to penalties. In addition, we may be required to obtain additional operating permits or governmental approvals and incur additional costs. We may not be able to meet all applicable regulatory requirements. Our environmental capital expenditures could materially increase in the future. Moreover, we may be subject to fines, penalties, or other liabilities arising from actions imposed under environmental legislation or regulations.

OUR PENSION PLANS ARE UNDERFUNDED.

     The Lasco Salaried Employees Pension Plan was fully funded as of January 1, 2002. The Lasco Hourly-Rated Employees' Pension Plan had an excess of actuarially computed benefits over plan assets of Cdn$7,293,500 as of January 1, 2002. However, we anticipated that payments of approximately Cdn$10,700,000 would be required in 2002 under Canadian pension requirements in addition to regular funding obligations. As of October 31, 2002 we anticipate that payments of approximately Cdn$0.9 million are still required in 2002. We have an unfunded liability in respect of the Group Supplementary Retirement Plans for Senior Management Employees of Gerdau AmeriSteel in the estimated amount of Cdn$10,113,000. This amount takes into consideration the change of control provisions contained in the employment arrangements of certain of our senior executives. This liability is secured by a letter of credit. The projected benefit obligations under the Lasco benefit plans and the Group Supplementary Retirement Plans for Senior Management Employees of Gerdau AmeriSteel in excess of the fair value of the plans' assets will be recorded as a liability in connection with the purchase accounting for the reverse acquisition of Co-Steel by Gerdau S.A.

     The defined benefit AmeriSteel Retirement Plan had a deficiency of approximately $6.5 million as of June 30, 2002.

     We have an unfunded liability in respect of the Pension Plan for Union Employees of Mandak Metal Processors in the estimated amount of Cdn$120,000.

     We anticipate the above deficiencies to be larger at this time based on the recent performance of the North American equity markets. Our pension and retirement plans are in compliance with applicable Canadian and U.S. regulatory, funding requirements and filings. It is expected that cash funding requirements in 2003 will be in the range of $10 million to $20 million which is comparable to the funding requirements in 2002.

WE MAY NOT BE ABLE TO SUCCESSFULLY RENEGOTIATE COLLECTIVE BARGAINING AGREEMENTS WHEN THEY EXPIRE AND OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED BY LABOR DISRUPTIONS.

     We have approximately 4,800 employees, of which approximately 1,200 are represented by the United Steelworkers of America under four collective bargaining agreements. These agreements have different expiration dates beginning February 2004. Certain recycling facilities have employees who are represented by three different unions under collective agreements that expire beginning in January 2003. We may be unable to successfully negotiate new collective bargaining agreements for these employees without any labor disruption.

     Labor organizing activities could occur at one or more of our other facilities. Other labor difficulties could arise at our facilities or at other companies upon which we are dependent for raw materials, transportation, or other services. Any such activities or difficulties could result in a significant loss of production and revenue and have a material adverse effect on our business, financial condition, or results of operations.

INTERRUPTIONS IN OUR MILL OPERATIONS COULD CAUSE FLUCTUATIONS IN OUR SALES AND INCOME.

     Our manufacturing processes are dependent upon certain critical pieces of equipment, such as electric arc furnaces, continuous billet casters, and rolling mill equipment. Such equipment on occasion may be out of service due to routine scheduled maintenance or as a result of equipment failures. Such interruptions in our production capabilities could result in fluctuations in our sales and income. It is possible that a significant shutdown could occur in the future. Any shutdown could have a material adverse effect on our business, financial condition, or results of operations.

OUR CREDIT FACILITIES CONTAIN NUMEROUS RESTRICTIVE COVENANTS AND FINANCIAL COVENANTS THAT, IF IN DEFAULT, COULD RESULT IN THE ACCELERATION OF SUCH FACILITIES WHICH WOULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     Our credit facilities contain numerous provisions that restrict our activities. These provisions restrict our ability to incur additional indebtedness, to create liens or other encumbrances, to pay dividends, or to make certain other payments, investments, loans, and guarantees, or to sell or dispose of assets and merge of consolidate with another entity. In addition, the credit facilities contain a number of financial covenants that will require us to meet certain financial ratios and financial condition tests. Some of these covenants and conditions relate to companies other than Gerdau AmeriSteel and its subsidiaries, such as Gerdau Steel Inc., and could be affected by circumstances outside our control. A failure to comply with the covenants or conditions in the credit facilities could result in a default which, if not cured or waived, could permit acceleration of the relevant indebtedness under the credit facility. If the credit facilities were to be accelerated, we may be unable to repay the indebtedness. We cannot be sure that such facilities will be renewed or, if renewed, that the renewal will occur on favourable terms. The term of most of these facilities expires on or before January 15, 2004 and it is anticipated that we will refinance the facilities in the next 16 months.

CURRENCY FLUCTUATIONS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS OR COMPETITIVE POSITION.

     A substantial portion of the our net sales and operating costs are in U.S. dollars. As a result, fluctuations in the exchange rate between the Canadian dollar, and the U.S. dollar may affect our reported results, competitive position, and domestic and export prices of raw materials and finished products.

     We finance our foreign operations in the currency of those operations in order to reduce our exposure to currency fluctuations. Where transactions are denominated in foreign currencies, we will mitigate our exposure to these foreign currency risks by hedging in the currency of the transaction through foreign exchange contracts.

WE WILL INCUR SIGNIFICANT COSTS OF INTEGRATION AND EXPENSES AS A RESULT OF THE COMBINATION OF GERDAU NORTH AMERICA AND CO-STEEL.

     Our fees, costs and expenses in connection with the combination of Co-Steel and Gerdau North America including financial advisors' fees, filing fees, legal and accounting fees, and printing and mailing costs, are anticipated to be approximately $15 to $20 million. In addition, we may incur charges to operations, which are not currently reasonably estimable, but may be material in the fourth quarter of 2002 or the following quarters, to reflect costs associated with integrating Gerdau North America and Co-Steel and completing the merger between AmeriSteel and Gerdau Florida. We may incur additional material charges in subsequent quarters to reflect additional costs associated with the transactions. Such charges may materially adversely affect our results of operations.

WE ARE CONTROLLED BY GERDAU S.A., WHOSE VOTING POWER COULD PREVENT CHANGES THAT MIGHT OTHERWISE BE BENEFICIAL TO YOU AS SHAREHOLDERS.

     Gerdau S.A. (indirectly) controls approximately 72.1% of the combined voting power of Gerdau AmeriSteel's common shares. Accordingly, subject to applicable laws, Gerdau S.A. will exercise a controlling influence over our business and affairs. Gerdau S.A. also will have the power to determine all matters submitted to a vote of our shareholders, including the election of directors and approval of significant corporate transactions, such as amendments to our articles of incorporation and bylaws, mergers and the sale of all or substantially all of our assets. Such concentration of voting power could have the effect of deterring or preventing a change in control that might otherwise be beneficial to our shareholders. After the issuance of shares under the Plan of Merger the ownership of Gerdau will be reduced to approximately 67.3%.

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LACK OF CONSENT OF ARTHUR ANDERSEN LLP AND POSSIBLE LIMITATIONS ON RECOVERY BY
INVESTORS.

     On June 15, 2002, Arthur Andersen LLP was convicted on federal obstruction of justice charges arising from the government's investigation of Enron Corp. On May 17, 2002, AmeriSteel dismissed Arthur Andersen as its independent public accounting firm and engaged PricewaterhouseCoopers LLP for the 2002 fiscal year. AmeriSteel's historical financial statements for the three years ended December 31, 2001, which were included in its most recent Annual Report on Form 10-K and are incorporated by reference herein, were audited by Arthur Andersen and their audit reports are incorporated by reference herein in reliance upon the authority of that firm as experts in giving such reports. However, we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to the incorporation by reference of its reports in this registration statement, and we have not filed that consent in reliance on Rule 437a promulgated under the Securities Act. Because Arthur Andersen has not consented to the inclusion of its reports in this prospectus, your ability to assert claims against Arthur Andersen may be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen under Section 11(a)(4) of the Securities Act for untrue statements of a material fact, if any, contained in the financial statements audited by Arthur Andersen or omissions to state a material fact, if any, required to be stated in those financial statements and therefore your right of recovery under that section may be limited.

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                           FORWARD-LOOKING STATEMENTS

     Gerdau AmeriSteel and AmeriSteel have made forward-looking statements in this prospectus that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Gerdau AmeriSteel, AmeriSteel, and other subsidiaries of Gerdau AmeriSteel, as well as statements preceded by, followed by, or that include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," or similar expressions. You should understand that important factors, in addition to those discussed elsewhere in this document, could affect the future business and financial results of Gerdau AmeriSteel, and could cause those results to differ materially from those expressed in any forward-looking statements. These factors include:

     - the highly competitive and capital intensive nature of the global steel industry;

     - industry developments and trade regulation efforts;

     - the cyclical nature of the steel industry and the negative economic conditions in North America and worldwide;

     - our ability to successfully implement and integrate Gerdau and Co-Steel;

     - the risk that our raw material and energy costs may increase;

     - the cost of compliance with environmental laws;

     - our ability to fund our pension plans;

     - our ability to renegotiate collective bargaining agreements and avoid labor disruptions;

     - our ability to avoid interruptions in mill operations;

     - the restrictive covenants in our credit facilities;

     - currency fluctuations;

     - the significant costs of integration and transaction expenses that will result from the combination of the Co-Steel and Gerdau North America business and operations;

     - the impact of having a controlling shareholder, and

     - the lack of consent of Arthur Andersen LLP to the inclusion of its reports in this prospectus.

     Anticipated future results may not be achieved. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We have described some important factors that could cause our actual results to differ materially from our expectations in this prospectus, including in the section titled "Risk Factors." Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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                                   THE MERGER

     The discussion of the merger in this prospectus and the description of the principal terms of the Plan of Merger are subject to and qualified in their entirety by reference to the Plan of Merger, a copy of which appears as Appendix A to this prospectus. We encourage you to read the Plan of Merger in its entirety.

GENERAL

     Gerdau USA, which holds approximately 87% of the common shares of AmeriSteel, has approved a Plan of Merger. The Plan of Merger provides for the merger of Gerdau Florida with and into AmeriSteel. Gerdau Florida, a wholly-owned subsidiary of Gerdau USA, was formed on November 1, 2002 for the sole purpose of merging with AmeriSteel. After the merger, AmeriSteel will be the surviving corporation and will be an indirect wholly-owned subsidiary of Gerdau AmeriSteel. The shares of Gerdau Florida will be cancelled.

     Each share of AmeriSteel common stock that is outstanding when the merger occurs, other than shares owned by Gerdau USA, will be converted into the right to receive 9.4617 common shares of Gerdau AmeriSteel. The number "9.4617" is referred to in this prospectus as the exchange ratio. No fractional common shares of Gerdau AmeriSteel will be issued in the merger. See "-- Treatment of Fractional Shares" for a description of how you will receive cash in lieu of fractional shares.

     Based on the common shares of AmeriSteel that are currently outstanding, Gerdau AmeriSteel will issue an aggregate of approximately 13,199,794 common shares in the merger, representing approximately 6.7% of the issued and outstanding common shares of Gerdau AmeriSteel.

     In addition, at the effective time of the merger, outstanding options to purchase shares of AmeriSteel common stock will become options to purchase Gerdau AmeriSteel common shares. The number of Gerdau AmeriSteel common shares that will be received upon exercise of each AmeriSteel stock option will be
9.4617 times the number of shares of AmeriSteel common stock that would have been received upon exercise of the AmeriSteel option. The exercise price of the AmeriSteel options will be divided by 9.4617.

     The Plan of Merger provides that the merger of AmeriSteel and Gerdau Florida will become effective at the time that Articles of Merger are duly filed with the Secretary of State of the State of Florida. This filing, together with all other filings or recordings required by Florida law in connection with the AmeriSteel and Gerdau Florida merger, will be made no sooner than thirty one days (or the next business day thereafter if such 31st day is a Saturday, Sunday or holiday) after notice of the Plan of Merger has been mailed to you.

BACKGROUND OF THE MERGER

     On October 23, 2002, Brazilian steelmaker Gerdau S.A. and Canadian steelmaker Co-Steel combined their North American operations. In the transaction, Co-Steel acquired all of the issued and outstanding shares of Gerdau's North American operating companies, including its indirect 87% interest in AmeriSteel, in exchange for shares of Co-Steel representing approximately 72.1% of the shares of Co-Steel. The name of Co-Steel was changed to Gerdau AmeriSteel Corporation as part of the transaction. One of the terms of the Transaction Agreement relating to the combination was that Gerdau AmeriSteel would cause Gerdau USA to complete the Plan of Merger. An aggregate of 15,860,396 common shares of the company, which amount includes 2,660,602 shares potentially issuable upon exercise of AmeriSteel options, have been reserved for issuance to minority stockholders of AmeriSteel under the Plan of Merger.

EXCHANGE OF SHARES

     Except for Gerdau USA, SC Steel Investment, Inc. and certain officers of AmeriSteel, all current ownership of shares of common stock of AmeriSteel has been reflected on the books and records of AmeriSteel or its transfer agent and stock certificates have not been issued. If a stockholder does not hold stock certificates evidencing his or her ownership in AmeriSteel, upon consummation of the merger,
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

without further action by the stockholder, the stockholder's shares in AmeriSteel will be cancelled and the stockholder will receive:

     - that number of whole common shares of Gerdau AmeriSteel which that holder has the right to receive under the Plan of Merger; and

     - cash in lieu of any fractional common shares of Gerdau AmeriSteel.

     If a stockholder does hold certificates evidencing his or her ownership in AmeriSteel, the stockholder will be required to surrender the certificates in order to receive shares of Gerdau AmeriSteel. The certificate or certificates for shares of AmeriSteel common stock so surrendered shall be cancelled. Until so surrendered, each AmeriSteel stock certificate will, after the effective time, represent for all purposes only the right to receive Gerdau AmeriSteel common shares, cash in lieu of any fractional shares and any dividends or distributions.

     Where a certificate for shares of AmeriSteel common stock has been lost, stolen or destroyed, we will only deliver a new certificate once the registered holder of that certificate makes an affidavit of that fact and posts a bond as indemnity against any claim that may be made with respect to the lost certificate.

     After the effective time of the merger, there will be no further registration of transfers of shares of AmeriSteel common stock. If, after the effective time, certificates representing shares of AmeriSteel common stock are presented for transfer, they will be cancelled and exchanged for certificates representing Gerdau AmeriSteel common shares and cash, if applicable, under the terms of the Plan of Merger.

     No dividends or other distributions on Gerdau AmeriSteel common shares will be paid to the holder of any certificates representing shares of AmeriSteel common stock until those AmeriSteel certificates are surrendered for exchange as provided in the Plan of Merger. Upon this surrender, there will be paid, without interest, to the person in whose name the certificates representing the Gerdau AmeriSteel common shares into which the AmeriSteel shares were converted are registered, all dividends and other distributions paid in respect of those Gerdau AmeriSteel common shares on a date subsequent to, and in respect of a record date after, the effective time.

TREATMENT OF FRACTIONAL SHARES

     No fractional common shares of Gerdau AmeriSteel will be issued in the merger. All fractional common shares of Gerdau AmeriSteel that a holder of shares of AmeriSteel common stock would otherwise be entitled to receive as a result of the merger will be aggregated, and, if a fractional share results from this aggregation, the AmeriSteel holder will be entitled to receive, in lieu of the fractional share, an amount in cash (rounded to the nearest whole cent) equal to the product of (i) the fraction multiplied by (ii) the value of the fractional share. No cash in lieu of fractional common shares of Gerdau AmeriSteel will be paid to any certificate holder of shares of AmeriSteel common stock until that shareholder surrenders the certificates representing the shares of AmeriSteel common stock to be surrendered and exchanged in accordance with the Plan of Merger.

ACCOUNTING TREATMENT

     The acquisition of the 13% minority will be accounted for as a step acquisition under the purchase method of accounting whereby the purchase price of the shares will be allocated to the net assets acquired based upon their relative fair values.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

  IN GENERAL

     The following is a discussion, based on an opinion of Ernst & Young LLP to be issued with respect to the merger, of certain material U.S. federal income tax consequences of the merger generally applicable to "U.S. holders" of shares of AmeriSteel common stock who, pursuant to the merger, exchange their shares of AmeriSteel common stock for Gerdau AmeriSteel common shares. For purposes of this discussion, a

U.S. holder means a beneficial owner of shares of AmeriSteel common stock that is a citizen or resident of the United States, a corporation organized under the laws of the United States or any state or the District of Columbia, or a partnership, trust or estate that is treated as a U.S. person for U.S. federal income tax purposes.

     This prospectus does not describe the tax consequences of the merger for non-U.S. holders of shares of AmeriSteel common stock of the merger.

     This summary is not exhaustive of all possible U.S. federal income tax considerations applicable to the merger. Moreover, the income and other tax consequences of the merger may vary depending on the U.S. holder's particular circumstances, including the state and local jurisdiction in which the U.S. holder resides and/or carries on business. Accordingly, this discussion is of a general nature only and is not intended to be legal or tax advice to any U.S. holder of shares of AmeriSteel common stock. All U.S. holders of AmeriSteel common stock are strongly encouraged to consult their own independent professional tax advisor as to the specific tax consequences of the merger in light of their personal tax status, including the applicability and effects of federal, state, local, and foreign income and other tax laws.

     The following discussion is based on and subject to the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated under the Code ("Regulations"), and existing administrative rulings and court decisions, all as in effect on the date of this prospectus and all of which are subject to change or interpretation, possibly with retroactive effect. Such prospective or retroactive changes or interpretations could affect the accuracy of the statements set forth below, and the U.S. income tax consequences to the U.S. holders of shares of AmeriSteel common stock. This discussion does not take into account any proposals to amend the Code or Regulations.

     This discussion and Ernst & Young LLP's opinion are based upon the continuing truth, accuracy, and completeness of certain representations, including financial representations, of Gerdau AmeriSteel, Gerdau USA, AmeriSteel, and Gerdau Florida, and are subject to a number of assumptions and qualifications, including the assumption that the merger will be effected pursuant to applicable state law and otherwise completed according to the terms of the Plan of Merger. In rendering its opinion, Ernst & Young LLP will rely on such representations and has taken no steps to verify their truth, accuracy, or completeness.

     In addition, this discussion assumes that all U.S. holders of AmeriSteel common stock hold their shares of AmeriSteel common stock as a capital asset. As stated above, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to AmeriSteel shareholders in light of their particular circumstances. Specifically, U.S. holders of AmeriSteel common stock may be subject to special U.S. federal income tax rules if they are:

     - banks and other financial institutions;

     - tax-exempt organizations and pension funds;

     - insurance companies;

     - dealers or traders in securities;

     - AmeriSteel shareholders who received their shares of AmeriSteel common stock through the exercise of employee stock options or otherwise as compensation;

     - AmeriSteel shareholders who are subject to the alternative minimum tax provisions of the Code;

     - AmeriSteel shareholders whose functional currency is not the U.S. dollar; and

     - AmeriSteel shareholders who held shares of AmeriSteel common stock as part of a hedge, appreciated financial position, straddle, or conversion transaction.

     Although all U.S. holders of AmeriSteel common stock are encouraged to obtain independent professional advice as to the U.S. tax consequences they may face as a result of the merger, U.S. holders of AmeriSteel common stock who are members of the categories listed above are particularly cautioned to obtain independent professional tax advice, since this discussion does not completely address their particular situations.

     This discussion does not address any tax consequences arising under the laws of any U.S. state or local tax jurisdiction, which may differ significantly from those described below. This discussion also does not address the tax consequences of any exchange or conversion of options to acquire AmeriSteel common stock into options to acquire Gerdau AmeriSteel common stock.

     This discussion is not binding on the U.S. Internal Revenue Service or any U.S. federal or state court, and there can be no assurance that the Internal Revenue Service or the courts will not take a view concerning the tax consequences of the merger that is contrary to this discussion. No advance ruling from the Internal Revenue Service or any state tax authority regarding the tax consequences of the merger has been or will be sought.

  SUMMARY OF SIGNIFICANT U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The merger should be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, and accordingly:

     - U.S. holders of AmeriSteel common stock should generally not recognize gain or loss upon the receipt of Gerdau AmeriSteel common shares solely in exchange for AmeriSteel common shares in the merger, except to the extent of cash received in lieu of a fractional common share of Gerdau AmeriSteel. However, there may be circumstances, provided by Section 367 of the Code and the Regulations where U.S. holders of AmeriSteel common stock may recognize gain or loss as a result of this exchange. These circumstances are discussed below under "Discussion of U.S. Federal Income Tax Consequences under Section 367 of the Code".

     - A cash payment received by a U.S. holder in lieu of a fractional common share of Gerdau AmeriSteel will result in the recognition of capital gain or loss. Such capital gain or loss (if any) should be measured by the difference between the cash payment received and the portion of the aggregate adjusted tax basis of the AmeriSteel common stock surrendered that is allocable to such fractional share.

     - If Section 367 of the Code does not apply to a U.S. holder of AmeriSteel common stock, the aggregate tax basis of the Gerdau AmeriSteel common shares received by a U.S. holder in the merger should be the same as the aggregate adjusted tax basis of the AmeriSteel common shares surrendered in exchange for the Gerdau AmeriSteel common shares, reduced by any tax basis allocable to a fractional share for which cash is received.

     - If Section 367 of the Code does not apply to a U.S. holder of AmeriSteel common stock, the holding period of Gerdau AmeriSteel common shares received by each U.S. holder of AmeriSteel common stock in the merger will include the holding period of such U.S. holder in the AmeriSteel common shares surrendered in exchange for the Gerdau AmeriSteel common shares.

     A successful Internal Revenue Service challenge to the "reorganization" status of the merger could result in an AmeriSteel shareholder recognizing gain or loss with respect to the AmeriSteel common shares surrendered in the merger, equal to the difference between the AmeriSteel shareholder's adjusted tax basis in such shares and the fair market value, as of the effective time of the merger, of the Gerdau AmeriSteel common shares received in exchange therefor. In such event, an AmeriSteel shareholder's aggregate tax basis in the Gerdau AmeriSteel common shares received should equal their fair market value as of the effective time of the merger, and the AmeriSteel shareholder's holding period for such shares should begin the day after the merger.

  DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES UNDER SECTION 367 OF THE
  CODE

     Even if the merger satisfies all the requirements for treatment as a "reorganization" described in Section 368(a) of the Code, the exchange of AmeriSteel common shares for Gerdau AmeriSteel common shares in the merger may result in recognition of gain by a U.S. holder of AmeriSteel common stock to the extent that Section 367(a)(1) of the Code applies. This Section provides that the transfer of appreciated property, including stock, by a U.S. person to a foreign corporation in a transaction that would otherwise qualify as a nonrecognition exchange shall be treated as a taxable transfer unless an exception provided in the Regulation applies. For this purpose, the exchange of AmeriSteel common shares for Gerdau AmeriSteel common shares pursuant to the merger should be treated as an indirect transfer of the shares of AmeriSteel common stock to Gerdau AmeriSteel (i.e., a foreign corporation).

     Consequently, unless all of the conditions for the regulatory exception described below are satisfied, U.S. holders of AmeriSteel common stock should recognize a gain, but not a loss, as a result of the exchange of AmeriSteel common shares for the Gerdau AmeriSteel common shares pursuant to the merger.

     The Regulations provide that Section 367(a)(l) of the Code will not apply to an exchange made pursuant to the merger if each of certain conditions are satisfied, with the result that the exchange should qualify as a non-taxable exchange under the normal rules applicable to reorganizations described in
Section 368(a) of the Code. These conditions are as follows:

          (1) AmeriSteel complies with certain reporting requirements contained in Treas. Reg. sec.1.367(a)-3(c)(6). In general, under these reporting requirements, AmeriSteel must attach to its U.S. income tax return for the taxable year in which the merger occurs a statement signed by an officer of AmeriSteel under penalties of perjury describing the merger and setting forth the factual bases supporting AmeriSteel's belief that the merger satisfies the requirements set forth in paragraphs (2), (3) and (5) below;

          (2) U.S. holders of AmeriSteel common stock receive, in the aggregate upon conclusion of the merger, 50% or less of each of the total voting power and total value of the common shares of Gerdau AmeriSteel;

          (3) Immediately after the merger, U.S. holders of AmeriSteel common stock that either (a) are officers or directors of AmeriSteel, or (b) were 5% shareholders (as defined in Treas. Reg. sec.1.367-3(c)(5)(iii)) of AmeriSteel immediately prior to the merger, own, in the aggregate, 50% or less of each of the total voting power and total value of the common shares of Gerdau AmeriSteel;

          (4) Every U.S. holder of AmeriSteel common stock either (a) owns, including actual ownership and constructive ownership pursuant to certain attribution rules set forth in the Code, less than 5% of each of the total voting power and total value of the common shares of Gerdau AmeriSteel immediately after the merger, or (b) owns, actually and constructively, 5% or more of either the total voting power or total value of the common shares of Gerdau AmeriSteel immediately after the merger and enters into a five-year gain recognition agreement with the Internal Revenue Service pursuant to Treas. Reg. sec.1.367(a)-8; and

          (5) The "active trade or business test" set forth in Treas. Reg. sec.1.367(a)-3(c)(3) is satisfied. In general, the three elements of the active trade or business test are: (a) Gerdau AmeriSteel must have been engaged in the active conduct of business outside the United States for the entire 36-month period immediately preceding the exchange of AmeriSteel common shares; (b) at the time of the exchange, neither the AmeriSteel shareholders nor Gerdau AmeriSteel have the intention to substantially dispose of or discontinue such trade or business; and (c) the "substantiality test" must be met under Treas. Reg. sec.1.367(a)-3(c)(3)(iii). The substantiality test essentially requires that the fair market value of Gerdau AmeriSteel must be equal to or greater than the fair market value of AmeriSteel at the time of the merger.

     AmeriSteel and Gerdau AmeriSteel have represented that each of the conditions set forth in clauses (1), (2), (3) and (5) above are or will be satisfied. Since each of the conditions set forth in clauses (1), (2), (3) and
(5) above should be satisfied in connection with the merger, each U.S. holder that owns less than 5% of each of the total voting power and total value of the common shares of Gerdau AmeriSteel immediately after the merger (i.e., these holders automatically satisfy clause (4)) should qualify for non-recognition treatment with regard to AmeriSteel common shares exchanged for Gerdau AmeriSteel common shares pursuant to the merger.

     Any U.S. holder of AmeriSteel common stock that owns, actually and constructively, 5% or more of either the total voting power or total value of the common shares of Gerdau AmeriSteel immediately after the merger ("5% U.S. holder") should qualify for non-recognition treatment only if each of the conditions set forth in clauses (1), (2), (3) and (5) above is satisfied and that 5% U.S. holder timely files a "gain recognition agreement" with the Internal Revenue Service in accordance with the provisions set forth in Treas. Reg. sec.1.367(a)-8. A "gain recognition agreement" generally would obligate the 5% U.S. holder to recognize gain (but not loss), in whole or in part, with respect to the exchange of AmeriSteel common stock for Gerdau AmeriSteel stock if, within the 60 months following the close of the taxable year of the merger, Gerdau AmeriSteel were to dispose of some or all of the shares of AmeriSteel common stock or AmeriSteel were to sell substantially all of its assets, even though the 5% U.S. holder has not disposed of any Gerdau AmeriSteel common shares. The 5% U.S. holder would also be required to recognize gain if such holder were to cease to be a U.S. person during the 60 month period described above. In such events, the 5% U.S. holder may also be required to pay the Internal Revenue Service interest from the date the 5% U.S. holder filed his or her tax return with respect to the taxable year of the U.S. holder in which the merger occurs. If a 5% U.S. holder fails to timely file a gain recognition agreement, such holder will recognize gain, but not loss, as a result of the exchange of AmeriSteel common shares for Gerdau AmeriSteel common shares pursuant to the merger, and such gain will be determined individually in respect of each block of shares (i.e., shares purchased in a single transaction on a single date) exchanged in the merger, and will not be offset by loss realized on any other block of shares exchanged in the merger. Accordingly, each 5% U.S. holder is urged to consult with a tax advisor concerning the decision to file a gain recognition agreement and the procedures to be followed in connection with that filing.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

     Gerdau AmeriSteel may or may not be classified as a "passive foreign investment company" ("PFIC") for U.S. federal income tax purposes. Gerdau AmeriSteel will be classified as a PFIC if 75% or more of its gross income during a taxable year is "passive income" (as defined in the Code) or at least 50% of its assets are used or held for use during a taxable year for the production of "passive income". Although Gerdau AmeriSteel is engaged in the active business of manufacturing and selling steel, the determination of whether a foreign corporation is a PFIC rests on a variety of factors, many of which involve inherently factual issues regarding the current, as well as the historical, nature of the foreign corporation's income and the use and value of its assets. Ernst & Young LLP was not engaged to perform an analysis of whether Gerdau AmeriSteel will satisfy the active trade or business requirements of the PFIC rules. Accordingly, no assurance can be given that Gerdau AmeriSteel will or will not be a PFIC. If Gerdau AmeriSteel is a PFIC, U.S. holders of Gerdau AmeriSteel common shares would be subject to the PFIC rules with respect to their stock, which have generally disadvantageous consequences. EACH U.S. HOLDER OF GERDAU AMERISTEEL COMMON STOCK IS THEREFORE STRONGLY URGED TO CONSULT WITH SUCH U.S. HOLDER'S TAX PROFESSIONAL TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF HOLDING STOCK IN A PFIC, INCLUDING THE AVAILABILITY AND ADVISABILITY OF VARIOUS ELECTIONS AVAILABLE UNDER U.S. TAX LAW TO U.S. SHAREHOLDERS OF A PFIC.

DISCUSSION OF CANADIAN WITHHOLDING TAXES FOR U.S. HOLDERS OF GERDAU AMERISTEEL COMMON SHARES

     If a U.S. holder of Gerdau AmeriSteel common shares receives a dividend on its Gerdau AmeriSteel common shares, the dividend is subject to a Canadian withholding tax. Under the U.S.-Canada tax treaty, the withholding tax rate for U.S. shareholders generally is 15%. Depending on the particular circumstances of the U.S. holder, the U.S. holder generally may be allowed to take either a credit (subject to various limitations) against the holder's U.S. income tax liability, or an income tax deduction for the Canadian tax withheld.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO AMERISTEEL SHAREHOLDERS WILL DEPEND ON THEIR PARTICULAR SITUATIONS. AMERISTEEL SHAREHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

STOCK EXCHANGE LISTINGS

     The Gerdau AmeriSteel common shares to be issued under the Plan of Merger have been conditionally approved for listing on the Toronto Stock Exchange under the symbol "GNA.TO".

REGULATORY MATTERS

     Neither AmeriSteel nor Gerdau Florida is aware of any material licenses or regulatory permits that it holds that might be adversely affected by the merger or of any material approval or other action by any federal, provincial, state, or foreign government or any administrative or regulatory agency that would be required to be obtained prior to the effective time of the merger.

FEES AND EXPENSES

     All costs and expenses incurred in connection with the Plan of Merger will be paid by Gerdau AmeriSteel. The combined estimated fees, costs, and expenses of Gerdau AmeriSteel in connection with the merger, including, without limitation, filing fees, legal and accounting fees, and printing and mailing costs are anticipated to be approximately $1 million.

DISSENTERS' RIGHTS OF APPRAISAL

     In the merger, AmeriSteel shareholders do not have dissenters' appraisal rights with respect to their shares under Florida law because the merger involves two 80%-owned subsidiaries.

                         GERDAU AMERISTEEL CORPORATION
                        SELECTED COMBINED FINANCIAL DATA

     The following table presents selected historical financial information for Gerdau AmeriSteel as of and for each of the fiscal years in the five-year period ended December 31, 2001 and for the six months ended June 30, 2002 and 2001. This information represents the historical financial data of Gerdau North America, as successor to Co-Steel after the combination with Co-Steel in October 2002. These results do not include the results of Co-Steel which was acquired in October 2002. The information as of and for the two years ended December 31, 2001 has been prepared in accordance with U.S. generally accepted accounting principles and has been derived from Gerdau AmeriSteel's audited combined financial statements included in this prospectus. The information for the three years in the period ended December 31, 1999 and six months ended June 30, 2002 and 2001 has been derived from Gerdau AmeriSteel's unaudited combined financial statements, which have also been prepared in accordance with U.S. generally accepted accounting principles. This unaudited information includes all adjustments that are, in the opinion of Gerdau AmeriSteel's management, necessary for a fair presentation and of a normal recurring nature. Results for the six months ended June 30, 2002 and 2001 do not necessarily indicate results for the entire fiscal year. We encourage you to read this financial information in conjunction with our combined financial statements, and related notes set out in Appendix C to this prospectus. You should also read this financial information in conjunction with our pro forma combined financial data and Co-Steel's historical financial statements set out in Appendix B and D, respectively, to this prospectus.

                                           SIX MONTHS ENDED
                                               US$(000S)                        YEARS ENDED
                                         EXCEPT PER SHARE DATA         US$(000S) EXCEPT PER SHARE DATA
                                     -----------------------------     -----------------------------
                                       JUNE 30,         JUNE 30,       DECEMBER 31,     DECEMBER 31,
                                         2002             2001             2001             2000
                                     ------------     ------------     ------------     ------------
Sales.............................   $    488,591     $    460,295     $   885,031      $   929,948
Income from Operations............         27,588           23,806          41,614           57,809
Income from Continuing
 Operations.......................         27,588           23,806          41,614           57,809
Net (loss) Income.................          3,385             (976)         (6,380)           3,604
Net (loss) Income from Continuing
 Operations per Share.............   $       0.02     $      (0.01)    $     (0.04)     $      0.02
Total Assets......................      1,092,824        1,061,109       1,058,556        1,072,089
Invested Capital..................         52,629           54,263          49,382           56,162
Number of Common Shares
 Outstanding -- Pro forma.........    146,588,194      146,588,194     146,588,194      146,588,194


                                                     YEARS ENDED
                                         US$(000S) EXCEPT PER SHARE DATA
                                    ----------------------------------------------
                                    DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                        1999             1998             1997
                                    ------------     ------------     ------------
Sales.............................  $   408,684      $   263,972      $    259,993
Income from Operations............       60,320           48,203            40,751
Income from Continuing
 Operations.......................       60,320           48,203            40,751
Net (loss) Income.................       21,928           18,510            18,684
Net (loss) Income from Continuing
 Operations per Share.............  $      0.15      $      0.13      $       0.13
Total Assets......................    1,246,823          249,231           228,316
Invested Capital..................       69,485          (11,478)           48,492
Number of Common Shares
 Outstanding -- Pro forma.........  146,588,194      146,588,194       146,588,194

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This report contains certain forward-looking statements that are based on the beliefs of our management, as well as assumptions made by, and information currently available to our management. Such statements include, among others,
(i) the highly cyclical nature and seasonality of the steel industry, (ii) the fluctuations in the cost and availability of raw materials, (iii) the possibility of excess production capacity, (iv) the potential costs of environmental compliance, (v) the risks associated with potential acquisitions,
(vi) further opportunities for industry consolidation, (vii) the impact of inflation and (viii) the fluctuations in the cost of electricity. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements, and our future results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. The following presentation of management's discussion and analysis of our financial condition and results of operations should be read in conjunction with our Consolidated Financial Statements and the Notes thereto.

RESULTS OF OPERATIONS

     These results of operations of Gerdau AmeriSteel are the results of Gerdau North America, as successor to Co-Steel. Gerdau North America is comprised of operations in Canada, represented by Gerdau Canada, and Gerdau USA, which is a holding company whose results of operations are derived principally from the operations of AmeriSteel, its 87% owned subsidiary. The results of Co-Steel, which was acquired in October 2002, are not included. The results of operations of Gerdau North America are largely dependent on the level of construction and general economic activity in the North American market. Gerdau North America's sales are seasonal, with sales in the June and September quarters generally stronger than the rest of the year. Gerdau North America's cost of sales includes the cost of its primary raw material, steel scrap, the cost of converting the scrap to finished steel products, the cost of warehousing and handling finished steel products and freight costs.

  SIX MONTHS ENDED JUNE 30, 2002 VERSUS SIX MONTHS ENDED JUNE 30, 2001

     The following table sets forth information regarding unaudited interim results of operations of Gerdau North America:

                                                               SIX MONTHS         SIX MONTHS ENDED
                                                          ENDED JUNE 30, 2002      JUNE 30, 2001
                                                          --------------------    ----------------
                                                             (IN THOUSANDS, EXCEPT PERCENTAGES)
Sales...................................................   $488,591     100.0%    $460,295   100.0%
Cost of sales...........................................    403,788      82.6%     379,965    82.5%
Selling and administrative..............................     29,299       6.0%      27,067     5.9%
Depreciation............................................     27,002       5.5%      26,857     5.8%
Amortization of goodwill................................         --        --        3,268      .7%
Other operating expense (income)........................        914       0.2%        (668)    (.1)%
                                                           --------     -----     --------   -----
Income from operations..................................     27,588       5.6%      23,806     5.2%
Interest expense........................................     22,315       4.6%      26,210     5.7%
(Income) loss on interest derivatives...................       (550)     (0.1)%        915     0.2%
Amortization of def'd finance costs.....................        223        --          222      .0%
Foreign exchange loss (income)..........................        942       0.2%        (377)    (.1)%
                                                           --------     -----     --------   -----
Income (loss) before income taxes.......................      4,658       1.0%      (3,164)    (.7)%
Income tax expense (benefit)............................        618       0.1%      (1,868)    (.4)%
Income from equity investments..........................        419       0.1%         735      .2%
Income (loss) before minority interest..................      4,459       0.9%        (561)    (.1)%
Minority interest.......................................     (1,074)     (0.2)%       (415)    (.1)%
                                                           --------     -----     --------   -----
Net income (loss).......................................   $  3,385       0.7%    $   (976)    (.2)%
                                                           ========     =====     ========   =====

                                                                            AVERAGE NET SELLING PRICES
                                           TONS SHIPPED (THOUSANDS)                  (PER TON)
                                        -------------------------------   -------------------------------
                                          SIX MONTHS       SIX MONTHS       SIX MONTHS       SIX MONTHS
                                        ENDED JUNE 30,   ENDED JUNE 30,   ENDED JUNE 30,   ENDED JUNE 30,
                                             2002             2001             2002             2001
                                        --------------   --------------   --------------   --------------
Mill Finished Goods:
Stock Rebar...........................        389              425             $244             $249
Merchant Bar/Special Sections.........        725              576              302              312
Rods..................................         69               49              278              276
                                            -----            -----             ----             ----
                                            1,183            1,050              281              285
Fabricated Rebar......................        224              245              434              440
Billets...............................         40               18              197              187
                                            -----            -----
  Total...............................      1,447            1,313
                                            =====            =====

     Sales: The acquisition of the Cartersville mill in December 2001 resulted in additional revenues of $43.7 million during the six months ended June 30, 2002 compared to the six months ended June 30, 2001. Excluding Cartersville, finished tons shipped remained flat in the six month period ended June 30, 2002 compared to the same period in the prior year. While pricing improved modestly from the immediately preceding quarter, prices remain depressed from the same period last year. Average selling prices for rebar and merchant products have come off recent 15 year lows to improve slightly in the six months ended June 30, 2002. Recent implementation of Section 201 of the Trade Act of 1974 has resulted in tariffs of 15% on rebar and 30% for merchant bar in the U.S. and should help stabilize pricing in the coming quarters.

     Cost of Sales: Yielded scrap costs, which comprise approximately 35% to 40% of Gerdau North America's cost of sales, increased by approximately $4 per ton in the six months ended June 30, 2002 compared to the same period last year. Costs have increased as a result of higher demand for scrap in other U.S. steel markets as the Section 201 relief has resulted in increased production at U.S. mills, primarily in the flat rolled market. Mill conversion costs have remained flat relative to the same period in the prior year, however the higher costs associated with Cartersville have been offset by reductions in the other mills.

     Selling and Administrative: Selling and administrative expenses for the six months ended June 30, 2002 were $2.2 million higher than the same period last year due to higher professional fees, improved performance incentive pay, severance pay and the incremental costs associated with the acquisition of AmeriSteel Bright Bar, Inc. ("ABB") and the Cartersville mill. The increased professional fees relate to consulting engagements for strategic development initiatives.

     Depreciation: Depreciation for the six months ended June 30, 2002 remained at the same level as the same period last year.

     Other Operating Expense: Other operating expense in the six months ended June 30, 2002 relates to the closing of the Wilmington and St. Albans fabricating plants. Other operating income in the six months ended June 30, 2001 relates to prior year tax refunds.

     Interest Expense: Interest expense decreased in the six months ended June 30, 2002 from the same period in the prior year due to lower interest rates, which more than offset higher average borrowing. Higher average borrowing resulted from the Cartersville mill and ABB acquisitions, and last year's issuance of common and preferred stock in the U.S. operations which reduced debt in the comparable prior year period.

YEAR ENDED DECEMBER 31, 2001 VERSUS DECEMBER 31, 2000

                                                           YEAR ENDED          YEAR ENDED
                                                        DECEMBER 31, 2001   DECEMBER 31, 2000
                                                        -----------------   -----------------
                                                         (IN THOUSANDS, EXCEPT PERCENTAGES)
Sales.................................................  $885,031   100.0%   $929,948   100.0%
Cost of sales.........................................   727,914    82.3%    756,333    81.3%
Selling and administrative............................    55,082     6.2%     56,059     6.0%
Depreciation..........................................    54,302     6.1%     50,740     5.5%
Amortization of goodwill..............................     6,582      .8%      6,269      .7%
Other operating (income) expense......................      (463)   (.1)%      2,738      .3%
                                                        --------   ------   --------   ------
Income from operations................................    41,614     4.7%     57,809     6.2%
Interest expense......................................    49,671     5.6%     51,085     5.5%
Loss on interest derivatives..........................     1,595      .2%        555      .1%
Amortization of def'd finance costs...................       445      .1%        707      .1%
Foreign exchange loss (gain)..........................       249      .1%       (211)   (.0%)
Income tax (benefit) expense..........................    (3,929)   (.4)%        984      .1%
Income from equity investments........................     1,021      .1%      1,081      .1%
                                                        --------   ------   --------   ------
(Loss) income before minority interest................    (5,396)   (.6)%      5,770      .6%
Minority interest.....................................      (984)   (.1)%     (2,166)   (.2)%
                                                        --------   ------   --------   ------
Net (loss) income.....................................  $ (6,380)   (.7)%   $  3,604      .4%
                                                        ========   ======   ========   ======

                                                                           AVERAGE NET SELLING PRICES
                                              TONS SHIPPED (THOUSANDS)              (PER TON)
                                             ---------------------------   ---------------------------
                                              YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                                             DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                 2001           2000           2001           2000
                                             ------------   ------------   ------------   ------------
Mill Finished Goods:
Stock Rebar................................       784            698           $250           $253
Merchant Bar/Special Sections..............     1,113          1,132            306            344
Rods.......................................       102            118            275            280
                                                -----          -----           ----           ----
                                                1,999          1,948            283            308
Fabricated Rebar...........................       495            491            425            437
Billets....................................        22             42            188            202
                                                -----          -----
  Total....................................     2,516          2,481
                                                =====          =====

     Sales: Selling prices declined significantly in the year ended December 31, 2001 from the prior year due to a combination of high levels of imports and the slowing North American economy. In the U.S., average rebar prices remained relatively flat compared with the prior year, however prices remained near ten-year lows. Merchant bar prices declined and actually reached levels not seen since the late 1980s.

     The Canadian operations, also due to the factors mentioned above, were forced to revise their mix to lower priced products, and the weakening of the Canadian dollar in 2001 also affected the prices in U.S. dollars. Management was encouraged by the actions taken by the authorities in both Canada and the U.S. against unfairly priced imports (ITC's ruling and Section 201 Trade Relief in the U.S. and the Canadian International Trade Tribunal -- CITT). Even though the positive effect of these rulings is somehow limited in the Gerdau North America's range of products, it shows the governments' willingness to avoid dumping practices from other countries that have been seriously damaging the North American steel industry.

     Gerdau North America was able to maintain shipping volumes, primarily through adjusting production away from merchant bar products and to rebar, for which demand has remained strong due to relatively high construction levels in the U.S. Overall merchant bar volumes remained stable.

     Cost of Sales: Cost of sales as a percent of sales increased slightly to 82.3% in 2001 from 81.3% in 2000, which is expected considering the reduction in average prices.

     Yielded scrap costs, which comprise approximately 30% to 35% of cost of sales, declined about $15 per ton in 2001 compared to 2000, as excessive levels of dumped foreign steel resulted in the slowdown in steel production. Much of these savings however remained in inventory at the end of 2001. There were also improvements in conversion costs, which are the costs of manufacturing scrap into finished goods, due to production efficiencies and best practices benchmarking.

     Selling and Administrative: Selling and administrative expenses as a percentage of revenue for the year ended December 31, 2001 remained at about the same levels as the year ended December 31, 2000. Increases in incentive based payroll in the U.S. operations were partially offset by lower outside service fees relating to environmental issues in the U.S. coupled with some changes in allocation policies and overhead reduction initiatives in the Canadian operations.

     Depreciation: Depreciation in the year ended December 31, 2001 increased by approximately 7% from the same period in the prior year due to mill modernization and other capital expenditures over the past several years. Gerdau North America has spent about $220 million on capital expenditures over the past five calendar years, including $34.5 million at the Knoxville melt shop in July 2000.

     Other Operating (Income) Expenses: Other operating income in the year ended December 31, 2001 consists of a non-recurring net gain of $2.8 million from cash settlements from graphite electrode suppliers and a prior year tax refund of $0.7 million. These are partially offset by a charge of $2.6 million relating to a loss on investment and a $0.4 million charge relating to the melting of a small amount of cesium at the Jacksonville mill.

     Other operating expenses in the year ended December 31, 2000 consist of $3.0 million in startup costs associated with the modernization of the Knoxville melt shop partially offset by $0.3 million from cash settlements from graphite electrode suppliers.

     Interest Expense: Interest expense as a percent of sales remained about the same (5.6% in 2001 compared to 5.5% in 2000). The decrease of $1.4 million in absolute terms was the effect of declining interest rates throughout 2001 on the part of Gerdau North America's debt that carries floating rates.

     Income Taxes: Income taxes in terms of gross rates were about 40% in the U.S. (2001 and 2000; includes both federal and state income tax) and 43% in 2001/45% in 2000 in Canada.

  YEAR ENDED DECEMBER 31, 2000 VERSUS DECEMBER 31, 1999

     Gerdau North America acquired its U.S. operations (Gerdau USA/AmeriSteel) in September 1999. In order to better compare the activities of the North American operations in the year 2000 versus 1999, the following analysis is subdivided in two sub-groups: U.S. operations (Gerdau USA) and Gerdau Canada.

  (A) GERDAU USA

                                                  YEAR ENDED           PERIOD ENDED
                                                 DECEMBER 31,          DECEMBER 31,
                                                     2000                  1999
                                               -----------------     -----------------
                                                  (12 MONTHS)           (3 MONTHS)
                                                 (IN THOUSANDS, EXCEPT PERCENTAGES)
Sales........................................  $676,533    100.0%    $163,165    100.0%
Cost of sales................................   577,050     85.3%     130,796     80.2%
Selling and administrative...................    34,313      5.1%       8,712      5.3%
Depreciation.................................    34,100      5.0%       7,636      4.7%
Amortization of goodwill.....................     6,269       .9%       1,532       .9%
Other operating expense (income).............     2,738       .4%         (12)     (.0)%
                                               --------    -----     --------    -----
Income from operations.......................    22,063      3.3%      14,501      8.9%
Interest expense.............................    37,667      5.6%       7,315      4.5%
Income tax (benefit) expense.................    (1,710)     (.3)%      3,501      2.1%
Minority interest............................    (2,166)     (.3)%     (1,209)     (.7)%
Extraordinary item...........................                          (2,325)    (1.4)%
                                               --------    -----     --------    -----
Net income (loss)............................  $(16,060)    (2.4)%   $    151       .1%
                                               ========    =====     ========    =====

                                                                   AVERAGE NET SELLING PRICES
                                    TONS SHIPPED (THOUSANDS)               (PER TON)
                                  ----------------------------    ----------------------------
                                   YEAR ENDED     PERIOD ENDED     YEAR ENDED     PERIOD ENDED
                                  DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                      2000            1999            2000            1999
                                  ------------    ------------    ------------    ------------
                                  (12 MONTHS)      (3 MONTHS)     (12 MONTHS)      (3 MONTHS)
Mill Finished Goods:
Stock Rebar.....................       666            137             $252            $260
Merchant Bar....................       603            155              298             306
Rods............................       118             25              280             279
                                     -----            ---             ----            ----
                                     1,387            317              274             284
Fabricated Rebar................       491            115              437             457
Billets.........................        42             33              202             215
                                     -----            ---
Total...........................     1,920            465
                                     =====            ===

     Sales: Average selling prices for the U.S. operations declined about $10 per ton in 2000 over 1999. The adverse economic conditions and effect of imports were the main factors that adversely affected the prices. Annualized fourth quarter shipments were in line with full year shipments for 2000.

     Cost of Sales: Cost of sales as a percentage of sales increased to 85.3% in 2000 from 80.2% in 1999, due to the decline in prices coupled with increased production costs due to higher scrap prices ($3 per ton on average) and the start-up costs at the Knoxville mill new Melt Shop.

     Selling and Administrative: Selling and administrative expenses as a percentage of revenue for the year ended December 31, 2000 remained at about the same levels as the year ended December 31, 1999 (three months).

     Depreciation: Total depreciation expense in year 2000 increased approximately $3.6 million compared to 1999 (annualized) due to ongoing capital expenditures in 2000.

     Other Operating (Income) Expenses: Other operating expense in 2000 consists of the Knoxville Melt Shop start up expenses ($ 3.0 million) which were partially offset by $0.3 million income from an additional portion of the electrodes settlement.

     Interest Expense: Interest expense as a percentage of revenue increased from 4.5% of sales in 1999 to 5.6% in 2000. This is attributable to increased bank borrowings in 2000 associated with the amendment of the Revolving Credit Agreement made in September 2000.

     Extraordinary items: The extraordinary item in 1999 reflects the early redemption of senior notes triggered by the change of control, net of taxes.

  (B) GERDAU CANADA

     Gerdau Canada's sales are presented net of freight costs. Gerdau Canada's cost of sales includes the cost of its primary raw material, steel scrap, the cost of converting the scrap to finished steel products, the cost of warehousing and handling finished steel product. The following table sets forth information regarding the historical results of operations.

                                                   YEAR ENDED           YEAR ENDED
                                                  DECEMBER 31,         DECEMBER 31,
                                                      2000                 1999
                                                -----------------    -----------------
                                                  (IN THOUSANDS, EXCEPT PERCENTAGES)
Sales.......................................    $253,415    100.0%   $245,519    100.0%
Cost of sales...............................     179,283     70.7%    171,669     69.9%
Selling and administrative..................      21,745      8.6%     14,821      6.0%
Depreciation................................      16,640      6.6%     15,010      6.1%
Other operating expense (income)............        (211)    (0.1)%    (1,256)    (0.5)%
                                                --------    -----    --------    -----
Income from operations......................      35,958     14.2%     45,275     18.4%
Interest expense............................      14,125      5.6%     13,766      5.6%
Loss on interest derivatives................         555      0.2%         --      0.0%
Income tax expense..........................       2,695      1.1%     12,465      5.1%
Income from equity investments..............       1,081      0.4%        933      0.4%
                                                --------    -----    --------    -----
Net income..................................    $ 19,664      7.8%   $ 19,977      8.1%
                                                ========    =====    ========    =====

                                                                     AVERAGE SELLING PRICES
                                    TONS SHIPPED (THOUSANDS)               (PER TON)
                                  ----------------------------    ----------------------------
                                   YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                  DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                      2000            1999            2000            1999
                                  ------------    ------------    ------------    ------------
Mill Finished Goods:
Rebar...........................       32              41             $280            $275
Merchant Bar....................      280             264              362             359
Special Sections................      249             249              437             446
                                      ---             ---             ----            ----
                                      561             554             $391            $392
                                      ===             ===             ====            ====

     Sales: Average selling price declined slightly in 2000 over 1999. In 2000, despite the overall drop in OEM's activity level, MRM Steel was able to maintain it's special section product mix percentage. This was achieved by the continued development of new sections and exploring new market niches mainly in the transportation and construction industry.

     Cost of Sales: Cost of sales as a percentage of sales increased slightly to 70.7% in 2000 from 69.9% in 1999. At MRM Steel, scrap costs increased approximately $1.5 per ton compared to 1999 levels. Energy costs also increased moderately during the period. At Courtice Steel, 2000 scrap costs increased approximately $6 per ton and there was also a moderate increase in energy costs compared to 1999 levels.

     Selling and Administrative: Selling and administrative expenses as a percentage of revenue for the year ended December 31, 2000 increased from the year ended December 31, 1999 period from approximately 6.0% to 8.6%. The 1999 cost is reduced as it includes the settlement receipts from the company's electrode law suit.

     Depreciation: Total depreciation expense of $15.0 million in 1999 increased approximately $1.6 million to $16.6 million in 2000 due to ongoing capital expenditures in 2000.

     Other Operating (Income) Expenses: Other operating expense (income) consists of the net foreign exchange effect on U.S. dollar denominated loans.

     Interest Expense: Interest expense remained at 5.6% of sales in 1999 and 2000.

     Income Taxes: Income taxes which carry a gross combined federal and provincial rate of 45% in 2000 and 45% in 1999 are significantly influenced by foreign tax/rate differentials and unrealized foreign exchange capital losses.

LIQUIDITY AND CAPITAL RESOURCES

     Gerdau North America's financial obligations as of June 30, 2002 were comprised of two credit facilities, one in the U.S. and one in Canada.

     A) US credit facility -- the main U.S. subsidiary, AmeriSteel, had as its primary financial obligation outstanding on June 30, 2002 a credit facility (the "Revolving Credit Agreement"). It is collateralized by first priority security interests in substantially all accounts receivable and inventory of AmeriSteel as well as a lien on AmeriSteel's Charlotte Mill property, plant and equipment. The $285 million Revolving Credit Agreement includes a $100 million term loan that amortizes at the rate of 25% per year beginning in December 2001. The loan matures in September 2005. The Revolving Credit Agreement contains certain covenants including, among other restrictions, financial ratios and limitations on indebtedness, liens, investments and disposition of assets and dividends. AmeriSteel continues to be in compliance with the provisions of the Revolving Credit Agreement. Loans under the Revolving Credit Agreement bear interest at a per annum rate equal to one of several rate options (LIBOR, Fed Funds, or Prime
Rate) based on the facility chosen at the time of borrowing plus an applicable margin determined by tests of performance from time to time. The effective interest rate on the Revolving Credit Agreement at June 30, 2002 was approximately 4.1%.

     As of June 30, 2002, the Revolving Credit Agreement, including the term loan component, had approximately $181.1 million outstanding of which $42.5 million was allocated to letters of credit (most of which are being provided as credit backing for AmeriSteel's outstanding Industrial Revenue Bonds and insurance obligations). These Industrial Revenue Bonds were issued to construct facilities in Jackson, Tennessee, Charlotte, North Carolina, Jacksonville, Florida, and Plant City, Florida. The latest bond is associated with the Cartersville cold drawn facility, acquired from Republic Technologies in June 2002 in the amount of $3.6 million. The interest rates on these bonds range from 50% to 75% of the prime rate (approximately 3.4% -- 3.8% at June 30, 2002.) The Industrial Revenue Bonds mature in 2003, 2014, 2017 and 2018.

     In addition to the AmeriSteel debt, GUSA has debt payable to affiliated Gerdau companies and partnerships amounting to $258.5 million as of June 30, 2002. The notes bear a fixed interest rate ranging from 9.0% to 12.0%. $22.6 million is due within one year. The remainder have no specified due dates and therefore classified as long term. The entire $258.5 million debt was converted to equity in the combination of Gerdau North America and Co-Steel.

     B) Canada credit facility -- The Gerdau Canadian companies' primary financial obligation outstanding as of June 30, 2002 was a credit facility. The revolving component of this facility has an amount authorized of $48 million with $28 borrowed at June 30, 2002 ($20 million June 30, 2001). The revolver facility is secured with a pledge of accounts receivable and inventory by MRM Steel and Courtice Steel and was scheduled to come due on September 24, 2002, but has been extended through September, 2003. Loans borrowed under the revolver facility carry interest at floating market rates approximating the bank's prime rate plus 2.25%. The term component of the facility is $75.3 million at June 30, 2002 of which $73.1 was borrowed at June 30, 2002. At June 2002 the authorized term facility was $100.7 million and was fully drawn. Loans borrowed under the term facility carry interest at floating market rates approximating the bank's prime rate plus 2.25%. Collateral for the credit facility includes: (i) Cdn$350 million demand debentures given by each of Gerdau Steel Inc., Gerdau MRM Holdings Inc., Gerdau MRM Steel Inc. and Gerdau Courtice Steel Inc., granting a first priority fixed charge on real estate, machinery and equipment, a first priority floating charge on all other assets and a first priority fixed charge on inventory and accounts receivable to a maximum of $20 million, (ii) pledges of the stock of various Gerdau Canada Group members, (iii) the assets of GUSAP Partners and Porter Bros. Corporation under general security agreements given by each of them, and (iv) a pledge by PASUG Inc. of promissory notes and other amounts owing to it by GUSAP Partners. In addition, an "all risks" insurance policy for full insurable value on a replacement cost basis has been pledged to the lenders. This credit facility contains certain covenants including, among other restrictions, financial ratios and limitations on indebtedness, investments and disposition of assets and dividends. The Gerdau Canadian companies continue to be in compliance with the provisions of this lending agreement.

     In addition to its bank credit facilities, the Canadian companies have debt (net of amounts owing from the Gerdau U.S. companies) payable to affiliated Gerdau companies amounting to $61.9 million as of June 30, 2002. The notes payable bear a fixed interest rate ranging from 0% -- 9.775% while the notes receivable bear interest ranging from 0% -- 11.95%. Interest expense/income on these loans is not payable/receivable and is added to loan principal and there are no defined terms for repayment of any affiliated loans. Loans have no security and are subordinated to the bank credit facility. Net affiliated loans and accrued interest were converted to equity prior to close of the combination of Gerdau North America and Co-Steel.

COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS

     As Gerdau North America is involved in the manufacture of steel, it produces and uses certain substances that may pose environmental hazards. The principal hazardous waste generated by current and past operations is EC dust, a residual from the production of steel in electric arc furnaces. Environmental legislation and regulation at both the federal and state level over EC dust is subject to change, which may change the cost of compliance. While EC dust is generated in current production processes, such EC dust is being collected, handled and disposed of in a manner that management believes meets all current federal and state environmental regulations. The costs of collection and disposal of EC dust are being expensed as operating costs when incurred.

     In addition, some of Gerdau North America operations in the US have handled and disposed of EC dust in other manners in previous years, and are responsible for the remediation of certain sites where such EC dust was generated and/or disposed.

     In general, Gerdau North America's estimate of environmental remediation costs is based on its review of each site and the nature of the anticipated remediation activities to be undertaken. Gerdau North America's process for estimating such remediation costs includes determining for each site the expected remediation methods, and the estimated cost for each step of the remediation. In such determinations, Gerdau North America may employ outside consultants and providers of such remedial services to assist in making such determinations. Although the ultimate costs associated with the remediation are not known precisely, Gerdau North America estimated the total remaining costs to be approximately $2.7 million with these costs recorded as a liability at June 30, 2002, of which Gerdau North America expects to pay approximately $1.0 million within one year.

     Based on past use of certain technologies and remediation methods by third parties, evaluation of those technologies and methods by Gerdau North America's consultants and third-party estimates of costs of remediation-related services provided to Gerdau North America or which Gerdau North America and its consultants are aware, the company and its consultants believe that the cost estimates are reasonable. Considering the uncertainties inherent in determining the costs associated with the clean-up of such contamination, including the time periods over which such costs must be paid, the extent of contribution by parties which are jointly and severally liable, and the nature and timing of payments to be made under cost sharing arrangements, there can be no assurance the ultimate costs of remediation may not be greater or less than the estimated remediation costs.

     In April 2001, AmeriSteel was notified by the United States Environmental Protection Agency (the "EPA") of an investigation that may identify AmeriSteel as a potential responsible party ("PRP") in a Superfund Site in Pelham, Georgia. The Pelham site was a fertilizer manufacturer in operation from 1910 through 1992, lastly operated by Stoller Chemical Company, a now bankrupt corporation. The EPA recently offered a settlement to the named PRPs under which AmeriSteel's allocation was approximately $1.8 million. AmeriSteel objects to its inclusion as a PRP in this site and is pursuing legal alternatives, including the addition of larger third parties to the allocation which AmeriSteel feels were incorrectly excluded from the original settlement offer. The EPA has filed suit with AmeriSteel named as a defendant. As the ultimate exposure to AmeriSteel, if any, is uncertain, no liability has been established for this site.

IMPACT OF INFLATION

     Gerdau North America's primary costs include ferrous scrap, energy and labor, which can be affected by inflationary conditions. Gerdau North America has generally been able to pass on cost increases through price adjustments. However, the ability to pass on these increases depends on market conditions driven primarily by the level of construction activity. Other factors that may limit Gerdau North America's ability to pass on cost increases in materials is over-capacity in the steel industry and foreign dumping of steel.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The interest rates charged on our debt are predominantly variable, the majority of which is based on LIBOR (London Interbank Offered Rate). In November 1999, Gerdau Canada hedged $68 million of its debt via interest rate swaps that in effect resulted in fixed interest rates on the notional amount. Under two separate swap arrangements, the notional amounts declined on predetermined dates by predetermined amounts. The first swap ran for a period of three years and terminated on November 4, 2002. The second swap terminates September 2004. The notional amount swapped is currently $17 million. In late 2001, Gerdau USA hedged $55 million of its debt via interest rate swaps that in effect result in a fixed interest rate on $55 million for a period of four to five years. As a result, Gerdau USA has reduced its exposure to fluctuations in interest rates with the result being that approximately 33% of the US operations' debt is subject to changes in interest expense due to fluctuations of interest rates in the markets. A 10% change in interest rates would result in a change in annual interest expense of approximately $1.1 million.

     The value of our interest rate swaps changes from period to period due to changes in the swap yield curve relative to the swap yield curve at the swap's inception, and adjusted for the shortening duration. Generally the market value of the swap instrument will decline as interest rates remain lower than previously forecasted and will increase in value as interest rates rise faster the previously anticipated. The U.S. operations recognize the changes in these mark-to-market valuations through other comprehensive income in accordance with FAS 133, "Accounting for Derivative Instruments and Hedging Activities." The Canadian swap does not qualify for hedge treatment under FAS 133, therefore the mark-to-market gains and losses are reflected in net income.

                     UNAUDITED GERDAU AMERISTEEL PRO FORMA
                        SELECTED COMBINED FINANCIAL DATA

     The following selected unaudited pro forma combined condensed balance sheet and statements of earnings (loss) of Gerdau AmeriSteel, after giving effect to the combination of Gerdau North America (now Gerdau AmeriSteel) and Co-Steel and the merger described in this prospectus, are based on the historical consolidated financial statements of Co-Steel and Gerdau AmeriSteel for the year ended December 31, 2001 and as at and for the six months ended June 30, 2002. The unaudited pro forma statements of earnings (loss) for the year ended December 31, 2001 and for the six months ended June 30, 2002 give effect to the combination of Gerdau AmeriSteel and Co-Steel and the merger described in this prospectus as if it had occurred on January 1, 2001. The unaudited pro forma balance sheet as at June 30, 2002 gives effect to the combination of Gerdau AmeriSteel and Co-Steel and the merger described in this prospectus as if it had occurred on June 30, 2002.

     The following selected unaudited pro forma combined condensed financial information should be read in conjunction with the following: (i) the unaudited pro forma combined condensed financial statements as set out in the attached Appendix B, (ii) the audited consolidated financial statements as at and for the year ended December 31, 2001, and unaudited consolidated financial statements as at and for the six months ended June 30, 2002 as set out in Appendix D and (iii) the audited combined financial statements as at and for the year ended December 31, 2001 for Gerdau AmeriSteel and the unaudited combined financial statements as at and for the six months ended June 30, 2002 as set out in Appendix C.

     The unaudited Gerdau AmeriSteel pro forma combined financial statements have been prepared based upon currently available information and assumptions deemed appropriate by our management. The unaudited pro forma combined condensed financial statements are not necessarily indicative of either the financial position or the results of operations that would have been achieved had the combination of Gerdau AmeriSteel and Co-Steel and the merger described in this prospectus actually occurred on the dates referred to above, nor is it necessarily indicative of the results of future operations, because such unaudited pro forma combined condensed financial statements are based on estimates of financial effects that may prove to be inaccurate over time. The information furnished in the statements does not reflect, among other things, the potential cost savings or the revenue enhancements that may be achieved as a result of the combination of Gerdau AmeriSteel and Co-Steel.

     When you read the following selected unaudited pro forma financial information, it is important that you read it along with the unaudited pro forma combined condensed financial statements and the related notes that are set out in Appendix B.

                                                           FOR THE             FOR THE
                                                       SIX MONTHS ENDED      YEAR ENDED
                                                        JUNE 30, 2002     DECEMBER 31, 2001
                                                       ----------------   -----------------
                                                                   (UNAUDITED)
                                                             (IN MILLIONS OF DOLLARS
                                                          EXCEPT PER SHARE INFORMATION)
STATEMENT OF EARNINGS (LOSS)
Sales................................................       $787.4            $1,454.1
Operating earnings (loss)............................         37.8                 2.0
Net earnings (loss)..................................          4.4               (65.4)
Net earnings (loss) per share ($)....................         0.02               (0.33)

                                                                AS AT JUNE 30, 2002
                                                              ------------------------
                                                                    (UNAUDITED)
                                                              (IN MILLIONS OF DOLLARS)
BALANCE SHEET
Total assets................................................          $1,603.8
Total debt, net(1)..........................................             630.4
Invested capital............................................             549.4

---------------

(1) Bank indebtedness, long-term debt (including current portion of long-term debt), and Co-Steel convertible debentures.

             AMERISTEEL SELECTED CONSOLIDATED FINANCIAL INFORMATION

     Selected historical consolidated financial information for AmeriSteel, including balance sheet data and statement of operations data as of and for the three years in the period ended December 31, 2001 can be found in AmeriSteel's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which accompanies this prospectus and is incorporated by reference in this prospectus. AmeriSteel's balance sheet data as of September 30, 2002 and income statement data for the nine months ended September 30, 2002 and 2001 can be found in AmeriSteel's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which accompanies this prospectus and is incorporated by reference in this prospectus. This unaudited data includes all adjustments that are, in the opinion of AmeriSteel's management, necessary for a fair presentation and of a normal recurring nature. Results for the nine months ended September 30, 2002 do not necessarily indicate results for the entire fiscal year ending December 31, 2002.

                         COMPARATIVE MARKET PRICE DATA

     Gerdau AmeriSteel common shares are traded on the Toronto Stock Exchange under the symbol "GNA.TO". The information shown in the table below presents the closing price per share on the Toronto Stock Exchange for Co-Steel common shares on August 12, 2002, the last full trading day prior to the public announcement of the Gerdau and Co-Steel combination, and for Gerdau AmeriSteel on November 28, 2002, the last full trading day prior to the date of this prospectus, and the equivalent value per share of AmeriSteel common stock based upon a conversion number of 9.4617 Gerdau AmeriSteel shares for each share of AmeriSteel common stock.

     Because the market price of Gerdau AmeriSteel common shares is subject to fluctuation due to numerous market forces, the market value of the Gerdau AmeriSteel common shares that holders of shares of AmeriSteel common stock will receive in the merger may increase or decrease prior to the effective time of the merger. Historical market prices are not indicative of future market prices. AmeriSteel's common shares are not publicly traded and the per share price was determined by independent appraisal as of December 31, 2001.

                                                 GERDAU
                                    CO-STEEL   AMERISTEEL     EQUIVALENT VALUE
                                     (TSX)       (TSX)      PER AMERISTEEL SHARE   AMERISTEEL
                                    --------   ----------   --------------------   ----------
Price as of August 12, 2002.......  Cdn$4.08          --         Cdn$38.60           $17.00
Price as of November 28, 2002.....        --    Cdn$2.36         Cdn$22.33           $17.00

     The following table sets forth the high and low sale prices per share of Co-Steel common shares as reported on the Toronto Stock Exchange for the periods indicated. After October 25, 2002, the trading prices represent the value of the common shares of Gerdau AmeriSteel.

                                                                   PRICE RANGE
                                                              ---------------------
                                                                  TSX (GNA.TO)
                                                              ---------------------
                                                                HIGH         LOW
                                                              ---------   ---------
QUARTER ENDED
March 31, 2000..............................................  Cdn$17.05   Cdn$11.00
June 30, 2000...............................................      15.00       11.75
September 30, 2000..........................................      13.60        9.75
December 31, 2000...........................................      10.45        5.25
March 31, 2001..............................................  Cdn$ 7.95   Cdn$ 5.55
June 30, 2001...............................................       7.75        5.60
September 30, 2001..........................................       6.95        2.60
December 31, 2001...........................................       3.00        1.25
March 31, 2002..............................................  Cdn$ 4.75   Cdn$ 1.70
June 30, 2002...............................................       6.50        4.50
September 30, 2002..........................................       5.51        2.60
October 1, 2002 to November 28, 2002........................  Cdn$ 3.60   Cdn$ 2.05

                 DESCRIPTION OF GERDAU AMERISTEEL SHARE CAPITAL

     The authorized capital of Gerdau AmeriSteel consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series. As of October 23, 2002, 184,892,360 common shares and no preferred shares, were outstanding. The common shares entitle holders to one vote per share held at all meetings of shareholders of Gerdau AmeriSteel, to share ratably in any dividends declared by the board of directors on the common shares, and to receive the property remaining after the satisfaction of prior claims in the event of a dissolution of Gerdau AmeriSteel.

                   BUSINESS OF GERDAU AMERISTEEL CORPORATION

     We encourage you to refer to the pro forma consolidated financial statements of Gerdau AmeriSteel attached as Appendix B to and included elsewhere in this prospectus. We also encourage you to refer to our audited consolidated financial statements and Co-Steel's audited consolidated financial statements attached as Appendix C and Appendix D, respectively, to this prospectus.

GENERAL

                         GERDAU AMERISTEEL CORPORATION
                              HOPKINS STREET SOUTH
                                WHITBY, ONTARIO
                                L1N 5T1, CANADA
                                 (905) 668-3535

     On October 23, 2002, Brazilian steelmaker Gerdau S.A. and Canadian steelmaker Co-Steel, an Ontario, Canada corporation, combined their North American operations. In the transaction, Co-Steel acquired all of the issued and outstanding shares of the operating companies comprising Gerdau North America, including its indirect 87% interest in AmeriSteel. In connection with the transaction, Co-Steel was renamed Gerdau AmeriSteel Corporation. This transaction was accounted for using the reverse-take-over method of purchase accounting. Gerdau North America is deemed to be the acquirer and is assumed to be purchasing the assets and liabilities of Co-Steel, since the original shareholders of Gerdau North America, as a group, became owners of more than 50 percent of the voting shares of Co-Steel (Gerdau AmeriSteel) on a fully-diluted basis following the transaction. Gerdau AmeriSteel is the second largest North America minimill steel producer with a combined network of 11 minimills (eight in the U.S. and three in Canada) and an annual manufacturing capacity in excess of 6.8 million tons of finished steel products. Gerdau AmeriSteel also owns and operates 29 downstream steel fabricating and specialty product facilities, 13 scrap recycling facilities and four distribution warehouses.

     Gerdau AmeriSteel (formerly Co-Steel) was incorporated under the laws of the Province of Ontario by letters patent dated September 10, 1970. Subsequent to incorporation, the following amendments transpired:

     - December 27, 1985 -- we amalgamated with our subsidiary, Lake Ontario Steel Company Limited.

     - June 10, 1986 -- our name was changed from Co-Steel International Limited to Co-Steel Inc. and each of the outstanding shares (except the First Preference Shares) was reclassified, subdivided into two Multiple Voting Shares and three Subordinate Voting Shares.

     - December 31, 1993 -- all of our outstanding multiple voting shares were automatically converted into subordinate voting shares.

     - April 27, 1994 -- our subordinate voting shares were redesignated as common shares.

     - December 31, 2000 -- 877449 Ontario Limited, a subsidiary, amalgamated with us.

     -  October 23, 2002 -- our name was changed to Gerdau AmeriSteel
        Corporation.

     The following chart shows Gerdau AmeriSteel and its principal operating affiliates:

[GERDAU AMERISTEEL CORP. CHART]

     Gerdau AmeriSteel is controlled by Brazilian steelmaker Gerdau S.A., a leading producer of long steel products in Brazil, Chile and Uruguay. Within Brazil, Gerdau S.A. operates a nationwide network of 70 branch locations dedicated to the distribution of a full range of long and flat steel products. Gerdau's Acominas subsidiary in Brazil is also one of the largest exporters of semi-finished steel products. Gerdau S.A.'s legacy and tradition covers a span of 101 years of significant contributions to the development of the Brazilian steel industry. To service the steel requirements of its global customer base, Gerdau S.A. has assembled 12 million tons of steel capacity, 16,000 dedicated employees and total assets exceeding $3 billion. Annually, Gerdau S.A. manufactures and distributes $2.7 billion in steel products for applications in the construction, agricultural, automotive, industrial and other sectors.

     The following map sets out the location of our minimills:

     [Map of Canada and the U.S. depicting locations of Gerdau AmeriSteel's minimills]

COMPETITIVE STRENGTHS

     The purpose of the combination between Gerdau North America and Co-Steel was to create a company with the financial strength, operational critical mass, and professional talent pool to succeed in the difficult North American steel market. We believe that our combined company has the following competitive strengths:

     ECONOMIES OF SCALE. We are the second largest North American minimill steel producer with a fully competitive range of steel products and geographical diversification. We have a combined network of 11 minimill facilities in Canada and the U.S. with an annual manufacturing capacity in excess of 6.8 million tons of finished steel products. The combined mills have downstream outlets with 29 steel fabricating and specialty product facilities and source a portion of their raw material requirements from our internal network of scrap processing facilities. Through its greater size, operational efficiencies and financial strength and its increase in market presence, we believe we will be able to compete more effectively for additional business in its strategic markets.

     PRODUCT AND GEOGRAPHIC DIVERSIFICATION. Through its network of 11 mill locations in eastern North America, we are able to more effectively and efficiently service its customers throughout the eastern North American market with a fully competitive range of steel products and geographical diversification, resulting in improved operational efficiencies.

     DOWNSTREAM INTEGRATION. Our minimills are integrated with 29 downstream steel fabricating and specialty product businesses.

     COST SAVINGS. We expect that the company will realize from the integration of the operations of Co-Steel and Gerdau North America approximately $35 million in annual cost savings through freight rationalization, product rationalization, scheduling efficiencies and scrap rationalization. The full realization of these synergy benefits should be achievable in the near term. Incremental cost savings from operational improvements are also anticipated through the knowledge exchange of best operating practices and coordination of manufacturing technologies.

     STRONG SPONSORSHIP. We have access to the knowledge base of, and sponsorship from, our parent company, Gerdau, one of the largest steel producers in the world with a history of 101 years in the steel industry. Gerdau has installed capacity of 12 million tons under management through 19 steel plants with a network of 70 sales branches. We will be able to capitalize on Gerdau's professional management and its expertise in specialty products and steel production.

     In order to provide a description of our business that is consistent with the historical financial statements that are attached as Appendix B and D, our business is separated and described below as the business of Gerdau North America and Co-Steel.

BUSINESS OF GERDAU NORTH AMERICA

     The Gerdau North American operations include seven minimills located in Jacksonville, Florida; Charlotte, North Carolina; Jackson and Knoxville, Tennessee; Cartersville, Georgia; Cambridge, Ontario; and Selkirk, Manitoba. In addition, Gerdau North America has 26 value added downstream rebar fabricating and specialty steel processing facilities and six scrap operations. The Gerdau North American operations are performed through three subsidiaries of Gerdau
AmeriSteel: Gerdau USA Inc., Gerdau Courtice Steel Inc., and Gerdau MRM Holdings Inc. Gerdau USA owns approximately 87% of the outstanding common stock of AmeriSteel.

     Gerdau North America manufactures and markets a wide range of steel products, including rebar, merchant bars, structural shapes, beams, special sections, and, to a lesser extent, rods, in its five minimills located in the eastern United States and in its two minimills located in Manitoba and Ontario, Canada. It also operates 17 rebar fabricating and epoxy coating plants that serve the eastern and midwestern United States in close proximity to its mills, two rail spike manufacturing facilities, a wire mesh and collated nail manufacturing facility, and two cold drawn plants. Gerdau North America also operates four specialty processing centers servicing original equipment manufacturers, or OEMs, and six scrap processing operations. Gerdau North America's products are generally sold to steel service centers, fabricators, or directly to original equipment manufacturers, for use in a variety of industries, including the construction, automotive industry, and equipment manufacturing industry.

  SIGNIFICANT ACQUISITIONS

     Gerdau S.A.'s initial investment in the North American steel market began in 1989 when it acquired Gerdau Courtice. In 1995, it acquired Gerdau MRM, and in 1999 it acquired an indirect majority interest in AmeriSteel by forming Gerdau USA.

  Gerdau Courtice

     Gerdau Courtice is headquartered and currently operates a minimill in Cambridge, Ontario, Canada. It began operations in 1976 as a re-roller in Bowmanville, Ontario and subsequently built a small melt shop in Cambridge in 1980 to supply billets to the Bowmanville facility. In 1986, it built a new melt shop and in 1987 built a new inline 16-stand rolling mill, at which time it closed Bowmanville. Gerdau Courtice produces merchant bars, which are generally less than 3 inches in dimension (rounds, squares and flats), light structural shapes (angles and channels), rebar, and special bar quality products, or SBQ.

 Gerdau MRM

     Gerdau MRM is headquartered and currently operates a minimill in Selkirk, Manitoba, Canada. It began operations in 1906 as a horseshoe producer in Winnipeg and moved to Selkirk, approximately 50 km north of Winnipeg, in 1917. Gerdau MRM produces predominantly special sections (cutting edges, rails, super light beams, elevator guide rails, forklift tines, smelter bars), rebar, and merchant bar. In addition to its minimill, Gerdau MRM has an interest in two downstream joint ventures: Bradley Steel Processors Inc. and SSS/Gerdau MRM Inc. Bradley is a 50% owned joint venture with John Buhler Inc. Bradley and MFT Acquisition Corp., another subsidiary of Gerdau MRM, each process the super light beam produced at the Selkirk mill into a truck trailer cross member. The process includes cut to length, punching, welding, and a hot wax dip to prevent corrosion. Gerdau MRM owns a 50% interest in SSS/Gerdau MRM, a joint venture with Monteferro S.p.A., commonly referred to as Canadian Guide Rails, that processes elevator guide rails produced at the Selkirk mill into finished kits to be delivered to job sites. The process includes milling, stamping, and kit assembly. Gerdau MRM also owns Porter Bros. Corporation, which operates steel service centers in North Dakota and processes steel scrap used by the Selkirk mill, and Mandak Metal Processors, which operates a scrap yard in Selkirk.

 Gerdau USA

     Gerdau USA was incorporated in September 1999 for the purpose of acquiring AmeriSteel. Gerdau USA was a holding company and its only business was to own 100% of the common stock of FLS Holdings Inc. ("FLS"), which in turn existed only to own AmeriSteel stock. In September 1999, Gerdau acquired 88% of FLS, and in 2000 purchased the remaining 12% of FLS. As a result, Gerdau owns approximately 87% of AmeriSteel's outstanding common stock with the remainder held by minority stockholders. On October 23, 2002, Gerdau USA merged into FLS, prior to the Plan of Merger, and FLS's name was changed to Gerdau USA, Inc.

     AmeriSteel, headquartered in Tampa, Florida, was originally incorporated in Florida in 1937 as a rebar fabricator and subsequently merged with other fabricators to form Florida Steel Corporation in 1956, when it commenced building its first minimill in Tampa. Today, through acquisitions and greenfield sites, it now owns five minimills, and operates 17 rebar fabricating and epoxy coating plants that serve the southeastern and mid-Atlantic markets in close proximity to its mills. The mills produce rebar, merchant bars (angles, channels, flats, rounds and squares), structural shapes, (which are generally greater than 3 inches by dimension), and, to a lesser extent, rods. The mills are located in Jacksonville, Florida; Charlotte, North Carolina; Jackson and Knoxville, Tennessee; and Cartersville, Georgia. Additionally, AmeriSteel operates two rail spike manufacturing facilities in Paragould, Arkansas and Lancaster, South Carolina, and a wire mesh and collated nail manufacturing facility in New Orleans, Louisiana. In April 2001, AmeriSteel acquired American Bright Bar, in Orrville, Ohio a manufacturer of cold-drawn steel bars. This business was acquired by AmeriSteel Bright Bar, an 80% owned subsidiary. AmeriSteel's most recent minimill acquisition came on December 28, 2001, when it acquired the assets of the Cartersville, Georgia mill from Birmingham Steel Corporation which expanded its structural bar size range and added beams to its product, line. On June 24, 2002, the Company acquired certain assets and assumed certain liabilities of Republic Technologies' cold drawn plant in Cartersville, Georgia, a producer of cold drawn merchant bar products, to compliment the operations of ABB.

  CORPORATE CHART

     The following chart sets forth the principal companies forming part of Gerdau North America:

[GERDAU NORTH AMERICA FLOW CHART]

  PRODUCTS AND MARKETS

  General

     Minimills are steel mills that use electric arc furnaces to melt steel scrap and cast the resulting molten steel into long strands called billets in a continuous casting process. The billets are typically transferred to a rolling mill where they are reheated, passed through roughing mills for size reduction and then rolled into rebar, structural shapes, merchant bars, wire rods or special sections. These products emerge from the rolling mill and are uniformly cooled on a cooling bed. Most merchant and structural products then pass through automated straightening and stacking equipment. Finished products are neatly bundled prior to shipment to customers by rail or truck.

     Minimills generally operate more efficiently than integrated steel operators which typically process iron ore and other raw materials in blast furnaces to produce steel using costlier raw materials, consuming more energy and operating more labor intensive older facilities.

     The U.S. and Canadian minimill steel industry, and international steel industry in general, currently have excess production capacity. This excess capacity has resulted in competitive product pricing and cyclical pressures on industry profit margins. The high fixed costs of operating a minimill encourage mill operators to maintain high levels of output even during periods of reduced demand, which exacerbates the pressures on profit margins. In this environment, efficient production and cost controls are important to domestic minimill steel producers. International overcapacity, weak foreign economies, and a strong U.S. dollar have also resulted in record levels of imports, both into the U.S. and Canada, a majority of which are being sold at prices far below the production and export costs of the originating producers.

     The following table shows the breakdown of revenue by product for Gerdau North America in the relevant time period:

GERDAU NORTH AMERICA

                                                           REVENUES BY CATEGORY OF PRODUCTS
                                 ------------------------------------------------------------------------------------
                                                   $ '000                                      % MIX
                                 ------------------------------------------   ---------------------------------------
                                 2002 (6 MOS)    2001      2000      1999     2002 (6 MOS)    2001     2000     1999
                                 ------------   -------   -------   -------   ------------   ------   ------   ------
Rebar..........................     95,079      196,289   176,939   175,823       21.7%       25.2%    21.5%    21.0%
Merchant/Special Sections......    218,632      340,643   389,668   404,893       49.9%       43.7%    47.4%    48.4%
Rods...........................     19,210       28,025    33,061    33,478        4.4%        3.6%     4.0%     4.0%
Fabricated rebar...............     97,203      210,375   214,567   198,900       22.2%       27.0%    26.1%    23.8%
Billets........................      7,881        4,133     8,481    23,427        1.8%        0.5%     1.0%     2.8%
                                   -------      -------   -------   -------     -------      ------   ------   ------
Total..........................    438,004      779,465   822,716   836,521      100.0%      100.0%   100.0%   100.0%
                                   =======      =======   =======   =======     =======      ======   ======   ======

     The following table shows the breakdown of revenue by geographical area for Gerdau North America in the relevant time period:

GERDAU NORTH AMERICA

                                                           REVENUE FROM EXTERNAL CUSTOMERS
                                                          ---------------------------------
                                                                                    TOTAL
                                                           CANADA       U.S.      SEGMENTS
                                                          ---------   ---------   ---------
Six Months Ended June 30, 2002..........................   113,381     375,210     488,591
                                                             23.2%       76.8%      100.0%
Year Ended December 31, 2001............................   225,841     659,190     885,031
                                                             25.5%       74.5%      100.0%
Year Ended December 31, 2000............................   241,888     688,060     929,948
                                                             26.0%       74.0%      100.0%

     For more information regarding a breakdown of total revenues by category of activity and geographic market, see Note 7 to the Gerdau AmeriSteel financial statements set out in Appendix C to this prospectus.

  Rebar Products (Stock and Fabricated)

     Rebar products are used primarily in two sectors of the construction industry: non-residential building projects, such as institutional buildings, retail sites, commercial offices, apartments, hotels, manufacturing facilities and sports stadiums; and infrastructure projects such as highways, bridges, utilities, water and waste treatment facilities. Rebar products are also used in multi-family residential construction such as apartments, condominiums and multi-family homes. Fabrication includes detailing rebar requirements for architectural and engineering requirements, cutting, bending and delivering the finished product to jobsites.

     AmeriSteel produces rebar products primarily in Knoxville, Jacksonville, and Charlotte. The rebar is either sold directly to distributors and independent fabricating companies in stock lengths and sizes or is transferred to AmeriSteel's fabricating plants where it is cut and bent to meet engineering, architectural, and other end-product specifications. In the sale of fabricated rebar, AmeriSteel competes with other steel fabricators in its marketing area, some of who purchase their stock rebar from AmeriSteel. Usage of AmeriSteel's rebar products is roughly split evenly between private and public projects.

     Approximately 15% of both Gerdau Courtice's Cambridge and Gerdau MRM's Selkirk mills' production is rebar which is sold primarily to fabricators and service centers in the U.S. and Canada.

  Merchant Bars and Structural Products

     Merchant bars consist of rounds, squares, flats, angles, and channels with a size dimension of less than three inches. Merchant bars and structural products are generally sold to steel service centers, and to manufacturers who fabricate the steel to meet engineering or end-product specifications. Merchant bars are used to manufacture a wide variety of products, including gratings, transmission towers, floor and roof joists, safety walkways, ornamental furniture, stair railings, and farm equipment. Structural products are larger dimension merchant bars and are used in a wide variety of manufacturing applications, including housing beams, trailers, structural support for buildings, and other construction purposes.

     Merchant bar and structural products typically require more specialized processing and handling than rebar, including straightening, stacking, and specialized bundling. Because of the greater variety of shapes and sizes, merchant bars and structural products typically are produced in shorter production runs, necessitating more frequent changeovers in rolling mill equipment. Merchant bar products and structural products historically command higher prices and earn higher profit margins than rebar.

     AmeriSteel produces merchant bars primarily at its Jackson and Charlotte mills and, with the acquisition of the Cartersville mill in late 2001, began producing a wider range of bars and structurals, including beams, in 2002.

     Approximately 75% of the Cambridge mill's production and up to 15% of the Selkirk mill's production are merchant bars and structurals. The Cambridge mill generally produces smaller sizes in smaller production runs targeted to niche markets that earn higher margins than commodity merchant bars. The Selkirk mill recently increased production capabilities to include large flats.

     ABB purchases flat bars from the Jackson and Cambridge mills and on the open market and processes them by cold drawing the bars to enhance their physical characteristics. ABB currently produces 50 sizes of cold drawn flat bar, which are then sold to third party service centers. The Cartersville cold drawn facility expands the cold drawn bar product range to include rounds and other shapes. Its raw material needs will be met by shipments from the Jackson and Cambridge mills and possibly from the Selkirk mill.

     AmeriSteel's plants in Paragould, Arkansas and Lancaster, South Carolina produce rail spikes from small square merchant bars produced at the Charlotte mill.

  SBQ (Special Bar Quality) and Special Sections

     SBQ products are widely used in industries as diverse as mining and automobile production. SBQ products typically have more stringent chemical and dimensional tolerance requirements, and therefore are often more costly to produce and command a higher margin. These are generally in merchant bar shapes sold to OEMs. Special sections are generally bar mill products with singular applications, as compared to merchant bar products that are commonly used in multiple applications.

     Approximately 10% of the Cambridge mill's production consist of SBQ products. On average, approximately 75% of the Selkirk mill's shipments are special sections including elevator guide rails, cutting edges and blades, light rails, super light beams, fork flats, and smelter bars sold directly or indirectly to OEMs.

     The SSS/Gerdau MRM joint venture processes the Selkirk mill's guide rail sections for elevator manufacturers such as Otis Elevator Co. and Schindler Elevator Corporation. The Bradley joint venture and MFT Acquisition Corp. fabricate and coat super light beams into cross members for the truck trailer industry.

     AmeriSteel does not produce SBQ or special sections.

  Rod

     AmeriSteel produces steel rod at its Jacksonville mill. Most of this rod is sold directly to end users, while the remaining portion, depending on market conditions, may be shipped to the New Orleans, Louisiana facility, where the rod is used in the manufacture of wire mesh and collated nails. AmeriSteel's primary marketing area for rods includes Florida, South Carolina, Georgia, Alabama, and Louisiana. AmeriSteel does not expect to expand its marketing beyond these states due to the relatively low margins and prohibitive freight cost associated with wire rod products. The market for rods can be heavily influenced by foreign imports and in recent years, rod sales by foreign competitors has had a significant negative effect on AmeriSteel's rod prices.

     The Gerdau Canada Group does not produce rods.

  Billets

     Gerdau North America melt shops produce semi-finished billets for conversion to the finished products listed above in the rolling mills. Because melting capacity generally exceeds its rolling mill capacity, when market conditions permit, excess billet production is sold in the open market to steel mills for rolling into finished products.

  MARKETING

     Principal customers of Gerdau North America include steel distributors, steel service centers located throughout the U.S. and Canada, rebar fabricators, other metal fabricators and OEMs, railroads, building material dealers, and contractors. Its fabricated rebar products are sold to contractors performing work for residential and non-residential building, road, bridge, public works, utility, and other miscellaneous construction projects.

     Gerdau North America's credit terms to customers are generally determined based on market conditions and customs. Gerdau North America's business is seasonal, with orders in the June and September quarters tending to be stronger than the March and December quarters due primarily to weather related slowdowns in construction activity.

     AmeriSteel conducts its marketing operation through both its own centralized sales personnel and through local sales personnel. The local sales personnel for mill rebar and merchant bar are located in close proximity to major markets and customers. AmeriSteel's salespeople handle rebar, merchant bar and structural sales within a geographic area. This structure has several advantages in that it eliminates duplicate sales calls on customers, enables salespeople to cover smaller geographic areas, improves customer relationships, and facilitates flow of reliable market information to AmeriSteel. AmeriSteel's customer service force is centralized in AmeriSteel's Tampa, Florida headquarters, where all order taking, mill production scheduling, inventory management, and delivery arrangements are coordinated. Metallurgical service representatives, located at each of AmeriSteel's mills, provide technical support to the sales force.

     AmeriSteel's primary markets are in the eastern and midwestern U.S. During 2001, approximately 64% of AmeriSteel's mill production was rebar. As a result of the 2001 acquisition of the minimill in Cartersville, this percentage is expected to decrease. During calendar 2001, approximately 52% of mill rebar production was sold directly to distributors and independent fabricating companies in stock lengths and sizes. The remaining 48% of the rebar produced by the mills was transferred to AmeriSteel's fabricating plants where value is added by cutting and bending the rebar to meet strict engineering, architectural and other end-product specifications. Approximately 33% of AmeriSteel's 2001 mill production were merchant bars and structurals that are generally sold to steel service centers, OEMs and fabricators in stock lengths and sizes. A small amount of rod is produced at the Jacksonville mill for local markets.

     Fabricated rebar sales personnel are located at AmeriSteel's fabricating facilities, where engineering service representatives provide technical and sales support. Sales representatives submit bids for jobs based on architectural or engineering specifications for which AmeriSteel estimates rebar requirements. Fabricated rebar is generally produced in response to specific customer orders. The amount of sales order backlog pertaining to fabrication contracts was approximately 339,000 tons at June 30, 2002. The high level of backlog reflects the overall strength of the U.S. construction industry in the past few years and the long-term nature of the projects. AmeriSteel expects the majority of this backlog to be filled within the next three quarters while new backlog is generated.

     AmeriSteel's business is not dependent upon any single customer. AmeriSteel's customer base is fairly stable from year to year. During calendar 2001 no one customer accounted for more than 3.7% of net sales and the five largest customers accounted for approximately 13.4% of net sales.

     The Cambridge mill formerly conducted its sales independently, but as of mid-2001 was integrated with AmeriSteel's sales team. Today, all U.S. sales are handled through Tampa's customer service center and sales to Canadian customers are handled out of Cambridge.

     Gerdau Courtice's primary markets are Ontario, Quebec and the Atlantic Provinces in Canada. Approximately 35% of its sales are generated by customers in the U.S., predominantly around the Great Lakes region. The customer base is typically 65% service centers, 25% fabricators, and 10% OEMs.

     Gerdau MRM's Selkirk mill, which is geographically separate and generally serves a specialized market, conducts its sales and marketing independent of Gerdau Courtice and AmeriSteel through employee sales representatives. Gerdau MRM sells approximately 65% of its production to customers in the U.S. market with the remainder being sold in Canada. Approximately 80% of its production is sold directly to OEMs.

     Neither Gerdau Courtice nor Gerdau MRM has major customer concentrations, with the largest customer for each representing between 8% and 11% of sales, and the top five customers representing 25% to 40% of sales.

 RAW MATERIALS AND ENERGY COSTS

     Steel scrap is Gerdau North America's primary raw material and comprises approximately 30% to 45% of its cost of sales, depending on the mill and product mix. Scrap availability is a major factor in the ability of the companies to operate. Scrap is a commodity and its availability is price driven. AmeriSteel's Jackson and Jacksonville mills each have onsite dedicated scrap processing facilities that supply a significant share of their requirements. In addition, the Selkirk mill receives a significant amount of its scrap from Mandak and Porter scrap collection and processing yards. The balance of Gerdau North America's scrap needs are secured in the open market. Various domestic and foreign firms supply other important raw materials or operating supplies required for AmeriSteel's business, including refractories, ferroalloys and carbon electrodes. Gerdau North America has historically obtained adequate quantities of such raw materials and supplies at competitive market prices to permit efficient mill operations. Gerdau North America is not dependent on any one supplier as a source for any particular material and believes there are adequate alternative suppliers available in the marketplace should the need arise to replace an existing one.

     Electricity and natural gas represented approximately 13% and 9%, respectively, of AmeriSteel's mill conversion costs and approximately 10% and 6%, respectively, of the Gerdau Canada Group's conversion costs. Access to attractively priced electric power and natural gas is an important competitive cost advantage to a minimill. AmeriSteel purchases its power from its utilities under interruptible service contracts. Under such contracts, the utilities provide service at substantially less than firm tariff rates in return for the right to curtail power deliveries during peak demand periods. Such interruptions usually occur with sufficient notice to allow AmeriSteel to curtail production in an orderly manner. Since deregulation of the natural gas industry, natural gas requirements have generally been provided through purchase of well-head gas delivered via the interstate natural gas pipeline system and local distribution companies. Open access to competitively priced supply of natural gas enables AmeriSteel to secure adequate supplies at competitive prices. Although deregulation of both natural gas and wholesale electricity may afford opportunities for lower costs resulting from competitive market forces, price for both of these energy sources have become more volatile in the recent past and may continue to be.

  EMPLOYEES

     Gerdau North America has been, and continues to be, proactive in establishing and maintaining a climate of good employee relations. Ongoing initiatives include organizational development skills training, team-building programs, opportunities for participation in employee involvement teams, and an "open book" system of management. Gerdau North America believes high employee involvement is a key factor in the success of its operations. Compensation programs are designed to make employees' financial interest congruous with those of Gerdau North America's shareholders.

     AmeriSteel currently employs approximately 2,380 employees, none of whom are covered by a collective bargaining agreement. Approximately 1,300 employees work at the mills and 775 employees at rebar fabricating facilities. AmeriSteel believes that its relations with its employees are good.

     The Cambridge mill employs approximately 279 employees, 196 of whom are represented by the United Steel Workers of America, Local 8918. The union contract was recently renegotiated and now expires May 15, 2005.

     The Selkirk mill employs approximately 445 employees, 336 of whom are represented by United Steel Workers of America, Local 5442. The union contract was renegotiated in May 2002 and now expires May 22, 2007. In addition, Mandak has 105 employees, 84 of whom are represented by United Steel Workers of America, Local 8740. The union contract was renegotiated in June 2001 and expires June 30, 2006. Porter has 45 employees and special sections processing operations has 111 employees.

  PRODUCTION AND FACILITIES

  Minimills

     Gerdau North America operates its mills so that inventory levels are maintained within targeted ranges. Although it is normally advantageous to run the mills at full production levels to achieve the lowest per unit costs, producing to targeted inventory levels balances production with marketing and gives management flexibility to limit maintenance delays and other downtime. This approach also results in better working capital management.

     The following table sets forth certain information regarding Gerdau North America's seven mills, including the current estimated annual production capacity and actual production of the mills in thousands of tons. Billets produced in the melting process in excess of rolling needs are often sold to third parties.

                                     APPROX.      YEAR ENDED                    APPROX.      YEAR ENDED
                                     ANNUAL      DECEMBER 31,    CAPACITY       ANNUAL      DECEMBER 31,    CAPACITY
                       NUMBER OF     MELTING     2001 MELTING   UTILIZATION     ROLLING     2001 ROLLING   UTILIZATION
LOCATION               EMPLOYEES   CAPACITY(1)    PRODUCTION    PERCENTAGE    CAPACITY(1)    PRODUCTION    PERCENTAGE
--------               ---------   -----------   ------------   -----------   -----------   ------------   -----------
Charlotte, NC........      254          460           358            78%           400           335            84%
Jackson, TN..........      302          670           508            76            600           459            77
Jacksonville, FL.....      277          640           557            87            615           581            94
Knoxville, TN........      247          455           427            94            500           433            87
Cambridge, ON........      279          360           325            90            325           303            93
Selkirk, MB..........      445          385           354            92            330           306            93
Cartersville, GA.....      212          860           500            --            600           288            --
                         -----        -----         -----          ----          -----         -----          ----
Total(2).............    2,016        3,830         3,029(2)         85%(3)      3,370         2,417(2)         87%(3)
                         =====        =====         =====          ====          =====         =====          ====

---------------

(1) Annual melting capacities are based on the best historical months of production, annualized and assuming 18 days downtime per year for maintenance and holidays. Annual rolling capacities are based on the best historical rolling mill cycle annualized and assuming 18 days downtime per year for maintenance and holidays. Actual capacity may vary significantly due to changes in customer requirements, sizes, grades and types of products rolled, and production efficiencies. Capacity may change from year to year. Manufacturer's design capacity is not considered relevant due to differences in the product mix and production efficiency assumptions.

(2) Based on run rate production through September 2002 annualized, overall melting utilization was approximately 85% excluding Cartersville, which is currently operating its melt shop at approximately 45% of capacity. Overall rolling utilization was approximately 86% excluding Cartersville, which is currently operating its rolling mill at approximately 48% of capacity.

(3) Utilization % excludes Cartersville. Operations at Cartersville began under AmeriSteel management in January 2002. We anticipate production at Cartersville will grow gradually as new markets are penetrated and shipments increase. Cartersville production levels are currently less than 50% of capacity, resulting in lower staffing requirements.

     CHARLOTTE MILL

     The Charlotte mill, which began operations in 1961, produces rebar and merchant bars. Rebar produced in Charlotte is marketed primarily in the region from South Carolina to Pennsylvania. Merchant bar produced in Charlotte is marketed primarily within the eastern seaboard states from Florida to Pennsylvania.

     Charlotte's melting equipment includes a 75-ton electric arc furnace utilizing the Consteel process, a continuous scrap feeding and preheating system, and a ladle refining station. The melting facilities also include a 3-strand continuous caster and material handling equipment. Charlotte's rolling mill includes an 80-tons per hour reheat furnace, 15 in-line mill stands, a 200 foot cooling bed, an in-line straightener and flying cut-to-length shear, and an automatic stacker for merchant bars and rebar.

     JACKSON MILL

     The Jackson mill, which began operations in 1981, produces mostly merchant bars and some larger size rebar. This mill is AmeriSteel's largest single producer of merchant bars. The merchant bars are marketed primarily in the southeastern U.S., as well as into southern Illinois, Indiana and Ohio.

     Melting equipment includes a 140-ton electric arc furnace and a 4-strand continuous billet caster. The rolling mill consists of a 120-tons per hour reheat furnace, 16 Danieli vertical and horizontal in-line quick-change mill stands, a cooling bed, an in-line straightener, a cut-to-length product shear and an automatic stacker.

     JACKSONVILLE MILL

     The Jacksonville mill, which began operations in 1976, produces rebar and rods. The rebar is marketed primarily in Florida, the nearby Gulf Coast states and Puerto Rico, with coiled rebar being shipped throughout AmeriSteel's marketing area. The rod products are sold throughout the southeastern U.S.

     Jacksonville's melting equipment consists of a 100-ton electric arc furnace and a 4-strand continuous caster. The rolling mill includes a 100 tons per hour reheat furnace, 16 in-line horizontal Danieli rolling mill, a 10-stand Danieli rod block, a cooling bed for straight bars and a controlled cooling line for coiled products, a cut-to-length product shear, and automatic bundling and tying equipment for straight bars and coils.

     KNOXVILLE MILL

     The Knoxville mill, which began operations in 1984 and was acquired by AmeriSteel in 1987, produces almost exclusively rebar. The rebar is marketed throughout the Ohio Valley, including all areas of Ohio and Kentucky and parts of Illinois, Indiana, New Jersey, Maryland, Virginia, West Virginia, Tennessee, and portions of North and South Carolina, Georgia and Alabama.

     Knoxville's melt shop completed a US$34.5 million modernization in July 2000. The new facility includes a 95-ton electric arc furnace utilizing the Consteel process, a continuous scrap feeding and preheating system. The rolling mill consists of a 90-tons per hour reheat furnace, 17 in-line mill stands utilizing the Thermex in-line heat treating process, a cooling bed and a cut-to-length shear line.

     CARTERSVILLE MILL

     AmeriSteel acquired the Cartersville, Georgia facility in December 2001. The facility has a melt shop with a 140-ton electric arc furnace, a ladle refining station and 6-strand billet caster. In addition to a wide range of merchant bars, the mill produces structural shapes and beams.

     CAMBRIDGE MILL

     The Cambridge mill began operations in 1980 and was acquired by Gerdau in 1989. It produces merchant bar, SBQ shapes and rebar. The melt shop was rebuilt in 1986 and includes a 45-ton electric arc furnace and a 3-strand continuous caster. The rolling mill was commissioned in 1987 and includes a 75-tons per hour reheat furnace, 18 in-line stand rolling mill, 256 foot cooling bed, in-line cut to length, and straightening, stacking, and bundling finishing end.

     SELKIRK MILL

     The Selkirk mill began operations in 1917 and was acquired by Gerdau in 1995. It produces principally special sections, merchant bars, and rebar. The Selkirk mill has a 65-ton electric arc furnace, a ladle refining station and a 3-strand continuous caster installed in 1998. Selkirk operates two rolling mills. Rolling mill #1 has a 15-stand rolling mill. Rolling mill #2 includes two in-line stands, one horizontal (installed in 1998) and the other vertical (installed in 2000) along with a cooling bed installed in 2000. The mill also has finishing, straightening, bundling, stacking, sawing, and hole punching capabilities.

  Fabrication

     We believe that we operate the largest rebar fabricating group in the United States. Gerdau North America's network consists of 17 rebar fabricating and epoxy coating plants, all located throughout the southeastern and northeastern United States. The facilities are interconnected via satellite for the immediate transfer of customer engineering and production information utilized in its computer assisted design detailing programs. The fabricating plants are a downstream operation of AmeriSteel, and purchase the majority of their rebar from the Jacksonville, Knoxville, and Charlotte mills.

     Fabricated rebar is produced by cutting and bending stock rebar to meet engineering, architectural, and other end-product specifications. Facilities in Milton and Knoxville apply epoxy coating to fabricated rebar for rust resistant applications. The fabrication division currently employs approximately 775 employees. The following table shows the rebar fabricating plant locations and approximate annual capacity:

FABRICATING PLANT                                             CAPACITY
-----------------                                             ---------
                                                              (IN TONS)
Plant City, FL (Tampa)......................................    40,000
Jacksonville, FL............................................    35,000
Ft. Lauderdale, FL..........................................    40,000
Orlando, FL.................................................    15,000
Charlotte, NC...............................................    40,000
Raleigh, NC.................................................    30,000
Duluth, GA (Atlanta)........................................    40,000
Aiken, SC...................................................    15,000
Knoxville, TN...............................................    45,000
Nashville, TN...............................................    30,000
Collierville, TN (Memphis)..................................    20,000
Louisville, KY..............................................    30,000
York, PA....................................................    60,000
Baltimore, MD...............................................    30,000
Sayreville, NJ..............................................    30,000
                                                               -------
Total.......................................................   500,000
                                                               =======

     In addition to the above fabricating capacity, AmeriSteel operates epoxy coating plants in Knoxville, TN and Milton, PA with combined annual coating capacity of approximately 65,000 tons.

  Other Operations

     AmeriSteel's railroad spike operations, located in Lancaster, South Carolina and Paragould, Arkansas, forge steel square bars produced at the Charlotte mill into railroad spikes that are primarily sold on an annual contract basis to various railroad companies. AmeriSteel's facility in New Orleans, Louisiana produces wire from steel rod. The wire is then either manufactured into wire mesh for concrete pavement reinforcement or converted into collated nails for use in high-speed nail machines.

     The ABB plant in Orrville, Ohio is a 42,000 square foot facility equipped with a production line designed to cold draw up to 30,000 tons per year of cold-finished merchant bars.

     The cold drawn plant in Cartersville, Georgia was constructed in 1989 and acquired by AmeriSteel in June, 2002. The facility contains 90,000 square feet of manufacturing and office space on 16 acres. The plant has two bar-to-bar drawing benches and one coil-to-bar drawing line. The plant is currently operating in startup phase with one shift; however production capacity for the facility is approximately 60,000 tons utilizing a full three shifts.

     Gerdau MRM's Mandak Metal Processors is the scrap division for the Selkirk mill and is also located in Selkirk. It operates two 1,000-ton Harris shears and a 3,000 horsepower 74/90 Hammermill shredder with eddy current separator system. Mandak dismantles railcars at this facility as an additional source of scrap.

     Porter Bros. Corporation is 100% owned by Gerdau MRM and has four locations in Bismarck, Jamestown, Minot and Williston, North Dakota. These facilities operate regional steel service center businesses and also buy and prepare ferrous and non-ferrous grades of scrap metal sold to Mandak Scrap Processor and third parties. Bismarck, Jamestown and Minot are owned facilities while Williston is leased.

     Gerdau MRM also owns a super light beam processing facility in Memphis, TN on leased property.

     Gerdau North America owns its seven minimills and 14 of its 17 rebar fabricating facilities, and leases the three other fabricating facilities. The following table shows Gerdau North America's facilities (other than minimills or fabrication facilities) and the other properties that are currently owned or leased by Gerdau North America:

LOCATION                             USE                             ACREAGE     FLOOR SPACE
--------                             ---                             -------     -----------
Tampa, FL (Owned)..................  Closed minimill                    50.0         --
Indiantown, FL (Owned).............  Closed minimill                   151.5   130,340 sq. ft.
New Orleans, LA (Leased)...........  Wire fabric and nail facility       5.0   120,000 sq. ft.
Lancaster, SC (Owned)..............  Rail spike facility                41.0    52,000 sq. ft.
Paragould, AR (Owned)..............  Rail spike facility                 7.7    23,000 sq. ft.
Orrville, OH (Leased)..............  Cold drawn facility                 6.5    42,000 sq. ft.
Cartersville, GA (Owned)...........  Cold drawn facility                16.0    90,000 sq. ft.
Tampa, FL (Leased).................  Corporate offices                    --    37,000 sq. ft.

BUSINESS OF CO-STEEL

     Co-Steel, directly and through its subsidiaries and joint venture company, Gallatin, operates four minimills located in Whitby, Ontario; Perth Amboy, New Jersey; Sayreville, New Jersey; and Gallatin County, Kentucky. Through these facilities, Co-Steel manufactures and markets, rebar, wire rod, merchant bar, structural shapes, and flat rolled steel products used principally in the construction, automotive, appliance, machinery, and equipment industries. Co-Steel produced 2.3 million tons of finished steel products in fiscal 2001.

     Co-Steel is also a major participant in the sourcing, trading, and processing of steel scrap for Co-Steel's own use and for sale to third parties. Through its Co-Steel Recycling division, with recovery sites in Southern Ontario and Western New York, Co-Steel currently recycles over 1.0 million tons of ferrous and non-ferrous material, annually.

  PRODUCTS AND MARKETS

     Co-Steel Lasco and Co-Steel Sayreville produce merchant bar, structural shapes, and rebar. Merchant bar and structural shapes are produced in the form of rounds, squares, flats, angles, and channels. End products include gratings, steel floor and roof joists, safety walkways, stair railings, and farm equipment. Rebar is consumed in a wide variety of end uses, divided into roughly equal portions between private sector and commercial applications, such as construction of commercial, industrial, and multi-unit residential buildings, utility construction, agricultural uses, various maintenance and repair applications, and public works projects, such as construction of highways and bridges, public buildings, and water treatment facilities. These commodity steel products are generally sold to fabricators, steel service centres, and machinery and equipment manufacturers.

     Co-Steel Raritan produces industrial quality rod products that are sold to customers in the automotive, agricultural, industrial fastener, welding, appliance, and construction industries. End uses of wire rod products include the manufacture of fences, wire mesh, fine wire, chain, welding wire, plating wire, fasteners, springs, rebar, and merchant bar.

     Co-Steel Concrete Products produces epoxy coated rebar and merchant bar, cut-to-length rebar and merchant bar, dowels, and coiled rebar. These products are generally sold to fabricators.

     Gallatin Steel produces hot band flat rolled steel products that are used in the construction, automotive, appliance, machinery, equipment, and packaging industries.

     The following table provides a percentage breakdown by major product of Co-Steel's sales for the past two years.

                                                              2001   2000
                                                              ----   ----
Merchant bar and structural shapes..........................   28%    31%
Rebar.......................................................   17     13
Wire rod....................................................   29     31
Flat rolled steel...........................................   25     23
Other.......................................................    1      2
                                                              ---    ---
                                                              100%   100%
                                                              ===    ===

  MARKETING

     Co-Steel is a major supplier to the construction industry. With seasonal slowdowns typically occurring in the first quarter, construction activity is strongest from the second to the fourth quarters. Barring any changes in market conditions, Co-Steel's shipments generally are lower in the first quarter of the year than in each of the next three quarters.

     Given the diversity of Co-Steel's products and markets, no one customer comprises 10% or greater of its consolidated revenues. The following table provides a percentage breakdown of total sales by customer location for the past two years for Co-Steel's continuing operations.

PERCENT OF TOTAL SALES                                        2001   2000
----------------------                                        ----   ----
United States...............................................   85%    84%
Canada......................................................   15     16
                                                              ---    ---
                                                              100%   100%
                                                              ===    ===

  RAW MATERIAL AND ENERGY COSTS

     Ferrous scrap metal, labor and electricity are the three major components of the manufacturing costs of the minimill steel production process. In 2001, ferrous scrap metal, labor and electricity represented 35%, 9% and 11% respectively of the total steel manufacturing costs.

  Ferrous Scrap Metal

     Co-Steel secures reliable sources of scrap under the following arrangements:

     - Co-Steel Recycling plays an integral role in purchasing scrap for Co-Steel Lasco and Co-Steel Raritan. In 2001, Co-Steel Recycling supplied approximately 499,000 tons of steel scrap to Co-Steel Lasco, fulfilling 100% of Co-Steel Lasco's scrap metal requirements. Since, 1999, Co-Steel Recycling has also assumed scrap purchasing on behalf of Co-Steel Raritan.

     - Co-Steel Sayreville has a long-term supply contract through which it purchases approximately 90% of its scrap.

     - Gallatin Steel is not dependent on any single supplier and purchases scrap from many outside dealers.

  Labor

     At December 31, 2001, Co-Steel had approximately 1,383 employees.

     Approximately 375 employees at Co-Steel Lasco are represented by the United Steel Workers of America (USWA) under a collective bargaining agreement that expires February 27, 2004. In the first quarter of 2001, a three-month labor disruption occurred at the Co-Steel Lasco plant in Whitby, Ontario.

     On June 26, 2001, the employees of Co-Steel Raritan certified the USWA as their bargaining representative. During July 2002, the Company reached a collective bargaining agreement with the USWA which expires July 19, 2006.

     Co-Steel's other employees, with the exception of 45 employees at Co-Steel Recycling, are not unionized.

     Co-Steel's employee relations policies are designed to achieve and maintain good relations between Co-Steel and its employees. Employee benefits include extensive medical and dental coverage and life and disability insurance. Co-Steel also provides pension and post-retirement benefits to qualified employees.

  Electricity

     Co-Steel's operations have long-term contracts with major utilities for the supply of electricity. These contracts typically have two components to them, a firm portion, which supplies a base load for each plant's rolling mill and auxiliary services and an interruptible portion, which supplies the electric arc furnace load. The interruptible portion of the contract represents up to 60% to 70% of the total load and, for the most part, is based on a spot market price of electricity at the time it is being used and as such Co-Steel has significant exposures to the electricity spot market.

  PRODUCTION AND FACILITIES

  Co-Steel Lasco

     Co-Steel Lasco's steel-making plant is located in Whitby, Ontario, 35 miles east of Toronto on a 334-acre site owned by Co-Steel. Co-Steel Lasco has ready access to water, rail, and highway transportation. The plant includes an electric arc furnace with a ladle arc refining unit, a continuous caster, a bar mill, and a structural mill.

  Co-Steel Sayreville

     Co-Steel Sayreville's steel-making plant is located in Sayreville, New Jersey, 30 miles south of New York City on a 116.5-acre site that is owned by Co-Steel. This operation's strategic location in the northeastern U.S. provides a significant freight cost advantage in its home markets and ensures access to the area's surplus scrap markets.

     Co-Steel Sayreville operates a state-of-the-art Consteel(R) furnace, a ladle arc refining unit, a continuous caster, and a bar mill.

  Co-Steel Raritan

     Co-Steel Raritan's steel-making plant is located in Perth Amboy, New Jersey, only 6 miles from Co-Steel Sayreville, on a 93-acre site that is owned by Co-Steel. This operation has direct access to water, rail, and highway transportation. Co-Steel Raritan operates an electric arc furnace, a ladle arc refining unit, a continuous caster, and a rod mill.

  Depot Network

     Co-Steel leases distribution warehouses for its long product group in Chicago, Illinois; North Jackson, Ohio; and Montreal, Quebec; and owns a warehouse in Milton, Ontario. These depots allow Co-Steel's long product operations to ship finished product by rail from the mills to the depots, which is less expensive than by trucks, and to provide customers with just-in-time inventory management.

  Co-Steel Concrete Products

     Co-Steel Concrete Products operates an epoxy plant and cut-to-length operation in New Jersey and a dowel producing facility in North Jackson, Ohio.

  Gallatin Steel

     Gallatin Steel's steel-making plant is located in Gallatin County, Kentucky, 40 miles southwest of Cincinnati, on a 1,000-acre site that Gallatin Steel owns. The location is convenient to barge, rail, and highway transportation. Gallatin operates a direct current twin-shell electric arc furnace with a ladle arc refining unit, a thin slab caster, a high-speed tandem rolling mill and a cut-to-length operation.

  Co-Steel Recycling

     Co-Steel Recycling operates six Canadian and one U.S. ferrous and non-ferrous scrap collection and processing yards strategically located in key scrap generation areas. These locations range in size from 2.8 to 75 acres. Co-Steel Recycling operates heavy-duty shredders, a heavy media separation plant, and two hydraulic balers.

ENVIRONMENTAL AND REGULATORY MATTERS

     Our business units are required to comply with an evolving body of environmental laws and regulations concerning, among other things, emissions into air, discharges to surface groundwater, noise control, and the generation, handling, storage, transportation, and disposal of toxic and hazardous substances, and the cleanup of contamination. These laws and regulations vary depending on the location of the facility and can fall within federal, provincial, state, or municipal jurisdictions.

     Our operators generate certain wastes, such as electric arc furnace dust, that are classified as hazardous wastes and must be properly disposed of under applicable environmental laws and regulations. In the United States and Canada, certain environmental laws and regulations impose joint and several liability on certain classes of persons for the costs of investigation and cleanup of contaminated properties regardless of fault or the legality of the original disposal. Some of our present and former facilities have been in operation for many years and, over such time, the facilities have used substances and disposed of wastes that may require cleanup, for which we could be liable. There is no assurance that the costs of such cleanups or the cleanup of any potential contamination not yet discovered will not materially adversely affect us.

     In 2000, Co-Steel Raritan and Co-Steel Sayreville took part in the U.S. Environmental Protection Agency's (EPA) Steel Mini-mill Audit Initiative Program. Both New Jersey mini-mills conducted a comprehensive, third party, multi-media environmental audit. The results of this audit were disclosed to the U.S. EPA along with a list of corrective actions, all of which are expected to be completed by the second half of 2002. None of the identified and disclosed items have resulted, or will result, in material costs being incurred. In meeting its overall environmental goals and government-imposed standards in 2000 and 2001, Co-Steel incurred operating costs of approximately $4 million and spent $6.5 million on capital improvements.

     Carbon monoxide emissions at Co-Steel Raritan exceeded permitted levels on several occasions during the six months ended December 31, 2001. These episodes were promptly reported to the New Jersey Department of Environmental Protection (NJDEP). Co-Steel Raritan is conducting investigations to determine the cause of these episodes, what steps can be taken to reduce emissions and whether the Co-Steel Raritan environmental permits require modification. Discussions with the NJDEP regarding permit and compliance issues are in a preliminary stage. Penalty assessments of approximately $250,000 were received for the third and fourth quarters of 2001. Unknown penalties could still be assessed for the first and second quarters of 2001. Additional penalties could be assessed for 2002.

     For information regarding AmeriSteel's cleanup liability with state and Federal regulators regarding the investigation and/or cleanup of certain sites, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Compliance With Environmental Laws and Regulations" in AmeriSteel's Annual Report on Form 10-K for the year ended December 31, 2001 and Note E -- Environmental Matters to Notes to Consolidated Financial Statements in AmeriSteel's Quarterly Report on Form 10-Q for the nine months ended September 30, 2002 which are incorporated by reference in this prospectus.

     No assurance can be given that unforeseen changes, such as new laws or enforcement policies, or a crisis at one of our properties or operations, will not have a material adverse effect on the business, financial condition, or results of our operations. Our business units are required to have governmental permits and approvals. Any of these permits or approvals may be subject to denial, revocation, or modification under various circumstances. Failure to obtain or comply with the conditions of permits and approvals may adversely affect our operations and may subject us to penalties. In addition, we may be required to obtain additional operating permits or governmental approvals and incur additional costs. There can be no assurance that we will be able to meet all applicable regulatory requirements. There is no assurance that our environmental capital expenditures will not materially increase in the future. Moreover, we may be subject to fines, penalties, or other liabilities arising from its actions imposed under environmental legislation or regulations.

FOREIGN OPERATIONS RISK

     No foreign operations risk exists, other than exchange rates. Please refer to "Risk Factors" on page 10 of this prospectus for a detailed discussion of foreign currency risk.

COMPETITION

     Our market area encompasses Canada and the U.S., predominantly throughout the eastern seaboard and the midwest. The products of our Selkirk mill are often shipped greater distances, including overseas, due to their specialized nature.

     We experience substantial competition in the sale of each of our products from numerous competitors in its geographic markets. Rebar, merchant bars, and structural shapes are commodity steel products, for which price is the primary competitive factor. Due to the high cost of freight relative to the value of steel products, competition from non-regional producers is somewhat limited. Proximity of distribution warehouses to customers together with competitive freight costs and low-cost manufacturing processes are key to maintaining margins on reinforcing bar and merchant bar products. Rebar deliveries are generally concentrated within a 350 mile radius of a mill, while merchant bar deliveries are generally concentrated within a 500 mile radius of a mill. Except in unusual circumstances, the customer's delivery expense is limited to freight charges from the nearest competitive mill and the supplier absorbs any incremental freight charges.

     Despite the high cost of freight associated with transporting steel bar products, we and other North American steel producers have experienced significant and unfair competition from foreign finished steel bar producers during the past several years. Due to unfavourable foreign economic conditions and excess capacity, imports of steel bar products to the U.S. and Canadian markets are at historically high levels and often at prices below their production and export costs, with a corresponding negative impact on domestic prices. Despite favourable anti-dumping rulings on rebar from several countries early in 2001 by the United States International Trade Commission, imports of rebar into the U.S. have continued at very high levels. We are participating in and support continuing efforts to limit the importation of steel at unfair, subsidized prices. In September 2001, the International Trade Commission unanimously found steel imports to be a major cause of material injury to the domestic steel industry and sent proposed remedies to President Bush in December 2001. On March 6, 2002, President Bush initiated remedies that include tariffs of 15% on rebar and 30% on merchant bar imports from several foreign countries (excluding Canada) effective March 20, 2002. The tariffs are imposed for three years and decline from 15% to 12% in the second year and 9% in the third year for rebar, and decline to 24% in the second year and 18% in the third year for merchant bar. Please refer to "Risk Factors." WTO-designated developing countries are excluded from the remedy unless their import volumes surge during the period. Canada is pursuing similar measures through its government regulatory bodies. The tariffs imposed in the United States and any similar actions taken in Canada may not have a positive impact on the North American steel industry and may not reduce the volume or negative impact of unfairly priced imports.

     We believe our principal competitors include Stelco Inc. and Ispat Sidbec Inc. in Canada and Nucor Corporation, Birmingham Steel Corporation, NorthStar Steel Company, Bayou Steel, Roanoke Steel, Marion Steel, and SMI Steel in the United States.

     Despite the commodity characteristics of the rebar and merchant bar markets, we believe that we distinguish ourselves from our competitors to some extent due to our product quality, our consistent delivery performance, our capacity to service large orders, and our ability to fill most orders quickly from inventory. Moreover, although construction and infrastructure projects are generally nonrecurring in nature, the steel fabricators, distributors, and service centers that supply many of these projects tend to be long-time customers of ours. We believe that the reputation of our operations for quality products and service is among the highest in the industry.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings, other than routine litigation incidental to our business, to which we are a party or in which any of our property is the subject, and no such proceedings are known to be contemplated.

                        MANAGEMENT OF GERDAU AMERISTEEL

     Gerdau AmeriSteel's board of directors consists of 13 directors. The following table sets forth certain information regarding the directors and senior officers of Gerdau AmeriSteel:

                                                                          PRO FORMA OWNERSHIP   PERCENTAGE
NAME AND MUNICIPALITY OF RESIDENCE                 TITLE                     OF SECURITIES      OWNERSHIP
----------------------------------                 -----                  -------------------   ----------
Andre Beaudry...................    Vice President, Steel Product Sales            8,497(3)           *
  Tampa, Florida, U.S.
Phillip E. Casey................    Director, Chief Executive Officer          7,987,491(3)        4.0%(3)
                                    and President
  Tampa, Florida, U.S.
Kenneth W. Harrigan(1)..........    Director                                       1,000              *
  Oakville, Ontario, Canada
Joseph J. Heffernan(1)..........    Director                                       5,000              *
  Toronto, Ontario, Canada
Jorge Gerdau Johannpeter(2).....    Director and Chairman of the Board                --(3)          --
                                    of Directors
  Porto Alegre, Rio Grande do Sul,
  Brazil
Frederico C. Gerdau                 Director                                          --(3)          --
  Johannpeter(2).. Porto Alegre,
  Rio Grande do Sul, Brazil
Andre Bier Johannpeter(2).......    Vice President, COO Canada, Director              --(3)          --
  Porto Alegre, Rio Grande do Sul,
  Brazil
Michael M. Koerner(1)...........    Director                                      13,200              *
  Toronto, Ontario, Canada
Robert W. Korthals(1)...........    Director                                       4,000              *
  Toronto, Ontario, Canada
Tom J. Landa....................    Vice President, Finance, Chief               183,823(3)           *
                                    Financial Officer and Secretary
  Tampa, Florida, U.S.
J. Spencer Lanthier(1)..........    Director                                       2,043              *
  Toronto, Ontario, Canada
Garry A. Leach..................    Vice President, MRM Special                       --             --
                                    Sections, Director
  St. Paul, Manitoba, Canada
Michael Mueller.................    Vice President, Steel Mill                     2,214(3)           *
                                    Operations
  Tampa, Florida, U.S.
Terry G. Newman.................    Director and Vice Chairman of the            117,088              *
                                    Board of Directors
  Unionville, Ontario, Canada
Lionel H. Schipper(1)...........    Director                                      15,000              *
  Toronto, Ontario, Canada
Dr. Michael D. Sopko(1).........    Director                                       1,000              *
  Oakville, Ontario, Canada

---------------

(1) Independent director.

(2) The Gerdau family, indirectly, controls Metalurgica Gerdau S.A. holding, collectively, 71.8% of the voting capital and 23.9% of the total capital and Metalurgica Gerdau S.A. and its controlled companies hold 85% of the voting capital of Gerdau. Gerdau owns approximately 72.5% of Gerdau AmeriSteel and, after completion of the merger, will own approximately 67.7% of Gerdau AmeriSteel.

(3) Pro forma, giving effect to completion of the merger.

*   Less than one percent.

     ANDRE BEAUDRY has been Vice President, Mill Product Sales of AmeriSteel, since September 2001. Prior to this, Mr. Beaudry was employed by Gerdau Courtice of Cambridge, Ontario, Canada since being hired as V.P. Sales & Marketing in 1991. He served as President of Gerdau Courtice from April 1998 through September 2001. Mr. Beaudry has over 20 years experience in the steel industry. He was appointed as an officer of Gerdau AmeriSteel in October 2002.

     PHILLIP E. CASEY has been Chief Executive Officer and a director of AmeriSteel since June 1994 and President of AmeriSteel since September 1999. Mr. Casey was Chairman of the Board of AmeriSteel from June 1994 until September 1999. He was appointed as an officer of Gerdau AmeriSteel in October 2002.

     KENNETH W. HARRIGAN has been a director of Co-Steel since 1994. He is also a director of and consultant to Ford Motor Company of Canada, Limited.

     JOSEPH J. HEFFERNAN has been a director of Co-Steel since 1996. He was Vice-Chairman of Co-Steel from 1999 until 2002. Mr. Heffernan is also Chairman of Rothmans Inc.

     JORGE GERDAU JOHANNPETER has been working for the Gerdau companies since 1954. Mr. Jorge Johannpeter and his brothers, Germano, Klaus and Frederico, started as apprentices. Mr. Jorge Johannpeter became an Executive Officer of Gerdau in 1973 and was appointed President in 1983. He received a degree in Law from the Federal University of Rio Grande do Sul, Brazil.

     FREDERICO C. GERDAU JOHANNPETER has worked for the Gerdau companies with his father and brothers since 1961. Mr. Frederico Johannpeter became an Executive Officer of Gerdau in 1973 and was appointed Vice President in 1983. He received a degree in Business Administration from the Federal University of Rio Grande do Sul, Brazil.

     ANDRE BIER JOHANNPETER has been working for the Gerdau companies since 1980. Mr. Andre Johannpeter became an Executive Officer of Gerdau in 1989. In 1998, Mr. Andre Johannpeter was appointed Director of Information Systems and in 1999 became Director of New Business Development and in 2002 he was appointed Vice President, North American Operations. He received a degree in Business Management from the Catholic Pontiff University of Rio Grande do Sul, Brazil.

     MICHAEL M. KOERNER has been a director of Co-Steel since 1970. Mr. Koerner is also President of Canada Overseas Investments Limited.

     ROBERT W. KORTHALS has been a director of Co-Steel since 1971. Mr. Korthals was Chairman of Co-Steel from June 1997, until 2002.

     TOM J. LANDA has been Chief Financial Officer, Vice President and Secretary of AmeriSteel since April 1995. Mr. Landa was elected a director of AmeriSteel in March 1997. Before joining AmeriSteel, Mr. Landa spent over 19 years in various financial management positions with Exxon Corporation and its affiliates worldwide. He was appointed as an officer of Gerdau AmeriSteel in October 2002.

     J. SPENCER LANTHIER has been a director of Co-Steel since 2000.

     GARRY A. LEACH has held the position of President of Gerdau MRM since December 1988. Prior to that he was President of Mandak Metal Processors that he joined just after graduating in 1978. Mr. Leach graduated from the University of Winnipeg with a BA in Economics.

     MICHAEL MUELLER has been Group Vice President, Steel Mill Operations of AmeriSteel, since April 2001. Prior to this, Mr. Mueller served as President and CEO of Auburn Steel from September 1998. Mr. Mueller previously worked for AmeriSteel as Vice President, General Manager from October 1997 through September 1998. Prior to 1997, Mr. Mueller served as a Vice President for Birmingham Steel Corporation for three years. Mr. Mueller has over 32 years of steel industry experience. He was appointed as an officer of Gerdau AmeriSteel in October 2002.

     TERRY G. NEWMAN has been a director of Co-Steel since 1999 and was also President and Chief Executive Officer from August 1999 until 2002. Prior to that, Mr. Newman was Senior Vice-President, Chief Operating Officer, North America of Co-Steel. Mr. Newman is Vice-Chairman of Gerdau

AmeriSteel and also holds executive positions with some of Gerdau AmeriSteel's subsidiaries, including Raritan, Sayreville and Gallatin Steel.

     LIONEL H. SCHIPPER has been a director of Co-Steel since 1970. Mr. Schipper is also President of Schipper Enterprises Inc.

     DR. MICHAEL D. SOPKO has been a director of Co-Steel since 1997. Dr. Sopko is also Non-Executive Chairman of Inco Limited.

     Messrs. Jorge and Frederico Johannpeter are brothers. Andre Johannpeter is the son of Jorge Johannpeter. None of the other directors are related to one another.

     Following completion of the transaction, the board of directors of Gerdau AmeriSteel has agreed to review any policies, mandates or other guidelines governing the board of directors and certain of its committees, in particular the audit committee and human resources (compensation) committee, to ensure compliance with North American corporate governance guidelines, including the Toronto Stock Exchange.

RELATED PARTY TRANSACTIONS

     For information regarding related party transactions, see Note 7 of Notes to the Combined Financial Statements for Gerdau AmeriSteel of Appendix C to this prospectus.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

     We currently pay our non-executive directors, other than the chairman and vice chairman, an annual retainer of Cdn$12,000, a fee of Cdn$1,000 per board and committee meeting, an additional Cdn$500 per meeting for directors who are required to travel to attend meetings and an annual retainer of Cdn$3,500 for any director who acts as chairman of a committee. We also currently pay our chairman an annual retainer of Cdn$50,000 and vice chairman an annual retainer of Cdn$40,000. These current arrangements are in the process of being amended.

     Directors are also provided the opportunity to receive their remuneration in deferred share units in lieu of cash. A deferred share unit is a bookkeeping entry equivalent to the market value of our common shares credited to an account maintained for each director until retirement from the board. In the past, non-executive directors were granted options to purchase our common shares at the market price at date of grant. No options have been granted to directors since 1996.

     None of the executive officers of Gerdau AmeriSteel received compensation for services rendered to or on behalf of Gerdau AmeriSteel for the most recently completed fiscal year.

     For more information relating to compensation, paid to executive officers of AmeriSteel, see AmeriSteel's Form 10-K for the year ended December 31, 2001 that accompanies this prospectus.

                PRINCIPAL HOLDERS OF SHARES OF GERDAU AMERISTEEL

     The share capital of Gerdau AmeriSteel consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series. 184,892,360 common shares and no preferred shares are outstanding as of October 23, 2002.

     To the knowledge of the directors and officers of Gerdau AmeriSteel, the only persons beneficially owning or exercising control or direction over securities of Gerdau AmeriSteel carrying more than 5% of the voting rights attaching to any class of voting securities of Gerdau AmeriSteel are: Gerdau Steel Inc., through its wholly-owned subsidiary 4104315 Canada Limited, which owns 133,388,400 common shares of Gerdau AmeriSteel or approximately 72.1% of the common shares of Gerdau AmeriSteel. Gerdau Steel Inc. is ultimately controlled by Gerdau S.A.

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                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Gerdau AmeriSteel common shares is CIBC Mellon Trust Company, at its principal offices in Toronto, Ontario.

                             STOCK EXCHANGE LISTING

     The common shares of Gerdau AmeriSteel are listed on the Toronto Stock Exchange under the symbol "GNA.TO".

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                             AMERISTEEL CORPORATION

     AmeriSteel, headquartered in Tampa, Florida, was originally incorporated in Florida in 1937 as a rebar fabricator and subsequently merged with other fabricators to form Florida Steel Corporation in 1956 when it commenced building its first minimill in Tampa. Today, through acquisitions and greenfield sites, it now owns five minimills, and operates 17 rebar fabricating and epoxy coating plants that serve the southeastern and mid-Atlantic markets in close proximity to its mills. The mills produce rebar, merchant bars (angles, channels and flats), structural shapes, (which are generally greater than 3 inches by dimension), and to a lesser extent, rods. The mills are located in Jacksonville, Florida; Charlotte, North Carolina; Jackson and Knoxville, Tennessee; and Cartersville, Georgia. Additionally, AmeriSteel operates two rail spike manufacturing facilities in Paragould, Arkansas and Lancaster, South Carolina, and a wire mesh and collated nail manufacturing facility in New Orleans, Louisiana. In April 2001 AmeriSteel acquired AmeriSteel Bright Bar in Orrville, Ohio, a manufacturer of cold-drawn steel bars. AmeriSteel's most recent minimill acquisition came on December 28, 2001, when it acquired the assets of the Cartersville, Georgia mill from Birmingham Steel Corporation which expanded its structural bar size range and added beams to its product line. On June 24, 2002, AmeriSteel acquired certain assets and assumed certain liabilities of Republic Technologies' cold drawn plant in Cartersville, Georgia, a producer of cold drawn merchant bar products, to compliment the operations of ABB.

     For further information, we encourage you to refer to AmeriSteel's Form 10-K for the year ended December 31, 2001 and Form 10-Q for the nine months ended September 30, 2002 that accompany this prospectus.

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                        COMPARISON OF SHAREHOLDER RIGHTS

     Following the merger, the shareholders of AmeriSteel, a Florida corporation, will become shareholders of Gerdau AmeriSteel, an Ontario corporation. The following is a summary of the material differences between the current rights of AmeriSteel and Gerdau AmeriSteel shareholders. These differences arise from differences between the Florida Business Corporation Act and the Business Corporations Act (Ontario), and between AmeriSteel's articles of incorporation and by-laws and Gerdau AmeriSteel's articles of incorporation and by-laws. For a more detailed description of the rights of AmeriSteel shareholders and Gerdau AmeriSteel shareholders you should refer to the relevant provisions of Florida and Ontario law, the AmeriSteel articles and the AmeriSteel by-laws and the Gerdau AmeriSteel articles and the Gerdau AmeriSteel by-laws. For information as to where the governing instruments of AmeriSteel and Gerdau AmeriSteel may be obtained, see "Where You Can Find More Information."

FLORIDA LAW COMPARED TO ONTARIO LAW

     AmeriSteel shareholders, whose rights are currently governed by the AmeriSteel articles of incorporation, the AmeriSteel by-laws, and Florida law, will, upon completion of the merger, become shareholders of Gerdau AmeriSteel and their rights with respect to Gerdau AmeriSteel common shares will be governed by the articles and by-laws of Gerdau AmeriSteel and the laws of the province of Ontario. Generally, Florida and Ontario law provide substantially similar rights to shareholders of a corporation existing under either of those jurisdictions. There are, however, differences between Florida and Ontario law which will result in various changes to the rights of AmeriSteel shareholders. The following is a summary of the significant differences between Florida and Ontario law that may affect the rights of AmeriSteel shareholders. The following is a summary only and does not purport to be a comprehensive statement of the statutory provisions to which reference is made.

  AUTHORIZED SHARES

     The Florida Business Corporation Act provides a corporation the authority to issue the number of shares of its capital stock as are authorized in its articles of incorporation. The AmeriSteel articles of incorporation currently authorize AmeriSteel to issue 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. In accordance with the Florida Business Corporation Act and the terms of AmeriSteel's articles of incorporation, AmeriSteel's board of directors may fix the preferences, limitations, and relative rights of series of preferred stock without additional shareholder approval. Any amendments to the articles of incorporation increasing or decreasing the number of authorized shares, or affecting the rights of shares of a series or class issued and outstanding, require a plurality vote in favor of the amendment, unless dissenters' rights would be created, in which case a majority of the votes entitled to be cast must approve the amendment.

     Under Ontario law, there is no provision for par value shares and an Ontario corporation is entitled to authorize an unlimited number of shares, if permitted by its articles of incorporation. The Gerdau AmeriSteel articles of incorporation currently authorize Gerdau AmeriSteel to issue an unlimited number of common shares and an unlimited number of preferred shares, issuable in series.

  DIVIDENDS

     Under the Florida Business Corporation Act, a corporation generally is entitled to pay such dividends as are determined by its board of directors. However, a corporation may not make a cash dividend or other distribution to its shareholders if, after giving effect to the distribution, the corporation would be unable to pay its debts as they come due or its total assets would be less than the sum of its total liabilities plus the amount required to satisfy outstanding liquidation rights superior to the liquidation rights of those receiving the distribution.

     Under Ontario law, the directors may not declare and the corporation may not pay a dividend if there are reasonable grounds for believing that: (i) the corporation is or, after the payment, would be unable to

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pay its liabilities as they became due; or (ii) the realizable value of the corporation's assets would be less than the aggregate of its liabilities and its stated capital of all classes.

  DIRECTOR QUALIFICATIONS

     The Florida Business Corporation Act provides that the board of directors of a Florida corporation shall consist of one or more individuals as fixed by the articles of incorporation or by-laws of the corporation. A director is not required to be, but may be, a resident of Florida or a shareholder, officer, or employee of the corporation. Florida law does not provide for any minimum or maximum number of directors.

     Under the Business Corporations Act (Ontario), an offering corporation, such as Gerdau AmeriSteel, must have not fewer than three directors and a majority of the directors must be resident Canadians. Ontario law also requires that at least one-third of the directors of such a corporation must not be officers or employees of the corporation or any of its affiliates.

  REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

     The Florida Business Corporation Act provides that the shareholders of a corporation may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. A director may be removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director

     The Florida Business Corporation Act provides that whenever a vacancy occurs on a board of directors, including a vacancy resulting from an increase in the number of directors, it may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors, or by the shareholders, unless the articles of incorporation provide otherwise. Whenever the holders of shares of any voting group are entitled to elect a class of one or more directors by the provisions of the articles of incorporation, vacancies in such class may be filled by holders of shares of that voting group or by a majority of the directors then in office elected by such voting group or by a sole remaining director so elected. If no director elected by such voting group remains in office, unless the articles of incorporation provide otherwise, directors not elected by such voting group may fill vacancies. The term of any director chosen to fill a vacancy expires at the next shareholders' meeting at which directors are elected and when a successor is elected and qualified.

     Under the Business Corporations Act (Ontario), Gerdau AmeriSteel shareholders may, by ordinary resolution at an annual or special meeting of shareholders, remove any director or directors from office, and a vacancy created by the removal of a director may be filled at the meeting of the shareholders at which the director is removed. A quorum of the board of directors may fill any vacancy in the board. A director may be removed by a vote of shareholders irrespective of whether or not the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director. If there is not a quorum of the Gerdau AmeriSteel board of directors or if there has been a failure to elect the number of directors required by the Gerdau AmeriSteel articles or the Business Corporations Act (Ontario), the directors then in office shall call a special meeting of the shareholders to fill the vacancy, and if they fail to do so, the meeting may be called by any shareholder.

  CALL AND NOTICE OF SHAREHOLDER MEETINGS

     Under the Florida Business Corporation Act, a meeting of shareholders may be called by the board of directors or by any person or persons authorized by the articles of incorporation or by-laws to call a meeting. In addition, holders of shares entitled to cast 10% (the articles of incorporation may require a percentage as high as 50%) or more of all the votes entitled to be cast on an issue proposed to be considered at may call a special meeting to consider the matter. Written notice of all meetings of shareholders must be sent not less than 10 days and not more than 60 days before the meeting to each shareholder entitled to vote at the meeting.
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     Under the Business Corporations Act (Ontario), the board of directors may at any time call a special meeting of Gerdau AmeriSteel shareholders for transaction of any business which may properly be brought before such a meeting of shareholders. Special meetings of Gerdau AmeriSteel shareholders may, in certain circumstances, be requisitioned by a holder of at least 5% of the outstanding Gerdau AmeriSteel common shares or a court. Written notice of all meetings of shareholders must be sent, in the case of an offering corporation, such as Gerdau AmeriSteel, not less than 21 days and not more than 50 days before the meeting, to each shareholder entitled to vote at the meeting.

  QUORUM AT MEETING

     Under the Florida Business Corporation Act, shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Generally, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

     Under the Business Corporations Act (Ontario), unless the by-laws of a corporation otherwise provide, the holders of a majority of the shares entitled to vote at a meeting of shareholders, whether present in person or represented by proxy, constitute a quorum. Gerdau AmeriSteel's by-laws provide that two persons present and each entitled to vote shall be quorum at any meeting of shareholders.

  SHAREHOLDER CONSENT IN LIEU OF MEETING

     Under the Florida Business Corporation Act, action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. In order to be effective the action must be evidenced by one or more written consents describing the action taken, dated and signed by approving shareholders having the requisite number of votes of each voting group entitled to vote thereon, and delivered to the corporation by delivery to its principal office in this state, its principal place of business, the corporate secretary, or another officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Notice of the approval by written consent must be given within 10 days to all shareholders who would have been entitled to vote had the matter been presented at a shareholder meeting.

     Under the Business Corporations Act (Ontario), shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting. Special meetings of shareholders may be called by the Gerdau AmeriSteel board of directors or, in certain circumstances, requisitioned by a holder of at least five percent of the outstanding shares or a court.

  VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

     The Florida Business Corporation Act contains a provision which restricts certain business combination transactions with an interested stockholder for five years after such stockholder has acquired 10% of the voting power of a corporation. Under the Florida Business Corporation Act, if a business combination (including certain mergers, a disposition of substantially all assets, an issuance of securities and other similar transactions) occurs with a person who, together with its affiliates, owns 10% or more of the outstanding capital stock of such corporation (a "Related Person"), then the combination must be approved by two-thirds of the outstanding capital stock entitled to vote for directors. However, the combination may occur without such a vote if, among other exceptions, (i) a majority of disinterested directors approves the transaction, (ii) the corporation has not had more than 300 stockholders of record during the 3 years prior to the announcement of the proposed transaction, or (iii) the Related Person is

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the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of disinterested directors.

     The Florida Business Corporation Act also provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (a) at least 20 percent but less than 33 1/3 percent of all voting power, (b) at least 33 1/3 percent but less than a majority of all voting power; or (c) a majority or more of all voting power.

     In order to effect a merger under the Florida Business Corporation Act, except for certain mergers involving subsidiaries that are owned 80% or more, a corporation's board of directors must adopt a plan of merger and recommend it to the corporation's shareholders. The Florida Business Corporation Act requires that a majority of each class or series of shares of the corporation must approve the plan, and must vote as separate voting groups if the plan contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such class to vote as a class.

     Under the Business Corporations Act (Ontario), certain extraordinary corporate actions or "arrangements", such as certain reorganizations of the shares or classes of shares of the corporation, amalgamations, continuances, and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions, and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

     Policies of certain Canadian securities regulatory authorities, including Ontario Securities Commission Rule 61-501 and Policy Q27 of the Quebec Securities Commission, contain requirements in connection with related party transactions, subject to certain materiality thresholds. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one or any combination of transactions. "Related party" includes directors, senior officers, and holders of at least 10% of the voting securities of the issuer.

     Subject to certain exceptions, these policies require the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor, that the minority shareholders of the issuer separately approve the transaction, by either a simple majority or two-thirds of the votes cast, depending on the circumstances, and more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction including a copy of the valuation or a summary of it.

  AMENDMENTS TO GOVERNING DOCUMENTS

     The Florida Business Corporation Act provides that unless a corporation's articles of incorporation provide otherwise, a board of directors may amend certain items of the corporation's articles of incorporation without shareholder approval. Certain amendments required to have shareholder approval must be recommended by the board of directors and submitted to a vote at a meeting of shareholders, where such amendments will be adopted if the votes cast in favor of the amendment exceed the votes cast
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against the amendment, unless dissenter's rights would be created, in which case a majority of the votes entitled to be cast must approve the amendment. The Florida Business Corporation Act provides that the shareholders can amend or repeal the by-laws. In addition, the Florida Business Corporation Act also provides that the bylaws can be amended or repealed by the board of directors unless the articles of incorporation or Florida Business Corporation Act provide otherwise, or unless the shareholders in amending or repealing bylaws provide that the board of directors cannot do so.

     Under the Business Corporations Act (Ontario), any amendment to the articles generally requires approval by special resolution, which is a resolution passed at a meeting by not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Ontario law also provides that unless the articles or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a bylaw, they are required under the Business Corporations Act (Ontario) to submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal by an ordinary resolution, which is a resolution passed at a meeting by a majority of the votes cast by shareholders entitled to vote on the resolution.

  DISSENTERS' RIGHTS

     Under the Florida Business Corporation Act, a shareholder may exercise dissenter's rights in connection with an amendment to the articles of incorporation which materially and adversely affects the rights or preferences of shares held by the dissenting stockholder, a disposition of all or substantially all of the corporation's property and assets not in the usual course of business, certain plans of merger in which the stockholder may vote, and a plan of exchange involving the acquisition of the corporation's shares if the stockholder is entitled to vote on the plan. However, unless the articles of incorporation otherwise provide, these provisions do not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

     The Business Corporations Act (Ontario) provides that shareholders of an Ontario corporation entitled to vote on certain matters are entitled to exercised dissent rights and to be paid the fair value of their shares in connection therewith. Ontario law does not distinguish for this purpose between listed and unlisted shares. Such matters include:

     (a) an amendment to the corporation's articles to add, change, or remove any provisions restricting the issue, transfer, or ownership of shares of a class or series;

     (b) an amendment to the corporation's articles to add, change, or remove any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

     (c) any amalgamation with another corporation (other than with certain affiliated corporations);

     (d) a continuance under the laws of another jurisdiction (or export);

     (e) a sale, lease, or exchange of all or substantially all the property of the corporation other than in the ordinary course of business;

     (f) upon a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; and

     (g) certain amendments to the articles of a corporation requiring a separate class or series vote.

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     If in certain circumstances, the articles of the corporation prohibit such dissent, or if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy, dissent rights may not be available to shareholders.

  OPPRESSION REMEDY

     The Business Corporations Act (Ontario) provides an oppression remedy that enables a court to make any order, both interim and final, to rectify the matters complained of where it is satisfied upon application by a complainant (as defined below) that:

     (a) any act or omission of the corporation or an affiliate effects or threatens to effect a result;

     (b) the business or affairs of the corporation or an affiliate are, have been, or are threatened to be, carried on or conducted in a manner; or

     (c) the powers of the directors of the corporation or an affiliate are, have been, or are threatened to be exercised in a manner,

that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director, or officer of the corporation.

     Under Ontario law a complainant means: (i) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (ii) a present or former officer or director of the corporation or any of its affiliates; and (iii) any other person who, in the discretion of the court, is a proper person to make such application.

     Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation. Under the Business Corporations Act (Ontario), it is not necessary to prove that the directors of a corporation acted in bad faith or in contravention of their fiduciary duties in order to seek an oppression remedy. While conduct which is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court's jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights. Furthermore, the court may order the corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

     The Florida Business Corporation Act does not provide for a similar remedy.

  DERIVATIVE ACTION

     Under the Florida Business Corporation Act, a shareholder may institute a lawsuit on behalf of the corporation if that person was a shareholder of the corporation when the transaction complained of occurred or subsequently became a shareholder through transfer by operation of law from one who was a shareholder at that time. Prior to filing the lawsuit, the shareholder must make a demand upon the corporation to pursue corrective action. If the demand is refused or ignored, the lawsuit goes forward. Otherwise, the board of directors may undertake an investigation and may request the court to dismiss the proceeding if the independent directors or a committee of independent directors determine in good faith after reasonable investigation that the maintenance of the derivative suit is not in the best interests of the corporation.

     Under the Business Corporations Act (Ontario), a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending, or discontinuing the action on behalf of the body corporate. Under Ontario law, no action may be brought and no intervention in an action may be made unless the complainant has given 14 days' notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the
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court is satisfied that (a) the directors of the corporation or its subsidiary will not bring, diligently prosecute, defend or discontinue the action; (b) the complainant is acting in good faith; and (c) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended, or discontinued. Where a complainant makes an application without having given the required notice, the Business Corporations Act (Ontario) permits the court to make an interim order pending the complainant giving the required notice, provided that the complainant can establish to the satisfaction of the court that at the time of seeking the interim order it was not expedient to give the required notice.

     Under Ontario law, the court in a derivative action may make any order it thinks fit. Additionally, under the Business Corporations Act (Ontario), a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

  FIDUCIARY DUTIES OF DIRECTORS

     The Florida Business Corporation Act imposes upon directors fiduciary obligations to the corporation and its shareholders, including duties of care and loyalty. The duty of care requires that the directors act with the care an ordinarily prudent person in a like position would exercise under similar circumstances. The duty of loyalty requires directors to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the corporation. See "Director Liability" below for a discussion of certain exculpation provisions permitted under the Florida Business Corporation Act.

     Directors of corporations governed by the Business Corporations Act (Ontario) have fiduciary obligations to the corporation. Under Ontario law, the statutory standard of care requires directors of an Ontario corporation to act honestly and in good faith with a view to the best interests of the corporation, and to exercise the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances.

  CONFLICT OF INTERESTS OF DIRECTORS AND OFFICERS

     The Florida Business Corporation Act provides that no contract or transaction between the corporation and one or more of the directors, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the directors are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director is present at or participates in the meeting of the board of directors which authorizes the contract or transaction or solely because his or their votes are counted for such purpose, if:

     (1) the fact of such relationship or interest is disclosed or known to the board of directors or committee of directors which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors;

     (2) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or

     (3) the contract or transaction is fair and reasonable to the corporation at the time it is authorized by the board, a committee of directors, or the shareholders.

     There is no corresponding provision for transactions with a similar connection to officers under the Florida Business Corporation Act.

     Under Ontario law, a director or officer who is a party to, or has a material interest in, a material contract or transaction or proposed material contract or transaction must disclose in writing to the corporation or request to have entered in the minutes of the directors' meetings the nature and extent of

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his or her interest and such director shall not vote on any resolution to approve the contract or transaction unless the contract or transaction is:

     (1) an arrangement by way of security for money lent to or obligations undertaken by the director for the benefit of the corporation or an affiliate;

     (2) one relating primarily to his or her remuneration as a director, officer, employee, or agent of the corporation or an affiliates;

     (3) one for indemnity or insurance under the indemnification provision of the Business Corporations Act (Ontario); or

     (4) one with an affiliate.

     Where the material contract or transaction is in the ordinary course of business, and therefore does not require the approval of the directors or shareholders, the director or officer must disclose in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest forthwith after the director of officer becomes aware of the contract or transaction or proposed contract or transaction. Otherwise, the disclosure shall be made in accordance with the Business Corporations Act (Ontario).

     Where a director or officer fails to disclose his or her interest in a material contract or transaction or proposed material contract or transaction in accordance with the Business Corporations Act (Ontario), the corporation or a shareholder of the corporation, or, in the case of an offering corporation, the Ontario Securities Commission may apply to the court for an order setting aside the contract or transaction and directing that the director or officer account to the corporation for any profit or gain realized and the court may make such other order as it thinks fit.

  DIRECTOR LIABILITY

     Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) the director's breach of, or failure to perform, those duties constitutes or involves: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

     In Canada, the extent to which liabilities are imposed on directors by statute goes beyond that of many other jurisdictions, including the United States. The statutes that impose liability include those governing:

          (1) the incorporation, corporate governance, and conduct of business corporations, such as Ontario's Business Corporations Act; and

          (2) employment and labor, occupational health and safety, environmental protection, capital markets and securities transactions, taxation (income, health, retail sales, goods and services, customs, and excise), pensions, bankruptcy and insolvency and similar matters.

     The basis on which these statutes impose liability varies. In some cases, directors may be personally liable for their own wrongdoing or failure, such as if they breach the duties of loyalty and good faith or of care, diligence, and skill. In other cases, directors may be personally liable for wrongdoing by the corporation. In this second category, the provisions vary from strict or absolute liability offences (where a director cannot make the excuse that he or she did not know about the conduct or that he or she was taking all reasonable steps to prevent the conduct from occurring), to ones where either a due diligence defence is available or where the director must be shown to have "authorized, permitted or acquiesced" in the commission of the offence by the corporation.

  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Florida Business Corporation Act contains provisions setting forth conditions under which a corporation may indemnify its directors, officers, employees, and agents. While indemnification is permitted only if certain statutory standards of conduct are met, the Florida Business Corporation Act generally provides for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. If a director is involved in an action other than one brought in the right of the corporation, the Florida Business Corporation Act provides for indemnification for liability incurred in connection with such proceeding. In the case of an action brought in the right of a corporation, the Florida Business Corporation Act provides for indemnification against expenses and settlement costs but limits such indemnity to the estimated cost of litigating such action to its conclusion.

     Under the Business Corporations Act (Ontario), a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, who is referred to in this prospectus as an indemnifiable person, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An indemnifiable person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (a) and (b), above. A corporation may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in
(a) and (b), above. The Gerdau AmeriSteel by-laws provide for indemnification of directors and officers to the fullest extent authorized by the Business Corporations Act (Ontario).

     Ontario law does not permit the limitation of a director's liability for breach of fiduciary liability through the articles of a corporation.

  SHAREHOLDER INSPECTION RIGHTS

     The Florida Business Corporation Act allows any stockholder to inspect the shareholders list for a meeting during regular business hours ten days prior to the meeting, during the meeting, and during any adjournment of the meeting. In addition, any stockholder can inspect and copy, during regular business hours at the corporation's principal office, the corporation's governing documents, such as articles of incorporation, bylaws, resolutions of the board of directors establishing securities, and minutes of shareholders meetings, if the stockholder gives written notice of his or her demand at least five days in advance. Any stockholder can also inspect and copy, during regular business hours at a reasonable location specified by the corporation, other minutes of the board of directors or its committees, accounting records, shareholder records, and any other books and records of the corporation, if (1) the stockholder gives written notice of his or her demand at least five days in advance, (2) the demand is made in good faith and for a proper purpose, (3) the purpose is described and the records to be inspected or copied are specified, and (4) the records specified are directly connected with the shareholder's purpose.

     Under Ontario law, shareholders, their agents, and legal representatives are permitted to examine the corporation's records during the usual business hours of the corporation and may take extracts from such documents, free of charge. The corporation's records include the articles, by-laws, unanimous shareholder agreements known to the directors, minutes of meetings and resolutions of shareholders, a register of directors, and a securities register. Where the corporation is an offering corporation, such as Gerdau AmeriSteel, any other person may examine such records upon payment of a reasonable fee.

     The Business Corporations Act (Ontario) also allows shareholders of a corporation, their agents and legal representatives and, where the corporation is an offering corporation, such as Gerdau AmeriSteel, any other person, upon payment of a reasonable fee and upon sending to the corporation or its transfer agent a statutory declaration in the form prescribed by the act, to require that the corporation or its transfer agent furnish a basic list setting out the names of the shareholders of the corporation, the number of shares of each class and series owned by each shareholder and the address of each shareholder, all as shown on the records of the corporation.

  ENFORCEABILITY OF CIVIL LIABILITIES

     Gerdau AmeriSteel is a corporation incorporated under the laws of Ontario, Canada. Many of the directors and officers of Gerdau AmeriSteel are residents of Canada and all or a substantial portion of their assets are located in Canada. As a result, it may be difficult for holders of Gerdau AmeriSteel common shares to effect service within the United States upon such directors and officers who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon civil liability under the United States federal securities laws. Gerdau AmeriSteel has been advised by Torys LLP, its Canadian counsel, that there is some doubt as to the enforceability in Canada against Gerdau AmeriSteel or any of its directors, officers, or experts who are not residents of the United States in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

  ANTI-TAKE-OVER PROVISIONS

     The Florida Business Corporation Act sets forth voting requirements for certain transactions that could limit or inhibit certain transactions or have an anti-take-over effect. See Vote Required for Extraordinary Transactions, above.

     The Business Corporations Act (Ontario) does not contain comparable provisions.

                                 LEGAL MATTERS

     The validity of the Gerdau AmeriSteel common shares being offered under this prospectus is being passed upon for Gerdau AmeriSteel by Torys LLP, Suite 3000, 79 Wellington Street West, TD Centre, Toronto, Ontario. Ernst & Young LLP, Ernst & Young Tower, 222 Bay Street, TD Centre, Toronto, Ontario, has passed upon certain U.S. federal income tax consequences for AmeriSteel and AmeriSteel shareholders.

                                    EXPERTS

     The financial statements of Gerdau AmeriSteel Corporation as of December 31, 2001 and 2000 and for the years then ended included in this prospectus, except as they relate to the Gerdau Canada Group, have been so included in reliance on the report of PricewaterhouseCoopers LLP, Tampa, Florida, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Co-Steel Inc., as of December 31, 2001 for each of the three years in the period ended December 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, Toronto, Ontario, chartered accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited financial statements of Gerdau Canada Group, not separately presented in this prospectus but forming part of the financial statements of Gerdau AmeriSteel, have been audited by Ernst & Young LLP, chartered accountants, whose report thereon appears herein. Such financial statements, to the extent they have been included in the financial statements of Gerdau AmeriSteel Corporation, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

     Arthur Andersen LLP has not consented to the incorporation by reference of their report on the financial statements of AmeriSteel Corporation for each of the three years in the period ended December 31, 2001 in this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     Gerdau AmeriSteel is subject to the informational reporting requirements of the Securities Act (Ontario), as amended, and in accordance therewith, files reports, proxy statements, and other information with the Ontario Securities Commission. Such reports, proxy statements, and other information are electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the U.S. Securities and Exchange Commission's Electronic Data Gathering, Analysis and Retrieval System, at http://www.sedar.com.

     AmeriSteel is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, proxy statements, and other information with the U.S. Securities and Exchange Commission. Such reports, proxy statements, and other information may be inspected and copied at the Public Reference Room maintained by the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the U.S. Securities and Exchange Commission's regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the U.S. Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the U.S. Securities and Exchange Commission at 1-800-SEC-0330.

     The U.S. Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other materials that are filed through the U.S. Securities and Exchange Commission's Electronic Data Gathering, Analysis, and Retrieval System. This web site can be accessed at http://www.sec.gov.

     Gerdau AmeriSteel's web site can be accessed at http://www.gerdauameristeel.com and AmeriSteel's web site can be accessed at http://www.AmeriSteel.com.

     Some of the important business and financial information relating to AmeriSteel that you may want to consider is not included in this prospectus. The U.S. Securities and Exchange Commission allows AmeriSteel to "incorporate by reference" information filed with the U.S. Securities and Exchange Commission into this prospectus. This means that AmeriSteel can disclose important information to you by referring you to another document filed with the U.S. Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     The following documents are incorporated by reference:

          1. AmeriSteel's annual report on Form 10-K for the fiscal year ended December 31, 2001;

          2. AmeriSteel's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2002; and

          3. All documents filed by AmeriSteel with the U.S. Securities and Exchange Commission under Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the effective date of the merger.

     With respect to information about the AmeriSteel/Gerdau Florida merger, you should only rely on the information contained in this prospectus. Neither Gerdau AmeriSteel nor AmeriSteel has authorized any other person to provide you any different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the delivery hereof nor any distribution of the securities being offered pursuant hereto shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                   APPENDIX A

                                 PLAN OF MERGER
                                    BETWEEN
                             AMERISTEEL CORPORATION
                                      AND
                              GERDAU FLORIDA, INC.

                                   ARTICLE 1

                                    GENERAL

     A. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Gerdau Florida, Inc., a Florida corporation, ("Florida Co.") shall be merged (the "Merger") with and into AmeriSteel Corporation, a Florida corporation, (the "Corporation"), whereupon the separate corporate existence of Florida Co. shall cease and the Corporation shall be the surviving corporation (sometimes, the "Surviving Corporation") and shall continue to be governed by the laws of the State of Florida. Each of the Corporation and Florida Co. is a subsidiary of Gerdau USA, with such parent corporation owning at least 80% of the outstanding shares of each class of outstanding stock of each subsidiary. Accordingly, the Merger shall be effected pursuant to the provisions of Section 607.1104, Florida Statutes.

     B. Articles of Merger; Effective Time. Thirty one days (or the next business day thereafter if such 31st day is a Saturday, Sunday or holiday) after notice of this Plan of Merger has been mailed to the stockholders of Florida Co. and the Corporation, in accordance with the provisions of Section 607.1104, Florida Statutes, the parties hereto shall cause the Merger to be consummated by the execution and filing of Articles of Merger with the Secretary of State of the State of Florida (the "Articles of Merger"), together with the appropriate fees. The merger shall become effective immediately upon the acceptance of the filing of the Articles of Merger by the Secretary of State of the State of Florida. The time and date when the Merger shall become effective is hereinafter referred to as the "Effective Time."

     C. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of the Corporation as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Corporation, until amended. At the Effective Time, the Bylaws of the Corporation as in effect immediately prior to the Effective Time, shall be and remain the Bylaws of the Surviving Corporation until amended.

     D. Property and Liabilities of Constituent Corporations. The identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the Corporation shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of Florida Co. shall be merged into the Corporation. The Surviving Corporation shall, from and after the Effective Time, possess all the rights, privileges, powers, and franchises of whatsoever nature and description, of a public as well as of a private nature, of Florida Co. and of the Corporation; all rights, privileges, powers, and franchises of each of the Corporation and of Florida Co., and all property, real, personal, and mixed, and debts due to either of the Corporation or of Florida Co. on whatever account shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Corporation and Florida Co. The title to any real estate vested by deed or otherwise in either of the Corporation or Florida Co. shall not revert or be in any way impaired by reason of the Merger. From and after the Effective Time, all rights of creditors and all liens upon the property of Florida Co. shall be preserved unimpaired, and all debts, liabilities, and duties of Florida Co. shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

                                   ARTICLE 2

                        CONVERSION AND EXCHANGE OF STOCK

     A.  Stock of the Corporation.

     (a) Each share of common stock of the Corporation issued and outstanding immediately prior to the Effective Time, other than the shares owned by Gerdau USA Inc. ("Gerdau USA"), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive 9.4617 common shares of Co-Steel Inc. (to be renamed Gerdau AmeriSteel Corporation) ("Newco"). No fractional shares of Newco shall be issued, but each holder who would otherwise be entitled to a fractional share shall instead be entitled to receive an amount in cash (rounded to the nearest whole cent) equal to the product of (i) the fraction multiplied by (ii) the closing price of a Newco share on the Toronto Stock Exchange on the last business day immediately prior to the Effective Time multiplied by (iii) the exchange rate for the U.S. Dollar Equivalent of a Canadian Dollar on the last business day immediately prior to the Effective Time as reported in the Exchange Rate chart in the Wall Street Journal.

     (b) Each share of common stock of the Corporation issued and outstanding immediately prior to the Effective Time that is owned by Gerdau USA shall, by virtue of the Merger and without any action on the part of the holder thereof, remain outstanding as one share of common stock of the Corporation.

     B. Stock of Florida Co. Each share of common stock of Florida Co. issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled.

     C. Options of the Corporation. Each issued and outstanding stock option to purchase shares of the Corporation's common stock (an "Option") granted under any stock option or compensation plan or arrangement of the Corporation, whether or not then exercisable, shall at the Effective Time be converted into an option (the "Newco Option") to acquire, on substantially the same terms and conditions as were applicable under such Option immediately prior to the Effective Time and which option shall be considered issued under and subject to the terms of the applicable stock option plan, the number of Newco common shares determined by multiplying the number of shares of the Corporation's common stock that were covered by such Option immediately prior to the Effective Time by 9.4617 (the "Option Exchange Ratio") (rounded as hereinafter provided) at a price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of the Corporation's common stock immediately prior to the Effective Time under such Option divided by (ii) the Option Exchange Ratio; provided, however, that with respect to Options with the same exercise price and option term, the number of Newco common shares to be represented by the Newco Option shall be computed on an aggregate basis so as to create options for whole Newco common shares, with any then remaining fractional share rounded up the nearest whole share. As soon as practicable after the Effective Time, Newco shall deliver to each holder of an Option a stock option agreement or certificate issued under the applicable stock option plan as a replacement for the stock option certificate previously provided to such holder by the Corporation and evidencing the Newco Option and setting forth such holder's rights pursuant thereto, including the number of Newco common shares purchasable under the converted stock option and replacement option agreement or certificate and the corresponding exercise price thereunder. In addition, Newco shall take all corporate action necessary to reserve for issuance a sufficient number of Newco common shares for delivery upon exercise of a Newco Option. As soon as practicable after the Effective Time, Newco shall file a registration statement on Form S-8 (or any successor or appropriate forms), or another appropriate form, with respect to the shares of Newco common stock subject to the Newco Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Newco Options remain outstanding.

     D. Exchange of Stock Certificates. As of the Effective Time, all shares of the Corporation's common stock previously outstanding, other than the shares owned by Gerdau USA, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. Each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive with respect to each share represented thereby the consideration, if any, set forth in Section 2.1(a) and any cash in lieu of fractional shares of Newco common stock to be issued or paid in consideration therefor upon the surrender of such certificate, without interest. Immediately after the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of the Corporation's common stock shall surrender the same to the Surviving Corporation or to an agent or agents designated by the Surviving Corporation, and shall thereupon be entitled to receive such consideration, without interest.

                                   APPENDIX B

             PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS FOR
                         GERDAU AMERISTEEL CORPORATION

Unaudited Pro Forma Combined Condensed Financial Statements
  as at and for the six months ended June 30, 2002 and the
  year ended December 31, 2001..............................  B-2

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                         GERDAU AMERISTEEL CORPORATION
  AS AT AND FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND YEAR ENDED DECEMBER 31,
                                      2001
                                  (UNAUDITED)
         (IN THOUSANDS OF UNITED STATES DOLLARS AND UNITED STATES GAAP)

                         GERDAU AMERISTEEL CORPORATION

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS AT JUNE 30, 2002

                                                                                                   PRO FORMA           CONDENSED
                                           GERDAU                 PRO FORMA                        MINORITY            PRO FORMA
                                         AMERISTEEL   CO-STEEL   ADJUSTMENTS           SUBTOTAL    EXCHANGE            COMBINED
                                             $           $            $        NOTES       $           $       NOTES       $
                                         ----------   --------   -----------   -----   ---------   ---------   -----   ---------
                                                      (NOTE 3)
                                                                               (UNAUDITED)
                                                                 (IN THOUSANDS OF UNITED STATES DOLLARS)
ASSETS
Current assets.........................    348,197    204,614       (1,405)     5b)      551,406         --              551,406
Property, plant and equipment..........    529,871    304,762      (71,098)     5a)      763,535      6,788      7       770,323
Other assets...........................    100,382    159,947      (92,596)     5b)      167,733         --              167,733
Goodwill...............................    114,374         --           --               114,374         --              114,374
                                         ---------    -------     --------             ---------    -------            ---------
                                         1,092,824    669,323     (165,099)            1,597,048      6,788            1,603,836
                                         =========    =======     ========             =========    =======            =========
LIABILITIES
Current liabilities....................    218,250     84,705       (7,271)     5b)      295,684         --              295,684
Long-term borrowings, less current
  maturities...........................    674,407    294,972       15,000      5a)      551,556         --              551,556
                                                                   (14,823)     5a)
                                                                  (418,000)     5b)
                                                                     8,359      5c)
                                                                    (8,359)     5c)
Other long-term liabilities............     21,273     25,536       28,500      5a)       75,309         --               75,309
Deferred taxes.........................     95,726    (30,389)     (23,699)     5a)      130,638      2,262      7       132,900
                                                                    89,000      5a)
Minority interest......................     31,544         --           --                31,544    (31,544)     7            --
                                         ---------    -------     --------             ---------    -------            ---------
                                         1,041,200    374,824     (331,293)            1,084,731    (29,282)           1,055,449
Invested Capital.......................     52,629    270,908      189,785      5b)      513,322     33,170      7       549,392
                                                                                                      2,900      7
Accumulated other comprehensive income
  (loss)...............................     (1,005)    23,591      (23,591)     5b)       (1,005)        --               (1,005)
                                         ---------    -------     --------             ---------    -------            ---------
                                         1,092,824    669,323     (165,099)            1,597,048      6,788            1,603,836
                                         =========    =======     ========             =========    =======            =========

                         GERDAU AMERISTEEL CORPORATION

           PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS (LOSS)

                     FOR THE SIX MONTHS ENDED JUNE 30, 2002

                                                                                                PRO FORMA             CONDENSED
                                      GERDAU                 PRO FORMA                           MINORITY             PRO FORMA
                                    AMERISTEEL   CO-STEEL   ADJUSTMENTS            SUBTOTAL      EXCHANGE             COMBINED
                                        $           $            $        NOTES        $            $        NOTES        $
                                    ----------   --------   -----------   -----   -----------   ----------   -----   -----------
                                                 (NOTE 3)
                                                                            (UNAUDITED)
                                                 (IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT PER SHARE AMOUNTS)
Sales.............................   488,591     298,790          --                  787,381           --               787,381
                                     -------     -------      ------              -----------   ----------           -----------
Cost of sales.....................   403,788     275,578          --                  679,366           --               679,366
Depreciation and amortization.....    27,002      13,168      (3,555)      6a)         37,611         (339)    7          37,272
                                                                 996       6b)
Selling and administrative........    29,299       6,690          --                   35,989           --                35,989
Other operating expenses
  (income)........................       914      (3,995)         --                   (3,081)          --                (3,081)
                                     -------     -------      ------              -----------   ----------           -----------
                                     461,003     291,441      (2,559)                 749,885         (339)              749,546
                                     -------     -------      ------              -----------   ----------           -----------
Operating earnings................    27,588       7,349       2,559                   37,496          339                37,835
                                     -------     -------      ------              -----------   ----------           -----------
Interest expense -- net...........    22,315      13,752      (5,747)      6c)         33,803           --                33,803
                                                               3,483       6d)
Other expense -- net..............       615       5,780          --                    6,395           --                 6,395
                                     -------     -------      ------              -----------   ----------           -----------
                                      22,930      19,532      (2,264)                  40,198           --                40,198
                                     -------     -------      ------              -----------   ----------           -----------
Income (loss) before income
  taxes...........................     4,658     (12,183)      4,823                   (2,702)         339                (2,363)
Income tax benefit (expense)......      (618)      3,763      (1,688)      6e)          1,457         (119)    7           1,338
Income from equity investments....       419       5,031          --                    5,450           --                 5,450
                                     -------     -------      ------              -----------   ----------           -----------
Income (loss) before minority
  interest........................     4,459      (3,389)      3,135                    4,205          220                 4,425
Minority interest.................    (1,074)         --          --                   (1,074)       1,074     7              --
                                     -------     -------      ------              -----------   ----------           -----------
Net income (loss) for the period,
  before cumulative effect of a
  change in accounting policy.....     3,385      (3,389)      3,135                    3,131        1,294                 4,425
                                     =======     =======      ======              ===========   ==========           ===========
Pro Forma basic and diluted
  earnings per share..............                                                                                          0.02
                                                                                                                     ===========
Weighted average number of common
  shares outstanding..............                                                184,892,360   13,199,794           198,092,154
                                                                                                                     ===========

                         GERDAU AMERISTEEL CORPORATION

           PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS (LOSS)

                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                                PRO FORMA             CONDENSED
                                      GERDAU                 PRO FORMA                           MINORITY             PRO FORMA
                                    AMERISTEEL   CO-STEEL   ADJUSTMENTS            SUBTOTAL      EXCHANGE             COMBINED
                                        $           $            $        NOTES        $            $        NOTES        $
                                    ----------   --------   -----------   -----   -----------   ----------   -----   -----------
                                                 (NOTE 3)
                                                                            (UNAUDITED)
                                                 (IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT PER SHARE AMOUNTS)
Sales.............................   885,031     569,041           --               1,454,072           --             1,454,072
                                     -------     -------      -------             -----------   ----------           -----------
Cost of sales.....................   727,914     555,123           --               1,283,037           --             1,283,037
Depreciation and amortization.....    60,884      34,163       (7,110)     6a)         83,326         (679)    7          82,647
                                                               (4,611)     6b)
Selling and administrative........    55,082      23,346           --                  78,428           --                78,428
Other operating expenses
  (income)........................      (463)      8,387           --                   7,924           --                 7,924
                                     -------     -------      -------             -----------   ----------           -----------
                                     843,417     621,019      (11,721)              1,452,715         (679)            1,452,036
                                     -------     -------      -------             -----------   ----------           -----------
Operating earnings (loss).........    41,614     (51,978)      11,721                   1,357          679                 2,036
                                     -------     -------      -------             -----------   ----------           -----------
Interest expense -- net...........    49,671      30,221      (29,240)     6c)         57,157           --                57,157
                                                                6,505      6d)
Other expense -- net..............     2,289      12,052           --                  14,341           --                14,341
                                     -------     -------      -------             -----------   ----------           -----------
                                      51,960      42,273      (22,735)                 71,498           --                71,498
                                     -------     -------      -------             -----------   ----------           -----------
Income (loss) before income
  taxes...........................   (10,346)    (94,251)      34,456                 (70,141)         679               (69,462)
Income tax benefit (expense)......     3,929      30,777      (12,060)     6e)         22,646         (238)    7          22,409
Income from equity investments....     1,021     (19,344)          --                 (18,323)          --               (18,323)
                                     -------     -------      -------             -----------   ----------           -----------
Income (loss) before minority
  interest........................    (5,396)    (82,818)      22,396                 (65,818)         441               (65,377)
Minority interest.................      (984)         --           --                    (984)         984     7              --
                                     -------     -------      -------             -----------   ----------           -----------
Net income (loss) for the year....    (6,380)    (82,818)      22,396                 (66,802)       1,425               (65,377)
                                     =======     =======      =======             ===========   ==========           ===========
Pro forma basic and diluted loss
  per share.......................                                                                                         (0.33)
                                                                                                                     ===========
Weighted average number of common
  shares outstanding..............                                                184,892,360   13,199,794           198,092,154
                                                                                                                     ===========

                         GERDAU AMERISTEEL CORPORATION

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                 JUNE 30, 2002
       (IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT PER SHARE AMOUNTS)

1.  BASIS OF PRESENTATION

     The pro forma combined condensed financial statements (the "pro forma statements") give effect to the business combination between Co-Steel Inc. ("Co-Steel") and Gerdau MRM Holdings Inc., Gerdau Courtice Steel Inc. (together "Gerdau Canada Group") and Gerdau USA Inc. ("Gerdau USA"), including each of their respective subsidiaries (collectively "Gerdau North America"), which was completed on October 23, 2002 (the "Business Combination"). Gerdau North America is deemed to be the acquirer and, as a result, Gerdau North America's historical accounts become the historical accounts of the combined entity for purposes of accounting for the Business Combination. In connection with this Business Combination, Co-Steel Inc. was renamed Gerdau AmeriSteel Corporation ("Gerdau AmeriSteel"). All of the issued and outstanding common shares of the companies comprising Gerdau North America were effectively transferred to Gerdau AmeriSteel in return for common shares of Gerdau AmeriSteel. Subsequent to the Business Combination, non-controlling shareholders holding, in the aggregate, approximately 13% of the issued and outstanding shares of AmeriSteel Corporation, the principal operating subsidiary of Gerdau USA, will have their holdings exchanged for Gerdau AmeriSteel common shares (the "Minority Exchange"). Total shares issued by Gerdau AmeriSteel in exchange for Gerdau North America and the related Minority Exchange are expected to be 146,588,194.

     These pro forma statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP"). The pro forma statements for the six months ended June 30, 2002 are based on the unaudited combined financial statements of Gerdau AmeriSteel and the unaudited consolidated financial statements of Co-Steel (after adjustments to conform the Co-Steel statements to United States dollars and United States GAAP) as at June 30, 2002 and for the six months ended June 30, 2002. The pro forma statement for the year ended December 31, 2001 is based on the audited combined financial statements of Gerdau AmeriSteel and the audited consolidated financial statements of Co-Steel (after adjustments to conform the statements to United States dollars and United States GAAP) as at December 31, 2001 and for the year ended December 31, 2001.

     The pro forma statements of earnings (loss) for the year ended December 31, 2001 and for the six months ended June 30, 2002 give effect to the Business Combination and related Minority Exchange as though they had taken place on January 1, 2001. The pro forma balance sheet as at June 30, 2002 gives effect to the Business Combination and Minority Exchange as if they had occurred as of June 30, 2002.

     The pro forma statements are not necessarily indicative of what the results of operations and financial position would have been, nor do they purport to project the company's results of operations for any future periods. The pro forma statements also do not include synergy benefits and potential cost savings arising from the Business Combination and Minority Exchange, if any. The pro forma statements should be read in conjunction with the Registration Statement on Form F-4 (the "Registration Statement"), and the audited and unaudited financial statements of Gerdau AmeriSteel and Co-Steel referred to above and included or incorporated by reference in the Registration Statement. In the opinion of management of Gerdau AmeriSteel, these unaudited pro forma statements include all adjustments necessary for a fair presentation.

2.  ACCOUNTING TREATMENT FOR THE BUSINESS COMBINATION AND MINORITY EXCHANGE

     On October 23, 2002, Brazilian steelmaker Gerdau S.A. and Canadian steelmaker Co-Steel combined their North American operations. In the transaction, Co-Steel acquired all of the issued and outstanding shares of Gerdau S.A.'s North American operating companies, including its indirect 87% interest in

                         GERDAU AMERISTEEL CORPORATION

                                  (UNAUDITED)

AmeriSteel Corporation. In connection with the transaction, Co-Steel was renamed Gerdau AmeriSteel Corporation. This Business Combination was accounted for using the reverse-take-over method of purchase accounting. Gerdau North America is deemed to be the acquirer and is assumed to have purchased the assets and liabilities of Co-Steel, since the original shareholders of Gerdau North America, as a group, become owners of more than 50 percent of the voting shares of Co-Steel (now Gerdau AmeriSteel) on a fully-diluted basis following the Business Combination. The results of operations of Co-Steel Inc. are included from the assumed date of the Business Combination.

     Subsequent to the Business Combination, non-controlling shareholders holding, in the aggregate, approximately 13% of the issued and outstanding shares of AmeriSteel Corporation, will have their holdings exchanged for Gerdau AmeriSteel common shares in a ratio of 9.4617 Gerdau AmeriSteel shares for each common share of AmeriSteel exchanged. The acquisition of the minority interest of AmeriSteel will be accounted for as a step acquisition under the purchase method of accounting, whereby the purchase price of the shares will be allocated to the net assets acquired based upon their relative fair values.

3.  FOREIGN CURRENCY TRANSLATION OF CO-STEEL

     For the purposes of the pro forma financial statements, the audited and unaudited financial statements of Co-Steel have been translated from Canadian dollars into United States dollars, as this is expected to be the company's primary reporting currency subsequent to the Business Combination. The current rate method has been used for translation, with the balance sheet converted at the exchange rate in effect at June 30, 2002 of US$1 equal Cdn$1.52, and the statements of earnings (loss) converted at the average exchange rate of US$1 equal Cdn$1.55 for the year ended December 31, 2001 and US$1 equal Cdn$1.57 for the six months ended June 30, 2002. The actual exchange rate used for the Business Combination will depend on future exchange rates and could vary materially from the rate used in these pro forma financial statements.

                         GERDAU AMERISTEEL CORPORATION

                                  (UNAUDITED)

     The tables below show the Canadian dollar historical amounts in the financial statements of Co-Steel Inc. for the year ended December 31, 2001 and the unaudited financial statements for the six months ended June 30, 2002, as reconciled to U.S. GAAP, and their U.S. dollar translated values used in the pro forma statements:

                                                                       UNAUDITED
                                     UNAUDITED                       CONSOLIDATED
                                    CONSOLIDATED                       CONDENSED
                                     CONDENSED                       BALANCE SHEET    U.S. DOLLAR
                                   BALANCE SHEET     JOINT VENTURE   JUNE 30, 2002    TRANSLATED
                                  JUNE 30, 2002(1)   ADJUSTMENT(2)     U.S. GAAP     BALANCE SHEET
                                         $                 $               $               $
                                  ----------------   -------------   -------------   -------------
                                           (ALL AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)
ASSETS
Current assets..................       364,683          (53,670)         311,013        204,614
Property, plant and equipment...       683,203         (219,965)         463,238        304,762
Other assets....................         7,501          235,618          243,119        159,947
Deferred taxes..................        46,191               --           46,191         30,389
                                     ---------         --------        ---------        -------
                                     1,101,578          (38,017)       1,063,561        699,712
                                     =========         ========        =========        =======
LIABILITIES
Current liabilities.............       161,528          (32,777)         128,751         84,705
Long-term debt..................       453,598           (5,240)         448,358        294,972
Other long-term liabilities.....        38,814               --           38,814         25,536
                                     ---------         --------        ---------        -------
                                       653,940          (38,017)         615,923        405,213
Invested Capital................       411,779               --          411,779        270,908
Accumulated other comprehensive
  income........................        35,859               --           35,859         23,591
                                     ---------         --------        ---------        -------
                                     1,101,578          (38,017)       1,063,561        699,712
                                     =========         ========        =========        =======

---------------

(1) As derived from the "Differences between Canadian and United States generally accepted accounting principles", note 9, in the unaudited financial statements of Co-Steel for the six-months ended June 30, 2002.

(2) Under Canadian GAAP, joint ventures are accounted for using the proportionate consolidation method, while under U.S. GAAP, joint ventures are accounted for under the equity method. Under an accommodation of the U.S. Securities and Exchange Commission, accounting for joint ventures need not be reconciled from Canadian to U.S. GAAP. Accordingly, for purposes of the GAAP reconciliation prepared in the historical financial statements, Co-Steel accounted for its joint venture in Gallatin on a proportionate consolidation basis. For purposes of these pro forma statements, an adjustment will be recorded to account for this joint venture on an equity basis, consistent with U.S. GAAP and the accounting policy which Gerdau AmeriSteel intends to adopt on a go forward basis for its filings in the United States.

                         GERDAU AMERISTEEL CORPORATION

                                  (UNAUDITED)

                                                   SIX MONTHS ENDED JUNE 30, 2002
                               ----------------------------------------------------------------------
                                                                     CONSOLIDATED
                                  CONSOLIDATED                         CONDENSED        U.S. DOLLAR
                                   CONDENSED                         STATEMENT OF       TRANSLATED
                                  STATEMENT OF      JOINT VENTURE   EARNINGS (LOSS)    STATEMENT OF
                               EARNINGS (LOSS)(1)   ADJUSTMENT(2)      U.S. GAAP      EARNINGS (LOSS)
                                       $                  $                $                 $
                               ------------------   -------------   ---------------   ---------------
                                                            (UNAUDITED)
                                           (ALL AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)
Sales........................       621,133           (152,032)         469,101           298,790
                                    -------           --------         --------           -------
Cost of sales................       560,862           (128,205)         432,657           275,578
Depreciation and
  amortization...............        32,966            (12,292)          20,674            13,168
Selling and administrative...        13,593             (3,089)          10,504             6,690
Other operating income.......        (6,272)                --           (6,272)           (3,995)
                                    -------           --------         --------           -------
                                    601,149           (143,586)         457,563           291,441
                                    -------           --------         --------           -------
Operating earnings (loss)....        19,984             (8,446)          11,538             7,349
                                    -------           --------         --------           -------
Interest expense -- net......        22,139               (548)          21,591            13,752
Other expense -- net.........         9,075                 --            9,075             5,780
                                    -------           --------         --------           -------
                                     31,214               (548)          30,666            19,532
                                    -------           --------         --------           -------
Loss before income taxes and
  equity investments.........       (11,230)            (7,898)         (19,128)          (12,183)
Income tax recovery..........         5,907                 --            5,907             3,762
Income from equity
  investments................            --              7,898            7,898             5,031
                                    -------           --------         --------           -------
Net loss for the period,
  before cumulative effect of
  a change in accounting
  policy.....................        (5,323)                --           (5,323)           (3,390)
                                    =======           ========         ========           =======

---------------

(1) As derived from the "Differences between Canadian and United States generally accepted accounting principles", note 9, in the unaudited financial statements of Co-Steel for the six-months ended June 30, 2002.

(2) Under Canadian GAAP, joint ventures are accounted for using the proportionate consolidation method, while under U.S. GAAP, joint ventures are accounted for under the equity method. Under an accommodation of the U.S. Securities and Exchange Commission, accounting for joint ventures need not be reconciled from Canadian to U.S. GAAP. Accordingly, for purposes of the GAAP reconciliation prepared in the historical financial statements, Co-Steel accounted for its joint venture in Gallatin on a proportionate consolidation basis. For purposes of these pro forma statements, an adjustment will be recorded to account for this joint venture on an equity basis, consistent with U.S. GAAP and the accounting policy, which Gerdau AmeriSteel intends to adopt on a go forward basis for its filings in the United States.

                         GERDAU AMERISTEEL CORPORATION

                                  (UNAUDITED)

                                                   YEAR ENDED DECEMBER 31, 2001
                              -----------------------------------------------------------------------
                                                                     CONSOLIDATED
                                 CONSOLIDATED                          CONDENSED        U.S. DOLLAR
                                  CONDENSED                          STATEMENT OF       TRANSLATED
                                 STATEMENT OF      JOINT VENTURE    EARNINGS (LOSS)    STATEMENT OF
                              EARNINGS (LOSS)(1)   ADJUSTMENT(2)       U.S. GAAP      EARNINGS (LOSS)
                                      $                  $                 $                 $
                              ------------------   --------------   ---------------   ---------------
                                          (ALL AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)
                                                            (UNAUDITED)
Sales.......................      1,127,222           (245,209)         882,013           569,041
                                   --------           --------         --------           -------
Cost of sales...............      1,099,925           (239,484)         860,441           555,123
Depreciation and
  amortization..............         76,887            (23,935)          52,952            34,163
Selling and
  administrative............         46,668            (10,481)          36,187            23,346
Other operating expenses....         13,000                 --           13,000             8,387
                                   --------           --------         --------           -------
                                  1,236,480           (273,900)         962,580           621,019
                                   --------           --------         --------           -------
Operating earnings (loss)...       (109,258)            28,691          (80,567)          (51,978)
                                   --------           --------         --------           -------
Interest expense............         48,134             (1,292)          46,842            30,221
Other expense -- net........         18,680                 --           18,680            12,052
                                   --------           --------         --------           -------
                                     66,814             (1,292)          65,522            42,273
                                   --------           --------         --------           -------
Income (loss) before income
  taxes and equity
  investments...............       (176,072)            29,983         (146,089)          (94,251)
Income tax recovery.........         47,705                 --           47,705            30,777
Loss from equity
  investments...............             --            (29,983)         (29,983)          (19,344)
                                   --------           --------         --------           -------
Net loss for the year.......       (128,367)                --         (128,367)          (82,818)
                                   ========           ========         ========           =======

---------------

(1) As derived from the "Differences between Canadian and United States generally accepted accounting principles", note 17, in the financial statements of Co-Steel for the year ended December 31, 2001.

(2) Under Canadian GAAP, joint ventures are accounted for using the proportionate consolidation method, while under U.S. GAAP, joint ventures are accounted for under the equity method. Under an accommodation of the U.S. Securities and Exchange Commission, accounting for joint ventures need not be reconciled from Canadian to U.S. GAAP. Accordingly, for purposes of the GAAP reconciliation prepared in the historical financial statements, Co-Steel accounted for its joint venture in Gallatin on a proportionate consolidation basis. For purposes of these pro forma statements, an adjustment will be recorded to account for this joint venture on an equity basis, consistent with U.S. GAAP and the accounting policy, which Gerdau AmeriSteel intends to adopt on a go forward basis for its filing in the United States.

                         GERDAU AMERISTEEL CORPORATION

                                  (UNAUDITED)

4.  PRO FORMA GENERAL ASSUMPTIONS AND PURCHASE PRICE ALLOCATION

  GENERAL ASSUMPTIONS

     Under the terms of the Business Combination, Co-Steel acquired all of the issued and outstanding common shares of Gerdau North America in exchange for Gerdau AmeriSteel (formerly Co-Steel) common shares. The pro forma statements assume the following:

     - the market value of a Co-Steel common share used to value the transaction is Cdn$3.94 (US$2.51), which is the average trading price of a Co-Steel share on the Toronto Stock Exchange for the two days immediately preceding and following the date that the terms of the Business Combination were agreed and publicly announced (August 13, 2002);

     - the number of common shares of Co-Steel as of the date of acquisition are 51,503,960, which are the number of issued and outstanding shares as at June 30, 2002;

     - the minority shareholders, holding approximately 13% of the issued and outstanding shares of AmeriSteel Corporation, will have their holdings exchanged for Gerdau AmeriSteel common shares at an approximate ratio of
       9.4617 shares of Gerdau AmeriSteel for each share of AmeriSteel Corporation. Overall, 13,199,794 shares of Gerdau AmeriSteel will be issued to the AmeriSteel minority shareholders. For the purposes of these pro forma financial statements, Cdn$3.94 or US$2.51 has been used for the value of each Gerdau AmeriSteel share, representing the average trading share price for the two days immediately preceding and following the date that the Minority Exchange was announced (August 13, 2002);

     - existing Gerdau AmeriSteel net intercompany debt of $331,270 to related parties not included in the Business Combination will be converted into equity in relation to the Business Combination. The actual amount converted on September 30, 2002 was $325,993, reflecting accrued interest and foreign exchange fluctuations since June 30; and

     - the former Co-Steel shareholders will retain an approximate 26% interest in the combined entity after completion of the Business Combination, including the Minority Exchange, but prior to any potential future dilution of the Co-Steel 6.5% convertible debenture.

  PURCHASE PRICE ALLOCATION

     The Business Combination has been accounted for as a reverse takeover, with Gerdau North America as the acquiring company. In accordance with United States generally accepted accounting principles, the acquisition has been accounted for by the purchase method. Accordingly, certain preliminary estimated adjustments have been recorded to the assets and liabilities of Co-Steel to reflect their estimated fair values as follows:

          a) fair valuation of property, plant and equipment reflecting a decrease of $71,098. The net assets of Co-Steel at historical book value are expected to exceed the cost of the transaction and, accordingly, the resultant excess has been allocated in the purchase as a reduction of property, plant and equipment;

          b) an increase of $28,500 in other long-term liabilities consisting of $8,500 to adjust estimated pension and post-retirement benefit obligations to fair value, reflecting unamortized net actuarial losses and unamortized past service costs and an estimated $20,000, including $15,000 for estimated environmental obligations specific to change in control provisions applicable to the New Jersey operation, and $5,000 relating to estimated unfavourable lease costs and other obligations;

                         GERDAU AMERISTEEL CORPORATION

                                  (UNAUDITED)

          c) an increase of $23,699 in deferred tax assets reflecting the future income tax effect of item a) above;

          d) a decrease of $89,000 to the company's deferred tax assets to reflect the estimated expiry of certain loss carry-forwards in Co-Steel on a change in control; and

          e) a decrease of $14,823 in long-term debt, reflecting an increase of $7,000 for the fair value of fixed rate reducing term loans, and a decrease of $21,823 reflecting the market value of Co-Steel convertible debentures at the date of the Business Combination, October 23, 2002. These outstanding convertible debentures have an aggregate principal amount of Cdn$125 million. The debentures bear interest at 6.5% per annum, mature on April 30, 2007, and at the holders' option are convertible into common shares of Co-Steel at a predetermined conversion price. In addition, the debentures are redeemable at the option of Co-Steel at par plus accrued interest. Co-Steel has the right to settle the principal amount by the issuance of common shares based on their market value, as determined by the debenture agreement, at the time of redemption or maturity. For US GAAP purposes, this debenture obligation was, and will continue to be, classified as a component of long-term debt.

     The preliminary allocation of the purchase price is summarized in the attached table below:

                                                  HISTORICAL     FAIR VALUE
                                                 JUNE 30, 2002   ADJUSTMENTS         ALLOCATION
                                                       $              $                  $
                                                 -------------   -----------         ----------
Net assets (liabilities) acquired
  Current assets...............................     204,614             --             204,614
  Current liabilities..........................     (84,705)            --             (84,705)
  Property, plant and equipment................     304,762        (71,098)    a)      233,664
  Other assets.................................     159,947             --             159,947
  Long-term debt...............................    (294,972)        14,823     e)     (280,149)
  Other long-term liabilities..................     (25,536)       (28,500)    b)      (54,036)
  Deferred income taxes........................      30,389         23,699     c)      (34,912)
                                                                   (89,000)    d)
                                                                                      --------
                                                                                       144,423
                                                                                      ========
Purchase consideration, representing
  51,503,960 million Co-Steel shares at $2.51
     per
  share for a total of $129,423 plus an accrual
     for
  estimated transaction costs of $15,000,
     assumed to                                                                        129,423
  be an increase in long-term debt.............                                         15,000
                                                                                      --------
                                                                                       144,423
                                                                                      ========

     As more detailed information becomes available to thoroughly assess and determine the fair values of assets and liabilities, the fair value adjustments for the purchase allocation will be updated. This valuation process could impact materially the ultimate fair value allocation. Based on preliminary estimates, management has allocated the majority of the purchase price discrepancy to a decrease in property, plant and equipment. The assigned values will be adjusted as of the closing date of the transaction for changes in the fair values of these assets and liabilities, as appropriately determined.

                         GERDAU AMERISTEEL CORPORATION

                                  (UNAUDITED)

5.  PRO FORMA COMBINED CONDENSED BALANCE SHEET

     The pro forma combined condensed balance sheet incorporates the following pro forma adjustments:

          a) the purchase price allocations noted in note 4;

          b) the following adjustments to shareholders' equity;

                                                                 $
                                                              --------
Elimination of Co-Steel invested capital....................  (270,908)
Purchase of Co-Steel........................................   129,423
Intercompany debt converted to equity.......................   331,270(i)
                                                              --------
                                                               189,785
                                                              ========

     In addition, accumulated other comprehensive loss of $23,591 in Co-Steel is eliminated as part of the Business Combination.

        (i) Intercompany debt converted to equity consists of the following adjustments to the pro forma balance sheet:

                                                                $
                                                             -------
Current assets.............................................   (1,405)
Other assets...............................................  (92,596)
Current liabilities........................................    7,271
Long-term debt.............................................  418,000
                                                             -------
Net adjustment.............................................  331,270
                                                             =======

          c) an adjustment to reflect estimated intercompany debt that will be replaced with bank debt, totalling $8,359.

6.  PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS (LOSS)

     The pro forma combined condensed statements of earnings (loss) incorporate the following adjustments:

          a) adjusted depreciation and amortization of property, plant and equipment and other assets over the expected useful lives of the associated assets (estimated at 10 years for purposes of the pro forma presentation), reflecting the purchase price allocations in note 4;

          b) an adjustment to depreciation expense to reflect Co-Steel inventory on a full absorption cost basis to conform to the financial statement presentation which the company expects to adopt on a go forward basis;

          c) an adjustment to interest and foreign exchange to reflect the conversion of intercompany debt to equity;

          d) an adjustment to reflect the estimated accretion of the carrying value of convertible debentures, reflected in interest expense; and

          e) adjusted income tax expense to tax effect certain pro forma adjustments noted above, assuming a rate of approximately 35%.

                         GERDAU AMERISTEEL CORPORATION

                                  (UNAUDITED)

7. MINORITY EXCHANGE

     Under the terms of the Business Combination, the minority shareholders, holding approximately 13% of the issued and outstanding shares of AmeriSteel Corporation, will have their holdings exchanged for Gerdau AmeriSteel common shares at an approximate ratio of 9.4617 shares of Gerdau AmeriSteel for each share of AmeriSteel Corporation. It is expected that 13,199,794 shares of Gerdau AmeriSteel will be issued to the AmeriSteel minority shareholders. The acquisition of the minority interest of AmeriSteel will be accounted for as a step acquisition under the purchase method of accounting, whereby the purchase price of the shares will be allocated to the net assets acquired based upon their relative fair values.

     In accordance with FIN 44 "Accounting for Certain Transactions involving Stock Compensation -- An Interpretation of APB Opinion No. 25" in the United States, the estimated value of stock options and other awards outstanding are considered to be part of the purchase price. Accordingly, a pro forma adjustment is recorded, representing the value of the AmeriSteel stock options and awards estimated to be outstanding at the consummation date which will be converted to stock options and awards of Gerdau AmeriSteel on terms identical to the number of shares and exercise prices converted, based on a 9.4617 to 1 conversion factor.

     The preliminary allocation of the purchase price may be summarized as follows:

Estimated fair value of property, plant and equipment
  acquired..................................................     6,788
Deferred income taxes, representing estimated timing
  differences on property, plant and equipment acquired.....    (2,262)
Minority interest liability acquired, representing book
  value at June 30, 2002....................................    31,544
                                                                ------
                                                                36,070
                                                                ------
Purchase consideration, representing 13,199,794 shares at
  US$2.51 per share for a total of $33,170..................    33,170
Share options and stock appreciation rights converted.......     2,900
                                                                ------
                                                                36,070
                                                                ------

     The property plant and equipment acquired will be depreciated over the estimated useful lives of the associated assets (estimated to be ten years for purposes of the pro forma statements). A pro forma adjustment has been recorded for this additional depreciation expense and associated income tax effect.

                                   APPENDIX C

                  HISTORICAL COMBINED FINANCIAL STATEMENTS FOR
                         GERDAU AMERISTEEL CORPORATION

                                                              PAGE
                                                              ----
Unaudited Combined Financial Statements for Gerdau
AmeriSteel Corporation and Subsidiaries as at and for the
six months ended June 30, 2002..............................  C-2
Audited Combined Financial Statements for Gerdau AmeriSteel
Corporation and Subsidiaries as at and for the years ended
December 31, 2001 and 2000..................................  C-17

                             U.S. GAAP/U.S. DOLLAR
                         COMBINED FINANCIAL STATEMENTS

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
                         SIX MONTHS ENDED JUNE 30, 2002

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS
                               (US$ IN THOUSANDS)

                                                               JUNE 30,    DECEMBER 31,
                                                                 2002          2001
                                                              ----------   ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $    7,595    $    5,087
  Accounts receivable, less allowance of $2,716 and $2,210
     as of June 30, 2002 and December 31, 2001,
     respectively...........................................     118,115        90,319
  Taxes receivable..........................................       3,997         4,743
  Inventories...............................................     212,160       209,914
  Deferred tax assets.......................................       5,320         5,320
  Other current assets......................................       1,010         1,071
                                                              ----------    ----------
TOTAL CURRENT ASSETS........................................     348,197       316,454
                                                              ----------    ----------
PROPERTY, PLANT AND EQUIPMENT
  Fixed assets at cost......................................     724,581       691,859
  Less accumulated depreciation.............................    (194,710)     (163,559)
                                                              ----------    ----------
NET PROPERTY, PLANT AND EQUIPMENT...........................     529,871       528,300
GOODWILL....................................................     114,374       114,374
DEFERRED FINANCING COSTS....................................       1,537         1,760
OTHER ASSETS
  Intangible pension assets.................................         429           628
  Related party loans receivable............................      92,530        90,682
  Equity in net assets of non consolidated joint ventures...       5,392         5,759
  Accrued pension asset.....................................         452           557
  Other assets..............................................          42            42
                                                              ----------    ----------
TOTAL ASSETS................................................  $1,092,824    $1,058,556
                                                              ==========    ==========

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS
                               (US$ IN THOUSANDS)

                                                               JUNE 30,    DECEMBER 31,
                                                                 2002          2001
                                                              ----------   ------------
LIABILITIES AND INVESTED CAPITAL
CURRENT LIABILITIES
  Trade accounts payable & accruals.........................  $  105,818    $   97,967
  Accrued salaries, wages and employee benefits.............      18,828        16,826
  Current environmental remediation liabilities.............         978         1,120
  Other current liabilities.................................       6,937         8,334
  Interest payable..........................................       6,881         6,563
  Bank indebtedness.........................................      30,194        20,636
  Current maturities of long-term borrowings................      48,614        47,909
                                                              ----------    ----------
TOTAL CURRENT LIABILITIES...................................     218,250       199,355
                                                              ----------    ----------
LONG-TERM BORROWINGS, LESS CURRENT MATURITIES
  Long term debt............................................     248,007       251,346
  Related party loans payable...............................     426,400       405,227
OTHER LIABILITIES...........................................      21,273        26,548
DEFERRED TAX LIABILITIES....................................      95,726        97,718
                                                              ----------    ----------
TOTAL LIABILITIES...........................................   1,009,656       980,194
                                                              ----------    ----------
MINORITY INTEREST...........................................      31,544        30,634
                                                              ----------    ----------
Commitments and contingencies
INVESTED CAPITAL
  Invested capital..........................................      52,629        49,382
  Accumulated other comprehensive loss......................      (1,005)       (1,654)
                                                              ----------    ----------
TOTAL INVESTED CAPITAL......................................      51,624        47,728
                                                              ----------    ----------
TOTAL LIABILITIES AND INVESTED CAPITAL......................  $1,092,824    $1,058,556
                                                              ==========    ==========

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

        COMBINED STATEMENTS OF OPERATIONS & COMPREHENSIVE INCOME (LOSS)
                               (US$ IN THOUSANDS)

                                                                    SIX MONTHS ENDED,
                                                              -----------------------------
                                                              JUNE 30, 2002   JUNE 30, 2001
                                                              -------------   -------------
SALES.......................................................    $488,591        $460,295
Operating expenses:
  Cost of sales.............................................     403,788         379,965
  Selling and administrative................................      29,299          27,067
  Depreciation..............................................      27,002          26,857
  Amortization of goodwill..................................          --           3,268
  Other operating expense (income)..........................         914            (668)
                                                                --------        --------
INCOME FROM OPERATIONS......................................      27,588          23,806
                                                                --------        --------
OTHER EXPENSES
  Interest..................................................      22,315          26,210
  (Gain) loss on derivatives................................        (550)            915
  Amortization of deferred financing costs..................         223             222
  Foreign exchange loss (gain)..............................         942            (377)
                                                                --------        --------
INCOME (LOSS) BEFORE INCOME TAXES...........................       4,658          (3,164)
                                                                --------        --------
INCOME TAX EXPENSE (BENEFIT)................................         618          (1,868)
INCOME FROM EQUITY INVESTMENTS..............................         419             735
                                                                --------        --------
INCOME (LOSS) BEFORE MINORITY INTEREST......................       4,459            (561)
MINORITY INTEREST...........................................      (1,074)           (415)
                                                                --------        --------
NET INCOME (LOSS)...........................................    $  3,385        $   (976)
OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAXES
  Derivative loss...........................................    $ (1,416)             --
  Foreign currency translation adjustments..................       1,692            (853)
  Minimum pension liability adjustment......................        (304)           (152)
  Unrealized loss on marketable securities..................          --          (2,657)
  Income tax provision related to items of other
     comprehensive income (loss)............................         677           1,118
                                                                --------        --------
COMPREHENSIVE INCOME (LOSS).................................    $  4,034        $ (3,520)
                                                                ========        ========

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                     COMBINED STATEMENT OF INVESTED CAPITAL
                               (US$ IN THOUSANDS)

                                                       RETAINED                               ACCUMULATED
                                                       EARNINGS                                  OTHER        TOTAL
                                          INVESTED   (ACCUMULATED     DEFERRED               COMPREHENSIVE   INVESTED
                                          CAPITAL      DEFICIT)     COMPENSATION    TOTAL    INCOME (LOSS)   CAPITAL
                                          --------   ------------   ------------   -------   -------------   --------
BALANCES AT DECEMBER 31, 2001...........  $58,357      $(8,975)         $ --       $49,382      $(1,654)     $47,728
                                          =======      =======          ====       =======      =======      =======
Net income..............................                 3,385                       3,385                     3,385
Subsidiary stock activity...............     (138)                                    (138)                     (138)
Changes in deferred compensation........                                  --            --                        --
Foreign currency translation
  adjustment............................                                                --        1,692        1,692
Minimum pension liability adjustment....                                                --         (304)        (304)
Derivative loss.........................                                                --       (1,416)      (1,416)
Income tax benefit related to other
  comprehensive income items............                                                --          677          677
                                          -------      -------          ----       -------      -------      -------
BALANCES AT JUNE 30, 2002...............  $58,219      $(5,590)         $ --       $52,629      $(1,005)     $51,624
                                          =======      =======          ====       =======      =======      =======

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS
                               (US$ IN THOUSANDS)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 2002          2001
                                                              -----------   -----------
OPERATING ACTIVITIES
  Net income (loss).........................................   $   3,385     $    (976)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation...........................................      27,002        26,857
     Amortization...........................................         223         3,490
     Income from equity investments.........................        (419)         (735)
     Deferred income taxes..................................      (1,991)       (3,858)
     Gain on disposition of property, plant and equipment...         158            68
     Accrued interest on related party loans................       5,881         7,322
     Deferred compensation..................................          --            48
     Unrealized foreign exchange on related party loans.....       4,322        (3,358)
     Changes in operating assets and liabilities:
       Accounts receivable..................................     (32,827)      (23,634)
       Inventories..........................................      (1,010)       17,524
       Other assets.........................................       1,946         8,265
       Current and other liabilities........................      18,196        38,409
       Other
                                                               ---------     ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................      24,866        69,422
                                                               ---------     ---------
INVESTING ACTIVITIES
  Additions to property, plant and equipment................     (21,987)      (12,079)
  Purchase price for acquisitions...........................      (8,356)       (9,463)
  Proceeds from sales of property, plant and equipment......          96             4
  Proceeds from sales of assets held for sale...............          --           510
  Decrease in related party loans receivable................         (21)      (24,342)
                                                               ---------     ---------
NET CASH USED IN INVESTING ACTIVITIES.......................     (30,268)      (45,370)
                                                               ---------     ---------
FINANCING ACTIVITIES
  Increase (decrease) in bank indebtedness..................       9,558       (13,783)
  (Repayments) proceeds from short-term and long-term
     borrowings, net........................................      (2,634)      (91,186)
  Increase in related party loans payable...................          76        76,808
  Additions to deferred financing costs.....................          --            (9)
  Changes in minority interest..............................         910           198
                                                               ---------     ---------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........       7,910       (27,972)
                                                               ---------     ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............       2,508        (3,920)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............       5,087         5,956
                                                               ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................   $   7,595     $   2,036
                                                               =========     =========

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The combined financial statements include the results and accounts of certain companies controlled by Gerdau Steel, Inc., a Canadian corporation, whose ultimate parent is Gerdau S.A., a Brazilian Company, with operations in North America. The financial statements include the accounts of Gerdau Courtice Steel Inc. and Gerdau MRM Holdings Inc. and their consolidated subsidiaries Gerdau MRM Steel Inc., Gerdau MRM America Holding Corp., Porter Bros. Corporation, GUSAP Partners, Mandak Car Crusher Inc., MFT Acquisition Corp., 3038482 Nova Scotia Company, PASUG Inc., (combined, referred to as Gerdau Canada Group), and Gerdau USA, Inc. and its consolidated subsidiaries FLS Holdings Inc., AmeriSteel Corporation and AmeriSteel Bright Bar, Inc. ("GUSA"), collectively, the Gerdau North America Group. All significant intercompany transactions and accounts have been eliminated in consolidation.

     On October 23, 2002, the ultimate parent company of the Gerdau North America Group entered into a transaction agreement with Co-Steel Inc. ("Co-Steel"), a Canadian public company. This transaction agreement resulted in Co-Steel acquiring all of the issued and outstanding shares of the companies included in the Gerdau North America Group, in exchange for Co-Steel common shares representing approximately 74% of Co-Steel's total common shares. As part of this transaction, certain related party loans payable of the Gerdau North America Group were converted into equity in October 2002. The transaction will be accounted for using the reverse-take-over method of purchase accounting. Gerdau North America Group is deemed to be the acquirer and is assumed to be purchasing the assets and liabilities of Co-Steel, since the original shareholder of Gerdau North America, became owner of more than 50 percent of the voting shares of Co-Steel on a fully-diluted basis following the transaction. As a result, the Gerdau North America Group's historical accounts became the historical accounts of Co-Steel for all periods prior to the date of merger. In connection with the merger, Co-Steel's name was changed to Gerdau AmeriSteel Corporation (the "Company").

     Pro forma information giving effect to the acquisition and conversion of the related party notes payable to equity, as if the acquisition and conversion had taken place January 1, 2002, is as follows (000 omitted except for per share data):

                                                                SIX MONTHS
                                                                   ENDED
                                                               JUNE 30, 2002
                                                               -------------
Sales.......................................................   $    787,381
Operating income............................................         37,496
Net income..................................................          3,131
Net income per share........................................           0.02
Shares outstanding..........................................    184,892,360

     The combined financial statements have been prepared in accordance with instructions for interim financial statements and therefore do not include all the information or footnotes necessary for a complete presentation of financial condition, results of operations and cash flows in conformity with generally accepted accounting principles in the United States. However, all adjustments which, in the opinion of management, are necessary for a fair presentation have been included. Such adjustments consisted of only normally recurring items. The assets, liabilities, revenues and expenses are measured in both U.S. and Canadian dollars, the respective functional currencies of the business.

     The combined financial statements also include the Gerdau North America Group's 50% share of the net income or loss of joint ventures using the equity method of accounting (see note 14).

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

     The Company operates steel mini-mills, producing primarily steel bars and special sections for commercial and industrial building construction and original equipment manufacturers. Its principal market area is the eastern United States and Canada. Principal suppliers to the Company include scrap metal producers and electric utilities.

2.  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     Recent accounting pronouncements: In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142 "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 142 provides that goodwill and intangible assets which have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. The provisions of SFAS 142 are effective for fiscal years beginning after December 15, 2001. At June 30, 2002, the Company did not have indefinite lived intangible assets other than goodwill and did not have any intangible assets with definite lives. The Company has adopted SFAS 142 and no longer amortizes goodwill. Goodwill amortization totaled $3.3 million in the six months ended June 30, 2001. Excluding goodwill amortization, net loss for the six months ended June 30, 2001 would have been $.3 million and pro forma loss per share would have been $0.00. SFAS 142 prescribes a two-phase process for impairment testing of goodwill. The Company completed its first phase impairment analysis and found no impairment of its recorded goodwill; accordingly, the second phase, absent future indications of impairment, was not necessary during 2002.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144), that addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 requires that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The implementation of this standard did not have a significant impact on the Company.

3.  ACQUISITIONS

     On December 28, 2001, AmeriSteel acquired certain assets and assumed certain liabilities of the Cartersville, Georgia mill (Cartersville), a producer of structural steel products, from Birmingham Steel Corporation. In a separate transaction on the same date, AmeriSteel acquired certain assets that were being leased by Cartersville from the existing lessor group for cash and negotiated a new operating lease. The two transactions are being accounted for as a business combination for financial reporting purposes. The business combination was consummated in order to expand AmeriSteel's product line. The results of operations for Cartersville have been included in the accompanying consolidated statement of financial position as of December 31, 2001, but had no significant impact on the results of operations for the year ended December 31, 2001. The aggregate purchase price was $49.4 million, including $41.5 million cash, $0.2 million marketable securities and $7.7 million assumed liabilities. AmeriSteel expects additional working capital investments in accounts receivable, and inventory of approximately $15 million will be required during the first quarter of 2002. The transactions were funded, and the additional working capital will be funded by available borrowings under AmeriSteel's revolving credit facility and from operational cash flow.

     Unaudited pro forma consolidated results of operations for the six months ended June 30, 2001 reflecting the business combination of the Cartersville mill are presented in the table below. The pro forma results assume the Cartersville acquisition was completed on the first day of the respective periods. Results reflect reduced depreciation expense and lease payments due to lower acquisition values, and also exclude prior period inventory writedowns taken by the seller. Interest expense, which is not directly charged to the mill, is based on projected capital employed and actual average interest rates for the respective periods.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                                                                FOR THE
                                                               SIX MONTHS
                                                                 ENDED
                                                                JUNE 30,
                                                                  2001
                                                               ----------
Net sales...................................................    $388,963
Income before income taxes..................................       2,021
Net loss....................................................         314

     Management believes that the results of operations of Cartersville in the proforma periods are not reflective of those which would have been achieved under current management and operating conditions. For the six months ended June 30, 2002 Cartersville operating income was $1.1 million.

     On June 24, 2002, the Company acquired certain assets and assumed certain liabilities of Republic Technologies' cold drawn plant in Cartersville, Georgia, to complement the operations of ABB. The purchase price was $8.4 million and the transaction was accounted for as a business combination. The plant was reopened and commenced operations on July 2, 2002.

4.  INVENTORY

     Inventory consists of:

                                                               FOR THE
                                                              SIX MONTHS   FOR THE YEAR
                                                                ENDED         ENDED
                                                               JUNE 30,    DECEMBER 31,
                                                                 2002          2001
                                                              ----------   ------------
Finished goods..............................................   $121,158      $126,312
Work in process.............................................     23,454        19,077
Raw materials and operating supplies........................     67,548        64,525
                                                               --------      --------
                                                               $212,160      $209,914
                                                               ========      ========

5.  LONG-TERM DEBT

     The Company has debt agreements that are specific to the Gerdau Canada Group and also specific to GUSA.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

     Long-term Gerdau North America Group debt includes the following:

                                                               FOR THE
                                                              SIX MONTHS   FOR THE YEAR
                                                                ENDED         ENDED
                                                               JUNE 30,    DECEMBER 31,
                                                                 2002          2001
                                                              ----------   ------------
Gerdau Canada Group:
     Revolver Facility......................................   $ 30,194      $ 20,636
     Term Facility (U.S. Dollar LIBOR loan, LIBOR plus
      3 1/4%)...............................................     72,781        85,856
GUSA:
  AmeriSteel Revolving Credit Agreement.....................     99,800        80,000
  AmeriSteel Term Loan......................................     81,250        93,750
  Industrial Revenue Bonds..................................     36,795        33,195
  AmeriSteel Bright Bar.....................................      3,727         3,867
  Obligations under capital leases..........................      1,421         1,579
  Other.....................................................        847         1,008
                                                               --------      --------
                                                                326,815       319,891
Less current portion........................................    (78,808)      (68,545)
                                                               --------      --------
                                                               $248,007      $251,346
                                                               ========      ========

     The Company has a total authorized revolver facility of Cdn$73 million [US$46 million] that bears interest at floating market rates approximating the bank's prime rate [4.25% and 4.0% at June 30, 2002 and December 31, 2001 respectively] plus 2.25%. Companies in the Gerdau Canada Group have pledged accounts receivable and inventory as collateral. The revolver facility is renewable on an annual basis and came due on September 24, 2002 and was subsequently extended through September 2003. At June 30, 2002, Cdn$42 million [US$28 million] and Cdn$24 million [US$15 million] at December 31, 2001 was advanced under the revolver facility and is included in bank indebtedness.

     As of June 30, 2002, the total authorized Canadian term facility is Cdn$115 million [US$75.4 million] with a due date of September 27, 2004, bearing interest at floating market rates approximating the bank's prime rate plus 2.25%. Two interest rate swap agreements related to this facility were entered into with the Gerdau Canada Group's bank as the counterparty in November, 1999 that effectively fix the rate of interest on approximately 50% of the balance. The agreements were each for $34 million and bear interest at 6.32% for a term of three years and 6.425% for a term of five years, respectively. The aggregate fair value of the interest rate swap agreements, which represents the amount that would be paid by the Gerdau Canada Group if the agreements were terminated at June 30, 2002, was $1.6 million [December 31, 2001 -- $2.2 million].

     The Canadian banking agreement, that encompasses other corporations not included in these financial statements, contains various restrictive covenants with respect to maintenance of certain financial ratios

     In addition, the Gerdau Canada Group banking agreement requires additional principal repayments of 50% of surplus combined cash flow as defined by the banking agreement for years 2001 -- 2003.

     Collateral for the Canadian credit facility includes: (i) Cdn$350 million demand debentures given by each of Gerdau Steel Inc., Gerdau MRM Holdings Inc., Gerdau MRM Steel Inc. and Gerdau Courtice Steel Inc., granting a first priority fixed charge on real estate, machinery and equipment, a first priority floating charge on all other assets and a first priority fixed charge on inventory and accounts receivable to a maximum of US$20 million, (ii) pledges of the stock of various Gerdau North America Group members,

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

(iii) the assets of GUSAP Partners and Porter Bros. Corporation under general security agreements given by each of them, and (iv) a pledge by PASUG Inc. of promissory notes and other amounts owing to it by GUSAP Partners. In addition, an "all risks" insurance policy for full insurable value on a replacement cost basis has been pledged to the lenders.

     The AmeriSteel Revolving Credit Agreement was amended in September 2000 and increased the total facility to $285 million, of which $100 million is a term loan that amortizes at the rate of 25% per year beginning December 2001. The Revolving Credit Agreement matures September 2005. Letters of credit are subject to an aggregate sublimit of $50 million. The Revolving Credit Agreement contains certain covenants including, among other restrictions, financial ratios and limitations on indebtedness, liens, investments and disposition of assets and dividends. It is collateralized by first priority security interests in substantially all accounts receivable and inventory of AmeriSteel as well as a lien on AmeriSteel's Charlotte mill property, plant and equipment. AmeriSteel's loans under the Revolving Credit Agreement bear interest at a per annum rate equal to one of several rate options (LIBOR, Fed Funds, or Prime Rate) based on the facility chosen at the time of borrowing plus an applicable margin determined by tests of performance from time to time. The effective interest rate at June 30, 2002 and December 31, 2001 was approximately 4.1% and 4.2%, respectively.

     AmeriSteel's industrial revenue bonds ("IRBs") were issued to obtain funding to construct facilities in Jackson, Tennessee; Charlotte, North Carolina; Jacksonville, Florida; and Plant City, Florida. The interest rates on these bonds range from 50% to 75% of the prime rate (3.35% to 3.85% at December 31, 2001); $9.4 million of the IRBs matures in 2003, $3.8 million matures in 2015 and the remaining $20.0 million matures in 2017. Irrevocable letters of credit issued pursuant to the Revolving Credit Agreement backs the IRBs. As of June 30, 2002, AmeriSteel had approximately $42.5 million of outstanding letters of credit, primarily for IRBs, insurance, and surety bonds.

     The ABB's debt represents a bank loan to AmeriSteel's majority owned subsidiary secured by machinery and equipment. The loan matures in 2011 with amortization payments that began in July 2001. The loan currently bears interest at a rate of approximately 7.2% per year with the rate reset in June 2002 and every three years thereafter based on prime plus 1%. AmeriSteel is a guarantor of the loan.

     Other debt represents the unpaid portion of a $1.5 million note payable to the Tennessee Valley Authority that amortizes over seven years and is secured by certain equipment at the Knoxville, Tennessee mill.

     In order to reduce its exposure to interest rate fluctuations, AmeriSteel entered into interest rate swap agreements in August and September 2001 that are cash flow hedges. The interest rates swaps have a notional value of $55 million with AmeriSteel paying a fixed interest rate and receiving a variable interest rate based on three-month LIBOR. The underlying hedged instruments are specific tranches of LIBOR-based revolving credit and term loan borrowings under AmeriSteel's Revolving Credit Agreement. The fair value of the interest rate swap agreements recorded at June 30, 2002 was approximately $(1.7) million.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

6.  RELATED PARTY TRANSACTIONS

     Amounts due from (to) related companies are as follows:

                                                              FOR THE SIX MONTHS   FOR THE YEAR
                                                                ENDED JUNE 30,     DECEMBER 31,
                                                                     2002              2001
                                                              ------------------   ------------
Notes receivable from Gerdau Steel Inc.
Interest ranging from 0.0% -- 10.25%........................      $  92,530         $  90,682
                                                                  =========         =========
Notes payable to Gerdau Steel Inc.
Interest ranging from 0.0% -- 9.775%........................      $(229,477)        $(213,516)
Notes payable to GTL Financial Corporation B.V.
Interest ranging from 0.0% -- 9.10%.........................       (161,283)         (156,071)
Notes payable by Gerdau USA to Gerdau Steel Inc.
Interest rate of 9.23%......................................        (35,640)          (35,640)
                                                                  ---------         ---------
Long-term related party loans payable.......................      $(426,400)        $(405,227)
                                                                  =========         =========

     The companies included in the Gerdau North America Group are affiliated with a group of companies controlled by Gerdau S.A. The related parties noted in the table above are related to Gerdau S.A. Related party loans in the table above bear interest that is expensed but is not payable on a current basis. Except for the $35.6 million debt of Gerdau USA to Gerdau Steel Inc., interest is added to the loan balance. All advances are repayable on demand with no collateral. The related parties have indicated that it is not their intent to demand repayment during the current fiscal year and, as a result, the amounts have been classified as long-term. Intercompany charges for interest income/(expense) were $3.2 million/ ($15.8 million) for the six months ended June 30, 2002 and $6.6 million/($31.6 million) for the year ended December 31, 2001. Additional intercompany charges for management fees were $1.4 million and $2.8 million for the six months ended June 30, 2002 and the year ended December 31, 2001, respectively.

     The note payable by Gerdau USA to Gerdau Steel, Inc. represents $35.6 million related to the September 2000 acquisition by Gerdau of the 24 shares of outstanding common stock of FLS formerly owned by Kyoei Steel Ltd. This portion of the Loan from Parent accrues interest at the rate of 9.23% and has no stated maturity date. Gerdau Steel Inc. has represented that no repayments are required prior to December 31, 2003, and therefore the loan is classified as long-term on the accompanying consolidated statements of financial position.

7.  ENVIRONMENTAL MATTERS

     As the Company is involved in the manufacture of steel, it produces and uses certain substances that may pose environmental hazards. The principal hazardous waste generated by current and past operations is EC dust, a residual from the production of steel in electric arc furnaces. Environmental legislation and regulation at both the federal and state level over EC dust is subject to change, which may change the cost of compliance. While EC dust is generated in current production processes, such EC dust is being collected, handled and disposed of in a manner that management believes meets all current federal and state environmental regulations. The costs of collection and disposal of EC dust are being expensed as operating costs when incurred. In addition, the Company has handled and disposed of EC dust in other manners in previous years, and is responsible for the remediation of certain sites where such EC dust was generated and/or disposed.

     In general, the Company's estimate of remediation costs is based on its review of each site and the nature of the anticipated remediation activities to be undertaken. The Company's process for estimating

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES such remediation costs includes determining for each site the expected remediation methods, and the estimated cost for each step of the remediation. In most such determinations, the Company employs outside consultants and providers of such remedial services to assist in making such determinations. Although the ultimate costs associated with the remediation are not known precisely, the Company estimated the total remaining costs to be approximately $2.7 million with these costs recorded as a liability at June 30, 2002 of which the Company expects to pay approximately $1.0 million within one year.

     Based on past use of certain technologies and remediation methods by third parties, evaluation of those technologies and methods by the Company's consultants and third-party estimates of costs of remediation-related services provided to the Company of which the Company and its consultants are aware, the Company and its consultants believe that the Company's cost estimates are reasonable. Considering the uncertainties inherent in determining the costs associated with the clean-up of such contamination, including the time periods over which such costs must be paid, the extent of contribution by parties which are jointly and severally liable, and the nature and timing of payments to be made under cost sharing arrangements, there can be no assurance the ultimate costs of remediation may not be greater or less than the estimated remediation costs.

     In April 2001, the Company was notified by the United States Environmental Protection Agency (the "EPA") of an investigation that may identify the Company as a potential responsible party ("PRP") in a Superfund Site in Pelham, Georgia. The Pelham site was a fertilizer manufacturer in operation from 1910 through 1992, lastly operated by Stoller Chemical Company, a now bankrupt corporation. The EPA offered a settlement to the named PRPs under which the Company's allocation was approximately $1.8 million. The Company objects to its inclusion as a PRP in this site and is pursuing legal alternatives, including the addition of larger third parties to the allocation which the Company feels were incorrectly excluded from the original settlement offer. The EPA has filed suit with the Company named as a defendant. As the ultimate exposure to the Company, if any, is uncertain, no liability has been established for this site.

8.  SEGMENT DISCLOSURES

     The Company is organized into two primary business unit segments: (a) Mills and (b) Downstream. Steel products sold to the downstream divisions are sold at market prices with intracompany transactions eliminated upon consolidation. Performance is evaluated and resources allocated based on specific segment requirements and measurable factors. Segment assets are those assets that are specifically identified with the operations in each operational segment. Corporate assets include primarily cash, assets held for sale, some property, plant and equipment, deferred income taxes and deferred financing costs. Corporate expense includes corporate headquarters staff, including executive management, human resources, finance and accounting, procurement and environmental, and management information systems. Included in these respective areas are payroll costs, travel and entertainment, professional fees and other costs that may not be directly attributable to either specific segment.

     The Company also is segmented geographically by country between Canada and the U.S.

     Operational results and other financial data for the geographic and two manufacturing segments for the six months ended June 30, 2002 and 2001, are presented below:

                           SIX MONTHS ENDED JUNE 30, 2002        SIX MONTHS ENDED JUNE 30, 2001
                                GEOGRAPHIC SEGMENTS                   GEOGRAPHIC SEGMENTS
                         ----------------------------------    ----------------------------------
                                                   TOTAL                                 TOTAL
                          CANADA        US        SEGMENTS      CANADA        US        SEGMENTS
                         --------    --------    ----------    --------    --------    ----------
Revenue from external
  customers..........    $113,381    $375,210    $  488,591    $120,224    $340,071    $  460,295
Segment assets.......     379,676     713,148     1,092,824     333,522     727,587     1,061,109

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                                          SIX MONTHS ENDED                   SIX MONTHS ENDED
                                           JUNE 30, 2002                      JUNE 30, 2001
                                       BUSINESS UNIT SEGMENTS             BUSINESS UNIT SEGMENTS
                                  --------------------------------   --------------------------------
                                                           TOTAL                              TOTAL
                                   MILLS     DOWNSTREAM   SEGMENTS    MILLS     DOWNSTREAM   SEGMENTS
                                  --------   ----------   --------   --------   ----------   --------
Revenue from external
  customers.....................  $343,580   $  145,011   $488,591   $311,731   $  148,564   $460,295
Intracompany revenues...........    80,800           --     80,800     95,581           --     95,581
Depreciation & amortization
  expense.......................    19,881        2,372     22,253     21,578        2,584     24,162
Segment profit..................    21,124        5,544     26,668     11,903       10,629     22,532
Segment assets..................   829,546      123,236    952,782    792,462      129,294    921,756
Additions to long-lived
  assets........................     9,058       14,524     23,582     11,820       11,370     23,190

Reconciliation of Business Unit Segments to consolidated total:
Revenues
Total segments revenue..........             $  569,391                         $  555,876
Elimination of intersegment
  revenues......................                (80,800)                           (95,581)
Consolidated revenues...........             $  488,591                         $  460,295
Depreciation and amortization
Total segments depreciation and
  amortization..................             $   22,253                         $   24,162
Corporate depreciation and
  amortization..................                  4,972                              6,233
Consolidated depreciation and
  amortization..................             $   27,225                         $   30,395
Profit
Total segments profit...........             $   26,668                         $   22,532
Other profit or loss............                    913                               (668)
Elimination of intersegment
  profits.......................                    287                               (354)
Unallocated amounts:
  Other corporate income
     (expense)..................                   (280)                             2,296
  Unallocated interest
     expense....................                (22,538)                           (26,432)
  (Gain) loss on interest
     derivatives................                    550                               (915)
  Amortization of deferred
     financing costs............                     --                                 --
  Foreign exchange..............                   (942)                               377
  Unallocated taxes.............                   (618)                             1,868
  Income from equity
     investments................                    419                                735
  Minority interest.............                 (1,074)                              (415)
  Consolidated profit...........             $    3,385                         $     (976)
Assets
Total segment assets............             $  952,782                         $  921,756
Elimination of intersegment
  assets........................                (13,815)                           (14,655)
Other unallocated assets........                153,857                            154,008
Consolidated assets.............             $1,092,824                         $1,061,109

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                                          SIX MONTHS ENDED                   SIX MONTHS ENDED
                                           JUNE 30, 2002                      JUNE 30, 2001
                                       BUSINESS UNIT SEGMENTS             BUSINESS UNIT SEGMENTS
                                  --------------------------------   --------------------------------
                                                           TOTAL                              TOTAL
                                   MILLS     DOWNSTREAM   SEGMENTS    MILLS     DOWNSTREAM   SEGMENTS
                                  --------   ----------   --------   --------   ----------   --------
Expenditures for long-lived
  assets
Total segments expenditures.....             $   23,582                         $   23,190
Corporate expenditures..........                    122                                433
Consolidated expenditures for
  long-lived assets.............             $   23,704                         $   23,623

                             U.S. GAAP/U.S. DOLLAR
                         COMBINED FINANCIAL STATEMENTS

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
                           DECEMBER 31, 2001 AND 2000

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of GERDAU AMERISTEEL CORPORATION:

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations and comprehensive income (loss), of invested capital and of cash flows present fairly, in all material respects, the financial position of Gerdau AmeriSteel Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Gerdau Canada Group, a group of companies under common control, which statements reflect total assets of $326,971,675 and $344,440,442 as of December 31, 2001 and 2000, respectively, and total revenues of $238,629,108 and $253,414,923 for the years then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Gerdau Canada Group, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP
Tampa, Florida
October 4, 2002

                          INDEPENDENT AUDITORS' REPORT

To the Directors of
GERDAU STEEL INC.

     We have audited the combined balance sheets of the Gerdau Canada Group as at December 31, 2001 and 2000 and the combined statements of income and comprehensive income, cash flows and shareholder's equity for the years then ended (NOT PRESENTED SEPARATELY HEREIN). These combined financial statements are the responsibility of the management of Gerdau Steel Inc. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these combined financial statements present fairly, in all material respects, the financial position of the Gerdau Canada Group as at December 31, 2001 and 2000 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States.

     The combined financial statements are a component of Gerdau Steel Inc. and have no separate legal status or existence.

     On August 9, 2002, we reported separately to the directors of Gerdau Steel Inc. on combined financial statements for the same periods, prepared in accordance with Canadian generally accepted accounting principles.

Kitchener, Canada,                                         /s/ ERNST & YOUNG LLP
August 9, 2002                                             Chartered Accountants

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
                            COMBINED BALANCE SHEETS
                               (US$ IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $    5,087        5,956
  Accounts receivable, less allowance of $2,210 and
     $2,059.................................................      90,319       96,761
  Taxes receivable..........................................       4,743        9,938
  Inventories...............................................     209,914      207,187
  Deferred tax assets.......................................       5,320        6,059
  Other current assets......................................       1,071        5,463
                                                              ----------   ----------
TOTAL CURRENT ASSETS........................................     316,454      331,364
                                                              ----------   ----------
PROPERTY, PLANT AND EQUIPMENT
  Fixed assets at cost......................................     691,859      647,008
  Less accumulated depreciation.............................    (163,559)    (115,701)
                                                              ----------   ----------
NET PROPERTY, PLANT AND EQUIPMENT...........................     528,300      531,307
GOODWILL....................................................     114,374      116,124
DEFERRED FINANCING COSTS....................................       1,760        2,147
OTHER ASSETS
  Intangible pension assets.................................         628          827
  Related party loans receivable............................      90,682       84,517
  Equity in net assets of non consolidated joint ventures...       5,759        5,124
  Accrued pension asset.....................................         557          620
  Other assets..............................................          42           59
                                                              ----------   ----------
TOTAL ASSETS................................................  $1,058,556   $1,072,089
                                                              ==========   ==========

            See accompanying notes to combined financial statements.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
                            COMBINED BALANCE SHEETS
                               (US$ IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
LIABILITIES AND INVESTED CAPITAL
CURRENT LIABILITIES
  Trade accounts payable & accruals.........................  $   97,967   $   76,548
  Accrued salaries, wages and employee benefits.............      16,826       15,298
  Current environmental remediation liabilities.............       1,120        1,017
  Other current liabilities.................................       8,334        5,683
  Interest payable..........................................       6,563        2,192
  Bank indebtedness.........................................      20,636       36,970
  Current maturities of long-term borrowings................      47,909       76,996
                                                              ----------   ----------
TOTAL CURRENT LIABILITIES...................................     199,355      214,704
                                                              ----------   ----------
LONG-TERM BORROWINGS, LESS CURRENT MATURITIES
  Long term debt............................................     251,346      312,917
  Related party loans payable...............................     405,227      332,698
OTHER LIABILITIES...........................................      26,548       23,279
DEFERRED TAX LIABILITIES....................................      97,718      103,057
                                                              ----------   ----------
TOTAL LIABILITIES...........................................     980,194      986,655
                                                              ----------   ----------
MINORITY INTEREST...........................................      30,634       29,635
                                                              ----------   ----------
Commitments and contingencies
INVESTED CAPITAL
  Invested capital..........................................      49,382       56,162
  Accumulated other comprehensive loss......................      (1,654)        (363)
                                                              ----------   ----------
TOTAL INVESTED CAPITAL......................................      47,728       55,799
                                                              ----------   ----------
TOTAL LIABILITIES AND INVESTED CAPITAL......................  $1,058,556   $1,072,089
                                                              ==========   ==========

            See accompanying notes to combined financial statements.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

        COMBINED STATEMENTS OF OPERATIONS & COMPREHENSIVE INCOME (LOSS)
                               (US$ IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
SALES.......................................................  $885,031   $929,948
Operating expenses:
  Cost of sales.............................................   727,914    756,333
  Selling and administrative................................    55,082     56,059
  Depreciation..............................................    54,302     50,740
  Amortization of goodwill..................................     6,582      6,269
  Other operating (income) expense..........................      (463)     2,738
                                                              --------   --------
INCOME FROM OPERATIONS......................................    41,614     57,809
                                                              --------   --------
OTHER EXPENSES
  Interest..................................................    49,671     51,085
  Loss on derivatives.......................................     1,595        555
  Amortization of deferred financing costs..................       445        707
  Foreign exchange loss (gain)..............................       249       (211)
                                                              --------   --------
(LOSS) INCOME BEFORE INCOME TAXES...........................   (10,346)     5,673
                                                              --------   --------
INCOME TAX (BENEFIT) EXPENSE................................    (3,929)       984
INCOME FROM EQUITY INVESTMENTS..............................     1,021      1,081
                                                              --------   --------
INCOME (LOSS) BEFORE MINORITY INTEREST......................    (5,396)     5,770
MINORITY INTEREST...........................................      (984)    (2,166)
                                                              --------   --------
NET (LOSS) INCOME...........................................    (6,380)     3,604
OTHER COMPREHENSIVE (LOSS) INCOME, NET OF TAXES
  Derivative loss...........................................      (272)        --
  Foreign currency translation adjustments..................      (933)      (125)
  Minimum pension liability adjustment......................      (304)      (550)
  Income tax provision related to items of other
     comprehensive income (loss)............................       218        198
                                                              --------   --------
COMPREHENSIVE (LOSS) INCOME.................................  $ (7,671)  $  3,127
                                                              ========   ========
PRO FORMA EARNINGS (LOSS) PER SHARE.........................  $   (.04)  $    .02
                                                              ========   ========

            See accompanying notes to combined financial statements.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                    COMBINED STATEMENTS OF INVESTED CAPITAL
                               (US$ IN THOUSANDS)

                                                                                              ACCUMULATED
                                                       RETAINED                                  OTHER
                                                       EARNINGS                              COMPREHENSIVE    TOTAL
                                          INVESTED   (ACCUMULATED     DEFERRED                  INCOME       INVESTED
                                          CAPITAL      DEFICIT)     COMPENSATION    TOTAL       (LOSS)       CAPITAL
                                          --------   ------------   ------------   -------   -------------   --------
BALANCE, DECEMBER 31, 1999..............  $59,236      $ 10,441        $(192)      $69,485      $   114      $69,599
                                          -------      --------        -----       -------      -------      -------
Net income..............................       --         3,604           --         3,604           --        3,604
Subsidiary stock activity...............     (403)           --           --          (403)          --         (403)
Changes in deferred compensation........       --            --          116           116           --          116
Foreign currency translation
  adjustment............................       --            --           --            --         (125)        (125)
Minimum pension liability adjustment....       --            --           --            --         (550)        (550)
Income tax benefit related to other
  comprehensive income items............       --            --           --            --          198          198
Dividends...............................       --       (16,640)          --       (16,640)          --      (16,640)
                                          -------      --------        -----       -------      -------      -------
BALANCE, DECEMBER 31, 2000..............   58,833        (2,595)         (76)       56,162         (363)      55,799
                                          -------      --------        -----       -------      -------      -------
Net (loss)..............................       --        (6,380)          --        (6,380)          --       (6,380)
Subsidiary stock activity...............     (476)           --           --          (476)          --         (476)
Changes in deferred compensation........       --            --           76            76           --           76
Foreign currency translation
  adjustment............................       --            --           --            --         (933)        (933)
Minimum pension liability adjustment....       --            --           --            --         (304)        (304)
Derivative loss.........................       --            --           --            --         (272)        (272)
Income tax benefit related to other
  comprehensive income items............       --            --           --            --          218          218
                                          -------      --------        -----       -------      -------      -------
BALANCE, DECEMBER 31, 2001..............  $58,357      $ (8,975)       $  --       $49,382      $(1,654)     $47,728
                                          =======      ========        =====       =======      =======      =======

            See accompanying notes to combined financial statements.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
                       COMBINED STATEMENTS OF CASH FLOWS
                               (US$ IN THOUSANDS)

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
OPERATING ACTIVITIES
  Net income (loss).........................................  $ (6,380)  $  3,604
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation............................................    54,302     50,740
    Amortization............................................     7,027      6,976
    Income from equity investments..........................    (1,021)    (1,081)
    Deferred income taxes...................................    (3,633)    (7,263)
    Gain on disposition of property, plant and equipment....       (17)      (595)
    Loss on sale of marketable securities...................     2,951         --
    Accrued interest on related party loans.................    14,144      6,651
    Deferred compensation...................................        76        116
    Minority interest.......................................       984      2,166
    Unrealized foreign exchange on related party loans......    (6,253)    (6,444)
    Changes in operating assets and liabilities:
      Accounts receivable...................................    11,444      5,871
      Inventories...........................................    14,678     (2,006)
      Other assets..........................................       528       (303)
      Current and other liabilities.........................    26,505    (25,906)
      Other.................................................     1,129     (1,761)
                                                              --------   --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................   116,464     30,765
                                                              --------   --------
INVESTING ACTIVITIES
  Additions to property, plant and equipment................   (27,963)   (52,690)
  Purchase of minority interest.............................        --    (35,640)
  Purchase price for acquisitions...........................   (51,184)        --
  Proceeds from sales of property, plant and equipment......       109        518
  Proceeds from sale of marketable securities...............       192         --
  Proceeds from sales of assets held for sale...............       510         --
  Increase in related party loans receivable................    (6,096)    39,880
                                                              --------   --------
NET CASH USED IN INVESTING ACTIVITIES.......................   (84,432)   (47,932)
                                                              --------   --------
FINANCING ACTIVITIES
  Decrease in bank indebtedness.............................   (15,230)    (1,858)
  Proceeds from issuance of long-term debt..................    28,356         --
  (Repayments) proceeds from short-term and long-term
    borrowings, net.........................................   (89,803)    35,118
  Repayment of long-term debt...............................   (25,000)   (90,000)
  Increase in related party loans payable...................    69,012     79,335
  Additions to deferred financing costs.....................        (4)    (1,765)
  Acquisition of minority interests.........................      (232)    (1,814)
                                                              --------   --------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES.........   (32,901)    19,016
                                                              --------   --------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............      (869)     1,849
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............     5,956      4,107
                                                              --------   --------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $  5,087   $  5,956
                                                              ========   ========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest....................................  $ 23,844   $ 31,842
  Cash paid for income taxes................................  $    690   $ 18,584

            See accompanying notes to combined financial statements.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The combined financial statements include the results and accounts of certain companies controlled by Gerdau Steel, Inc., a Canadian corporation, whose ultimate parent is Grupo Gerdau, a Brazilian Company, with operations in North America. The financial statements include the accounts of Gerdau Courtice Steel Inc. and Gerdau MRM Holdings Inc. and their consolidated subsidiaries Gerdau MRM Steel Inc., Gerdau MRM America Holding Corp., Porter Bros. Corporation, GUSAP Partners, Mandak Car Crusher Inc., MFT Acquisition Corp., 3038482 Nova Scotia Company, PASUG Inc., (combined, referred to as Gerdau Canada Group), and Gerdau USA Inc. and its consolidated subsidiaries FLS Holdings Inc., AmeriSteel Corporation and AmeriSteel Bright Bar, Inc. ("GUSA"), collectively, the Gerdau North America Group. All significant intercompany transactions and accounts have been eliminated in consolidation.

     On October 23, 2002, the ultimate parent company of the Gerdau North America Group entered into a transaction agreement with Co-Steel, a Canadian public company. The transaction agreement resulted in Co-Steel acquiring all of the issued and outstanding shares of the companies included in the Gerdau North America Group, in exchange for Co-Steel common shares representing approximately 74% of Co-Steel's total common shares. As part of this transaction, all of the related party notes payable, net of the notes receivable from Gerdau Steel Inc., were converted into equity in October 2002 (see Note 7). The transaction will be accounted for using the reverse-take-over method of purchase accounting. Gerdau North America Group is deemed to be the acquirer and is assumed to be purchasing the assets and liabilities of Co-Steel, since the original shareholder of Gerdau North America became owner of more than 50 percent of the voting shares of Co-Steel on a fully-diluted basis following the transaction. As a result, the Gerdau North America Group's historical accounts became the historical accounts of Co-Steel for all periods prior to the date of merger. In connection with the merger, Co-Steel's name was changed to Gerdau AmeriSteel Corporation (the "Company").

     Pro forma information giving effect to the acquisition and the conversion of the related party notes payable to equity, as if the acquisition and conversion had taken place January 1, 2001, is as follows (000 omitted except for share data):

                                                                  YEAR ENDED
                                                              DECEMBER 31, 2001
                                                              ------------------
Sales.......................................................     $  1,454,072
Operating income............................................            1,357
Net loss....................................................          (66,802)
Net loss per share..........................................             (.36)
Shares outstanding..........................................      184,892,360

     The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The assets, liabilities, revenues and expenses are measured in both U.S. and Canadian dollars, the respective functional currencies of the business.

     The combined financial statements also include the Gerdau North America Group's 50% share of the net income or loss of joint ventures using the equity method of accounting (see Note 14).

     The Company operates steel mini-mills, producing primarily steel bars and special sections for commercial and industrial building construction and original equipment manufacturers. Its principal market area is the eastern United States and Canada. Principal suppliers to the Company include scrap metal producers and electric utilities.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Property Plant and Equipment: Property, plant and equipment are stated at cost. Major renewals and betterments are capitalized and depreciated over their estimated useful lives. Maintenance and repair expenses are charged against operating expenses as incurred; however, as is typical in the industry, certain major maintenance requires occasional shutdown and production curtailment. The Company accrues for planned periodic major maintenance activities and the estimated cost of these shutdowns. The Company has accrued $1.2 million and $1.7 million as of December 31, 2001 and 2000, respectively.

     Interest cost for property, plant and equipment construction expenditures of approximately $784 and $2.3 million was capitalized during the years ended December 31, 2001 and 2000, respectively. For financial reporting purposes, the Company provides for depreciation of property, plant and equipment using the straight-line method over the estimated useful lives of 20 to 40 years for buildings and improvements and 3 to 20 years for other equipment.

     Other comprehensive income: The Company follows the provisions under SFAS No. 130, "Reporting Comprehensive Income," which requires the Company to report and display certain information related to comprehensive income. Comprehensive income is classified separately into foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. These amounts are shown, net of any income tax benefit or expense allocated to the individual items, as a separate component of shareholders' equity.

     Derivatives: The Company has adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS 137 and SFAS 138 ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative financial instruments and requires that derivative instruments be recorded in the balance sheet as either an asset or liability measured at their fair value. SFAS 133 allows that changes in the derivative fair values that are designated effective and qualify as cash flow hedges can be deferred and recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be immediately recognized in earnings. For derivative instruments that do not qualify as cash flow hedges, SFAS 133 requires that changes in the derivative fair values be recognized in earnings in the period of change.

     In order to reduce its exposure to interest rate fluctuations, GUSA entered into interest rate swap agreements that are cash flow hedges. The effective portion of the swap agreements is deferred in accumulated other comprehensive income until the hedged transaction occurs and is recognized in income. The ineffective portion of the swap agreements is recognized in income immediately. The Gerdau Canada Group's derivatives consist of interest rate swap agreements. However, the Canadian agreements do not qualify as hedges under SFAS No. 133 and therefore mark-to-market adjustments for recording the fair values have been reflected in the statement of income for the year. The fair value of interest rate swap agreements is obtained from dealer quotes, and represents the estimated amount the Company would pay to terminate the agreements taking into consideration current interest and swap rates.

     Revenue Recognition And Allowance For Doubtful Accounts: The Company recognizes revenues when earned, and the risks and rewards of ownership have transferred to the buyer.

     The Company generally recognizes revenues from sales and the allowance for estimated costs associated with returns from these sales when the product is shipped. Provisions are made for estimated product returns and customer claims based on estimates and actual historical experience. If the historical data used in the estimates does not reflect future returns and claims trends, additional provisions may be necessary. An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of customers to make required payments. If the financial condition of customers was to

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

deteriorate, resulting in the impairment of their ability to make payments, additional allowance may be required.

     Allowance For Uncollectible Receivables: The allowance for all potentially uncollectible receivables is based on a combination of historical data, cash payment trends, specific customer issues, write off trends, general economic conditions and other factors. These factors are continuously monitored by management to arrive at the estimate for the amount of accounts receivable that may be ultimately uncollectible. This analysis requires the Company to make significant estimates, and changes in facts and circumstances could result in material changes in the allowance for uncollectible receivables.

     Impairment Of Goodwill: The Company periodically evaluates acquired businesses for potential impairment indicators. Judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance of acquired businesses. Future events could cause the Company to conclude that impairment indicators exist and that goodwill associated with acquired businesses is impaired. Any resulting impairment loss could have a material adverse impact on financial condition and results of operations.

     Impairments Of Long-Lived Assets: The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses would be recorded on long-lived assets used in operations when indicators of impairment were present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount.

     Deferred Tax Assets And Liabilities: The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The Company regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. If the Company was to operate at a loss for a continued period, or was unable to generate sufficient future taxable income, or if there were a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, the Company could be required to establish a valuation allowance against all or a significant portion of its deferred tax assets resulting in a substantial increase in its effective tax rate and a material adverse impact on its operating results.

     Accident Claims Reserves: The Company is self-insured up to the respective stop-loss limits for general, auto and product and workers' compensation liability claims. In developing liability reserves, the Company relies on professional third party claims administrators, insurance company estimates and the judgment of its own safety department personnel. This analysis requires the Company to make significant estimates, and changes in facts and circumstances could result in material changes in the accident claims reserves.

     Environmental Liabilities: The Company has reserved for potential environmental liabilities based on the best estimates of potential clean-up and remediation estimates for known environmental sites. The Company employs a staff of environmental experts to administer all phases of its environmental programs, and uses outside experts where needed. These professionals develop estimates of potential liabilities at these sites based on projected and known remediation costs. This analysis requires the Company to make significant estimates, and changes in facts and circumstances could result in material changes in the environmental accrual.

     Inventory: Scrap, consumables and spare parts are valued at the lower of cost [calculated on an average basis] or replacement value. Consumables include rolls, which are recorded at cost and amortized based on usage. Billets and finished goods are valued at the lower of cost or net realizable value.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Shipping and handling costs: Amounts incurred related to shipping and handling are included in cost of sales. Amounts charged to customers for shipping and handling are included in sales.

     Financial instruments: The Company's management believes short-term financial instruments, including accounts receivable, bank indebtedness and accounts payable and accrued liabilities, have fair values, which approximate their carrying value. Trade credit is extended by the Company based on an evaluation of the customer's financial conditions. Credit losses have been provided for in the financial statements. A portion of the Company's business is transacted in Canadian dollars, however no financial instruments have been used to hedge this exposure. The Company has entered into interest rate swap agreements in order to manage the interest rate exposure associated with specific debt obligations (see Note 6).

     Business Segments: The Company is engaged in two primary business segments, steel production and fabrication, both primarily for use in construction and industrial markets.

     Cash Equivalents: The Company considers all highly liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

     Goodwill: Goodwill consists of the excess of purchase price over the fair value of acquired assets and liabilities. Goodwill is stated at cost less accumulated amortization of $14.4 million and $7.8 million at December 31, 2001 and 2000, respectively. Goodwill is amortized over a period of 20 years.

     Deferred Financing Costs: The deferred financing costs are net of accumulated amortization and are amortized over the term of the respective debt instruments, which range from one to 22 years from debt inception date.

     Foreign exchange: The functional currency of the Company's U.S. operations is the U.S. dollar and the Canadian dollar for Canadian operations. For reporting purposes, these combined financial statements have been presented in United States dollars (see Note 1).

     Translation gains and losses of Canadian operations that use Canadian dollars as the functional currency are accumulated and reported, net of applicable deferred income taxes, as a component of accumulated other comprehensive income within shareholder's equity. Transaction gains and losses that arise from exchange rate fluctuations on currency are included in the results of operations.

     Use of estimates: The preparation of these financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the period. Actual results could differ from these estimates.

     Pro Forma Earnings per Common Share: As a result of the acquisition of Co-Steel by the Gerdau North America Group in October 2002, Gerdau Steel, Inc. received approximately 146,588,000 shares of previously unissued Co-Steel common stock in exchange for all of the issued and outstanding shares of the companies included in the Gerdau North America Group. Pro forma earnings (loss) per share for the years ended December 31, 2001 and 2000 is based on the earnings (loss) for each year divided by the number of Co-Steel common shares received by Gerdau Steel, Inc. Potentially dilutive securities outstanding during both periods were anti-dilutive.

     Recently issued accounting pronouncements: In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" which addresses financial accounting and reporting for acquired goodwill and other intangible assets. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition and after they have been initially recognized in the financial statements. SFAS No. 142

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. SFAS No. 142 provides specific guidance for testing goodwill and intangible assets that will not be amortized for impairment. In addition, SFAS No. 142 expands the disclosure requirements for goodwill and other intangible assets in the years subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 31, 2001. Impairment losses for goodwill and indefinite-life intangible assets that arise due to the initial application of SFAS No. 142 are to be reported as resulting from a change in accounting principles. A transition impairment review was completed in early fiscal 2002 and no impairment charge was necessary. Beginning with fiscal year 2002, the Company will no longer amortize goodwill, but will evaluate it for impairment at least annually. The Company expects an ongoing benefit from the elimination of goodwill amortization. Goodwill amortization totaled $6.6 million in 2001 and $6.3 million in 2000. Excluding goodwill amortization, net loss in 2001 would have been $0.2 million and pro forma loss per share would have been $0.00 and net income in 2000 would have been $9.9 million and pro forma earnings per share would have been $0.07.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" which addresses financial accounting and reporting for retirement obligations associated with the retirement of tangible long-lived assets and for the associated asset retirement costs. SFAS No. 143 requires a company to record the fair value of an asset retirement obligation in the period in which it is incurred. When the retirement obligation is initially recorded, the carrying amount of the related tangible long-lived asset is increased and depreciated over the useful life of the tangible long-lived asset. The retirement obligation is increased at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the initial fair value measurement. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002 with earlier application encouraged. Management is currently assessing the impact that SFAS No. 143 will have on the Company Group's financial position and results of operations.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and also affects certain aspects of accounting for discontinued operations. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Management believes the implementation of SFAS No. 144 will have no material impact on the Company Group's financial position or results of operations.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" which addresses the significant issues relating to recognition, measurement, and reporting costs associated with an exit or disposal activity, including restructuring activities. Pursuant to SFAS 146, a liability is recorded on the date on which the obligation is incurred and should be initially measured at fair value. Under EITF Issue No. 94-3, a liability for such costs is recognized as of the date of an entity's commitment to an exit plan as well as its measurement and reporting. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002. Management believes the implementation of SFAS No. 146 will have no material impact on the Company Group's financial position and results of operations.

3.  ACQUISITIONS

     On September 9, 2000, GUSA acquired an additional 10% interest in AmeriSteel Corporation ("AmeriSteel"). The acquisition was accounted for using the purchase method. The purchase price of $35.6 million was allocated based on the relative fair values of the net assets acquired. In connection with the transaction, goodwill of $4.3 million was recorded.

     On March 13, 2001, AmeriSteel acquired the operations of American Bright Bar ("ABB") of Orrville, Ohio, a producer of cold drawn flat bar, for total consideration of $4.2 million cash and

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

$5.3 million of debt. The transaction was accounted for as a purchase and goodwill of approximately $4.8 million was recorded.

     On December 28, 2001, AmeriSteel acquired certain assets and assumed certain liabilities of the Cartersville, Georgia mill (Cartersville), a producer of structural steel products, from Birmingham Steel Corporation. In a separate transaction on the same date, AmeriSteel acquired certain assets that were being leased by Cartersville from the existing lessor group for cash and negotiated a new operating lease. The two transactions are being accounted for as a business combination for financial reporting purposes. The business combination was consummated in order to expand AmeriSteel's product line. The results of operations for Cartersville have been included in the accompanying combined statement of financial position as of December 31, 2001, but had no significant impact on the results of operations for the year ended December 31, 2001. The aggregate purchase price was $49.4 million, including $41.5 million cash, $0.2 million marketable securities and $7.7 million assumed liabilities. AmeriSteel expects additional working capital investments in accounts receivable, and inventory of approximately $15 million will be required during the first quarter of 2002. The transactions were funded, and the additional working capital will be funded by available borrowings under AmeriSteel's revolving credit facility and from operational cash flow.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

                                                              AT DECEMBER 28, 2001
                                                              --------------------
                                                               (US$ IN THOUSANDS)
Inventory...................................................        $20,674
Property, plant and equipment...............................         28,757
                                                                    -------
Total assets acquired.......................................         49,431
Accounts payable............................................         (6,756)
Accrued liabilities.........................................           (959)
                                                                    -------
Total liabilities assumed...................................         (7,715)
                                                                    -------
Net assets acquired.........................................        $41,716
                                                                    =======

     Unaudited pro forma combined results of operations for the year ended December 31, 2001 and December 31, 2000 reflecting the business combination of the Cartersville mill are presented in the table below. The pro forma results assume the Cartersville acquisition was completed on the first day of the respective periods. Results reflect reduced depreciation expense and lease payments due to lower acquisition values, and also exclude prior period inventory writedowns taken by the seller. Interest expense, which is not directly charged to the mill, is based on projected capital employed and actual average interest rates for the respective periods.

                                                              FOR THE YEAR   FOR THE YEAR
                                                                 ENDED          ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
                                                                      (UNAUDITED)
Net sales...................................................    $995,868      $1,035,585
(Loss) before income taxes..................................     (14,946)         (5,879)
Net (loss)..................................................      (9,141)         (3,328)

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4.   INVENTORY

     Inventory consists of:

                                                                2001       2000
                                                              --------   --------
Finished goods..............................................  $126,312   $127,836
Work in process.............................................    19,077     25,285
Raw materials and operating supplies........................    64,525     54,066
                                                              --------   --------
                                                              $209,914   $207,187
                                                              ========   ========

5.   PROPERTY, PLANT & EQUIPMENT

     Property, plant & equipment consists of:

                                                                2001        2000
                                                              ---------   ---------
Property, plant & equipment held for sale...................  $   6,550   $   7,080
Land & improvements.........................................     31,099      29,225
Building & improvements.....................................     84,545      76,669
Machinery & equipment.......................................    555,326     512,971
Construction in progress....................................     14,339      21,063
                                                              ---------   ---------
Fixed assets at cost........................................    691,859     647,008
Accumulated depreciation....................................   (163,559)   (115,701)
                                                              ---------   ---------
Net property, plant & equipment.............................  $ 528,300   $ 531,307
                                                              =========   =========

6.   LONG-TERM DEBT

     The Company has debt agreements that are specific to the Gerdau Canada Group and GUSA.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Long-term Gerdau North America Group debt includes the following:

                                                                2001       2000
                                                              --------   ---------
Gerdau Canada Group:
  Revolver Facility.........................................  $ 20,636   $  36,970
  Term Facility (U.S. Dollar LIBOR loan, LIBOR plus
     3 1/4%)................................................    85,856      91,743
  Banker's acceptances [2000 -- Cdn$28,700,000], 5.8% to
     5.9% plus stamping fees................................        --      19,131
  Bank prime loan [2000 -- Cdn$800,000], prime plus
     2 1/4%.................................................        --         533
  U.S. Dollar promissory note -- Kyoei Steel Ltd. Face value
     $47,271,203, discounted at interest of approximately
     5%, due March 2001.....................................        --      46,769
GUSA:
  AmeriSteel Revolving Credit Agreement.....................    80,000      96,000
  AmeriSteel Term Loan......................................    93,750     100,000
  Industrial Revenue Bonds..................................    33,195      33,195
  AmeriSteel Bright Bar.....................................     3,867          --
  Obligations under capital leases..........................     1,579       1,331
  Other.....................................................     1,008       1,211
                                                              --------   ---------
                                                               319,891     426,883
Less current portion........................................   (68,545)   (113,966)
                                                              --------   ---------
                                                              $251,346   $ 312,917
                                                              ========   =========

     The Company has a total authorized revolver facility of Cdn $73 million [US$46 million] that bears interest at floating market rates approximating the bank's prime rate [4.0% and 7.5% at December 31, 2001 and 2000 respectively] plus 2.25%. Companies in the Gerdau Canada Group have pledged accounts receivable and inventory as collateral. The revolver facility is renewable on an annual basis and came due on September 24, 2002 and was subsequently extended through September 2003. At December 31, 2001, Cdn$24 million [US$15 million] and Cdn$53.0 million [US$36.5 million] at December 31, 2000 was advanced under the revolver facility and is included in bank indebtedness.

     The total authorized Canadian term facility is Cdn$135 million [US$84.8 million] with a due date of September 27, 2004, bearing interest at floating market rates approximating the bank's prime rate plus 2.25%. Two interest rate swap agreements related to this facility were entered into with the Gerdau Canada Group's bank as the counterparty in November 1999, that effectively fixed the rate of interest on approximately 50% of the balance. The agreements were each for $34 million and bear interest at 6.32% for a term of three years and 6.425% for a term of five years, respectively. The aggregate fair value of the interest rate swap agreements, which represents the amount that would be paid by the Gerdau Canada Group if the agreements were terminated at December 31, 2001, was $2.2 million [2000 -- $555 thousand].

     The Canadian banking agreement, which includes Gerdau Steel, Inc., contains various restrictive covenants with respect to maintenance of certain financial ratios.

     In addition, the Gerdau Canada Group banking agreement requires additional principal repayments of 50% of surplus combined cash flow as defined by the banking agreement for years 2001-2003.

     Collateral for the Canadian credit facility includes: (i) Cdn$350 million demand debentures given by each of Gerdau Steel Inc., Gerdau MRM Holdings Inc., Gerdau MRM Steel Inc. and Gerdau Courtice Steel Inc., granting a first priority fixed charge on real estate, machinery and equipment, a first priority

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

floating charge on all other assets and a first priority fixed charge on inventory and accounts receivable to a maximum of US$20 million, (ii) pledges of the stock of various Gerdau North America Group members, (iii) the assets of GUSAP Partners and Porter Bros. Corporation under general security agreements given by each of them, and (iv) a pledge by PASUG Inc. of promissory notes and other amounts owing to it by GUSAP Partners. In addition, an "all risks" insurance policy for full insurable value on a replacement cost basis has been pledged to the lenders.

     The AmeriSteel Revolving Credit Agreement was amended in September 2000 and increased the total facility to $285 million, of which $100 million is a term loan that amortizes at the rate of 25% per year beginning December 2001. The Revolving Credit Agreement matures September 2005. Letters of credit are subject to an aggregate sublimit of $50 million. The Revolving Credit Agreement contains certain covenants including, among other restrictions, financial ratios and limitations on indebtedness, liens, investments and disposition of assets and dividends. It is collateralized by first priority security interests in substantially all accounts receivable and inventory of AmeriSteel as well as a lien on AmeriSteel's Charlotte mill property, plant and equipment. AmeriSteel's loans under the Revolving Credit Agreement bear interest at a per annum rate equal to one of several rate options (LIBOR, Fed Funds, or Prime Rate) based on the facility chosen at the time of borrowing plus an applicable margin determined by tests of performance from time to time. The effective interest rate at December 31, 2001 and 2000 was approximately 4.2% and 8.5%, respectively.

     AmeriSteel's industrial revenue bonds ("IRBs") were issued to obtain funding to construct facilities in Jackson, Tennessee; Charlotte, North Carolina; Jacksonville, Florida; and Plant City, Florida. The interest rates on these bonds range from 50% to 75% of the prime rate (3.35% to 3.85% at December 31, 2001); $9.4 million of the IRBs matures in 2003, $3.8 million matures in 2015 and the remaining $20.0 million matures in 2017. Irrevocable letters of credit issued pursuant to the Revolving Credit Agreement backs the IRBs. As of December 31, 2001, AmeriSteel had approximately $38.7 million of outstanding letters of credit, primarily for IRBs, insurance, and surety bonds.

     The ABB's debt represents a bank loan to AmeriSteel's majority owned subsidiary secured by machinery and equipment. The loan matures in 2011 with amortization payments that began in July 2001. The loan currently bears interest at a rate of approximately 8.7% per year with the rate schedule to be reset June 2002 and every three years thereafter based on prime plus 1%. AmeriSteel is a guarantor of the loan.

     Other debt represents the unpaid portion of a $1.5 million note payable to the Tennessee Valley Authority that amortizes over seven years and is secured by certain equipment at the Knoxville, Tennessee mill.

     In order to reduce its exposure to interest rate fluctuations, AmeriSteel entered into interest rate swap agreements in August and September 2001 that are cash flow hedges. The interest rates swaps have a notional value of $55 million with AmeriSteel paying a fixed interest rate and receiving a variable interest rate based on three-month LIBOR. The underlying hedged instruments are specific tranches of LIBOR-based revolving credit and term loan borrowings under AmeriSteel's Revolving Credit Agreement. The fair value of the interest rate swap agreements recorded at December 31, 2001 was approximately $272.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The maturities of long-term borrowings for the years subsequent to December 31, 2001 are as follows:

2002........................................................   $ 68,545
2003........................................................     47,872
2004........................................................     77,214
2005........................................................     99,580
2006........................................................        668
Thereafter..................................................     26,012
                                                               --------
                                                               $319,891
                                                               ========

7.  RELATED PARTY TRANSACTIONS

     Amounts due from (to) related companies are as follows (see Note 1):

                                                                2001        2000
                                                              ---------   ---------
Notes receivable from Gerdau Steel Inc.
Interest ranging from 0.0% - 10.25%.........................  $  90,682   $  84,517
                                                              =========   =========
Notes payable to Gerdau Steel Inc.
Interest ranging from 0.0% - 9.775%.........................  $(213,516)  $(188,697)
Notes payable to GTL Financial Corporation B.V.
Interest ranging from 0.0% - 9.10%..........................   (156,071)   (108,361)
Notes payable by GUSA to Gerdau Steel Inc.
Interest rate of 9.23%......................................    (35,640)    (35,640)
                                                              ---------   ---------
Long-term related party loans payable.......................  $(405,227)  $(332,698)
                                                              =========   =========

     The companies included in the Gerdau North America Group are affiliated with a group of companies controlled by Gerdau S.A. The related parties noted in the table above are related to Gerdau S.A. Related party loans in the table above bear interest that is expensed but is not payable on a current basis. Except for the $35.6 million debt of GUSA to Gerdau Steel Inc., interest is added to the loan balance. All advances are repayable on demand with no collateral. The related parties have indicated that it is not their intent to demand repayment during the current fiscal year and, as a result, the amounts have been classified as long-term. Intercompany charges for interest income (expense) of $6,571,647/($31,614,597) in 2001 and $6,557,940/($18,741,000) in
2000. Intercompany charges for management fees from Gerdau Steel, Inc. were $2,756,296 and $3,032,153 for the years ended December 31, 2001 and 2000, respectively.

     The note payable by GUSA to Gerdau Steel Inc. represents $35.6 million related to the September 2000 acquisition by Gerdau of the 24 shares of outstanding common stock of FLS formerly owned by Kyoei Steel Ltd. This portion of the Loan from Parent accrues interest at the rate of 9.23% and has no stated maturity date. Gerdau Steel Inc. has represented that no repayments are required prior to December 31, 2003, and therefore the loan is classified as long-term on the accompanying combined statements of financial position.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

8.  INCOME TAXES

     The Company's combined income tax provision is as follows:

                                                               2001       2000
                                                              -------   --------
Tax provision at statutory rates............................  $(2,036)  $  4,600
(Increase) decrease in income taxes recovery (provision)
  applicable to:
Foreign tax/rate differential...............................  (13,043)   (11,029)
Unrealized foreign exchange capital losses..................    4,719      3,186
Goodwill amortization.......................................    2,600      2,445
U.S. State income taxes, net of federal income tax effect...      787        644
Manufacturing and processing deduction......................      532       (747)
Large corporations tax......................................      522        378
Non-deductible expenses.....................................       57        518
Other items.................................................    1,931        988
                                                              -------   --------
Provision for (recovery of) income taxes....................  $(3,929)  $    984
                                                              =======   ========

                                                                2001      2000
                                                              --------   -------
Income (loss) before income taxes:
  Canadian..................................................  $ 43,399   $(7,496)
  United States.............................................   (53,744)   13,170
                                                              --------   -------
                                                              $(10,345)  $ 5,674
                                                              ========   =======
Provision for (recovery of) income taxes:
Represented by:
Current income taxes
  Canadian..................................................  $   (779)  $ 2,717
  United States.............................................      (208)    1,014
Deferred income taxes
  Canadian..................................................    (1,750)   (1,942)
  United States.............................................    (1,192)     (805)
                                                              --------   -------
                                                              $ (3,929)  $   984
                                                              ========   =======

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effect of the temporary differences that give rise to net future income tax liabilities are comprised of the following:

                                                                2001        2000
                                                              ---------   ---------
DEFERRED INCOME TAX ASSETS:
Pension and post retirement medical.........................  $  10,553   $   9,293
Employee benefits and related accruals......................      3,879       3,636
Workers' compensation accrual...............................      1,271       1,060
Environmental remediation accrual...........................      1,081         795
Allowance for doubtful accounts.............................        497         513
Accrued expenses............................................        350         607
Related-party interest......................................        340         459
Deferred compensation.......................................        192         435
Investment writedown........................................        129         367
Inventories.................................................        116         530
Derivatives.................................................        109          --
Charitable contributions....................................         60          --
Taxes.......................................................         10         217
Other.......................................................        775          --
                                                              ---------   ---------
                                                                 19,362      17,912
                                                              ---------   ---------
DEFERRED INCOME TAX LIABILITIES:
Tax depreciation in excess of accounting depreciation.......   (111,760)   (113,726)
Other.......................................................         --      (1,184)
                                                              ---------   ---------
                                                               (111,760)   (118,086)
                                                              ---------   ---------
DEFERRED INCOME TAX LIABILITIES.............................  $ (92,398)  $ (96,998)
                                                              =========   =========

9.  PENSION PLAN

     The Company administers separate defined benefit pension plans for the Canadian companies and for AmeriSteel.

     Gerdau Courtice Steel Inc. and Gerdau MRM Holdings Inc. have defined benefit pension plans for certain employees. The defined benefit plans provide between Cdn.$34.50 and Cdn.$46.00 per month for every year of service. The defined contribution plan for salaried employees provides contributions of 2.0% to 6.0% with matching employer contributions. The unfunded executive plan provides a gross benefit of 60% of final average earnings commencing at age 60 reduced proportionately if the executive has less than 30 years of service. The gross benefits are reduced by the normal benefits under the salaried plan. Pension plan assets are invested in balanced mutual funds.

     AmeriSteel also maintains a defined benefit pension plan covering substantially all employees. The benefits are based on years of service and compensation during the period of employment. Annual contributions are made in conformity with minimum funding requirements and maximum deductible limitations.

     AmeriSteel currently provides specified health care benefits to retired employees. Employees who retire after a certain age with specified years of service become eligible for benefits under this unfunded plan. AmeriSteel has the right to modify or terminate these benefits.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Information about the defined benefit plans, in aggregate, is as follows:

                                 CANADIAN PLANS

                                                               2001      2000
                                                              -------   -------
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation, beginning of year.......................  $30,969   $31,744
Service cost................................................      887       866
Interest cost...............................................    2,097     2,090
Actuarial gain (loss).......................................      760      (879)
Foreign exchange adjustment.................................   (1,861)   (1,208)
Benefit payments............................................   (1,563)   (1,644)
                                                              -------   -------
BENEFIT OBLIGATION, END OF YEAR.............................  $31,289   $30,969
                                                              =======   =======
CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning of year................  $33,246   $31,545
Actual return on plan assets................................      372     3,288
Participant contributions...................................    1,081     1,282
Benefit payments............................................   (1,563)   (1,644)
Foreign exchange adjustment.................................   (1,930)   (1,226)
                                                              -------   -------
FAIR VALUE OF PLAN ASSETS, END OF YEAR......................  $31,206   $33,245
                                                              =======   =======
FUNDED STATUS
Funded status at end of year -- plan (deficit) surplus......  $   (82)  $ 2,276
Unamortized past service costs..............................      770        --
Unrecognized net actuarial (gain)...........................   (3,253)   (5,565)
Unamortized transitional obligation.........................    4,605     5,286
Additional minimum liability................................   (1,483)   (1,377)
                                                              -------   -------
ACCRUED PENSION ASSET.......................................  $   557   $   620
                                                              =======   =======

     The Canadian accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $6.5 million, and $5.0 million respectively, as of December 31, 2001, and $5.5 million and $4.7 million, respectively, as of December 31, 2000.

     The assumptions used in the measurement of the Canadian benefit obligations are shown in the following table:

                                                               2001      2000
                                                              -------   -------
                                                                 %         %
Discount rate...............................................      7.0       7.0
Rate of return on plan assets...............................  7.0-7.5   7.0-7.5
Rate of future compensation increases.......................      2.5       2.5

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                       U.S. PLANS PENSION     POSTRETIREMENT
                                                            BENEFITS              MEDICAL
                                                       -------------------   -----------------
                                                         2001       2000      2001      2000
                                                       --------   --------   -------   -------
CHANGE IN BENEFIT OBLIGATIONS
Benefit obligation, beginning of year...............   $116,940   $102,345   $ 7,858   $ 7,834
Service cost........................................      4,039      3,302       247       210
Interest cost.......................................      8,822      8,008       586       564
Plan participants' contributions....................         --         --       466       429
Plan amendments.....................................         --         --       135        --
Actuarial loss......................................      7,840      8,778     1,179        50
Benefits paid.......................................     (5,755)    (5,493)   (1,403)   (1,229)
                                                       --------   --------   -------   -------
BENEFIT OBLIGATION, END OF YEAR.....................   $131,886   $116,940   $ 9,068   $ 7,858
                                                       ========   ========   =======   =======
CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning of year........   $108,188   $105,304   $    --   $    --
Actual return on plan assets........................     (1,491)     8,377        --        --
Employer contribution...............................        774         --       937       800
Plan participants' contributions....................         --         --       466       429
Benefits paid.......................................     (5,755)    (5,493)   (1,403)   (1,229)
                                                       --------   --------   -------   -------
Fair value of plan assets, end of year..............   $101,716   $108,188   $    --   $    --
                                                       ========   ========   =======   =======
FUNDED STATUS
Funded status.......................................   $(30,170)  $ (8,752)  $(9,068)  $(7,858)
Unrecognized prior service cost.....................       (222)      (257)       --      (135)
Unrecognized actuarial loss (gain)..................     16,150     (3,164)      246      (933)
                                                       --------   --------   -------   -------
Net amount recognized...............................   $(14,242)  $(12,173)  $(8,822)  $(8,926)
                                                       ========   ========   =======   =======

     The actuarial present value of AmeriSteel's accumulated pension benefit obligations:

                                                              2001   2000
                                                              ----   ----
                                                               %      %
Weighted average discount rates.............................  7.25   7.50
Rate of return on plan assets...............................  9.25   9.25
Rate of future compensation increases.......................  4.50   4.50

     The weighted average discount rates used in determining AmeriSteel's accrued postretirement medical benefit obligation were 7.25% and 7.5% for the years ended December 31, 2001 and 2000, respectively. The gross medical trend rate was assumed to be 8.58% in 2001 and decreasing by .346% per year to 6.5% in 2007; 6.0% in 2008 and beyond for pre-65 retirees that retired before January 1, 1994, and 6.5% decreasing by .5% per year to 5.5% in 2003 and beyond for post-65 retirees that retired before January 1, 1994. For retirees on or after January 1, 1994, the trend rate is the same until AmeriSteel's expected costs are double that of the 1992 costs. At that point, the retirees will pay future increases in the medical trend. The health care cost trend rate assumption has a significant effect on the amount of the obligation reported.

     The incremental effect of a 1% increase in the medical trend rate would result in an increase of approximately $208 thousand and $11 thousand to the accrued postretirement benefit obligation and

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

service cost plus interest cost, respectively, as of and for the year ended December 31, 2001. The incremental effect of a 1% decrease in the medical trend rate would result in a decrease of approximately $188 thousand and $10 thousand to the accrued postretirement benefit obligation and service cost plus interest cost, respectively, as of and for the year ended December 31, 2001.

     The following table provides the components of net pension cost included in the combined statements of financial position:

                                                                2001       2000
                                                              --------   --------
Service cost................................................  $  4,926   $  4,168
Amortization of past service costs..........................       142        (35)
Interest cost...............................................    10,919     10,098
Expected return on plan assets..............................   (12,262)   (11,494)
Amortization of unrecognized actuarial loss.................         9        106
                                                              --------   --------
Net pension cost............................................  $  3,734   $  2,843
                                                              ========   ========

     The following table summarizes the accumulated pension benefits and postretirement medical benefit obligations included in the combined statements of financial position:

                                                              2001   2000
                                                              ----   ----
Components of net periodic benefit cost
Service cost................................................  $247   $210
Interest cost...............................................   586    564
Expected return on plan assets..............................    --     --
Amortization of unrecognized actuarial loss.................    --    (11)
Recognized actuarial gain...................................    --    (18)
                                                              ----   ----
Net periodic benefit cost...................................  $833   $745
                                                              ====   ====

     AmeriSteel also has a voluntary savings plan available to substantially all of its employees. Under this plan, AmeriSteel contributes amounts based upon a percentage of the savings paid into the plan by employees. AmeriSteel matches 50% of the employees' contributions up to 4% of employees' salaries. Costs under this plan were $1.8 million for each of the years ended December 31, 2001 and 2000, respectively.

10.  INCENTIVE COMPENSATION PLANS

     In 1995, the Board of Directors of AmeriSteel approved a short-term incentive plan to reward key employees who are significant to AmeriSteel's long-term success. The awards are based on AmeriSteel's actual operating results, as compared to targeted results. The plan provides for annual distributions to participants based on that relationship. The plan is amended annually by the Board of Directors to reflect changes in expected operating results, and to adjust target results accordingly. The plans were based on actual return on capital employed as compared to target return on capital employed. The awards were $1.5 million for the year ended December 31, 2001, $0.9 million for the nine months ended December 31, 2000, and $4.4 million for the year ended March 31, 2000.

11.  SUBSIDIARY STOCK COMPENSATION PLANS

     A subsidiary of the Company, AmeriSteel, has a number of stock compensation plans for its employees. In March 2000, AmeriSteel's Board of Directors approved a long-term incentive plan available

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

to AmeriSteel's executive management (the "Stakeholder Plan") to ensure AmeriSteel's senior management's interest is congruent with the AmeriSteel's shareholders. Awards are determined by a formula based on AmeriSteel's return on capital employed in a given plan year. Earned awards vest and are paid out over a period of four years. Participants may elect cash payout or investments in phantom stock of AmeriSteel and Gerdau, for which a 25% premium is earned if elected. Benefits charged to expense under this plan for the year ended December 31, 2001 and 2000 were $257 thousand and $300 thousand, respectively.

     In July 1999, AmeriSteel's Board of Directors approved a Stock Purchase/SAR Plan (the "SAR Plan") available to essentially all AmeriSteel employees. The SAR Plan authorizes 100,000 shares of common stock to be sold to employees during three offering periods, July through September in each of 1999, 2002 and 2005. Employees who purchase stock are awarded stock appreciation rights ("SARs") equal to four times the number of shares purchased. In the 1999 offering period, a total of 42,321 shares were sold under the SAR Plan at a purchase price of $15.30 per share, with 30,463 of these shares outstanding as of December 31, 2001. SARs were granted at fair value at the date of the grant, determined based on an independent appraisal as of the previous year-end. In the 1999 offering period, a total of 169,284 SARs were granted under the SAR Plan, with 121,731 of these rights outstanding as of December 31, 2001. The SARs become exercisable at the rate of 25% annually from the grant date and may be exercised for 10 years from the grant date.

     In September 1996, AmeriSteel's Board of Directors also approved the AmeriSteel Corporation Equity Ownership Plan (the "Equity Ownership Plan"), which provides for grants of common stock, options to purchase common stock and SARs. The maximum number of shares that can be issued under the plan is 438,852. AmeriSteel has granted 434,700 incentive stock options and 52,100 shares of common stock under the Equity Ownership Plan through December 31, 2001, with 305,840 incentive stock options and 8,340 shares of common stock outstanding at December 31, 2001. All issued options and shares of issued common stock become one-third vested two years from the grant date, another one-third vested three years from the grant date and the remaining balance vested four years from the grant date. All grants were at the fair market value of the common stock on the grant date, determined based on an independent appraisal as of the end of the previous year-end. Options may be exercised for 10 years from the grant date.

     In May 1995, AmeriSteel's Board of Directors approved a Stock Purchase/Option Plan (the "Purchase Plan") available to essentially all AmeriSteel's employees. Employees who purchased stock were awarded stock options equal to six times the number of shares purchased. A total of 37,689 shares were sold under the Purchase Plan at a purchase price of $10.63 per share, with 357 of these shares outstanding as of December 31, 2001. The options were granted at fair value at the date of the grant, determined based on an independent appraisal as of the end of the previous year-end. A total of 226,134 options were granted under the Purchase Plan, with 1,824 of these options outstanding as of December 31, 2001. No options remain available for future grant. All options outstanding are currently vested. Options may be exercised for 10 years from the grant date.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The following tables summarize stock option activity for the year ended December 31, 2001 and 2000 (amounts in thousands, except per share data):

                                                                   EQUITY OWNERSHIP PLAN
                                                       ---------------------------------------------
                                                         DECEMBER 31, 2001       DECEMBER 31, 2000
                                                       ---------------------   ---------------------
                                                                   WEIGHTED-               WEIGHTED-
                                                                    AVERAGE                 AVERAGE
                                                        NUMBER     EXERCISE     NUMBER     EXERCISE
                                                       OF SHARES     PRICE     OF SHARES     PRICE
                                                       ---------   ---------   ---------   ---------
                                                         (US$ IN THOUSANDS, EXCEPT PER SHARE DATA)
Outstanding, beginning of period.....................   204,006     $19.22      192,467     $15.86
Granted..............................................   121,000      13.00       51,900      28.00
Exercised............................................    (9,631)     13.42      (31,281)     13.12
Forfeited............................................    (9,535)     19.31       (9,080)     19.74
                                                        -------                 -------
Outstanding, end of period...........................   305,840      16.94      204,006      19.22
                                                        =======                 =======
Options vested at end of period......................    92,977     $15.57       64,389     $14.25
                                                        =======                 =======

                                                                       PURCHASE PLAN
                                                       ---------------------------------------------
                                                         DECEMBER 31, 2001       DECEMBER 31, 2000
                                                       ---------------------   ---------------------
                                                                   WEIGHTED-               WEIGHTED-
                                                                    AVERAGE                 AVERAGE
                                                        NUMBER     EXERCISE     NUMBER     EXERCISE
                                                       OF SHARES     PRICE     OF SHARES     PRICE
                                                       ---------   ---------   ---------   ---------
                                                         (US$ IN THOUSANDS, EXCEPT PER SHARE DATA)
Outstanding, beginning of period.....................     3,468     $12.50       15,960     $12.50
Granted..............................................        --         --           --         --
Exercised............................................    (1,644)     12.50      (12,492)     12.50
Forfeited............................................        --                      --
                                                        -------                 -------
Outstanding, end of period...........................     1,824     $12.50        3,468     $12.50
                                                        =======                 =======
Options vested at end of period......................     1,824     $12.50        3,468     $12.50
                                                        =======                 =======

     The weighted-average remaining contractual life of the options under the Equity Ownership Plan and the Purchase Plan as of December 31, 2001, is 5.0 years for options granted through 1997 at a price between $12.50 and $18.00 per share, and 7.6 years for those options granted between 1998 and 2000 at a price between $20.00 and $28.00 per share, and 9.5 years for options granted in 2001 at a price of $13.00 per share. The weighted-average exercise price of the options under the Equity Ownership Plan as of December 31, 2001, is $15.80 for options granted through 1997 at a price between $12.50 and $18.00 per share, $24.78 for those options granted between 1998 and 2000 at a price between $20.00 and $28.00 per share, and $13.00 for options granted in 2001 at a price of $13.00 per share. The weighted-average exercise price of the options under the Purchase Plan as of December 31, 2001, is $12.50.

12.  ENVIRONMENTAL MATTERS

     As the Company is involved in the manufacture of steel, it produces and uses certain substances that may pose environmental hazards. The principal hazardous waste generated by current and past operations is EC dust, a residual from the production of steel in electric arc furnaces. Environmental legislation and regulation at both the federal and state level over EC dust is subject to change, which may change the cost of compliance. While EC dust is generated in current production processes, such EC dust is being collected, handled and disposed of in a manner that management believes meets all current federal and state environmental regulations. The costs of collection and disposal of EC dust are being expensed as

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

operating costs when incurred. In addition, the Company has handled and disposed of EC dust in other manners in previous years, and is responsible for the remediation of certain sites where such EC dust was generated and/or disposed.

     In April 2001, AmeriSteel was notified by the United States Environmental Protection Agency (the "EPA") of an investigation that may identify AmeriSteel as one of a group of potential responsible parties (PRPs) in a Superfund Site in Pelham, Georgia. The Pelham site was a fertilizer manufacturer in operation from 1910 through 1992, last operated by Stoller Chemical Company, a now bankrupt corporation. The EPA has claimed that the group of PRPs should reimburse the $15.5 million cost to remediate the site. AmeriSteel contests any liability for cleanup of the site and therefore has not recorded any liability. Should the EPA determine otherwise, AmeriSteel does not believe it will have a material adverse effect on AmeriSteel.

     In July 2001, a small amount of cesium, a radioactive source, was received from suppliers among scrap material and accidentally melted in AmeriSteel's Jacksonville mill furnace. Appropriate regulatory agencies were immediately notified and the contaminated material and equipment were confined. No injuries were reported and the environment was not put at risk due to alarms and procedures in place at the time. Melt shop activities at the Jacksonville mill were immediately halted pending cleanup of contaminated material and equipment. Melt shop operations resumed in early August and the cleanup is complete. The incident is an insured loss and therefore AmeriSteel does not anticipate a material impact to its financial position or results of operations.

     In general, the Company's estimate of remediation costs is based on its review of each site and the nature of the anticipated remediation activities to be undertaken. The Company's process for estimating such remediation costs includes determining for each site the expected remediation methods, and the estimated cost for each step of the remediation. In most such determinations, the Company employs outside consultants and providers of such remedial services to assist in making such determinations. Although the ultimate costs associated with the remediation are not known precisely, the Company estimated the total remaining costs to be approximately $2.9 million with these costs recorded as a liability at December 31, 2001, of which the Company expects to pay approximately $1.1 million within one year.

     Based on past use of certain technologies and remediation methods by third parties, evaluation of those technologies and methods by the Company's consultants and third-party estimates of costs of remediation-related services provided to the Company of which the Company and its consultants are aware, the Company and its consultants believe that the Company's cost estimates are reasonable. Considering the uncertainties inherent in determining the costs associated with the clean-up of such contamination, including the time periods over which such costs must be paid, the extent of contribution by parties which are jointly and severally liable, and the nature and timing of payments to be made under cost sharing arrangements, there can be no assurance the ultimate costs of remediation may not be greater or less than the estimated remediation costs.

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

13.  COMMITMENTS

     Operating Leases The Company's minimum lease payment requirements over the next five years and thereafter is as follows:

2002........................................................  $ 5,330
2003........................................................    4,616
2004........................................................    3,593
2005........................................................    2,649
2006........................................................    2,086
Thereafter..................................................      709
                                                              -------
                                                              $18,983
                                                              =======

     Service Commitments: The Company has long-term contracts with several raw material suppliers. The Company typically realizes lower costs and improved service from these contracts. The Company believes these raw materials would be readily available in the market without such contracts.

     Litigation: The Company is defending various claims and legal actions that are common to its operations. While it is not feasible to predict or determine the ultimate outcome of these matters, in the opinion of management, the ultimate outcome of these matters will not have a material effect on the Company's financial position, cash flows or results of operations.

14.  JOINT VENTURES

     The Company's 50% interest in joint ventures has been accounted for using the equity method under which the Company's share of the earnings or losses of its joint ventures have been included in these combined financial statements. The Company's interest in the joint ventures is as follows:

                                                               2001     2000
                                                              ------   ------
Current assets..............................................  $5,437   $5,371
Other assets................................................   2,715    3,322
                                                              ------   ------
                                                              $8,152   $8,693
                                                              ======   ======
Current liabilities.........................................  $2,208   $3,347
Other liabilities...........................................     184      221
                                                              ------   ------
                                                              $2,392   $3,568
                                                              ======   ======

                                                               2001      2000
                                                              -------   -------
Revenues....................................................  $14,146   $14,627
Expenses....................................................   13,125    13,546
                                                              -------   -------
Net income..................................................  $ 1,021   $ 1,081
                                                              =======   =======

     The Company has entered into various transactions with the joint ventures. These transactions are made under normal terms and conditions and include the provision of raw materials, the supply of selling and administrative services, and the provision of financing. Based on their exchange values, these related party transactions consisted of $12,063 and $11,585 in product sales, $48 and $368 in selling and administrative services, and $46 and $69 in interest charges for the years ended December 31, 2001 and

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2000, respectively. At December 31, 2001 and 2000, amounts due from the joint ventures amount to $413 and $876, respectively.

15.  SEGMENT DISCLOSURES

     The Company is organized into two primary business unit segments: (a) Mills and (b) Downstream. Steel products sold to the downstream divisions are sold at market prices with intracompany transactions eliminated upon consolidation. Performance is evaluated and resources allocated based on specific segment requirements and measurable factors. Segment assets are those assets that are specifically identified with the operations in each operational segment. Corporate assets include primarily cash, assets held for sale, some property, plant and equipment, deferred income taxes and deferred financing costs. Corporate expense includes corporate headquarters staff, including executive management, human resources, finance and accounting, procurement and environmental, and management information systems. Included in these respective areas are payroll costs, travel and entertainment, professional fees and other costs that may not be directly attributable to either specific segment.

     Operational results and other financial data for the geographic and two manufacturing segments for years ended December 31 are presented below:

                                                               MILLS     DOWNSTREAM    TOTAL
                                                              --------   ----------   --------
2001
Revenue from external customers.............................  $587,140    $297,891    $885,031
Intrasegment revenues.......................................   197,533          --     197,533
Depreciation and amortization expense.......................    43,330       5,596      48,926
Segment profit..............................................    23,390      13,271      36,661
Total assets................................................   799,738     119,953     919,691
Expenditures for long-lived assets..........................    65,265      13,843      79,108
2000
Revenue from external customers.............................  $630,759    $299,189    $929,948
Intrasegment revenues.......................................   230,151          --     230,151
Depreciation and amortization expense.......................    41,576       4,612      46,188
Segment profit..............................................    22,488      24,568      47,056
Total assets................................................   823,280     116,713     939,993
Expenditures for long-lived assets..........................    44,165       8,356      52,521

     Geographic data is as follows:

                                                             UNITED STATES    CANADA     TOTAL
                                                             -------------   --------   --------
2001
Revenue from external customers............................    $659,190      $225,841   $885,031
Long-lived assets..........................................     395,665       132,635    528,300
2000
Revenue from external customers............................    $688,060      $241,888   $929,948
Long-lived assets..........................................     379,422       151,885    531,307

                 GERDAU AMERISTEEL CORPORATION AND SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The reconciliation of reportable segments to combined totals is as follows:

                                                                YEAR ENDED           YEAR ENDED
                                                             DECEMBER 31, 2001    DECEMBER 31, 2000
                                                             -----------------    -----------------
REVENUE
Total segments revenue.....................................     $1,082,584           $1,160,099
Elimination of intersegment revenues.......................       (197,553)            (230,151)
Combined revenues..........................................        885,031              929,948
DEPRECIATION AND AMORTIZATION
Total segments depreciation and amortization...............         48,926               46,188
Corporate depreciation and amortization....................         12,403               11,528
Combined depreciation and amortization.....................         61,329               57,716
PROFIT
Total segments profit......................................         36,661               47,056
Other profit or loss.......................................        (13,483)              (6,981)
Elimination of intersegment profits........................           (480)              (4,276)
Unallocated amounts:
  Other corporate income (expense).........................         17,973               21,303
  Unallocated interest expense.............................        (49,671)             (51,085)
  Loss on interest derivatives.............................         (1,595)                (555)
  Foreign exchange loss (gain).............................           (249)                 211
  Unallocated taxes (benefit) expense......................          3,929                  984
  Income from equity investments...........................          1,021                1,081
  Minority interest........................................           (984)              (2,166)
  Consolidated profit......................................         (6,380)               3,604
ASSETS
Total segment assets.......................................        919,691              939,993
Elimination of intersegment assets.........................        (12,493)             (10,793)
Other unallocated assets...................................        151,358              142,889
Combined assets............................................      1,058,556            1,072,089
EXPENDITURES FOR LONG-LIVED ASSETS
Total segments expenditures................................         79,108               52,521
Corporate expenditures.....................................            495                  189
Combined expenditures for long-lived assets................         79,603               52,710

                                   APPENDIX D

               HISTORICAL FINANCIAL STATEMENTS FOR CO-STEEL INC.

                                                              PAGE
                                                              ----
Unaudited Financial Statements for Co-Steel Inc. as at and
for the six months ended June 30, 2002 and June 30, 2001....  D-2
Consolidated Financial Statements for Co-Steel Inc. as at
and for the years ended December 31, 2001, 2000 and 1999....  D-14

                                 CO-STEEL INC.

                         CONSOLIDATED STATEMENT OF LOSS
                               (CDN$, CDN. GAAP)

                                                              JUNE 30, 2002   JUNE 30, 2001
                                                              -------------   -------------
                                                                    (IN THOUSANDS OF
                                                                    CANADIAN DOLLARS)
                                                               (UNAUDITED)    (UNAUDITED)
Sales.......................................................    $598,252        $542,899
                                                                --------        --------
Costs of sales excluding depreciation and amortization......     536,888         536,025
Depreciation and amortization...............................      32,966          36,855
Electrode settlement (note 2)...............................      (6,272)             --
Selling, general and administrative expense.................      17,668          20,190
                                                                --------        --------
                                                                 581,250         593,070
                                                                --------        --------
Operating earnings..........................................      17,002         (50,171)
Interest on long-term debt..................................      15,292          15,374
Other interest expense......................................       2,922           4,844
Interest and investment income..............................        (346)           (576)
Write-down of portfolio investment (note 3).................       9,075          18,000
                                                                --------        --------
Loss before income taxes....................................      (9,941)        (87,813)
Income tax recovery (expense)
  Current...................................................      (2,401)         (3,080)
  Future....................................................       6,424          31,921
                                                                --------        --------
                                                                   4,023         (28,841)
                                                                --------        --------
Net loss....................................................      (5,918)        (58,972)
                                                                ========        ========
Net loss per share
  Basic.....................................................    $  (0.20)       $  (2.01)
  Diluted...................................................    $  (0.20)       $  (2.01)
                                                                ========        ========

                 CONSOLIDATED STATEMENT OF REINVESTED EARNINGS

                                                              JUNE 30, 2002   JUNE 30, 2001
                                                              -------------   -------------
                                                                    (IN THOUSANDS OF
                                                                    CANADIAN DOLLARS)
                                                               (UNAUDITED)    (UNAUDITED)
Reinvested earnings -- beginning of period..................    $157,003        $277,911
Cumulative adjustment due to change in accounting policy
  (note 1)..................................................     (68,665)             --
Net loss....................................................      (5,918)        (58,972)
Interest, net of taxes, on equity component of convertible
  debentures................................................      (2,776)         (2,578)
                                                                --------        --------
Reinvested earnings -- end of period........................    $ 79,644        $216,361
                                                                ========        ========

                                 CO-STEEL INC.

                          CONSOLIDATED BALANCE SHEETS
                               (CDN$, CDN. GAAP)

                                                                    SIX MONTHS ENDED
                                                              -----------------------------
                                                              JUNE 30, 2002   JUNE 30, 2001
                                                              -------------   -------------
                                                                    (IN THOUSANDS OF
                                                                    CANADIAN DOLLARS)
                                                               (UNAUDITED)     (UNAUDITED)
ASSETS
Current Assets
  Cash and cash equivalents.................................   $    1,522      $   44,099
  Accounts receivable
     (net of allowance for doubtful accounts)...............      153,763         144,384
  Inventories...............................................      198,428         185,151
  Future income taxes.......................................       10,970           8,734
                                                               ----------      ----------
                                                                  364,683         382,368
Property, plant and equipment...............................      683,203         723,008
Goodwill (note 1)...........................................           --          72,227
Other assets................................................        3,376          17,039
Future income taxes.........................................       43,378          31,100
                                                               ----------      ----------
                                                               $1,094,640      $1,225,742
                                                               ==========      ==========
LIABILITIES
Current Liabilities
  Bank indebtedness.........................................   $    9,438      $   90,631
  Accounts payable and accrued liabilities..................      149,356         158,842
  Current portion of long-term liabilities (note 4).........          234         308,464
                                                               ----------      ----------
                                                                  159,028         557,937
Long-term debt (note 4).....................................      328,598           5,474
Accrued benefit obligations (note 7)........................       28,771          24,663
                                                               ----------      ----------
                                                               $  516,397      $  588,074
                                                               ==========      ==========
SHAREHOLDERS' EQUITY
Capital Stock (note 5)......................................   $  336,696      $  269,859
Convertible Debentures (note 6).............................      125,000         118,854
Reinvested Earnings.........................................       79,644         216,361
Foreign Currency Translation Adjustments....................       36,903          32,594
                                                               ----------      ----------
                                                               $  578,243      $  637,668
                                                               ----------      ----------
                                                               $1,094,640      $1,225,742
                                                               ==========      ==========

                                 CO-STEEL INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (CDN$, CDN. GAAP)

                                                                    SIX MONTHS ENDED
                                                              -----------------------------
                                                              JUNE 30, 2002   JUNE 30, 2001
                                                              -------------   -------------
                                                               (UNAUDITED)     (UNAUDITED)
OPERATING ACTIVITIES
Net Loss....................................................    $ (5,918)       $(58,972)
Items not affecting cash
  Depreciation and amortization.............................      32,966          36,855
  Future income tax (recovery) expense......................      (6,424)        (31,921)
  Net pension and other benefit plans (funding) expense
     (note 7)...............................................      (6,571)             --
  Write-down of portfolio investment (note 3)...............       9,075          18,000
Cash provided from (used for) working capital
  Accounts receivable.......................................     (43,977)        (24,094)
  Inventories...............................................     (25,333)         67,453
  Accounts payable and accrued liabilities..................      24,652         (11,334)
                                                                --------        --------
Cash used by operations.....................................    $(21,530)       $ (4,013)
                                                                --------        --------
FINANCING ACTIVITIES:
(Repayment of) additions to bank indebtedness...............     (13,234)        (10,742)
(Repayment of) additions to long-term debt..................     (54,461)         67,791
Issue of shares (note 5)....................................      66,737              --
                                                                --------        --------
Cash provided by financing..................................    $   (958)       $ 57,049
                                                                --------        --------
INVESTING ACTIVITIES
Additions to property, plant and equipment..................     (10,114)        (11,871)
Additions to other assets...................................        (360)           (969)
                                                                --------        --------
Cash used for investing.....................................    $(10,474)       $(12,840)
                                                                --------        --------
Change in cash..............................................    $(32,962)       $ 40,196
Cash - Beginning of period..................................    $ 34,484        $  3,903
Cash - End of period........................................    $  1,522        $ 44,099
                                                                ========        ========

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            (IN THOUSANDS OF CANADIAN DOLLARS, CDN GAAP) (UNAUDITED)

1.  ACCOUNTING POLICIES

     The accounting policies of the interim financial statements are the same as those described in the Company's 2001 Annual Report except that effective January 1, 2002, the Company changed its method of accounting for goodwill and the stock based option plan to conform to the new recommendations of the Canadian Institute of Chartered Accountants.

     Under the new method of accounting for goodwill, no amortization expense is recorded, however goodwill is recorded at the lower of cost and fair market value. With the effect of the recent high levels of unfairly priced imports, North American steel producers have experienced a significant deterioration in operating margins. This resulted in a reduction in the enterprise value of Co-Steel Sayreville and Co-Steel Raritan (the U.S. long products group) which has caused the Company to write down the value of goodwill associated with these operations to zero. This resulted in a $68,665 write-down, and in accordance with the transitional rules of implementing this new standard, has been charged to opening reinvested earnings.

     The change in policy with respect to the amortization of goodwill is applied prospectively. The financial statements for the six month period ended June 30, 2002 have been prepared on the new accounting policy. The financial statements for the six month period ended June 30, 2001 have not been adjusted. The new standard requires disclosure, on a pro forma basis, as if no amortization of goodwill were charged to expense.

     The pro forma impact for the prior period is as follows:

                                                                  SIX MONTHS
                                                                ENDED JUNE 30,
                                                              ------------------
                                                               2002       2001
                                                              -------   --------
Reported net loss...........................................   (5,918)   (58,972)
Add back: Goodwill amortization.............................       --      2,157
                                                              -------   --------
  Adjusted net loss.........................................   (5,918)   (56,815)
Basic loss per share........................................  $ (0.20)  $  (2.01)
Goodwill amortization.......................................       --       0.07
                                                              -------   --------
Adjusted loss per share.....................................  $ (0.20)  $  (1.94)
Diluted loss per share......................................  $ (0.20)  $  (2.01)
Goodwill amortization.......................................       --       0.07
                                                              -------   --------
Adjusted diluted loss per share.............................  $ (0.20)  $  (1.94)
                                                              =======   ========

     Under the fair value based method of accounting for Stock Based Option Plans, the Company's policy is that the compensation cost of any options that the Company grants after January 1, 2002 will be charged to earnings based on their fair value amortized over their vesting period in the period in which granted. This change in policy has been applied prospectively and therefore there is no impact relating to options outstanding at January 1, 2002. No options have been granted in 2002. Details of outstanding options are disclosed in note 11 of the Company's 2001 Annual Report.

     The disclosures in the interim financial statements do not conform in all respects to the requirements of generally accepted accounting principles for annual financial statements. The interim financial statements should be read in conjunction with the financial statements included in the Company's 2001 Annual Report.

            (IN THOUSANDS OF CANADIAN DOLLARS, CDN GAAP) (UNAUDITED)

2.  ELECTRODE SETTLEMENT

     During the first quarter of fiscal 2002, the Company received $6.3 million in cash in full settlement of claims arising from past purchases of electrodes. This has been recorded as income for the six months ended June 30, 2002.

3.  PORTFOLIO INVESTMENT

     On July 10, 2002 ASW Holdings PLC ("ASW") announced that it had invited its bankers to appoint administrative receivers over the business and assets of ASW. As part of the consideration on the 1999 sale of Co-Steel Sheerness, Co-Steel received approximately 30% of the ordinary shares of ASW and holds a L2.0 million subordinated debenture in ASW (its "Investment in ASW"). The Company was not permitted to have representation of ASW's Board of Directors and had no influence over ASW. Accordingly, the investment was accounted for as a portfolio investment. Co-Steel recorded a provision of $9.1 million during the three months ended June 30, 2002 to write-off its remaining Investment in ASW. At June 30, 2002, the Company carries no further Investment in ASW.

     Included in the results for the six months ended June 30, 2001 is a charge of $18.0 million that also resulted from a write-down of the shares of ASW.

4.  LONG-TERM DEBT

     In May 2002, the Company completed negotiations with its senior lenders. The credit arrangements provide revolving facilities of C$155,714 and US$25,765 (which can be drawn in Canadian or U.S. dollars) and term facilities of US$112,587. The revolving facilities expire on January 15, 2004 and the term facilities reduces by US$67.2 million on January 15, 2004 and reduces by US$12.5 million on July 15th in each of the years 2004 to 2006. The facilities are secured by a first charge against substantially all assets of the Company and its subsidiaries.

     The revolving facilities bear interest at the bankers' acceptance rate or LIBOR plus 2% to 5% depending on debt to EBITDA ratios. The term loans bear interest at a fixed rate of 8.9% to 10.9% depending on debt to EBITDA ratios.

                                                               JUNE 30,      JUNE 30,
                                                                 2002          2001
                                                              -----------   -----------
                                                              (IN THOUSANDS OF DOLLARS)
CANADIAN DOLLAR DEBT
Floating Rate Revolving Loan................................   $ 21,000      $     --
U.S. DOLLAR DEBT
FIXED RATE REDUCING TERM LOANS
US$42.2 million (December 31, 2001, and June 30, 2001 --
  US$45.0 million)..........................................     64,120        68,297
US$70.4 million (December 31, 2001, and June 30, 2001 --
  US$75.0 million)..........................................    106,866       113,828
FLOATING REVOLVING FACILITIES LOANS
US$86.5 million revolving term loans (December 31, 2001 and
  June 30, 2001 -- US$78.1 million).........................    131,372       118,532
OTHER LOANS.................................................      5,474         5,781
                                                               --------      --------
                                                                328,832       306,438
Less: Current portion.......................................        234       300,964
                                                               --------      --------
                                                               $328,598      $  5,474
                                                               ========      ========

            (IN THOUSANDS OF CANADIAN DOLLARS, CDN GAAP) (UNAUDITED)

5.  EARNINGS PER SHARE

     The following table reconciles the numerators and denominators of the basic and diluted loss per share calculations.

                                                  FOR THE THREE MONTHS ENDED JUNE 30
                               -------------------------------------------------------------------------
                                              2002                                  2001
                               -----------------------------------   -----------------------------------
                               NUMERATOR   DENOMINATOR   PER SHARE   NUMERATOR   DENOMINATOR   PER SHARE
                               ---------   -----------   ---------   ---------   -----------   ---------
Net loss.....................   $(4,173)           --     $   --      $(5,834)           --     $   --
Less interest on equity
  component of convertible
  debentures.................    (1,388)           --         --       (1,289)           --         --
                                -------    ----------     ------      -------    ----------     ------
                                $(5,561)   51,603,950     $(0.11)     $(7,123)   30,596,960     $(0.23)
                                =======    ==========     ======      =======    ==========     ======

                                                   FOR THE SIX MONTHS ENDED JUNE 30
                               -------------------------------------------------------------------------
                                              2002                                  2001
                               -----------------------------------   -----------------------------------
                               NUMERATOR   DENOMINATOR   PER SHARE   NUMERATOR   DENOMINATOR   PER SHARE
                               ---------   -----------   ---------   ---------   -----------   ---------
Net loss.....................   $(5,918)           --     $   --     $(58,972)           --     $   --
Less interest on equity
  component of convertible
  debentures.................    (2,776)           --         --       (2,578)           --         --
                                -------    ----------     ------     --------    ----------     ------
                                $(8,694)   43,418,380     $(0.20)    $(61,550)   30,596,960     $(2.01)
                                =======    ==========     ======     ========    ==========     ======

     On March 12, 2002, the Company completed the sale of 20,907,000 Common Shares to a group of underwriters at a price of $3.35 per Common Share representing gross proceeds of $70,038. After deducting expenses, the net proceeds were $66,737. At June 30, 2002 there were 51,503,960 Common Shares outstanding and during the three months and six months ended June 30, 2002, the weighted average number of Common Shares outstanding were 51,503,960 and 43,418,380 respectively.

6.  CONVERTIBLE DEBENTURES

                                                              JUNE 30,   JUNE 30,
                                                                2002       2001
                                                              --------   --------
Current liability component.................................  $     --   $  7,500
Equity component............................................   125,000    118,854
                                                              ========   ========

     On April 23, 1997, the Company issued unsecured subordinated convertible debentures in the aggregate principal amount of $125 million. After deducting issue costs of $3.8 million, the proceeds of the issue amounted to $121.2 million.

     The debentures bear interest at 6.5% per annum, mature on April 30, 2007, and, at the holders' option, are convertible into Common Shares of the Company at a conversion price of $26.25 per share. The Company's 2001 Annual Financial Statements incorrectly stated that the conversion price was adjusted if the Company issued Common Shares. Under the terms of the Trust Indenture for the Convertible Debentures, no adjustment to the conversion price is required if the Company issues Common Shares in a customary offering. The debentures are redeemable after April 30, 2002, at the option of Co-Steel at par plus accrued interest. The Company has the right to settle the principal amount by the issuance of Common Shares based on their market value at that the time of redemption.

     As the convertible debentures can be redeemed by the Company by the issuance of Common Shares, the debenture obligations were classified partly as a liability and partly as shareholders' equity. The liability component was calculated as the present value of the required interest payments discounted (for the

            (IN THOUSANDS OF CANADIAN DOLLARS, CDN GAAP) (UNAUDITED)

period to April 30, 2002) at an interest rate approximating that which would have been applicable to non-convertible subordinate debt at the time the debentures were issued.

Issue price.................................................  $125,000
Less: Liability component...................................   (33,409)
Shareholders' equity component..............................    91,591
Less: Issue costs applicable to shareholders' equity
  component net of related income taxes.....................    (1,798)
                                                              --------
Net amount classified as shareholders' equity at issuance...  $ 89,793
                                                              ========

     Interest on the liability component has been included in the computation of earnings (loss) for the period. Interest on the shareholders' equity component, net of related income taxes, has been charged to reinvested earnings, and was deducted from the net earnings or added to net loss in calculating basic earnings per share.

7.  PENSION PLAN FUNDING

     During the quarter, the Company made a $5,415 special payment to maintain the transfer ratio of the Pension Plan for the Hourly-rated Employees of Co-Steel Lasco ("the Plan"). This payment related to the Plan curtailment which took place in 2001. In addition, the Company made other normal pension funding payments resulting in total pension funding being in excess of pension expense by $6,353.

8.  SEGMENTED INFORMATION

     Co-Steel Inc. is a minimill steel producer and a ferrous and non-ferrous scrap processor. The Company manufactures and markets merchant bar, structural shapes, reinforcing bar, wire rod and flat rolled steel used principally in the construction, automotive, appliance, machinery and equipment industries. Co-Steel also processes and trades steel scrap, the principal raw material in the minimill process, for its own use and for sale to third parties. The Company's treasury function, including worldwide tax planning, is centrally managed by the corporate office and has not been allocated to the segments identified below.

            (IN THOUSANDS OF CANADIAN DOLLARS, CDN GAAP) (UNAUDITED)

2002

                                                 FOR THE SIX MONTHS ENDED JUNE 30
                           -----------------------------------------------------------------------------
                                LONG PRODUCTS          FLAT ROLLED    RECYCLING
                           ------------------------   -------------   ---------
                           UNITED STATES    CANADA    UNITED STATES    CANADA     CORPORATE     TOTAL
                           -------------   --------   -------------   ---------   ---------   ----------
                                                      (THOUSANDS OF DOLLARS)
SALES....................    $293,016      $136,637     $146,432      $100,399     $    --    $  676,484
Inter-segment Sales......      29,121            --           --        49,111          --        78,232
                             --------      --------     --------      --------     -------    ----------
                             $263,895      $136,637     $146,432      $ 51,288     $    --    $  598,252
                             ========      ========     ========      ========     =======    ==========
Export Sales of
  Canadian Segment.......    $     --      $ 59,016     $     --      $ 22,665     $    --    $   81,681
                             ========      ========     ========      ========     =======    ==========
OPERATING EARNINGS (LOSS)
  BEFORE DEPRECIATION AND
  AMORTIZATION...........    $ 31,700      $   (518)    $ 20,792      $  4,048     $(6,054)   $   49,968
                             ========      ========     ========      ========     =======    ==========
DEPRECIATION AND
  AMORTIZATION...........      13,921         5,310       12,188         1,499          48        32,966
                             --------      --------     --------      --------     -------    ----------
SEGMENT ASSETS...........    $461,682      $247,245     $273,635      $ 50,220     $61,858    $1,094,640
                             ========      ========     ========      ========     =======    ==========
ADDITIONS TO PROPERTY,
  PLANT AND EQUIPMENT....    $  2,471      $  2,811     $  4,525      $    307     $    --    $   10,114
                             ========      ========     ========      ========     =======    ==========

2001

                                                  FOR THE SIX MONTHS ENDED JUNE 30
                            -----------------------------------------------------------------------------
                                 LONG PRODUCTS          FLAT ROLLED    RECYCLING
                            ------------------------   -------------   ---------
                            UNITED STATES    CANADA    UNITED STATES    CANADA     CORPORATE     TOTAL
                            -------------   --------   -------------   ---------   ---------   ----------
                                                       (THOUSANDS OF DOLLARS)
SALES.....................    $283,128      $ 92,402     $123,549       $78,999     $    --    $  578,078
Inter-segment Sales.......      15,088            --           --        20,091          --        35,179
                              --------      --------     --------       -------     -------    ----------
                              $268,040      $ 92,402     $123,549       $58,908     $    --    $  542,899
                              ========      ========     ========       =======     =======    ==========
Export Sales of
  Canadian Segment........    $     --      $ 47,034     $     --       $37,193     $    --    $   84,227
                              ========      ========     ========       =======     =======    ==========
OPERATING EARNINGS (LOSS)
  BEFORE DEPRECIATION AND
  AMORTIZATION............    $   (566)     $(14,648)    $  3,350       $ 3,582     $(5,034)   $  (13,316)
                              ========      ========     ========       =======     =======    ==========
DEPRECIATION AND
  AMORTIZATION............      14,984         6,964       11,940         1,273       1,694        36,855
                              --------      --------     --------       -------     -------    ----------
SEGMENT ASSETS(1).........    $530,881      $295,303     $305,527       $30,389     $63,642    $1,225,742
                              ========      ========     ========       =======     =======    ==========
ADDITIONS TO PROPERTY,
  PLANT AND EQUIPMENT.....    $  5,663      $  2,427     $  3,017       $    63     $   701    $   11,871
                              ========      ========     ========       =======     =======    ==========

---------------
 (1) included in the segment assets is $4,280 of goodwill in the Canadian long products group and $67,947 of goodwill in the U.S. long products group.

            (IN THOUSANDS OF CANADIAN DOLLARS, CDN GAAP) (UNAUDITED)

9. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Company's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). The most significant differences between Canadian and United States GAAP, in terms of impact on the Company's consolidated financial statements, relate to the accounting for pensions, convertible debentures, derivative instruments and the reporting of comprehensive income.

     The following table reconciles the consolidated statements of (loss) earnings as reported under Canadian GAAP with those that would have been reported under United States GAAP:

SIX MONTHS ENDED JUNE 30 (UNAUDITED)                            2002        2001
------------------------------------                          --------    --------
LOSS -- CANADIAN GAAP.......................................  $ (5,918)   $(58,972)
Increase in pension expense(a)..............................      (704)       (772)
Increase in interest expense related to convertible
  debentures(b).............................................    (2,776)     (2,578)
Unrealized net gain (loss) on gas contracts(c)..............     4,075          --
Changes in fair value of foreign exchange derivatives(c)....        --        (200)
Change in accounting policy(h)..............................   (68,665)         --
                                                              --------    --------
NET LOSS -- UNITED STATES GAAP..............................  $(73,988)   $(62,522)
                                                              ========    ========
OTHER COMPREHENSIVE INCOME (LOSS):(d)
  Unrealized losses on investments(e).......................     1,000      17,600
  Minimum additional pension liability adjustment(a)........    (1,044)         --
  Currency translation adjustment(d)........................   (14,133)      6,576
                                                              --------    --------
OTHER COMPREHENSIVE INCOME (LOSS) -- UNITED STATES
  GAAP(d)...................................................   (14,177)     24,176
                                                              --------    --------
COMPREHENSIVE INCOME (LOSS) -- UNITED STATES GAAP (d).......  $(88,165)   $(38,346)
                                                              ========    ========
Net earnings (loss) per share -- United States GAAP
  Basic.....................................................  $  (1.70)   $  (2.04)
  Diluted...................................................  $  (1.70)   $  (2.04)
                                                              ========    ========

  (a) PENSIONS

     United States accounting standards for pensions are set forth in Statement of Financial Accounting Standards (SFAS) No. 87. In 2001, the Company adopted, for Canadian GAAP reporting purposes, a new accounting standard in respect of pensions. The new standard, Canadian Institute of Chartered Accountants ("CICA")
Section 3461, was adopted on a retroactive basis without a prior period restatement, with effect as of January 1, 2000. The new accounting standard is substantially identical to accounting standards for pensions in the United States.

     For 1999 and prior years, the Company used the former CICA accounting standard for pensions, CICA Section 3460, which calculates the projected pension benefit obligation and rate of return on plan assets based on management's best estimates of long term interest rates and actuarial assumptions. SFAS No. 87 "Employers' Accounting for Pensions" in the United States requires that the projected pension benefit obligation be calculated using a discount rate that reflects the rate at which pension benefits can be effectively settled at the date of the financial statements. The Company was unable to determine the effect of implementing SFAS No. 87 for the original effective implementation date of January 1, 1989 due to the unavailability of actuarial data for the periods required. Accordingly, the Company has adopted the standard at the beginning of the first period for which US GAAP reconciled data has been presented in

            (IN THOUSANDS OF CANADIAN DOLLARS, CDN GAAP) (UNAUDITED)

these financial statements -- January 1, 1999. As the standard has been implemented on a date later than the effective date specified in the standard, a portion of the transitional obligation has been charged to reinvested earnings directly at the date of adoption, based on a ratio of: a) the years that have elapsed between the effective date of the standard and the adoption date, and b) the remaining service period of employees expected to receive benefits. The impact of this difference at January 1, 1999 is an increase in the accrued pension obligation of $29.1 million, a decrease in future tax liabilities of $10.4 million, and a reduction of reinvested earnings of $18.7 million. The remaining transitional obligation has been amortized to periods following the adoption date on a straight-line basis, resulting in an extinguishment of the liability to occur at a similar date as if the standards had been adopted on the original effective implementation date. The impact of this adjustment is an increase in pension expense of $1.1 million for the six months ended June 30, 2002 (six months ended June 30, 2001 -- $1.2 million) with a corresponding future tax recovery of $0.4 million for the six months ended June 30, 2002 (six months ended June 30, 2001 -- $0.4 million) resulting in a net of tax adjustment of $0.7 million for the six months ended June 30, 2002 (six months ended June 30, 2001 -- $0.8 million).

     Under US GAAP, if the accumulated benefit obligation exceeds the market value of plan assets, a minimum liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of this additional liability that relates to past service cost is recognized as an intangible asset while the remainder is charged to Other Comprehensive Income. Canadian GAAP has no such requirement to record a minimum liability. At June 30, 2002, the minimum additional pension liability would have been $5.7 million (2001 -- nil); the allocation to intangible assets would have been $4.1 million (2001 -- nil), with a net of tax charge of $1.0 million (2001 -- nil) to accumulated other comprehensive income (future tax recovery of $0.6 million in 2002; 2001 -- nil).

     The Company accounts for other post-retirement benefits on a basis consistent with US GAAP.

  (b) CONVERTIBLE DEBENTURES

     Under Canadian GAAP, a portion of the convertible debenture obligation is classified as an equity instrument. The equity portion of the convertible debenture obligation accretes over the period from issuance to April 30, 2002 at which time the value at maturity is recorded entirely as equity. For Canadian GAAP, the interest, net of taxes, of the equity component of the convertible debentures is recorded as an after-tax charge to reinvested earnings. Under US GAAP, the convertible debenture obligation would be accounted for entirely as a liability and, accordingly, interest costs would be recorded as interest expense. The Company has the ability to redeem the convertible debenture at par plus accrued interest by the issuance of Common Shares or cash.

  (c) DERIVATIVE INSTRUMENTS

     The Company enters into contacts to fix the price with respect to a portion of its natural gas purchase requirements. At June 30, 2002 an unrealized gain of $5.7 million (2001 -- nil), with a corresponding future tax expense of $1.6 million for 2002 (2001 -- nil) resulting in a net of tax gain of $4.1 million for 2002 (2001 -- nil) would have been recorded in earnings under US GAAP.

     At certain times throughout the year, the Company enters into foreign exchange contracts and put and call options (collectively "foreign exchange contracts") to hedge accounts receivable and future revenues denominated in US dollars. The unrealized loss, net of tax, for the six months ended June 30, 2002 of nil (six months ended June 30, 2001 -- $0.2 million) on outstanding foreign exchange contracts would have been reflected in earnings under US GAAP.

            (IN THOUSANDS OF CANADIAN DOLLARS, CDN GAAP) (UNAUDITED)

  (d) COMPREHENSIVE INCOME

     United States accounting standards for reporting comprehensive income are set forth in SFAS No. 130. Comprehensive income represents the change in equity during a reporting period from transactions and other events and circumstances from non-owner sources. Components of comprehensive income include items such as net earnings (loss), changes in the fair value of investments not held for trading, minimum pension liability adjustments, derivative instruments and certain foreign currency translation gains and losses.

  (e) INVESTMENTS

     United States accounting standards for equity investments, which are set forth in SFAS No. 115, require that certain equity investments not held for trading be recorded at fair value with unrealized holding gains and losses excluded from the determination of earnings and reported as a separate component of other comprehensive income. At June 30, 2002, other assets would have decreased by nil (2001 -- $1.4 million), and accumulated other comprehensive loss would have increased by nil (2001 -- $1.4 million).

  (f) JOINT VENTURE

     Under Canadian GAAP, joint ventures are accounted for using the proportionate consolidation method, while under US GAAP, joint ventures are accounted for under the equity method. Under an accommodation of the US Securities and Exchange Commission, accounting for joint ventures need not be reconciled from Canadian to US GAAP. The different accounting treatment affects only the display and classification of financial statement items and not net income or shareholders' equity. See note 6 for summarized financial information in respect of the Company's joint ventures.

  (g) FREIGHT COSTS

     For Canadian GAAP, sales are recorded net of freight costs for delivery. US GAAP would require that freight costs be included in cost of sales. The impact of this adjustment is to increase sales and cost of sales by $ 22,881
(2001 -- $20,197) respectively.

  (h) CHANGE IN ACCOUNTING POLICY

     Effective January 1, 2002, the Company changed its method of accounting for goodwill to conform to the new recommendations of the Canadian Institute of Chartered Accountants (note 1). This resulted in a $68,665 write-down, and in accordance with the transitional rules of implementing this new standard, has been charged to opening reinvested earnings for Canadian GAAP reporting purposes. For US GAAP, this write-down has been included in earnings for the period, as a cumulative effect of an accounting change.

            (IN THOUSANDS OF CANADIAN DOLLARS, CDN GAAP) (UNAUDITED)

     The following table indicates the cumulative effect of the above adjustments on balance sheet accounts, displaying results under Canadian GAAP and US GAAP:

                                                CANADIAN GAAP       UNITED STATES GAAP
                                              ------------------    ------------------
JUNE 30 (UNAUDITED)                            2002       2001       2002       2001
-------------------                           -------    -------    -------    -------
                                                 $          $          $          $
ASSETS
  Other Assets..............................    3,376     17,039      7,501     15,639
  Future Income Taxes.......................   43,378     31,100     46,191     31,641
LIABILITIES
  Accounts payable and accrued
     liabilities............................  149,356    158,842    151,856    160,196
  Current portion of long-term
     liabilities............................      234    308,464        234    300,964
  Long-term debt............................  328,598      5,474    453,598    130,474
  Accrued benefit obligations...............   28,771     24,663     38,814     26,649
SHAREHOLDERS' EQUITY
  Convertible Debentures....................  125,000    118,854         --         --
  Reinvested Earnings.......................   79,644    216,361     75,083    214,916
  Accumulated other comprehensive loss......       --         --     35,859     31,194
  Foreign currency translation
     adjustments............................   36,903     32,594         --         --

     Changes in reinvested earnings and accumulated other comprehensive loss under US GAAP were as follows:

SIX MONTHS ENDED JUNE 30                                       2002       2001
------------------------                                      -------    -------
                                                                 $          $
Reinvested earnings at beginning of year....................  149,071    277,438
Net loss....................................................  (73,988)   (62,522)
                                                              -------    -------
Reinvested earnings at end of period........................   75,083    214,916
                                                              =======    =======
Accumulated other comprehensive loss at beginning of year...   50,036      7,018
Other comprehensive loss....................................  (14,177)    24,176
                                                              -------    -------
Accumulated other comprehensive loss at end of period.......   35,859     31,194
                                                              =======    =======

     There are no significant differences with respect to the consolidated statement of cash flows between US GAAP and Canadian GAAP for the six months ended June 30, 2002 and June 30, 2001.

                          CANADIAN GAAP / CDN. DOLLAR
                       CONSOLIDATED FINANCIAL STATEMENTS

                                 CO-STEEL INC.
                        DECEMBER 31, 2001, 2000 AND 1999

                                AUDITOR'S REPORT

TO THE SHAREHOLDERS OF CO-STEEL INC.

     We have audited the consolidated balance sheets of Co-Steel Inc. as at December 31, 2001, 2000 and 1999 the consolidated statements of (loss) earnings, reinvested earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

                                          /s/ PRICEWATERHOUSECOOPERS LLP
                                              Chartered Accountants

Toronto, Ontario
February 22, 2002

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCE

     In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the consolidated financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Reporting standards for auditors in the United States also require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company's financial statements, such as the change described in Note 1 to the financial statements. Our report to the shareholders, dated February 22, 2002 is expressed in accordance with Canadian reporting standards, which do not permit references to such matters, events and conditions in the auditors' report when these are adequately disclosed in the consolidated financial statements.

                                          /s/ PRICEWATERHOUSECOOPERS LLP
                                              Chartered Accountants

Toronto, Ontario
February 22, 2002

                   CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2001         2000         1999
                                                           ----------   ----------   ----------
                                                            (IN THOUSANDS OF CANADIAN DOLLARS,
                                                                  EXCEPT SHARE AMOUNTS)
Sales....................................................  $1,047,649   $1,278,814   $1,239,789
                                                           ----------   ----------   ----------
Costs of sales excluding depreciation and amortization...   1,017,930    1,121,558    1,072,719
Depreciation and amortization............................      76,887       71,032       71,759
Pension curtailment charge (note 15).....................      13,000           --           --
Selling, general and administrative expense..............      40,968       36,738       40,685
                                                           ----------   ----------   ----------
                                                            1,148,785    1,229,328    1,185,163
                                                           ----------   ----------   ----------
Operating (loss) earnings................................    (101,136)      49,486       54,626
                                                           ----------   ----------   ----------
Interest on long-term debt...............................      32,209       26,359       27,803
Other interest expense...................................       9,280        8,138        6,567
Interest and investment income...........................      (1,364)      (1,594)      (2,188)
Gain sale of land (note 4)...............................      (4,770)          --           --
Write-down of portfolio investment (note 5)..............      23,250           --           --
                                                           ----------   ----------   ----------
(Loss) earnings before income taxes......................    (159,741)      16,583       22,444
Income tax recovery (expense) (note 13)
  Current................................................       2,100       (6,243)       3,076
  Future.................................................      41,889        9,710       (1,336)
                                                           ----------   ----------   ----------
                                                               43,989        3,467        1,740
                                                           ----------   ----------   ----------
(Loss) earnings from continuing operations...............    (115,752)      20,050       24,184
Net earnings from discontinued operations (note 2).......          --       18,471        6,543
Net (loss) earnings......................................  $ (115,752)  $   38,521   $   30,727
                                                           ==========   ==========   ==========
(Loss) earnings per Common Share (note 11)
Basic   -- Continuing operations.........................  $    (3.95)  $     0.50   $     0.64
        -- Net (loss) earnings...........................  $    (3.95)  $     1.10   $     0.86
Diluted -- Continuing operations.........................  $    (3.95)  $     0.50   $     0.64
        -- Net (loss) earnings...........................  $    (3.95)  $     1.10   $     0.86
Cash dividend per Common Share...........................  $       --   $     0.40   $     0.40

                 CONSOLIDATED STATEMENTS OF REINVESTED EARNINGS

                                                               FOR THE YEARS ENDED DECEMBER 31
                                                             -----------------------------------
                                                                2001         2000        1999
                                                             -----------   ---------   ---------
                                                             (IN THOUSANDS OF CANADIAN DOLLARS)
Balance -- beginning of year...............................  $  277,911    $277,876    $263,889
Cumulative adjustment due to change in accounting policy
  (note 1).................................................          --     (21,427)         --
Net (loss) earnings........................................    (115,752)     38,521      30,727
Interest, net of taxes, on equity component of convertible
  debentures...............................................      (5,156)     (4,820)     (4,504)
Dividends..................................................          --     (12,239)    (12,236)
                                                             ----------    --------    --------
Balances -- end of year....................................  $  157,003    $277,911    $277,876
                                                             ==========    ========    ========

                          CONSOLIDATED BALANCE SHEETS

                                                                      AS AT DECEMBER 31
                                                             ------------------------------------
                                                                2001         2000         1999
                                                             ----------   ----------   ----------
                                                              (IN THOUSANDS OF CANADIAN DOLLARS)
                                             ASSETS
Current assets
  Cash and cash equivalents................................  $   34,484   $    3,903   $   12,388
  Accounts receivable, net of allowance for doubtful
     accounts of $12,399 (2000 -- $8,951;
     1999 -- $9,007).......................................     114,845      116,990      127,626
Inventories (note 3).......................................     178,486      250,518      217,141
Future income taxes (note 13)..............................      11,486        9,003       13,197
Current assets of discontinued operations (note 2).........          --           --       64,219
                                                             ----------   ----------   ----------
                                                                339,301      380,414      434,571
Property, plant and equipment (note 4).....................     730,946      739,513      769,894
Other assets (note 5)......................................      80,404      109,914      110,385
Accrued benefit asset (notes 1 and 15).....................          --           --       20,859
Future income taxes (note 13)..............................      36,374           --           --
Non-current assets of discontinued operations (note 2).....          --           --       79,300
                                                             ----------   ----------   ----------
                                                             $1,187,025   $1,229,841   $1,415,009
                                                             ==========   ==========   ==========
                                           LIABILITIES
Current liabilities
  Bank indebtedness (note 7)...............................  $   96,562   $  100,639   $   61,844
  Accounts payable and accrued liabilities.................     128,792      170,119      217,253
  Current portion of long-term liabilities (notes 8 and
     9)....................................................     319,569       48,907       21,664
  Current liabilities of discontinued operations (note
     2)....................................................          --           --       47,508
                                                             ----------   ----------   ----------
                                                                544,923      319,665      348,269
Long-term debt (note 8)....................................       5,686      191,186      314,632
Convertible debenture liability (note 9)...................          --        3,807       11,074
Accrued benefit obligations (note 15)......................      35,659       25,611       16,380
Future income taxes (note 13)..............................          --          934       30,725
Non-current liabilities of discontinued operations (note
  2).......................................................          --           --       26,587
                                                             ----------   ----------   ----------
                                                             $  586,268   $  541,203   $  747,667
                                                             ----------   ----------   ----------
SHAREHOLDERS' EQUITY
Capital stock (notes 8c and 11)............................     269,859      269,859      269,729
Convertible debentures (note 9)............................     122,859      114,850      107,362
Reinvested earnings........................................     157,003      277,911      277,876
Foreign currency translation adjustments (note 12).........      51,036       26,018       12,375
                                                             ----------   ----------   ----------
                                                             $  600,757   $  688,638   $  667,342
                                                             ----------   ----------   ----------
                                                             $1,187,025   $ 1,229,84    1,415,009
                                                             ==========   ==========   ==========
Basis of presentation -- Going concern (note 1)
Contingencies and commitments (note 14)

Signed on behalf of the Board of Directors

/s/ K.W. HARRIGAN                              /s/ T.G. NEWMAN
---------------------------------------------  ---------------------------------------------
K.W. Harrigan                                  T.G. Newman

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     AS AT DECEMBER 31
                                                            ------------------------------------
                                                               2001         2000         1999
                                                            ----------   ----------   ----------
                                                             (IN THOUSANDS OF CANADIAN DOLLARS)
OPERATING ACTIVITIES
(Loss) earnings from continuing operations................  $(115,752)   $  20,050    $  24,184
Items not affecting cash
  Depreciation and amortization...........................     76,887       71,032       71,759
  Future income tax recovery..............................    (41,889)      (9,710)       1,336
  Net pension and other benefit plans expense (funding)
     (note 15)............................................      9,691       (3,412)      (4,092)
  Gain on sale of land (note 4)...........................     (4,770)          --           --
  Write-down of portfolio investment (note 5).............     23,250           --           --
CASH PROVIDED FROM (USED FOR) WORKING CAPITAL
  Accounts Receivable.....................................      7,147       14,618      (32,212)
  Inventories.............................................     79,571      (29,055)     (36,795)
  Accounts payable and accrued liabilities................    (40,825)     (48,907)      59,584
                                                            ---------    ---------    ---------
Cash provided by (used for) operations....................  $  (6,690)   $  14,616    $  83,764
                                                            ---------    ---------    ---------
FINANCING ACTIVITIES
(Repayment of) additions to bank indebtedness.............     (7,954)      38,795      (25,095)
Additions to (repayment of) long-term debt................     63,999     (115,210)     (90,600)
Issue of shares...........................................         --          130           --
Dividends.................................................         --      (12,239)     (12,236)
                                                            ---------    ---------    ---------
Cash provided by (used for) financing.....................  $  56,045    $ (88,524)   $(127,931)
                                                            ---------    ---------    ---------
INVESTING ACTIVITIES
Additions to property, plant and equipment................    (24,989)     (17,327)     (42,449)
Proceeds from sale of land (note 4).......................      4,875           --           --
Cash proceeds on sale of discontinued operations..........         --       84,987       46,659
Additions to other assets.................................      1,340       (2,237)      (6,519)
                                                            ---------    ---------    ---------
Cash (used for) provided by investing.....................  $ (18,774)   $  65,423    $  (2,309)
                                                            ---------    ---------    ---------
Change in cash............................................     30,581       (8,485)     (46,476)
Cash and cash equivalents -- Beginning of year............      3,903       12,388       58,864
                                                            ---------    ---------    ---------
Cash and cash equivalents -- End of year..................  $  34,484    $   3,903    $  12,388
                                                            ---------    ---------    ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid for interest..................................  $  34,820    $  35,721    $  32,062
  Cash paid (received) for income taxes...................  $   2,097    $  (5,557)   $   4,060
                                                            ---------    ---------    ---------

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
           (CANADIAN DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Co-Steel Inc. is a minimill steel producer and steel scrap processor with operations in Canada and the United States. The Company manufactures steel bar and rod, structural shapes and flat rolled steel for a large number of customers in many steel markets, including the construction, automotive, appliance and machinery and equipment industries. Co-Steel also processes and trades ferrous scrap, the principal raw material in the minimill process, and non-ferrous scrap for its own use and for sale to third parties.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These consolidated financial statements are prepared by management in accordance with accounting principles generally accepted in Canada. All amounts are reported in Canadian dollars unless otherwise indicated

BASIS OF PRESENTATION -- GOING CONCERN

     These consolidated financial statements have been prepared using Canadian Generally Accepted Accounting Principles applicable to, and assuming, a "going concern". "Going concern" assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business.

     Since March 31, 2001, the Company has been in breach of financial covenants contained in its credit agreements and as a result, the debt has been reclassified from long-term to current liabilities. Principal payments amounting to US$12.5 million due on July 15, 2001 and US$15 million due on January 15, 2002, have not been made.

     The appropriateness of the "going concern" assumption is dependent upon, amongst other things, the Company successfully renegotiating its senior lending facilities (note 8) and the ability of the Company to generate sufficient cash from operations. On February 19, 2002, the Company reached an agreement in principle with its senior lenders which is subject to the preparation and execution of definitive agreements -- see note 8b.

     If the going concern basis was not appropriate then significant adjustments would be necessary to the carrying value of the assets and liabilities of the Company.

CONSOLIDATION

     These consolidated financial statements include the accounts of the Company and its subsidiaries.

REVENUE RECOGNITION

     The Company recognizes revenue when title is transferred to the customers in accordance with the sale agreement.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents includes cash on deposit and term deposits with remaining maturities of less than three months at the date of purchase. Cash held in the joint venture operation is for the sole use of the joint venture operations.

JOINT VENTURES AND OTHER INVESTMENTS

     The Company's investment in Gallatin Steel Company, a 50% joint venture, is proportionately consolidated. Other investments where the Company does not exercise significant influence are accounted for by the cost method. The Company evaluates the carrying value of the investments to determine if there has been an impairment in value considered other than temporary, which is assessed by review of cash flows, operating income and takes into consideration trading values on recognized stock exchanges. If an impairment is considered other than temporary, a provision is recorded.

INVENTORIES

     Inventories are valued at the lower of average cost and net realizable value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Interest incurred in connection with construction of major new facilities is capitalized.

     Depreciation is provided for buildings, machinery and equipment so as to amortize their cost on a straight-line basis principally over a period of 15 to 20 years. No depreciation is provided on assets under construction.

GOODWILL

     Goodwill, which arose from the acquisition of subsidiary companies, is amortized on a straight-line basis over its estimated benefit life. Effective January 1, 2001, the Company reduced the amortization period for goodwill from 40 years to 20 years. This change in estimate has been applied prospectively and its impact was to increase depreciation and amortization expense by approximately $6.9 million for the year ended December 31, 2001.

     The Company evaluates the carrying value of goodwill to determine if there has been a decline in value, based on estimates of current and expected undiscounted cash flows from operations of each underlying business, taking into consideration operating trends and other relevant factors.

FOREIGN CURRENCY TRANSLATION

     Operating revenue and expenses arising from foreign currency transactions are translated into Canadian dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities are translated into Canadian Dollars at the exchange rate in effect at the balance sheet date. Gains or losses arising from these translations are included in earnings, with the exception of unrealised foreign exchange gains or losses on long-term monetary items that hedge net investments in foreign operations which are accumulated in the foreign currency translation adjustment account in shareholders' equity, until there is a reduction in the net investment in the foreign operation.

     Assets and liabilities of self-sustaining foreign operations are translated into Canadian dollars at the exchange rate in effect at the balance sheet date. Operating revenue and expense items are translated at average exchange rates prevailing during the year. Any corresponding foreign exchange gains and losses are deferred and disclosed separately as part of shareholders' equity and are recognized in earnings when the ownership interest in the foreign operations is reduced.

FUTURE INCOME TAXES

     The liability method of accounting for income taxes is used whereby future income taxes arise from temporary differences between the book value of assets and liabilities and their respective tax value.

     Future income tax assets and liabilities are measured using substantially enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the substantive enactment date. A valuation allowance is recorded to the extent the recoverability of future income tax assets is not considered more likely than not.

PENSIONS AND POST-RETIREMENT BENEFITS

     Effective January 1, 2000, the Company changed its method of accounting for employee future benefits to conform with the recommendations of The Canadian Institute of Chartered Accountants. Under the new method, the discount rate used for determining the liability for future benefits is the current interest rate at the balance sheet date on high quality fixed income investments with maturities that match the expected maturity of the obligations. In fiscal 1999 and prior years, the discount rate used for pensions was management's best estimate of the long-term interest rate.

     The financial statements for the years ended December 31, 2001 and 2000 have been prepared on the new basis and the comparative figures for the year ended December 31, 1999 have not been restated. As a result of the adoption, at January 1, 2000, the accrued pension obligation was increased by $33.5 million, the future income tax asset increased by $12.1 million and the reinvested earnings was reduced by $21.4 million.

     The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. The Company has adopted the following policies:

     - The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance for funded plans, salary escalation, retirement ages of employees and expected health care costs.

     - Pension assets are valued at fair market value.

     - Past service costs from plan amendments are amortized on a straight-line basis over the average remaining service period of employees active at the date of amendment.

     - The excess of the net actuarial gain or loss over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of the active employees.

     - A plan curtailment will result if there has been a significant reduction in the expected future service of present employees (greater than 5%). A net curtailment loss is recognized when the event is probable and can be estimated, a net curtailment gain is deferred until realized.

EARNINGS PER SHARE

     The Company's diluted earnings per share is determined using the treasury stock method for the effect of outstanding share purchase options and the dilution impact of the convertible debenture at the stated conversion price.

STOCK-BASED OPTION PLAN

     The Company has a stock-based option plan which is described in note 11. No compensation expense is recognized when stock options are issued to employees, as the option price is equivalent to the market value of the shares at the date of grant. Consideration paid on the exercise of stock options is credited to share capital.

DEFERRED SHARE UNIT PLAN

     The Corporation offers a Deferred Share Unit Plan (DSUP) for members of the Board of Directors. Under the DSUP each director may elect to receive all, or a percentage of, their annual compensation in the form of deferred share units
(DSUs) which are notional Common Shares of the Company. The issue price of each DSU is based on the closing trading value of the Common Shares on the meeting dated and an expense is recognized at that time. The DSU account of each director includes the value of dividends, if any, as if reinvested in additional DSUs. The director is not permitted to convert DSUs into cash until retirement from the Board. The value of the DSUs, when converted to cash, will be equivalent to the market value of the Common Shares at the time the conversion takes place. The value of the outstanding DSUs as at December 31, 2001, was $107,401 (2000 -- $115,295; 1999 -- $nil).

USE OF ESTIMATES

     The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPARATIVE RESULTS

     Certain comparative amounts have been reclassified to conform to the current year's presentation.

2.  DISCONTINUED OPERATIONS

     On May 4, 2000, the Company completed its sale of Mayer Parry Recycling Ltd. (MPR) to European Metal Recycling Ltd., a third party. The cash transaction was valued at L50 million of which Co-Steel's share was 76%.

     On January 20, 1999, the Company completed its sale of Co-Steel Sheerness plc to ASW Holdings plc ("ASW"), a third party, for consideration of L35.7 million. The consideration was comprised of L21.7 million in cash (including the assumption of L5.9 million of bank indebtedness), 64.9 million of ordinary shares in ASW valued at L12 million, and L2 million of 8% unsecured junior subordinated loan notes. The loss from the sale of this operation was recorded in 1998 when it was recorded as a discontinued operation.

     During 2000, the Company procured insurance to mitigate certain contingent environmental liabilities related to its 1999 sale of Co-Steel Sheerness. As a result, the Company reevaluated its provision requirements resulting in $1.4 million being recorded as income from discontinued operations in 2000.

     The income from discontinued operations recorded in the 2000 and 1999 results is as follows:

                                                                 2000       1999
                                                               --------   --------
Sales.......................................................   $121,707   $306,250
                                                               --------   --------
Earnings before income taxes................................     12,879     13,209
Income taxes................................................     (3,936)    (4,106)
Non-controlling shareholders' interest......................     (2,247)    (2,560)
                                                               --------   --------
Net earnings from operations................................      6,696      6,543
                                                               --------   --------
Net gain on disposition of MPR..............................     10,341         --
Adjustments recorded to provisions related to 1999 sale of
  Co-Steel Sheerness........................................      1,434         --
                                                               --------   --------
Net earnings from discontinued operations...................     18,471      6,543
                                                               --------   --------
Earnings from discontinued operations per Common Share
  Basic.....................................................   $   0.60   $   0.22
                                                               --------   --------
  Diluted...................................................   $   0.60   $   0.22
                                                               ========   ========

     The net earnings on the 2000 disposition of MPR includes an allocation of interest expense (net of income taxes) of $0.5 million (1999 -- $1.9 million). The net gain on disposition includes transaction costs and other estimated provisions.

     Included as discontinued operations, in summary form, in the Consolidated Balance Sheet are the following balances:

                                                                1999
                                                               -------
Cash and cash equivalents...................................   $ 5,071
Accounts receivable.........................................    38,370
Inventories.................................................    20,778
                                                               -------
Current assets of discontinued operations...................    64,219
                                                               -------
Property, plant and equipment...............................    63,701
Other assets................................................    15,599
                                                               -------
Non-current assets of discontinued operations...............    79,300
                                                               -------
Bank indebtedness...........................................     3,844
Accounts payable............................................    39,806
Current portion of long-term debt...........................     3,858
                                                               -------
Current liabilities of discontinued operations..............    47,508
                                                               -------
Long-term debt..............................................     7,302
Future income taxes.........................................     2,658
Minority interest...........................................    16,627
                                                               -------
Non-current liabilities of discontinued operations..........   $26,587
                                                               =======

     Cash from (used for) discontinued operations is as follows:

                                                               2000      1999
                                                              -------   -------
Operating activities........................................  $  (143)  $10,389
Financing activities........................................     (697)   (5,775)
Investing activities........................................     (387)   20,041
                                                              -------   -------
                                                              $(1,227)  $24,655
                                                              =======   =======

3.  INVENTORIES

                                                         2001       2000       1999
                                                       --------   --------   --------
Ferrous and non-ferrous scrap........................  $ 19,767   $ 33,500   $ 21,423
Billets..............................................    18,990     25,931     60,450
Finished goods.......................................    69,427    126,399     71,734
Plant supplies.......................................    70,302     64,688     63,534
                                                       --------   --------   --------
                                                       $178,486   $250,518   $217,141
                                                       ========   ========   ========

4.  PROPERTY, PLANT AND EQUIPMENT

                                        2001                                     2000                              1999
                       --------------------------------------   --------------------------------------   -------------------------
                                    ACCUMULATED     NET BOOK                 ACCUMULATED     NET BOOK                 ACCUMULATED
                          COST      DEPRECIATION     VALUE         COST      DEPRECIATION     VALUE         COST      DEPRECIATION
                       ----------   ------------   ----------   ----------   ------------   ----------   ----------   ------------
Land.................  $   44,413     $     --      $ 44,413    $   42,556     $     --      $ 42,556    $   41,128     $     --
Buildings............     139,433       62,360        77,073       135,062       59,764        75,298       134,358       53,651
Machinery and
 equipment...........   1,226,265      618,904       607,361     1,149,193      531,433       617,760     1,096,292      460,039
Construction-in-
 progress............       2,099           --         2,099         3,899           --         3,899        11,806           --
                       $1,412,210     $681,264      $730,946    $1,330,710     $591,197      $739,513    $1,283,584     $513,690
                       ----------     --------      --------    ----------     --------      --------    ----------     --------

                          1999
                       ----------
                        NET BOOK
                         VALUE
                       ----------
Land.................   $ 41,128
Buildings............     80,707
Machinery and
 equipment...........    636,253
Construction-in-
 progress............     11,806
                        $769,894
                        --------

     During 2001, the Company sold 22 acres of surplus land for net cash proceeds of $4.9 million, and recorded a gain of $4.8 million.

5.  OTHER ASSETS

                                                         2001       2000       1999
                                                        -------   --------   --------
Goodwill(1)...........................................  $68,665   $ 73,557   $ 72,977
Portfolio investment(2)...............................    4,488     27,738     27,977
Debenture(3)..........................................    4,587      4,587     41,570
Deferred financing expenses(4)........................      626      2,169      3,760
                                                        -------   --------   --------
Share loan receivable(5)..............................    2,038      1,863      1,101
                                                        -------   --------   --------
                                                        $80,404   $109,914    110,385
                                                        =======   ========   ========

---------------

(1) Goodwill is net of accumulated amortization of $20,412 (2000 -- $10,848; 1999 -- $8,552)

(2) The portfolio investment represents 64.9 million shares of ASW and is accounted for at cost less provisions recorded. During the year, the Company determined that the decline in value of ASW can no longer be considered temporary and accordingly recorded a provision of $23.3 million to reflect an estimated decline in value. Based on the trading value of the shares on the London Stock Exchange of 2.3p per share on December 31, 2001, the value of the 64.9 million shares of ASW was L1.5 million or $3.5 million
    (2000 -- $8.7 million; 1999 -- $22.7 million). Management currently believes that the difference between the adjusted cost of $4.5 million and the trading value of $3.5 million represents a temporary decline in value. Accordingly, no further provision has been recorded.

(3) The debenture represents an 8% unsecured junior subordinated loan note from ASW (note 2).

(4) The deferred financing expenses are amortized over the life of the financing arrangements.

(5) The share loan receivable is from key management employees. The funds loaned were used by the employees to purchase 184,105 (2000 -- 151,155;
    1999 -- 68,700) shares of the Company. The loans are interest free, secured by the shares and life insurance policies, and are repayable at the earlier of 10 years from the date of the loan, or 90 days after employment termination. The trading value of the Company shares at December 31, 2001 which are held by the Company as security for the loans was $319 (2000 -- $937; 1999 -- $1,168).

6.  JOINT VENTURE PARTNERSHIP

     The Company owns 50% of Gallatin Steel Company ("Gallatin"), a joint venture partnership with Dofasco Inc. Gallatin is a minimill in Kentucky specializing in the production of flat rolled steel.

     Summarized below is the Company's 50% proportionate share of Gallatin included in the Company's accounts. As Gallatin Steel Company is a partnership, these accounts do not include a provision for income taxes since taxes are imposed upon the partners.

                                                         2001       2000       1999
                                                       --------   --------   --------
BALANCE SHEET
Current assets(1)(2).................................  $ 54,661   $ 58,921   $ 52,762
Property, plant and equipment(3)
  Land...............................................    11,506     10,838     10,204
  Buildings..........................................    18,496     18,531     18,281
  Machinery and equipment............................   201,656    209,608    207,588
  Construction-in-progress...........................       589      1,276      1,261
Current liabilities..................................    48,584     43,251     49,164
Long-term debt.......................................     5,686      5,608      5,766
STATEMENT OF EARNINGS (LOSS)
Sales................................................   235,248    266,154    248,105
Operating (loss) earnings............................   (28,630)    15,208     (2,086)
(Loss) earnings before income taxes..................   (29,298)    13,835     (3,846)
CASH FLOWS
Cash provided from (used in)
  Operating activities...............................       419     19,729     17,990
  Investing activities...............................    (4,244)    (9,629)    (2,622)
  Financing activities...............................     7,832    (10,168)   (18,359)
                                                       --------   --------   --------
Proportionate share of increase (decrease) in cash...  $  4,007   $    (68)  $ (2,991)
                                                       ========   ========   ========

---------------

(1) Includes $4,010 of cash and cash equivalents (2000 -- nil; 1999 -- nil).

(2) Current assets are net of allowance for doubtful accounts of $6,397 (2000 -- $1,599; 1999 -- $1,650).

(3) Net of accumulated depreciation of $132.9 million in 2001 (2000 -- $103.0 million; 1999 -- $79.6 million).

     At December 31, 2001 Gallatin was in non-compliance with certain of its financial covenants under its credit agreement. Subsequent to year end, Gallatin has obtained a waiver of the covenant violations and negotiated an amendment to the credit agreement modifying certain of the existing terms and conditions.

7.  BANK INDEBTEDNESS

     The weighted average interest rate on bank indebtedness at December 31, 2001 was 7.1% (2000 -- 8.35%; 1999 -- 8.21%). These credit facilities expire at various dates until March 31, 2004. See note 8b.

     The Company has outstanding letters of credit at December 31, 2001 of $14.2 million (2000 -- $3.6 million; 1999 -- $3.9 million).

8.  LONG-TERM DEBT

     a.

                                                         2001       2000       1999
                                                       --------   --------   --------
FIXED RATE REDUCING TERM LOANS (NOTE 10)
  US$45 million (2000 -- US$60 million;
     1999 -- US$70 million)(1).......................  $ 71,667   $ 90,012   $101,031
  US$75 million (2000 -- US$75 million;
     1999 -- US$75 million)(2).......................   119,445    112,515    108,248
FLOATING RATE LOANS (NOTE 10)
  US$78.1 million revolving term loans
     (2000 -- US$16.2 million; 1999 -- US$79
     million)(3).....................................   124,382     24,303    114,021
OTHER LOANS..........................................     5,951      5,999      6,179
                                                       --------   --------   --------
                                                        321,445    232,829    329,479
Less: Current portion................................   315,759     41,643     14,847
                                                       --------   --------   --------
                                                       $  5,686   $191,186   $314,632
                                                       ========   ========   ========

---------------

(1) Interest is payable semi-annually and at December 31, 2001, the rate was 8.75% (2000 -- 8.07%; 1999 -- 8.57%). Scheduled principal repayments are in three instalments: US$15 million in each of the years 2002 to 2004.

(2) Interest is payable quarterly and at December 31, 2001, the rate was 9.09% (2000 -- 8.59%; 1999 -- 9.09%). Scheduled principal repayments are in six instalments: US$12.5 million in each of the years 2001 to 2006.

(3) At December 31, 2001, the interest rate on the loans was 9.0%
    (2000 -- 8.69%; 1999 -- 9.03%).

     Since March 31, 2001, the Company has been in breach of financial covenants contained in its credit agreements and as a result, the debt has been reclassified from long-term to current liabilities (Note 1). Principal payments amounting to US$12.5 million due on July 15, 2001 and US$15 million due on January 15, 2002 have not been made but will be deferred under the new credit arrangements described in note 8b.

     b. On February 19, 2002, Co-Steel reached an agreement in principle with its senior lenders which will cure existing defaults and increase total credit facilities to approximately $420 million. The agreement n principle provides Co-Steel with approximately $20 million of additional liquidity. Under this agreement in principle, the term of financing will be extended to September 30, 2003 and will be further extended to January 15, 2004 if Co-Steel is able to obtain at least $50 million of new financing, either through equity or subordinated debt. If new financing is not obtained, Co-Steel may be required to redeem its 6.5% convertible unsecured subordinated debentures for Common Shares by December 31, 2002. Implementation of the revised credit arrangements is subject to the preparation and execution of definitive agreements, including the granting of security over all the Company's material assets.

     c. On February 20, 2002, the Company entered into an agreement to sell 15,000,000 Common Shares to a group of underwriters at a price of $3.35 per Common Share representing aggregate gross proceeds of $50,250,000. The Company has granted the underwriters an option to purchase up to an additional 6,000,000 Common Shares exercisable until 48 hours prior to the closing date. Closing is expected on or about March 12, 2002. This offering satisfies the new financing requirements (referred to in note 8b) contained in the agreement in principle with its senior lenders, and results in the proposed covenants being neutral on whether the Convertible Debentures must be redeemed.

9.  CONVERTIBLE DEBENTURES

                                                         2001       2000       1999
                                                       --------   --------   --------
Current liability component..........................  $  3,810   $  7,264   $  6,817
Long-term liability component........................        --      3,807     11,074
Equity component.....................................   122,859    114,850    107,362
                                                       --------   --------   --------
                                                       $126,669   $125,921   $125,253
                                                       ========   ========   ========

     On April 23, 1997, the Company issued unsecured subordinated convertible debentures in the aggregate principal amount of $125 million. After deducting issue costs of $3.8 million, the proceeds of the issue amounted to $121.2 million.

     The debentures bear interest at 6.5% per annum, mature on April 30, 2007, and, at the holders' option, are convertible into Common Shares of the Company at a conversion price of $26.25 per share. Under the terms of the Trust Indenture for the Convertible Debentures, an adjustment to the conversion price is required if the Company issues Common Shares (note 8c). The adjustment is calculated by multiplying the previous conversion price by a fraction of which the numerator shall be the number of Common Shares outstanding prior to the share issuance and the denominator shall be the number of Common Shares outstanding subsequent to the share issuance. The debentures are redeemable after April 30, 2002, at the option of Co-Steel at par plus accrued interest. The Company has the right to settle the principal amount by the issuance of Common Shares based on their market value at the time of the redemption.

     As the convertible debentures can be redeemed by the Company by the issuance of Common Shares, the debenture obligations were classified partly as a liability and partly as shareholders' equity. The liability component was calculated as the present value of the required interest payments discounted (for the period to April 30, 2002) at an interest rate approximating that which would have been applicable to non-convertible subordinate debt at the time the debentures were issued.

Issue Price.................................................   $125,000
Less: Liability component...................................    (33,409)
                                                               --------
Shareholders' equity component..............................     91,591
Less: Issue costs applicable to shareholders' equity
      component net of related income taxes.................     (1,798)
                                                               --------
Net amount classified as shareholders' equity at issuance...   $ 89,793
                                                               ========

     Interest on the liability component has been included in the computation of earnings (loss) for the period. Interest on the shareholders' equity component, net of related income taxes, has been charged to reinvested earnings, and was deducted from the net earnings or added to net loss in calculating basic earnings per share.

10.  FINANCIAL INSTRUMENTS

     a. The Company's use of derivative instruments is limited. Derivative instruments are not used for speculative purposes but they are used to manage well-defined foreign exchange and interest rate risks arising out of the normal course of business.

     At certain times throughout the year the Company enters into forward foreign exchange contracts and put and call options (collectively "foreign exchange contracts") to hedge accounts receivable and future revenues denominated in US dollars. At December 31, 2001, the Company had no forward foreign exchange contracts outstanding. At December 31, 2000 the Company had forward foreign exchange contracts to sell U.S. dollars in the amount of $19 million (1999 -- $21 million on US and various

European currencies) which expired on various dates up to March 27, 2001. The market value of such foreign exchange contracts was such that if these contracts had been closed out at December 31, 2000, the Company would have recorded a gain of $0.2 million (1999 -- $0.1 million). Unrealized gains and losses on outstanding forward foreign exchange contracts are recorded in the financial statements for accounts receivable and not recorded in the financial statements for hedges against future foreign currency revenue.

     b. The Company's estimate of the fair value of the financial instruments, which include receivables, accounts payable, long-term debt and the liability component of the convertible debentures, approximates their carrying value due to their short maturity.

11.  CAPITAL STOCK

     a.  Capital stock consists of the following shares:

                                           AUTHORIZED NUMBER   ISSUED NUMBER   (IN THOUSANDS)
                                           -----------------   -------------   --------------
DECEMBER 31, 2001
COMMON...................................  Unlimited            30,596,960        $269,859
PREFERRED................................  Unlimited                    --              --
                                                                ----------        --------
                                                                30,596,960        $269,859
                                                                ----------        --------
December 31, 2000
Common...................................  Unlimited            30,596,960        $269,859
Preferred................................  Unlimited                    --              --
                                                                ----------        --------
                                                                30,596,960        $269,859
                                                                ==========        ========
December 31, 1999
Common...................................  Unlimited            30,588,360        $269,729
Preferred................................  Unlimited                    --              --
                                                                ----------        --------
                                                                30,588,360        $269,729
                                                                ==========        ========

     b. During fiscal 2000, 8,600 Common Shares were issued for cash consideration of $130 under the stock option plan. No Common Shares were issued in 2001 or 1999. -- See note 8c.

     c. Under the Company's Stock-Based Option Plan, the Company may grant options to employees and directors to acquire up to a maximum of 3,041,335 Common Shares. The exercise price will be based on the closing price of Common Shares on the trading date previous to the date the options are issued. The options have a maximum term of 10 years, have a vesting term of various periods as determined by the Plan administrator at the time of grant, and are exercisable in instalments. A summary of all share purchase options is as follows:

                                                                WEIGHTED        AGGREGATE
                                                 NUMBER OF      AVERAGE        OPTION PRICE
                                                  SHARES     EXERCISE PRICE   (IN THOUSANDS)
                                                 ---------   --------------   --------------
Balance -- December 31, 1998...................  2,305,160       $21.60          $49,793
Cancelled during the year......................   (111,951)       22.68           (2,539)
                                                 ---------       ------          -------
Balance -- December 31, 1999...................  2,193,209       $21.55          $47,254
Exercised during the year......................     (8,600)       15.13             (130)
Cancelled during the year......................   (374,400)       15.85           (5,936)
                                                 ---------       ------          -------
Balance -- December 31, 2000...................  1,810,209       $22.75          $41,188
Cancelled during the year......................     (9,000)       26.25             (236)
                                                 ---------       ------          -------
Balance -- December 31, 2001...................  1,801,209       $22.74          $40,952
                                                 =========       ======          =======

     No options have been granted since 1998.

     The following table summarizes information about share purchase options outstanding at December 31, 2002.

                            NUMBER         WEIGHTED AVERAGE
                        OUTSTANDING AT        REMAINING       WEIGHTED AVERAGE    NUMBER EXERCISABLE
EXERCISE PRICE RANGE   DECEMBER 31, 2001   CONTRACTUAL LIFE    EXERCISE PRICE    AT DECEMBER 31, 2001
--------------------   -----------------   ----------------   ----------------   --------------------
15.125 to 19.75......        496,006          3.4 years            $18.77               484,009
22.00 to 30.625......      1,305,200          3.7 years            $24.24             1,305,200

     The options expire on various dates beginning February 12, 2002 and ending on April 13, 2008.

     d.  Earnings per share

     The following table reconciles the numerators and denominators of the basic and fully diluted earnings (loss) per share calculations.

                                      2001                                  2000                            1999
                       -----------------------------------   -----------------------------------   -----------------------
                       NUMERATOR   DENOMINATOR   PER SHARE   NUMERATOR   DENOMINATOR   PER SHARE   NUMERATOR   DENOMINATOR
                       ---------   -----------   ---------   ---------   -----------   ---------   ---------   -----------
(Loss) earnings from
  continuing
  operations.........  $(115,752)          --         --      $20,050            --         --      $24,184            --
Less interest on
  equity component of
  convertible
  earnings...........     (5,156)          --         --       (4,820)           --         --       (4,504)           --
                       ---------   ----------     ------      -------    ----------      -----      -------    ----------
Adjusted (loss)
  earnings...........  $(120,908)  30,596,960     $(3.95)      15,320    30,596,310      $0.50       19,680    30,588,360
                       ---------   ----------     ------      -------    ----------      -----      -------    ----------
Effect of dilutive
  options                     --           --         --           --            --         --           --        37,730
                       ---------   ----------     ------      -------    ----------      -----      -------    ----------
                       $(120,908)  30,596,960     $(3.95)     $15,230    30,596,310      $0.50      $19,680    30,626,090
Net (loss)
  earnings...........  $(115,752)          --         --      $38,521            --         --      $30,727            --
Less interest on
  equity component of
  convertible
  debenture..........     (5,156)          --         --       (4,820)           --         --       (4,504)           --
                       ---------   ----------     ------      -------    ----------      -----      -------    ----------
                        (120,905)  30,596,960      (3.95)      33,701    30,596,310       1.10       26,223    30,626,090
Effect of dilutive
  options............         --           --         --           --            --         --           --            --
                       ---------   ----------     ------      -------    ----------      -----      -------    ----------
Adjusted (loss)
  earnings...........  $(120,905)  30,596,960     $(3.95)     $33,701    30,596,310      $1.10      $26,223    30,626,090
                       ---------   ----------     ------      -------    ----------      -----      -------    ----------

                         1999
                       ---------
                       PER SHARE
                       ---------
(Loss) earnings from
  continuing
  operations.........       --
Less interest on
  equity component of
  convertible
  earnings...........       --
                         -----
Adjusted (loss)
  earnings...........    $0.64
                         -----
Effect of dilutive
  options                   --
                         -----
                         $0.64
Net (loss)
  earnings...........       --
Less interest on
  equity component of
  convertible
  debenture..........       --
                         -----
                          0.86
Effect of dilutive
  options............       --
                         -----
Adjusted (loss)
  earnings...........    $0.86
                         -----

     At December 31, 2001, options to purchase 1,801,209 (2000 -- 1,810,209;
1999 -- 2,155,479) common shares were not included in the computation of diluted earnings (loss) per share because the options' exercise price was greater than the market price of the common shares.

     The conversion into Common Shares of the convertible debentures has not been included in the diluted earnings (loss) per share calculations as the conversion rate of $26.25 per share is antidilutive.

12.  FOREIGN CURRENCY TRANSLATION ADJUSTMENTS

     Transactions reflected in the statement of cash flows have been translated at the rates of exchange in effect when the related transactions took place. They do not reflect the changes in the balance sheet accounts which arise from changes in exchange rates during the year. Significant foreign exchange adjustments impacting the carrying value of assets and liabilities during the periods are noted as follows:

(IN MILLIONS)                                                 2001     2000     1999
-------------                                                ------   ------   ------
Assets-Increase (Decrease)
Non -- cash net working capital............................  $  4.4   $  2.8   $ (4.6)
Property, plant and equipment..............................    34.2     22.0    (35.2)
Other assets...............................................     4.1      0.7     (4.2)
                                                             ------   ------   ------
                                                             $ 42.7   $ 25.5   $(44.0)
                                                             ------   ------   ------
Liabilities -- (Increase) Decrease
Long-term debt.............................................  $(17.4)  $(11.7)  $ 22.0
Future income taxes........................................    (0.3)    (0.2)     0.9
                                                             ------   ------   ------
                                                             $(17.7)  $(11.9)  $ 22.9
                                                             ------   ------   ------
Discontinued Operations -- Decrease........................      --       --   $ (5.5)
Foreign currency translation adjustments Increase..........  $ 25.0   $ 13.6   $ 26.6
                                                             ======   ======   ======

13.  INCOME TAXES

     The effective income tax rate on earnings (loss) is influenced by the geographic mix of the consolidated earnings (loss), as well as tax incentives introduced by governments from time to time to encourage investment.

     The following table reconciles income tax (expense) recovery calculated at a combined Canadian federal/provincial tax rate with the income tax provision.

                                                          2001       2000      1999
                                                        ---------   -------   -------
(Loss) earnings before provision for income taxes.....  $(159,741)  $16,583   $22,444
                                                        ---------   -------   -------
Income taxes recovery (expense) at Canadian statutory
  rates of 41.74% (2000 -- 43.96%; 1999 -- 44.60%)....     66,676    (7,290)  (10,010)
Increased (decreased) by the tax effect of:
  Foreign (losses) earnings taxed at lower rates......      9,856    12,359    13,044
  Canadian manufacturing and processing credit........     (9,124)   (3,190)     (688)
  Valuation allowance on certain net operating
     losses...........................................    (11,000)       --        --
  Capital losses not tax affected.....................     (9,704)       --        --
  Other...............................................     (2,715)    1,588      (606)
                                                        ---------   -------   -------
Total income tax recovery.............................  $  43,989   $ 3,467   $ 1,740
                                                        =========   =======   =======

     Income tax recovery (expense) by jurisdiction is as follows:

                                                        2001        2000       1999
                                                      ---------   --------   --------
Earnings (loss) before income taxes
  Canada............................................  $(132,585)  $(30,330)  $ (2,645)
  Foreign...........................................    (27,156)    46,913     25,089
                                                      ---------   --------   --------
                                                      $(159,741)  $ 16,583   $ 22,444
                                                      ---------   --------   --------
Current income tax recovery (expense)
  Canada............................................  $  (1,322)  $ (2,006)  $  4,368
  Foreign...........................................      3,422     (4,237)    (1,292)
                                                      ---------   --------   --------
Future income tax recovery (expense)................  $   2,100   $ (6,243)  $  3,076
  Canada............................................  $  35,120   $ 10,097   $ (3,972)
  Foreign...........................................      6,769       (387)     2,636
                                                      ---------   --------   --------
                                                      $  41,889   $  9,710   $ (1,336)
                                                      ---------   --------   --------
Total income tax recovery...........................  $  43,989   $  3,467   $  1,740
                                                      =========   ========   ========

     Components of future income taxes are summarized on the balance sheet as follows:

                                                      2001        2000        1999
                                                    ---------   ---------   ---------
CURRENT ASSETS
Allowance for doubtful accounts...................  $   4,011   $   2,134   $   2,670
Liabilities not currently deductible for tax
  purposes........................................      7,475       6,869      10,527
                                                    ---------   ---------   ---------
Gross current future tax assets...................  $  11,486   $   9,003   $  13,197
                                                    ---------   ---------   ---------
NON-CURRENT ASSETS
Operating loss carry forwards.....................  $ 151,491   $ 132,852   $ 106,177
Recycling credits.................................      8,571       8,041       5,688
AMT credits.......................................      6,745      11,073       2,382
Long-term liabilities not currently deductible....     19,930      12,831      24,841
                                                    ---------   ---------   ---------
Gross non-current future tax assets...............  $ 186,737   $ 164,797   $ 139,088
                                                    ---------   ---------   ---------
LIABILITIES
Property, plant and equipment.....................  $(139,540)  $(148,446)  $(148,912)
Other.............................................    (10,823)    (17,285)    (20,901)
                                                    ---------   ---------   ---------
Gross future tax liabilities......................  $(150,363)  $(165,731)  $(169,813)
                                                    ---------   ---------   ---------
Net Non-Current Future Income Tax Asset
  (Liability).....................................  $  36,374   $    (934)  $ (30,725)
                                                    =========   =========   =========

     The total gross non-tax affected operating loss carry forwards are $502 million. A valuation allowance with respect to $57 million of operating losses ($20 million tax affected) has been provided as at December 31, 2001. Of these losses, $410 million are in the United States and expire on various dates up to December 31, 2021; $92 million are in Canada and expire on various dates but primarily in 2008.

14.  CONTINGENCIES AND COMMITMENTS

ENVIRONMENTAL

     The Company's principal raw material is ferrous scrap and recycling this material makes a significant positive contribution to the environment. In addition, as part of an ongoing commitment to environmental improvement, the Company continues to invest in new equipment and processes. Nevertheless, rapidly changing environmental legislation and approval processes will require future expenditures to modify operations and treat waste products. The Company believes, with respect to both its operations and real property, that it is in material compliance with environmental laws or is in the process of effecting remedial actions that will bring the Company into material compliance. Based on known existing conditions and the Company's experience in complying with emerging environmental issues, the Company is of the view that future costs relating to environmental compliance will not have a material adverse effect on its financial position. However, there can be no assurance that unforeseen changes in the laws or enforcement policies of relevant governmental bodies, or the discovery of changed conditions on the Company's real property or in its operations, will not result in the incurrence of significant costs.

ENERGY

     In order to manage some of the volatility in the price of natural gas, the Company entered into various contracts to fix the price with respect to a portion of its natural gas purchase requirements. At December 31, 2001, the Company had entered into various contracts to purchase 2.6 million Gigajoules of natural gas. These contracts expire on various dates up to November 2003. The market value of the contracts was such that if the contracts had been closed on December 31, 2001, the Company would have recorded a loss of $8.2 million.

     The Company's New Jersey and Kentucky operations have long-term contracts with major utilities for the supply of electricity. These contracts typically have two components to them, a firm portion, which supplies a base load for each plant's rolling mill and auxiliary services, and an interruptible portion which supplies the electric arc furnace load. The interruptible portion of the contract represents up to 60% to 70% of the total load and, for the most part, is based on a spot market price of electricity at the time it is being used and as such the Company has significant exposures to the electricity spot market.

     The Company is currently soliciting offers to supply electricity to its Whitby plant in anticipation of electricity deregulation in Ontario. The Company expects to structure this power contract similar to those in New Jersey and Kentucky where the base load would be established at fixed consumption and cost, and the balance of the load purchased at spot market rates.

     The Company also has long-term oxygen contracts. The Company believes that the current market price of oxygen is approximately equal to the cost contained in the supply contracts.

OTHER CLAIMS

     In the normal course of its business, various lawsuits and claims are brought against the Company. The Company vigorously contests any claim which it believes is without merit. Management believes that any settlements will not have a material effect on the financial position or the consolidated earnings of the Company.

OPERATING LEASE COMMITMENTS

     At December 31, 2001, the Company's operating lease commitments, consisting primarily of machinery and equipment and real property were:

2002........................................................  $ 14,301
2003........................................................    10,947
2004........................................................     8,549
2005........................................................     7,420
2006........................................................     7,298
Thereafter..................................................    64,131
                                                              --------
                                                              $112,646
                                                              ========

15.  ACCRUED BENEFIT OBLIGATIONS -- PENSIONS AND POST-RETIREMENT BENEFITS

PENSION PLANS

     The Company sponsors several defined benefit plans for the majority of Canadian and certain employees in the United States. Most of the Canadian plans are funded, with pension assets held separately from those of the Company. The remaining employees are covered by defined contribution retirement plans for which Company contributions and expense amount to approximately $1.6 million (2000 -- $2.4 million; 1999 -- $2.3 million).

OTHER POST-RETIREMENT BENEFITS

     The Company's Canadian and its wholly-owned US operations maintain certain health and other similar benefits for qualifying retirees. These plans are not funded.

     Information about the Company's defined benefit plans as at December 31, 2001, 2000, and 1999 is as follows:

                                             PENSION BENEFIT PLANS                           OTHER BENEFIT PLANS
                                  --------------------------------------------   --------------------------------------------
                                      2001            2000           1999            2001            2000           1999
                                  -------------   ------------   -------------   -------------   ------------   -------------
ACCRUED BENEFIT OBLIGATION
Balance, beginning of year......  $     132,854   $    107,688   $      90,410   $      21,649   $     19,934   $      17,109
Change in accounting
  principle.....................             --         33,547              --              --             --              --
Adjustment to unamortized
  accrued benefits..............             --        (14,964)             --              --             --              --
Current service cost............          3,599          3,305           2,405             420            731             638
Interest cost...................         10,067          8,893           7,862           1,595          1,431           1,318
Benefits paid...................         (7,225)        (5,729)         (4,983)         (1,505)          (658)           (395)
Actuarial loss (gain)...........         (2,039)           597          12,581             868              2           1,593
Plan Amendments.................          4,864             --              --              --             --              --
Restructuring curtailment &
  settlement....................         11,122           (828)             --           1,363             --              --
Foreign exchange loss...........            535            345            (587)            388            209            (329)
                                  -------------   ------------   -------------   -------------   ------------   -------------
Balance, end of year............  $     153,777   $    132,854   $     107,688   $      24,778   $     21,649   $      19,934
                                  -------------   ------------   -------------   -------------   ------------   -------------

                                             PENSION BENEFIT PLANS                           OTHER BENEFIT PLANS
                                  --------------------------------------------   --------------------------------------------
                                      2001            2000           1999            2001            2000           1999
                                  -------------   ------------   -------------   -------------   ------------   -------------
PLAN ASSETS AT MARKET VALUE
Fair value, beginning of year...  $     129,066   $    113,574   $     100,106   $          --   $         --   $          --
Actual return on assets.........            (63)        12,963           9,617              --             --              --
Employer contributions..........          8,224          8,727           9,174           1,505            658             395
Benefits paid...................         (7,225)        (5,729)         (4,983)         (1,505)          (658)           (395)
Restructuring curtailment &
  settlement....................           (362)          (693)             --              --             --              --
Foreign exchange gain (loss)....            331            224            (340)             --             --              --
                                  -------------   ------------   -------------   -------------   ------------   -------------
Fair value, end of year.........  $     129,971   $    129,066   $     113,574   $          --   $         --              --
                                  -------------   ------------   -------------   -------------   ------------   -------------
ACCRUED BENEFIT ASSET
  (LIABILITY)
Funded status -- surplus
  (deficit).....................  $     (23,806)  $     (3,788)  $       5,886   $     (24,778)  $    (21,649)  $     (19,934)
Unamortized net actuarial loss
  (gain)........................          4,386         (4,123)          2,978             661           (324)           (373)
Unamortized past service
  costs.........................          4,540            604          12,605           3,338          3,669           3,927
Unamortized transitional
  obligation....................             --             --            (610)             --             --              --
                                  -------------   ------------   -------------   -------------   ------------   -------------
                                  $     (14,880)  $     (7,307)  $      20,859   $     (20,779)  $    (18,304)  $     (16,380)
                                  -------------   ------------   -------------   -------------   ------------   -------------
ASSUMPTIONS
Rate of return on plan assets...           8.0%           8.0%            8.0%
Discount rate...................  6.75% to 7.0%   7.0% to 7.5%      7.5% to 8%   6.75% to 7.0%   7.0% to 7.5%    7.0% to 7.5%
Rate of compensation
  increases.....................  2.5% to 4.25%   2.5% to 4.5%    2.5% to 4.5%
Trend rate -- beginning next
  year..........................                                                  8.2% to 9.5%           9.0%     8.5% to 10%
Trend rate -- ending year
  2007..........................                                                  4.5% to 5.5%   4.5% to 5.5%      4.5% to 5%
NET BENEFIT PLAN EXPENSE
Current service cost............  $       3,599   $      3,305   $       2,405   $         420   $        731   $         638
Interest cost...................  $      10,067   $      8,893           7,862   $       1,595   $      1,431           1,318
Expected return on plan
  assets........................         (9,933)        (8,818)         (8,387)             --             --              --
Amortization of net actuarial
  loss..........................           (188)           (55)            (53)            101            (21)            150
Amortization of past service
  costs.........................            402             77           1,473             348            339             327
Amortization of transitional
  obligation....................             --             --            (256)             --             --              --
Restructuring Curtailment.......         11,700             27              --           1,300             --              --
Restructuring Settlement........              9             64              --              --             --              --
                                  -------------   ------------   -------------   -------------   ------------   -------------
Net benefit plan expense........  $      15,656   $      3,493   $       3,044   $       3,764   $      2,480   $       2,433
                                  -------------   ------------   -------------   -------------   ------------   -------------

     Under the March 2001 collective agreement with the hourly employees of Co-Steel Lasco, Co-Steel offered special retirement benefits whereby hourly employees had until August 31, 2001 to accept. As at August 31, 2001 approximately 60 employees elected retirement under these special arrangements. This resulted in a significant reduction in the expected years of future service for the remaining active employees. An actuarially determined pre-tax charge of $13 million representing the immediate expense of the unamortized portion of the past service costs of the early retirees was recorded. "Pension Curtailment Charge".

     The Company is currently preparing a funding valuation with respect to the defined benefit pension plan for the hourly employees of Co-Steel Lasco as at January 1, 2002. The Company estimates that funds of approximately $14 million will be required in 2002 for this plan.

16.  SEGMENTED INFORMATION

     Co-Steel Inc. is a minimill steel producer and a steel scrap processor with operations in Canada and the United States. The Company manufactures steel bar and rod, structural shapes and flat rolled steel for a large number of customers in many steel markets, including the construction, automotive, appliance and machinery and equipment industries. Co-Steel also processes and trades ferrous scrap, the principal raw material in the minimill process, and non-ferrous scrap for its own use and for sale to third parties.

     The Company's treasury function, including worldwide tax planning, is centrally managed by the corporate office and has not been allocated to the segments identified below.

                                     STEEL

                                 NORTH AMERICAN   NORTH AMERICAN
2001                             LONG PRODUCTS     FLAT ROLLED     RECYCLING   CORPORATE     TOTAL
----                             --------------   --------------   ---------   ---------   ----------
SALES
United States..................     $532.623         $235,248      $     --    $     --    $  767,871
Canada.........................      201,908               --       159,702          --       361,610
                                    --------         --------      --------    --------    ----------
                                     734,531          235,248       159,702          --     1,129,481
                                    --------         --------      --------    --------    ----------
Inter-segment..................       27,574               --        54,258          --        81,832
                                    $706,957         $235,248      $105,444    $     --    $1,047,649
Export sales of Canadian
  segment......................     $103,069         $     --      $ 60,984    $     --    $  164,053
                                    --------         --------      --------    --------    ----------
OPERATING EARNINGS (LOSS)
  BEFORE DEPRECIATION AND
  AMORTIZATION
United States..................     $ 21,197         $ (4,695)     $     --    $     --    $   16,502
Canada.........................      (36,091)              --         6,724          --    $  (29,367)
Corporate......................           --               --            --     (11,384)      (11,384)
                                    --------         --------      --------    --------    ----------
                                    $(14,894)        $ (4,695)     $  6,724    $(11,384)   $  (24,249)
                                    --------         --------      --------    --------    ----------
DEPRECIATION AND AMORTIZATION
United States..................     $ 31,891         $ 24,603      $     --    $     --    $   56,494
Canada.........................       16,237               --         2,439          --        18,676
Corporate......................           --               --            --       1,717         1,717
                                    --------         --------      --------    --------    ----------
                                    $ 48,128         $ 24,603      $  2,439    $  1,717    $   76,887
                                    --------         --------      --------    --------    ----------
ASSETS
United States..................     $519,530         $292,724      $     --    $     --    $  812,254
Canada.........................      268,344               --        41,587          --       309,931
Corporate......................           --               --            --      64,840        64,840
                                    --------         --------      --------    --------    ----------
                                    $787,874         $292,724      $ 41,587    $ 64,840    $1,187,025
                                    --------         --------      --------    --------    ----------
ADDITIONS TO PROPERTY, PLANT
  AND EQUIPMENT
United States..................     $ 13,080         $  4,183      $     --    $     --    $   17,263
Canada.........................        5,970               --         1,088          --         7,058
Corporate......................           --               --            --         668           668
                                    --------         --------      --------    --------    ----------
                                    $ 19,050         $  4,183      $  1,088    $    668    $   24,989
                                    --------         --------      --------    --------    ----------

     The gain on sale of land of $4.8 million relates to the Canadian Long Products segment and the write-down of the portfolio investment relates to the Corporate segment.

                                     STEEL

                                  NORTH AMERICAN   NORTH AMERICAN
2000                              LONG PRODUCTS     FLAT ROLLED     RECYCLING   CORPORATE     TOTAL
----                              --------------   --------------   ---------   ---------   ----------
SALES
United States...................     $623,531         $266,154      $     --    $     --    $  889,685
Canada..........................      305,865               --       217,854          --       523,719
                                     --------         --------      --------    --------    ----------
                                      929,396          266,154       217,854          --     1,413,404
                                     --------         --------      --------    --------    ----------
Inter-segment...................       21,827               --       112,763          --       134,590
                                     $907,569         $266,154      $105,091    $     --    $1,278,814
Export sales of Canadian
  segment.......................     $163,830         $     --      $ 38,015    $     --    $  201,845
                                     --------         --------      --------    --------    ----------
OPERATING EARNINGS (LOSS) BEFORE
  DEPRECIATION AND AMORTIZATION
United States...................     $ 53,626         $ 37,327      $     --    $     --    $   90,953
Canada..........................       28,163               --         8,668          --    $   36,831
Corporate.......................           --               --            --      (7,266)       (7,266)
                                     --------         --------      --------    --------    ----------
                                     $ 81,789         $ 37,327      $  8,668    $ (7,266)   $  120,518
                                     --------         --------      --------    --------    ----------
DEPRECIATION AND AMORTIZATION
United States...................     $ 32,501         $ 22,119      $     --    $     --    $   54,620
Canada..........................       13,720               --         2,487          --        16,207
Corporate.......................           --               --            --         205           205
                                     --------         --------      --------    --------    ----------
                                     $ 46,221         $ 22,119      $  2,487    $    205    $   71,032
                                     --------         --------      --------    --------    ----------
ASSETS
United States...................     $557,649         $303,507      $     --    $     --    $  861,156
Canada..........................      282,302               --        34,080          --       316,382
Corporate.......................           --               --            --      52,303        52,303
                                     --------         --------      --------    --------    ----------
                                     $839,951         $303,507      $ 34,080    $ 52,303    $1,229,841
                                     --------         --------      --------    --------    ----------
ADDITIONS TO PROPERTY, PLANT AND
  EQUIPMENT
United States...................     $  3,614         $  9,426      $     --    $     --    $   13,040
Canada..........................        2,788               --            --          --         2,788
Corporate.......................           --               --            --       1,499         1,499
                                     --------         --------      --------    --------    ----------
                                     $  6,402         $  9,426      $     --       1,499    $   17,327
                                     --------         --------      --------    --------    ----------

                                     STEEL

                                 NORTH AMERICAN   NORTH AMERICAN
1999                               BAR & ROD       FLAT ROLLED     RECYCLING   CORPORATE     TOTAL
----                             --------------   --------------   ---------   ---------   ----------
SALES
United States..................     $595,327         $248,105      $     --    $      --   $  843,432
Canada.........................      322,621               --       193,215           --      515,836
                                    --------         --------      --------    ---------   ----------
                                     917,948          248,105       193,215           --    1,359,268
                                    --------         --------      --------    ---------   ----------
Inter-segment..................       16,475               --       103,004           --      119,479
                                    $901,473         $248,105      $ 90,211    $      --   $1,239,789
Export sales of Canadian
  segment......................     $131,324         $     --      $ 54,636    $      --   $  185,960
                                    --------         --------      --------    ---------   ----------
OPERATING EARNINGS (LOSS)
  BEFORE DEPRECIATION AND
  AMORTIZATION
United States..................     $ 55,861         $ 20,101      $     --    $      --   $   75,962
Canada.........................       50,406               --         9,184           --   $   59,590
Corporate......................           --               --            --       (9,167)      (9,167)
                                    --------         --------      --------    ---------   ----------
                                    $106,267         $ 20,101      $  9,184    $  (9,167)  $  126,385
                                    --------         --------      --------    ---------   ----------
DEPRECIATION AND AMORTIZATION
United States..................     $ 31,613         $ 22,187      $     --    $      --   $   53,800
Canada.........................       15,338               --         2,567           --       17,905
Corporate......................           --               --            --           54           54
                                    --------         --------      --------    ---------   ----------
                                    $ 46,951         $ 22,187      $  2,567    $      54   $   71,759
                                    --------         --------      --------    ---------   ----------
ASSETS -- CONTINUING OPERATIONS
United States..................     $580,734         $301,510      $     --    $      --   $  882,244
Canada.........................      289,192               --        40,567           --      329,759
Corporate......................           --               --            --      198,575      198,575
                                    --------         --------      --------    ---------   ----------
                                    $869,926         $301,510      $ 40,567    $ 198,575   $1,410,578
                                    --------         --------      --------    ---------   ----------
ADDITIONS TO PROPERTY, PLANT
  AND EQUIPMENT
United States..................     $ 20,247         $  2,387      $     --    $      --   $   22,634
Canada.........................       18,531               --         1,228           --       19,759
Corporate......................           --               --            --           56           56
                                    --------         --------      --------    ---------   ----------
                                    $ 38,778         $  2,387      $  1,228    $      56   $   42,449
                                    --------         --------      --------    ---------   ----------

17. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The Company's consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). The most significant differences between Canadian and United States GAAP, in terms of impact on the Company's consolidated financial statements, relate to the accounting for pensions, convertible debentures, derivative instruments and the reporting of comprehensive income.

     The following table reconciles the consolidated statements of (loss) earnings as reported under Canadian GAAP with those that would have been reported under United States GAAP:

YEAR ENDED DECEMBER 31                                2001         2000        1999
----------------------                              ---------    --------    --------
EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS -- CANADIAN GAAP.....................  $(115,752)   $ 20,050    $ 24,184
Increase in pension expense(a)....................     (1,559)     (1,544)     (1,837)
Increase in interest expense related to
  convertible debentures(b).......................     (5,156)     (4,820)     (4,504)
Unrealized net loss on gas contracts(c)...........     (5,700)         --          --
Changes in fair value of foreign exchange
  derivatives(c)..................................       (200)        100         100
                                                    ---------    --------    --------
EARNINGS (LOSS) FROM CONTINUING
  OPERATIONS -- UNITED STATES GAAP................   (128,367)     13,786      17,493
Discontinued operations...........................         --      18,471       6,543
                                                    ---------    --------    --------
NET EARNINGS (LOSS) -- UNITED STATES GAAP.........  $(128,367)   $ 32,257    $ 24,486
                                                    =========    ========    ========
OTHER COMPREHENSIVE INCOME (LOSS):(D)
  Unrealized losses on investments(e).............     18,000     (13,700)     (5,300)
  Currency translation adjustment(d)..............     25,018      13,643     (26,578)
                                                    ---------    --------    --------
OTHER COMPREHENSIVE INCOME (LOSS) -- UNITED STATES
  GAAP(D).........................................     43,018         (57)    (31,878)
                                                    ---------    --------    --------
COMPREHENSIVE INCOME (LOSS) -- UNITED STATES
  GAAP(D).........................................  $ (85,349)   $ 32,200    $ (7,392)
                                                    =========    ========    ========
Earnings (loss) from continuing operations per
  share -- United States GAAP
  Basic...........................................  $   (4.20)   $   0.45    $   0.57
  Diluted.........................................  $   (4.20)   $   0.38    $   0.57
                                                    =========    ========    ========
Net earnings (loss) per share -- United States
  GAAP
  Basic...........................................  $   (4.20)   $   1.05    $   0.80
  Diluted.........................................  $   (4.20)   $   0.74    $   0.70
                                                    =========    ========    ========

  (A) PENSIONS

     United States accounting standards for pensions are set forth in Statement of Financial Accounting Standards (SFAS) No. 87. In 2001, the Company adopted, for Canadian GAAP reporting purposes, a new accounting standard in respect of pensions. The new standard, Canadian Institute of Chartered Accountants ("CICA")
Section 3461, was adopted on a retroactive basis without a prior period restatement, with effect as of January 1, 2000. The new accounting standard is substantially identical to accounting standards for pensions in the United States.

     For 1999 and prior years, the Company used the former CICA accounting standard for pensions, CICA Section 3460, which calculates the projected pension benefit obligation and rate of return on plan assets based on management's best estimates of long term interest rates and actuarial assumptions. SFAS No. 87 "Employers' Accounting for Pensions" in the United States requires that the projected pension benefit obligation be calculated using a discount rate that reflects the rate at which pension benefits can be effectively settled at the date of the financial statements. The Company was unable to determine the effect of implementing SFAS No. 87 for the original effective implementation date of January 1, 1989 due to the unavailability of actuarial data for the periods required. Accordingly, the Company has adopted the standard at the beginning of the first period for which US GAAP reconciled data has been presented in these financial statements -- January 1, 1999. As the standard has been implemented on a date later than the effective date specified in the standard, a portion of the transitional obligation has been charged to reinvested earnings directly at the date of adoption, based on a ratio of: a) the years that have elapsed between the effective date of the standard and the adoption date, and b) the remaining service period of employees expected to receive benefits. The impact of this difference at January 1, 1999 is an increase in the accrued pension obligation of $29.1 million, a decrease in future tax liabilities of $10.4 million, and a reduction of reinvested earnings of $18.7 million. The remaining transitional obligation has been amortized to periods following the adoption date on a straight-line basis, resulting in an extinguishment of the liability to occur at a similar date as if the standard had been adopted on the original effective implementation date. The impact of this adjustment is an increase in pension expense of $2.4 million in 2001
(2000 -- $2.4 million; 1999 -- $2.9 million) with a corresponding future tax recovery of $0.8 million in 2001 (2000 -- $0.9 million; 1999 -- $1.1 million) resulting in a net of tax adjustment of $1.6 million in 2001 (2000 -- $1.5 million; 1999 -- $1.8 million).

     Under US GAAP, if the accumulated benefit obligation exceeds the market value of plan assets, a minimum liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of this additional liability that relates to past service cost is recognized as an intangible asset while the remainder is charged to Other Comprehensive Income. Canadian GAAP has no such requirement to record a minimum liability. At December 31, 2001, the minimum additional pension liability would have been $4.0 million (2000 -- nil; 1999 -- nil), which entirely relates to unrecognized past service cost and, accordingly, has been allocated to intangible pension asset.

     The Company accounts for other post-retirement benefits on a basis consistent with US GAAP.

  (B) CONVERTIBLE DEBENTURES

     Under Canadian GAAP, a portion of the convertible debenture obligation is classified as an equity instrument. The equity portion of the convertible debenture obligation accretes over the period from issuance to April 30, 2002 at which time the value at maturity is recorded entirely as equity. For Canadian GAAP, the interest, net of taxes, of the equity component of the convertible debentures is recorded as an after-tax charge to reinvested earnings. Under US GAAP, the convertible debenture obligation would be accounted for entirely as a liability and, accordingly, interest costs would be recorded as interest expense. The Company has the ability to redeem the convertible debenture at par plus accrued interest by the issuance of Common Shares or cash. As a result, for US GAAP, the convertible debenture would be classified as current debt in the 12-month period in advance of the redemption date, and as long-term debt during the remainder of the 20 year term. Therefore, for US GAAP the liability would be classified as long term debt for 2001, 2000 and 1999.

  (C) DERIVATIVE INSTRUMENTS

     The Company enters into contacts to fix the price with respect to a portion of its natural gas purchase requirements. At December 31, 2001 an unrealized net loss of $8.2 million (2000 -- nil; 1999 -- nil), with a corresponding future tax recovery of $2.5 million for 2001 (2000 -- nil; 1999 -- nil) resulting in a net of tax loss of $5.7 million for 2001 (2000 -- nil; 1999 -- nil) would have been recorded in earnings.

     At certain times throughout the year, the Company enters into foreign exchange contracts and put and call options (collectively "foreign exchange contracts") to hedge accounts receivable and future revenues denominated in US dollars. The unrealized loss, net of tax, at December 31, 2001 was $0.2 million (2000 -- $0.1 million gain; 1999 -- $0.1 million gain) on outstanding foreign exchange contracts would have been reflected in earnings under US GAAP.

  (D) COMPREHENSIVE INCOME

     United States accounting standards for reporting comprehensive income are set forth in SFAS No. 130. Comprehensive income represents the change in equity during a reporting period from transactions and other events and circumstances from non-owner sources. Components of comprehensive income include items such as net earnings (loss), changes in the fair value of investments not held for trading, minimum pension liability adjustments, derivative instruments and certain foreign currency translation gains and losses.

  (E) INVESTMENTS

     United States accounting standards for equity investments, which are set forth in SFAS No. 115, require that certain equity investments not held for trading be recorded at fair value with unrealized holding gains and losses excluded from the determination of earnings and reported as a separate component of other comprehensive income. At December 31, 2001, other assets would have decreased by $1.0 million (2000 -- $19.0 million; 1999 -- $5.3 million), and accumulated other comprehensive loss would have increased by $1.0 million
(2000 -- $19.0 million; 1999 -- $5.3 million).

  (F) JOINT VENTURE

     Under Canadian GAAP, joint ventures are accounted for using the proportionate consolidation method, while under US GAAP, joint ventures are accounted for under the equity method. Under an accommodation of the US Securities and Exchange Commission, accounting for joint ventures need not be reconciled from Canadian to US GAAP. The different accounting treatment affects only the display and classification of financial statement items and not net income or shareholders' equity. See note 6 for summarized financial information in respect of the Company's joint ventures.

  (G) FREIGHT COSTS

     For Canadian GAAP, sales are recorded net of freight costs for delivery. US GAAP would require that freight costs be included in cost of sales. The impact of this adjustment is to increase sales and cost of sales by $79.6 million
(2000 -- $90.7 million; 1999 -- $90.5 million) respectively.

     The following table indicates the cumulative effect of the above adjustments on balance sheet accounts, displaying results under Canadian GAAP and US GAAP:

                                 CANADIAN GAAP                 UNITED STATES GAAP
                         -----------------------------    -----------------------------
DECEMBER 31               2001       2000       1999       2001       2000       1999
-----------              -------    -------    -------    -------    -------    -------
                            $          $          $          $          $          $
ASSETS
  Other Assets.........   80,404    109,914    110,385     83,425     91,114    105,185
  Future Income Taxes..   36,374         --         --     39,846         --         --
LIABILITIES
  Accounts payable and
     accrued
     liabilities.......  128,792    170,119    217,253    138,661    171,040    217,506
  Current portion of
     long-term
     liabilities.......  319,569     48,907     21,664    315,759     41,643     14,847
  Long-term debt.......    5,686    191,186    314,632    130,686    316,186    439,632
  Accrued benefit
     obligations.......   35,659     25,611     16,380     42,884     26,393     48,310
  Future income
     taxes.............       --        934     30,725         --        825     19,351
SHAREHOLDERS' EQUITY
  Convertible
     Debentures........  122,859    114,850    107,362         --         --         --
  Reinvested
     Earnings..........  157,003    277,911    277,876    149,071    277,438    257,420
  Accumulated other
     comprehensive
     loss..............       --         --         --     50,036      7,018      7,075
  Foreign currency
     translation
     adjustments.......   51,036     26,018     12,375         --         --         --

     Changes in reinvested earnings and accumulated other comprehensive loss under US GAAP were as follows:

YEAR ENDED DECEMBER 31                                   2001       2000       1999
----------------------                                 --------    -------    -------
                                                          $           $          $
Reinvested earnings at beginning of year.............   277,438    257,420    263,889
Implementation of FAS 87.............................        --         --    (18,719)
Net (loss) earnings..................................  (128,367)    32,257     24,486
Dividends............................................        --    (12,239)   (12,236)
                                                       --------    -------    -------
Reinvested earnings at end of year...................   149,071    277,438    257,420
                                                       ========    =======    =======
Accumulated other comprehensive loss at beginning of
  year...............................................     7,018      7,075     38,953
Other comprehensive loss.............................    43,018        (57)   (31,878)
                                                       --------    -------    -------
Accumulated other comprehensive loss at end of
  year...............................................    50,036      7,018      7,075
                                                       ========    =======    =======

     There are no significant differences with respect to the consolidated statement of cash flows between US GAAP and Canadian GAAP for 2001, 2000 and 1999.

SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 136 of the BUSINESS CORPORATION ACT (ONTARIO), a director or officer of a corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives:

          1. may be indemnified by the corporation against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate.

          2. may be indemnified by the corporation, with the approval of a court, against all costs, charges and expenses reasonably incurred by the person in connection with an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate; and

          3. is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity was substantially successful on the merits of his defense of the action or proceeding;

     PROVIDED, in all cases, such person fulfills the conditions that (a) he or she acted honestly and in good faith with a view to the best interests of the corporation, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     As contemplated by Section 136 of the BUSINESS CORPORATIONS ACT (ONTARIO), Gerdau AmeriSteel has purchased insurance against potential claims against the directors and officers of the Registrant and against loss for which the Registrant may be required or permitted by law to indemnify such directors and officers.

     Section 6.2 of the By-laws of Gerdau AmeriSteel contains provisions relating to the indemnification of directors and officers, which provide, in general, that the Registrant shall indemnify its officers and directors to the fullest extent authorized by the OBCA or other applicable law, as they may be amended from time to time.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     A list of Exhibits required to be filed as part of this Registration Statement on Form F-4 is listed in the attached Index to Exhibits and is incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Articles of Incorporation of the Registrant or the laws of Ontario, Canada or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida,
on the      day of           , 2002

                                          GERDAU AMERISTEEL CORPORATION

                                          By:     /s/ PHILLIP E. CASEY
                                            ------------------------------------
                                                     Phillip E. Casey,
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Phillip E. Casey, Tom J. Landa and Andre Bier Johannpeter, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement, (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                      TITLE                      DATE
                    ---------                                      -----                      ----
               /s/ PHILLIP E. CASEY                     President, Chief Executive      November 29, 2002
    -----------------------------------------         Officer and Director (Principal
                 Phillip E. Casey                           Executive Officer)


                                                          Chief Financial Officer            , 2002
    -----------------------------------------        (Principal Financial Officer and
                   Tom J. Landa                        Principal Accounting Officer)


                                                           Corporate Controller              , 2002
    -----------------------------------------         (Principal Accounting Officer)
                 Robert E. Powell


             /s/ KENNETH W. HARRIGAN                             Director               November 29, 2002
    -----------------------------------------
               Kenneth W. Harrigan


             /s/ JOSEPH J. HEFFERNAN                             Director               November 29, 2002
    -----------------------------------------
               Joseph J. Heffernan


                                                         Chairman of the Board and           , 2002
    -----------------------------------------                    Director
             Jorge Gerdau Johannpeter

                    SIGNATURE                                      TITLE                      DATE
                    ---------                                      -----                      ----


                                                                 Director                    , 2002
    -----------------------------------------
         Frederico C. Gerdau Johannpeter


            /s/ ANDRE BIER JOHANNPETER                Chief Operating Officer, Canada   November 29, 2002
    -----------------------------------------                  and Director
              Andre Bier Johannpeter


              /s/ MICHAEL C. KOERNER                             Director               November 29, 2002
    -----------------------------------------
                Michael C. Koerner


                                                                 Director                    , 2002
    -----------------------------------------
                Robert W. Korthals


             /s/ J. SPENCER LANTHIER                             Director               November 29, 2002
    -----------------------------------------
               J. Spencer Lanthier


                                                                 Director                    , 2002
    -----------------------------------------
                  Garry A. Leach


               /s/ TERRY G. NEWMAN                    Vice Chairman of the Board and    November 29, 2002
    -----------------------------------------                    Director
                 Terry G. Newman


              /s/ LIONEL H. SCHIPPER                             Director               November 29, 2002
    -----------------------------------------
                Lionel H. Schipper


                                                                 Director                    , 2002
    -----------------------------------------
               Dr. Michael D. Sopko

                                LIST OF EXHIBITS

 EXHIBIT
 NUMBER                                   DESCRIPTION                           PAGE
---------                                 -----------                           ----
 2.1        --    Transaction Agreement and Plan of Merger dated as of August
                  12, 2002, as amended and restated, between Gerdau Steel,
                  Inc. and Gerdau S.A. and Co-Steel Inc. Pursuant to Reg. S-K,
                  Item 601(b)(2), Gerdau AmeriSteel agrees to furnish a copy of the Disclosure Schedules to such Agreement to the
                  Commission upon request
 2.2        --    Plan of Merger Between AmeriSteel Corporation and Gerdau
                  Florida, Inc.
 3(i)       --    Articles of Incorporation of Gerdau AmeriSteel, as amended to date
 3(ii)      --    By-Laws of Gerdau AmeriSteel
 5          --    Opinion of Torys (to be filed by amendment)
 8          --    Tax Opinion of Ernst & Young LLP (to be filed by amendment)
10(i)       --    Amended and Restated Credit Agreement dated on October 22,
                  2002 by and among Gerdau Steel Inc. (as obligor), Gerdau
                  Courtice Steel Inc., Gerdau MRM Steel Inc. and GUSAP
                  Partners (as borrowers), The Toronto Dominion Bank, Citibank
                  N.A., Canadian Branch, JP Morgan Chase Bank, Toronto Branch,
                  General Electric Capital Canada, Inc., and certain other
                  lenders listed in "Schedule A" of the Credit Agreement
10(ii)      --    Co-Steel Credit Agreement dated April 30, 2002 by and among
                  Co-Steel Inc. (as borrower), Bank One, N.A., Canada Branch,
                  Bank of Tokyo-Mitsubishi (Canada), Canadian Imperial Bank of
                  Commerce, Comerica Bank, Canada Branch, Mizuho Corporate
                  Bank (Canada), The Bank of Nova Scotia and The Toronto
                  Dominion Bank and the Amending Agreement dated October 23,
                  2002
10(iii)     --    Second Amended and Restated Credit Agreement dated April 30,
                  2002 between Co-Steel Raritan, Inc. (as borrower) and PNC
                  Bank, N.A. (as lender) and the First Amendment to the Second
                  Amended and Restated Credit Agreement dated October 1, 2002
10(iv)      --    Second Amended and Restated Credit Agreement between
                  Co-Steel Sayerville, Inc., (as borrower) and PNC Bank, N.A.
                  (as lender) dated April 30, 2002 and the First Amendment to the Second Amended and Restated Credit Agreement dated
                  October 1, 2002
10(v)       --    Status Quo Agreement dated October 22, 2002 by and among
                  Gerdau Steel Inc., Gerdau Courtice Steel Inc., Gerdau MRM
                  Holdings Inc., Gerdau Nova Scotia Holding Company, Co-Steel
                  Inc., State Street Bank and Trust Company, Computershare
                  Trust Company of Canada, The Toronto Dominion Bank, PNC
                  Bank, N.A., The Prudential Insurance Company of America,
                  U.S. Private Placement Fund and 2017387 Ontario Limited
10(vi)      --    Co-Steel Second Amended and Restated Note Agreement dated
                  April 30, 2002 by and among Co-Steel Inc., The Prudential
                  Insurance Company of America and U.S. Private Placement
                  Fund, and Amendment No. 1 and Waiver to the Co-Steel Second
                  Amended and Restated Note Agreement dated October 23, 2002
10(vii)     --    Co-Steel Trust Indenture dated April 23, 1997 between
                  Co-Steel Inc. and The R-M Trust Company
10(viii)    --    Employment Agreement dated November 21, 2000 between
                  Co-Steel Inc. and Terry G. Newman
10(ix)      --    Employment Agreement dated November 21, 2000 between
                  Co-Steel Inc. and Andy Boulanger and the Amendment to the
                  agreement dated September 18, 2002
10(x)       --    Gerdau AmeriSteel Option Plan
10(xi)      --    Gerdau AmeriSteel Key Employee Share Loan Plan
10(xii)     --    Gerdau AmeriSteel Executive Share Purchase Plan
10(xiii)    --    Gerdau AmeriSteel Executive Long Term Incentive Plan
10(xiv)     --    Gerdau AmeriSteel Executive Annual Incentive Plan
10(xv)      --    Equity-Based Plan for Non-Employee Directors
10(xvi)     --    Lasco Salaried Employees Pension Plan

 EXHIBIT
 NUMBER                                   DESCRIPTION                           PAGE
---------                                 -----------                           ----
10(xvii)    --    Lasco Hourly-Rated Employees' Pension Plan
10(xviii)   --    Group Supplementary Retirement Plan for Senior Management
                  Employees of Gerdau AmeriSteel
10(xix)     --    Pension Plan for Union Employees of Mandak Metal Processors
10(xx)      --    Second Amended and Restated Credit Agreement dated September
                  13, 2000 by and among AmeriSteel, Bank of America, N.A.,
                  SunTrust Bank, PNC Bank, national Association, The Bank of
                  Tokyo-Mitsubishi, Ltd., New York Branch and certain other
                  lenders (incorporated by reference to Exhibit 2.5 to the
                  Company's Registration Statement on Form 8-A filed with the
                  Securities and Exchange Commission on October 20, 2002
                  (Commission File No. 000-231095))
21          --    Subsidiaries of Gerdau AmeriSteel
23(i)       --    Consent of PricewaterhouseCoopers LLP (Toronto, Ontario)
23(ii)      --    Consent of PricewaterhouseCoopers LLP (Tampa, Florida)
23(iii)     --    Consent of Ernst & Young LLP
23(iv)      --    Consent of Torys (contained in Exhibit 5)
24          --    Power of Attorney (see Signature Page)

     Copies of the exhibits filed with this Registration Statement on Form F-4 do not accompany copies hereof for distribution to shareholders of AmeriSteel. Gerdau AmeriSteel will furnish a copy of any such exhibits to any shareholder requesting the same.